Form 10KSB, Exhibit 13
period 1997-09-30
FALMOUTH BANCORP INC
filed 1997-12-29
CIK 1027280

FALMOUTH BANCORP, INC.



                                 Annual Report
                                     1997



                               TABLE OF CONTENTS

Company Profile.................................................................          1
President's Message.............................................................          2
Financial Highlights............................................................          3
Management's Discussion and Analysis of Financial Condition and Results of
 Operations.....................................................................          5
Market for the Company's Common Stock ..........................................         10
Independent Auditors' Reports...................................................         11
Balance Sheets..................................................................         12
Statements of Income............................................................         13
Statements of Changes in Stockholders' Equity...................................         14
Statements of Cash Flows........................................................         15
Notes to Financial Statements...................................................         17
Directors and Corporate Information.............................................  Inside Back Cover



      This Annual Report to Stockholders contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, or the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Bank's operations and investments.



                                COMPANY PROFILE


      Falmouth Bancorp, Inc. (the "Company" or "Bancorp") was incorporated for the purpose of becoming the holding company for Falmouth Cooperative Bank (the "Bank"), a Massachusetts- chartered stock co-operative bank. The Bank converted to stock form on March 28, 1996, and issued 1,454,750 shares of common stock at $10.00 per share. In October 1997, the Bank became the wholly-owned subsidiary of the Company.

      The Bank had total assets of $96.4 million as of September 30, 1997. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

      The Bank considers its primary market area to be the communities of Falmouth and Mashpee in Barnstable County, Massachusetts.

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer and small business needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations;
(iv) maintaining high asset quality through conservative underwriting standards; (v) maintaining capital in excess of regulatory requirements; and
(vi) producing stable earnings.

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."



                              PRESIDENT'S MESSAGE


      We believe that the strategic initiatives implemented during fiscal 1997 will prove to be one of the most pivotal years in the 72 year history of the Bank. Key strategic initiatives were initiated to improve our prospects for future growth opportunities and to enhance our financial performance. We feel a sense of pride in our accomplishments and urgency to bring the Bank to the next level.

      Net income for the fiscal year ended September 30, 1997 was $752,000 or $.55 per share as compared to $570,000 or $.32 per share for the prior year. The increase of $182,000 or 33% in net income was primarily the result of a $722,000 increase in net interest income and $120,000 increase in other income. Net interest income continues to be a source of strength for the Bank powered by an increase of $683,000 in interest and dividend income primarily due to the continued growth in our loan portfolio. On September 30, 1997 92% of the loan portfolio mix was in predominantly single family residential real estate as compared to 91% at September 30, 1996. Total loans were 56% of total assets or $53.9 million at September 30, 1997 as compared to 45% of total assets or $40.2 million at September 30, 1996. Loan production for fiscal 1997 was at an unprecedented level which positioned the Bank as the leading force in the Falmouth market for residential loan originations. Quality loan production continues to override quantity of loans considerations.

      Consistent with our stated goals of seeking out and identifying opportunities for growth and expansion, we established our first branch office in February 1997 and our second in August 1997. These branch facilities not only help fulfill our long-term strategy to expand our delivery system, but also bring greater diversity to our deposit base for growth and entry into the East Falmouth and North Falmouth/Pocasset markets. We believe that the addition of these branches has produced immediate value to your banking franchise.

      The on-going expansion of our national and local economies coupled with the continued favorable business outlook have not lulled us into a sense of complacency, but one of vigilance and planning. To this end, your Company has embraced a strategic planning process focused on the standard fundamentals of understanding who we are, where we intend to go, and how we intend to get there in the next few years. Internal debate which has been wide and far reaching, has created greater clarity of our vision of where we want to be in the next few years. In summary, your Company sees itself as the leading provider of traditional banking products and services in the Falmouth and surrounding markets. This will be accomplished by delivering our personal brand of individualized service to an expanding customer base.

      While we envision the component of our personal brand of individualized service to be the cornerstone of our community bank tradition, we recognize and embrace the need to incorporate proven technological advances into our array of diversified products and services in order to expand our customer base.

      Under the direction and support of our Board of Directors, we will systematically execute our strategic plans which are inherently designed to incorporate a balance of safety and soundness issues with those of increasing profitability, asset quality and growth with increasing shareholder value.

      It is interesting to note that since our conversion to stock form in March 1996 at $10.00 per share, the original investors over an 18 month period experienced a total value appreciation of 110.8%, including dividends, at September 30, 1997 when the market price was $20.88

      As we look ahead, we should recognize the dedication and energy of all our employees and Board of Directors. We have made tremendous strides from a mutual thrift to a progressive publically held company in a period of 18 months. We express our sincere appreciation to you, our shareholder, for your continued confidence and support.


                                       /s/ SANTO P. PASQUALUCCI
                                           Santo P. Pasqualucci
                                           President & Chief Executive Officer



                              FINANCIAL HIGHLIGHTS


      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Financial Statements of the Bank and Notes thereto.


                                                                    At September 30,
                                                 -------------------------------------------------------
                                                  1997        1996        1995        1994        1993
                                                 -------     -------     -------     -------     -------
                                                                 (Dollars in thousands)

Selected Financial Condition Data:
Total amount of:
Assets......................................     $96,391     $90,516     $73,679     $74,666     $75,144
Loans, net..................................      53,881      40,237      32,503      27,584      28,956
Investment Securities(1)....................      36,402      45,553      35,576      38,992      35,326
Deposits....................................      72,191      66,439      65,061      66,696      67,571
Stockholders' equity/Net worth(2)...........      22,806      21,914       8,435       7,847       7,196



                                                                                    Year Ended September 30,
                                                                    -----------------------------------------------------------
                                                                       1997          1996          1995       1994       1993
                                                                    ---------    -------------    -------    -------    -------
                                                                            (Dollars in thousands, except per share data)

Selected Operating Data:
Interest and dividend income...................................     $   6,259    $    5,576       $ 4,815    $ 4,629    $ 5,207
Interest expense on deposits and borrowings....................         2,794         2,833         2,487      2,137      2,455
                                                                    -----------------------------------------------------------
Net interest income............................................         3,465         2,743         2,328      2,492      2,752
Provision for possible loan losses.............................             3            51            --          9         --
                                                                    -----------------------------------------------------------
Net interest income after provision for possible loan losses...         3,462         2,692         2,328      2,483      2,752
                                                                    -----------------------------------------------------------
Other income:
  Gain on sales of investment securities, net..................           112             2            16         16         48
  Other........................................................           133           123            99        214        140
                                                                    -----------------------------------------------------------
      Total other income.......................................           245           125           115        230        188
                                                                    -----------------------------------------------------------
Operating expenses.............................................         2,524         1,888         1,793      1,615      1,652
                                                                    -----------------------------------------------------------
Income before income taxes.....................................         1,183           929           650      1,098      1,288
Income taxes...................................................           431           359           211        447        470
                                                                    -----------------------------------------------------------
Income before cumulative effect of change in accounting
 principle.....................................................           752           570           439        651        818
Cumulative effect of change in accounting principles...........            --            --            --         --        106
                                                                    -----------------------------------------------------------
Net income.....................................................     $     752    $      570       $   439    $   651    $   924
                                                                    ===========================================================
Net income per common share....................................     $     .55    $      .32(3)         --         --         --
Weighted average number of common shares outstanding...........     1,376,193     1,454,750(4)         --         --         --

-------------------
<F1>  Effective October 1, 1994, the Bank adopted Statement of Financial
      Accounting Standards No. 115 ("SFAS No. 115") which requires the classification of the Bank's investment securities as "trading securities," "held-to-maturity" or "available-for-sale." See Note 3 to the Financial Statements for a breakdown of the investment securities under SFAS No. 115 at September 30, 1997, 1996, and 1995, respectively.

<F2>  Includes unrealized gain on available-for-sale securities of $416,000,
      $144,000 and $149,000, net of tax, at September 30, 1997, 1996 and 1995,
      respectively.

<F3>  Amount calculated from March 28, 1996, the date of the Bank's conversion from mutual to stock form (the "Conversion"), to September 30, 1996. For the twelve months ended September 30, 1996, net income per share of common stock was $0.39.

<F4>  Calculated from March 28, 1996, the date of the Conversion, to September
      30, 1996.



                                                             At or for the Year Ended September 30,
                                                              1997       1996       1995      1994      1993
                                                             -------    -------    ------    ------    ------

Interest rate spread information:(1)
  Average during period.................................       3.03%      2.59%     2.95%      .21%     3.56%
  End of period.........................................       3.40       2.73      2.97      3.12      3.52
Net interest margin(2)..................................       3.92       3.40      3.33      3.49      3.80
Return on average assets................................        .83        .69       .61       .88      1.23
Return on average equity................................       3.37       3.51      5.48      8.52     13.55

Non-performing loans as a percent of total loans........        .06        .03       --       1.15      1.17
Non-performing assets as a percent of total assets......        .03        .02       --        .43       .57
Allowance for possible loan losses as a percent of
 non-performing loans...................................    1,670.0   3,557.14       --      96.27     80.99

Capital Ratios:
  Average equity to average assets......................      24.45      19.56     11.06     10.36      9.10
  Regulatory Tier 1 leverage capital ratio..............       3.64      24.27      1.52      0.55       .54

-------------------
<F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

<F2>  Net interest margin represents net interest income divided by average interest-earning assets.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
-------

      Falmouth Bancorp, Inc. (the "Company" or "Bancorp"), a Delaware corporation, is the holding company for Falmouth Co-operative Bank (the "Bank" or "Falmouth"), a Massachusetts-chartered stock co-operative bank. The Bank converted to stock form on March 28, 1996, and issued 1,454,750 shares of common stock at $10.00 per share (the "Conversion"). On October 14, 1997, the Company acquired all of the capital stock of Bank and stockholders of the Bank became stockholders of the Company in a share for share exchange pursuant to a plan of reorganization approved by the Bank's stockholders on January 21, 1997 (the "Reorganization"). At September 30, 1997 there were 1,474,750 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments. The financial data presented in this 1997 Annual Report consists of the activity of the Bank prior to the Reorganization for the fiscal year 1997.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Falmouth, Massachusetts and surrounding areas and to invest in United States Government and Agency securities. To a lesser extent, the Bank engages in various forms of consumer and home equity lending. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

      The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income or other income consists primarily of service fees, late charges and other loan fees, and gain on sale of investment securities. Noninterest expense or operating expenses consist of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

      The operations of the Bank, and banking institutions in general, are influenced significantly by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

Business Strategy
-----------------

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

Comparison of Financial Condition at September 30, 1997 and 1996
----------------------------------------------------------------

      The Bank's total assets increased by $5.9 million or 6.5% for the year ended September 30, 1997 from $90.5 million in September 30, 1996 to $96.4 million at September 30, 1997. Total assets increased primarily due to increases in the loan portfolio. Total net loans were $53.9 million or 74.6% of total deposits at September 30, 1997 as compared to $40.2 million or 60.6% of total deposits at September 30, 1996, representing an increase of $13.7 million. Investment securities were $36.4 million or 37.8% of total assets at September 30, 1997 as compared to $45.9 million or 50.7% of total assets at September 30, 1996. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $72.2 million at September 30, 1997 as compared to $66.4 million at September 30, 1996, an 8.7% increase. Total deposits increased by $5.7 million for the year ended September 30, 1997. Stockholders' equity was $22.8 million at September 30, 1997 as compared to $21.9 million at September 30, 1996, an increase of $891,000. Stockholders' equity reported at September 30, 1997 included an unrealized gain in available-for-sale securities of $416,000 and retained earnings of $9.3 million. The ratio of stockholders' equity to total assets was 23.6% at September 30, 1997 and the book value per share of common stock was $15.68. Net income per share of common stock for the fiscal year ended September 30, 1997 was $.55.

Comparison of Financial Condition at September 30, 1996 and 1995
----------------------------------------------------------------

      The Bank's total assets increased by $16.8 million or 22.9% for the year ended September 30, 1996 from $73.7 million in September 30, 1995 to $90.5 million at September 30, 1996. Total assets increased primarily from the proceeds of the Bank's mutual to stock conversion on March 28, 1996 and to a lesser extent from the growth in deposits. Total net loans were $40.2 million or 60.6% of total deposits at September 30, 1996 as compared to $32.5 million or 50.0% of total deposits at September 30, 1995, representing an increase of $7.7 million. Investment securities were $45.9 million or 50.7% of total assets at September 30, 1996 as compared to $35.9 million or 48.7% of total assets at September 30, 1995. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $66.4 million at September 30, 1996 as compared to $65.1 million at September 30, 1995. Total deposits increased by $1.3 million for the year ended September 30, 1996 despite the $2.5 million transferred from deposits to purchase the Bank's initial public offering of stock on March 28, 1996. Stockholders' equity was $21.9 million at September 30, 1996 as compared to net worth of $8.4 million at September 30, 1995, an increase of $13.5 million which was primarily the result of the conversion of the Bank from mutual to stock form. The issuance of 1,454,750 common shares at a par value of $0.10 per share provided capital of $145,475 with additional paid-in capital of $13.6 million and unearned ESOP shares costing $872,850. Stockholders' equity reported at September 30, 1996 included an unrealized gain in available-for-sale securities of $144,000 and retained earnings of $8.9 million. The ratio of stockholders' equity to total assets was 24.2% at September 30, 1996 and the book value per share of common stock was $15.06. Historical net income per share of common stock from March 28, 1996 (date of Conversion) to September 30, 1996 was $0.32.

Comparison of Operating Results at September 30, 1997 and 1996
--------------------------------------------------------------

      Net Income. The Bank's net income for the twelve months ended September 30, 1997 was $752,000 as compared to $570,000 for the twelve months ended September 30, 1996. The $182,000 increase in net income was primarily the result of a $683,000 increase in interest and dividend income a $39,000 decrease in interest expense on deposits and borrowed funds. There was a $635,000 increase in other expenses and a $72,000 increase in income taxes.

      Net Interest Income. Net interest income for the twelve months ended September 30, 1997 was $3.5 million as compared to $2.7 million for the twelve months ended September 30, 1996. The $722,000 increase in net interest income was the result of the increase in interest income on loans. The net interest margin for the twelve months ended September 30, 1997 was 3.92%, an increase of .52% as compared to 3.40% for the twelve months ended September 30, 1996. The return on average assets for the twelve months ended September 30, 1997 was .83%, an increase of .14% as compared to .69% for the same period of the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential and commercial loan originations during the year ended September 30, 1997.

      Interest Income. Total interest and dividend income for the twelve months ended September 30, 1997 was $6.3 million, an increase of $683,000 as compared to $5.6 million for the twelve months ended September 30, 1996. The increase in interest and dividend income was due primarily to an $810,000 increase in interest income on loans and a $127,000 decrease in interest and dividends on securities and short-term investments. The increases in interest income on loans was, for the most part, the result of an increase in the volume of loans originated and held.

      Interest Expense. Interest expense for the twelve months ended September 30, 1997 was $2.8 million, a decrease of $39,000 as compared to $2.8 million for the twelve months ended September 30, 1996. The decrease in interest expense was due primarily to lower deposit rates paid on certificates of deposit accounts during the period.

      Provision for Loan Losses. The provision for possible loan losses for the twelve months ended September 30, 1997 was $3,000 compared to $51,000 for the twelve months ended September 30, 1996. The decrease in the amount of the provision for possible loan losses was in response to the Bank's current high level of reserves and its historical record of few charge-offs.

      Non-Interest Income. Non-interest income or other income for the twelve months ended September 30, 1997 was $245,000 as compared to $125,000 for the twelve months ended September 30, 1996. The $120,000 increase was due to modest increases in income from service charges and other fee income, as well as an increase of $110,000 on sales of investment securities.

      Operating Expense. Operating expenses for the twelve months ended September 30, 1997 were $2.5 million as compared to $1.9 million for the twelve months ended September 30, 1996. The $636,000 increase was primarily due to an increase in salaries and employee benefits of $178,000, an increase in legal and professional fees of $141,000 and an increase in other operating expenses of $203,000. It is expected that the leasehold improvements and non-interest expenses will continue to increase during fiscal 1998 as the Bank continues to expand.

Comparison of Operating Results for the Years Ended September 30, 1996 and 1995
-------------------------------------------------------------------------------

      Net Income. The Bank's net income for the twelve months ended September 30, 1996 was $570,000 as compared to $439,000 for the twelve months ended September 30, 1995. The $131,000 increase in net income was primarily the result of a $760,000 increase in interest and dividend income which was partly offset by a $346,000 increase in interest expense on deposits and borrowed funds, a $95,000 increase in other expenses and a $148,000 increase in income taxes.

      Net Interest Income. Net interest income for the twelve months ended September 30, 1996 was $2.8 million as compared to $2.3 million for the twelve months ended September 30, 1995. The $415,000 increase in net interest income was the result of the increase in interest income on loans and securities that more than offset the increase in interest expense on deposits. The net interest margin for the twelve months ended September 30, 1996 was 3.40%, an increase of
 .07% as compared to 3.33% for the twelve months ended September 30, 1995. The return on average assets for the twelve months ended September 30, 1996 was
 .69%, an increase of .08% as compared to .61% for the same period of the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential loan originations during the year ended September 30, 1996.

      Interest Income. Total interest and dividend income for the twelve months ended September 30, 1996 was $5.6 million, an increase of $761,000 as compared to $4.8 million for the twelve months ended September 30, 1995. The increase in interest and dividend income was due primarily to a $518,000 increase in interest income on loans and a $242,000 increase in interest and dividends on securities and short-term investments. The increases in interest income on loans and securities was, for the most part, the result of an increase in the volume of loans and securities held.

      Interest Expense. Interest expense for the twelve months ended September 30, 1996 was $2.8 million, an increase of $346,000 as compared to $2.5 million for the twelve months ended September 30, 1995. The increase in interest expense was due to higher deposit rates paid on primarily certificates of deposit accounts during the period.

      Provision for Loan Losses. The provision for possible loan losses for the twelve months ended September 30, 1996 was $51,000 was compared to zero for the twelve months ended September 30, 1995. The increase in the amount of the provision for possible loan losses was in response to the increase in the balance of loans held by the Bank and the Bank's commitment to maintain general loan loss reserves at adequate levels.

      Non-Interest Income. Non-interest income or other income for the twelve months ended September 30, 1996 was $125,000 as compared to $115,000 for the twelve months ended September 30, 1995. The $10,000 increase was due to modest increases in income from service charges coupled with a moderate increase in other fee income that offset a decrease in gain on sales of investment securities.

      Operating Expense. Operating expenses for the twelve months ended September 30, 1996 were $1,888,000 as compared to $1,793,000 for the twelve months ended September 30, 1995. The $95,000 increase was primarily due to an increase in salaries and employee benefits of $104,000, an increase in legal and professional fees of $48,000 and an increase in other operating expenses of $63,000 offset by a decrease in deposit insurance expense of $100,000 and a decrease in director's fees of $10,000. It is expected that the leasehold improvements and non-interest expenses will increase during fiscal 1997 as work progresses on the new branch located in East Falmouth scheduled to be in operation in February, 1997.

Liquidity and Capital Resources
-------------------------------

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgaged-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 1998.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 1997 was 72.4%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 1997, regulatory liquidity totaled $48.2 million.

      The primary investing activities of the Bank include origination of loans and purchase of investment securities. During the year ended September 30, 1997, purchases of investment securities and mortgage-backed securities totaled $43.2 million, while loan originations totaled $16.3 million. These investments were funded primarily from loan repayments of $8.5 million and investment security maturities of $33.3 million.

      Liquidity management is both a daily and long-term function of management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow additional funds from the FHLB of Boston. At September 30, 1996, the Bank had no outstanding advances from the FHLB of Boston.

      At September 30, 1997, the Bank had $1.8 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $29.7 million at September 30, 1996. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 1996, the Bank exceeded all of its regulatory capital requirements.

Impact of Inflation and Changing Prices
---------------------------------------

      The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.



                     MARKET FOR THE COMPANY'S COMMON STOCK


      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated. The Bank's common stock began trading on March 28, 1996, the date of the Conversion and initial public offering. The Bank's common stock traded as Company common stock when Reorganization became effective in October 1997, subsequent to the end of the Bank's 1997 fiscal year.

      At September 30, 1997, the last trading date in the Bank's fiscal year, the Bank's common stock closed at $207/8. At December 8, 1997, there were 1,454,750 shares of the Company's common stock outstanding, which were held of record by approximately 900 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

      On November 18, 1997, the Board of Directors of the Company declared a quarterly cash dividend of $0.05 per share of common stock, which was paid on December 22, 1997 to stockholders of record on December 8, 1997.

      The Board of Directors considers paying dividends, dependant on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions and other factors. There are significant regulatory limitations on the Company's ability to pay dividends depending on the dividends it receives from its subsidiary, Falmouth Co-operative Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements and the overall health of the institution.

                                                             Price Range
                                                        ---------------------
                  Quarter Ended                           High         Low       Dividends
---------------------------------------------------     --------     --------    ---------

Fiscal year ended September 30, 1996:
  Second Quarter ended March 31, 1996..............     $ 11 1/8     $ 10 5/8       N/A
  Third Quarter ended June 30, 1996................       11 5/8       10 1/8       N/A
  Fourth Quarter ended September 30, 1996..........       12 7/8       10 1/4      $ .05

Fiscal year ended September 30, 1997:
  First Quarter ended December 31, 1996............       14 1/8       12            .05
  Second Quarter ended March 31, 1997..............       15 5/8       13 1/8        .05
  Third Quarter ended June 30, 1997................       16 1/2       13 1/8        .05
  Fourth Quarter ended September 30, 1997..........       21 1/2       16 1/4        .05

Fiscal year ending September 30, 1998:
  First Quarter (through December 11, 1997)........       22 5/8       19 1/4       N/A



                     SHATSWELL, MacLEOD & COMPANY, P.C.
                        CERTIFIED PUBLIC ACCOUNTANTS

                               83 PINE STREET
                   WEST PEABODY, MASSACHUSETTS 01960-3635
                          TELEPHONE (508) 535-0206
                          FACSIMILE (508) 535-9908



The Board of Directors
Falmouth Co-Operative Bank
Falmouth, Massachusetts


                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


We have audited the accompanying balance sheets of Falmouth Co-Operative Bank as of September 30, 1997 and 1996 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Falmouth Co-Operative Bank as of September 30, 1995, were audited by other auditors whose report dated November 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of Falmouth Co-Operative Bank as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                      /s/ SHATSWELL, MacLEOD & COMPANY, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.


October 16, 1997


                         FALMOUTH CO-OPERATIVE BANK
                         --------------------------

                               BALANCE SHEETS
                               --------------

                         September 30, 1997 and 1996
                         ---------------------------


ASSETS                                                1997           1996
------                                             -----------    -----------

Cash and due from banks                            $ 2,563,517    $ 1,171,761
Federal funds sold                                   1,352,403      1,583,437
                                                   --------------------------
      Total cash and cash equivalents                3,915,920      2,755,198
Investments in available-for-sale securities
 (at fair value)                                    25,481,370     22,713,053
Investments in held-to-maturity securities
 (fair values of $10,558,749 as of September 30,
 1997 and $22,845,398 as of September 30, 1996)     10,515,369     22,839,596
Federal Home Loan Bank stock, at cost                  405,200        300,900
Loans, net                                          53,881,171     40,236,846
Premises and equipment                                 999,707        526,061
Accrued interest receivable                            614,289        746,601
Cooperative Central Bank Reserve Fund Deposit          285,680        285,680
Other assets                                           292,478        112,173
                                                   --------------------------
                                                   $96,391,184    $90,516,108
                                                   ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                    $ 3,136,116    $   947,248
Savings and NOW deposits                            31,922,355     27,430,549
Time deposits                                       37,132,618     38,065,803
                                                   --------------------------
      Total deposits                                72,191,089     66,443,600
Other liabilities                                      652,656        328,883
Due to broker                                                       1,000,000
Employee Stock Ownership Plan loan                     741,923        829,208
                                                   --------------------------
      Total liabilities                             73,585,668     68,601,691
                                                   --------------------------
Stockholders' equity:
  Preferred stock, par value $.10 per share,
   authorized 500,000 shares; none issued
  Common stock, par value $.10 per share,
   authorized 2,500,000 shares; issued and
   outstanding 1,454,750 shares                        145,475        145,475
  Paid-in capital                                   13,651,570     13,598,174
  Retained earnings                                  9,334,011      8,856,291
  Employee Stock Ownership Plan loan                  (741,923)      (829,208)
  Net unrealized holding gain on
   available-for-sale securities                       416,383        143,685
                                                   --------------------------
      Total stockholders' equity                    22,805,516     21,914,417
                                                   --------------------------
                                                   $96,391,184    $90,516,108
                                                   ==========================

 The accompanying notes are an integral part of these financial statements.


                         FALMOUTH CO-OPERATIVE BANK
                         --------------------------

                            STATEMENTS OF INCOME
                            --------------------

                Years Ended September 30, 1997, 1996 and 1995
                ---------------------------------------------


                                                    1997          1996          1995
                                                 ----------    ----------    ----------

Interest and dividend income:
  Interest and fees on loans                     $3,775,916    $2,966,330    $2,448,193
  Interest and dividends on securities:
    Taxable                                       1,901,373     1,984,622     1,831,655
    Dividends on marketable equity securities       183,353       169,728       174,865
Dividends on Cooperative Bank Investment
 and Liquidity Fund                                 241,095       282,891       262,445
Other interest                                      157,115       172,261        98,223
                                                 --------------------------------------
      Total interest and dividend income          6,258,852     5,575,832     4,815,381
                                                 --------------------------------------
Interest expense:
  Interest on deposits                            2,728,402     2,797,827     2,486,994
  Interest on borrowings                             65,576        35,060
                                                 --------------------------------------
      Total interest expense                      2,793,978     2,832,887     2,486,994
                                                 --------------------------------------
      Net interest and dividend income            3,464,874     2,742,945     2,328,387
Provision for loan losses                             3,208        51,000
                                                 --------------------------------------
      Net interest income after provision
       for loan losses                            3,461,666     2,691,945     2,328,387
                                                 --------------------------------------
Other income:
  Service charges on deposit accounts                54,412        53,094        49,789
  Gain on sales of investment securities, net       112,035         2,338        16,079
  Other income                                       78,678        69,908        49,180
                                                 --------------------------------------
      Total other income                            245,125       125,340       115,048
                                                 --------------------------------------
Other expense:
  Salaries and employee benefits                  1,343,385     1,165,167     1,061,389
  Occupancy expense                                 109,101        61,253        57,415
  Equipment expense                                  98,327        71,054        62,826
  Deposit insurance expense                           6,307         7,666       107,554
  Other real estate owned expense                                                 2,447
  Data processing expense                           150,838       111,410       119,129
  Director's fees                                    57,000        57,100        66,900
  Legal and professional fees                       199,344        58,485         9,884
  Other expenses                                    559,504       356,329       305,755
                                                 --------------------------------------
      Total other expense                         2,523,806     1,888,464     1,793,299
                                                 --------------------------------------
      Income before income taxes                  1,182,985       928,821       650,136
Income taxes                                        430,900       358,600       210,900
                                                 --------------------------------------
      Net income                                 $  752,085    $  570,221    $  439,236
                                                 ======================================

      Net income per share of common stock       $      .55
                                                 ==========
      Average shares outstanding                  1,376,193
                                                 ==========

 The accompanying notes are an integral part of these financial statements.


                         FALMOUTH CO-OPERATIVE BANK
                         --------------------------

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                ---------------------------------------------

                Years Ended September 30, 1997, 1996 and 1995
                ---------------------------------------------


                                                                                           Net
                                                                                        Unrealized       Employee
                                                                                         Holding          Stock
                                                                                         Gain on        Ownership
                                      Common     Paid-in     Retained                 Available-for-       Plan
                                       Stock     Capital     Earnings     Surplus     Sale Securities      Loan         Total
                                     -------------------------------------------------------------------------------------------

Balance, September 30, 1994          $         $            $            $7,846,834      $              $            $ 7,846,834
Net income                                                                  439,236                                      439,236
Net unrealized gain on
 available-for-sale securities                                                            149,216                        149,216
                                     -------------------------------------------------------------------------------------------
Balance, September 30, 1995                                               8,286,070       149,216                      8,435,286
Transfer of surplus to
 retained earnings                                           8,286,070   (8,286,070)
Issuance of common stock              145,475   13,598,174                                                            13,743,649
Employee Stock Ownership
 Plan loan                                                                                               (872,850)      (872,850)
Principal payments on Employee
 Stock Ownership Plan loan                                                                                 43,642         43,642
Net income                                                     570,221                                                   570,221
Net change in unrealized
 holding gain on available-
 for-sale securities                                                                       (5,531)                        (5,531)
                                     -------------------------------------------------------------------------------------------
Balance, September 30, 1996           145,475   13,598,174   8,856,291                    143,685        (829,208)    21,914,417
Employee Stock Ownership Plan                       41,103                                                                41,103
Adjustment of costs incurred
 on issuance of common stock                        12,293                                                                12,293
Principal payments on Employee
 Stock Ownership Plan loan                                                                                 87,285         87,285
Net income                                                     752,085                                                   752,085
Dividends declared ($.20 per share)                           (274,365)                                                 (274,365)
Net change in unrealized
 holding gain on available-
 for-sale securities                                                                      272,698                        272,698
                                     -------------------------------------------------------------------------------------------
Balance, September 30, 1997          $145,475  $13,651,570  $9,334,011   $               $416,383       $(741,923)   $22,805,516
                                     ===========================================================================================

 The accompanying notes are an integral part of these financial statements.


                         FALMOUTH CO-OPERATIVE BANK
                         --------------------------

                          STATEMENTS OF CASH FLOWS
                          ------------------------

                Years Ended September 30, 1997, 1996 and 1995
                ---------------------------------------------


                                                                    1997           1996           1995
                                                                -----------------------------------------

Cash flows from operating activities:
  Net income                                                    $   752,085    $   570,221    $   439,236
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Disposal of fixed assets                                       21,840
      Provision for loan losses                                                     51,000
      Accretion of investment securities, net of amortization      (129,033)       (51,206)       (51,139)
      Change in unearned income                                     (46,627)        22,246         20,264
      Gain on sales of investment securities, net                  (112,035)        (2,338)       (16,079)
      Deferred tax benefit                                           49,904         (6,432)        (3,000)
      Depreciation and amortization                                  93,381         55,908         33,912
      (Increase) decrease in accrued interest receivable            132,312       (226,808)        24,297
      (Increase) decrease in other assets                          (180,305)       273,079       (122,216)
      Increase (decrease) in other liabilities                       89,937        164,489         (1,634)
                                                                -----------------------------------------

  Net cash provided by operating activities                         671,459        850,159        323,641
                                                                -----------------------------------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                    (15,406,219)   (24,655,599)
  Proceeds from sales of available-for-sale securities            2,810,711        237,841
  Proceeds from maturities of available-for-sale securities       9,425,805     22,300,000
  Purchases of held-to-maturity securities                       (6,330,000)   (17,564,866)
  Proceeds from maturities of held-to-maturity securities        18,753,311     10,750,416
  Purchase of Federal Home Loan Bank stock                         (104,300)       (20,800)
  Proceeds from the sale of and maturity of investment
   securities                                                                                  22,973,324
  Purchases of investment securities                                                          (15,095,206)
  Proceeds from principal repayment on mortgage-
   backed investments                                                                             115,264
  Net increase in loans                                         (13,597,698)    (7,807,190)    (4,939,160)
  Capital expenditures                                             (588,867)       (50,722)      (196,066)
                                                                -----------------------------------------

  Net cash provided by (used in) investing activities            (5,037,257)   (16,810,920)     2,858,156
                                                                -----------------------------------------

Cash flows from financing activities:
  Dividends paid                                                   (274,365)
  Employee Stock Ownership Plan                                      41,103
  Adjustment of costs incurred on issuance of common stock           12,293
  Proceeds from issuance of common stock                                        14,547,500
  Costs related to issuance of common stock                                       (803,851)
  Net increase (decrease) in demand deposits, NOW and
   savings accounts                                               6,680,674       (534,255)    (3,190,835)
  Net increase in time deposits                                    (933,185)     1,908,951      1,563,406
                                                                -----------------------------------------

  Net cash provided by (used in) financing activities             5,526,520     15,118,345     (1,627,429)
                                                                -----------------------------------------

Increase (decrease) in cash and cash equivalents                  1,160,722       (842,416)     1,554,368
Cash and cash equivalents at beginning of period                  2,755,198      3,597,614      2,043,246
                                                                -----------------------------------------
Cash and cash equivalents at end of period                      $ 3,915,920    $ 2,755,198    $ 3,597,614
                                                                =========================================

Supplemental disclosures:
  Interest paid                                                 $ 2,859,554    $ 2,832,887    $ 2,486,994
  Income taxes paid                                                 472,023        229,000        213,762

 The accompanying notes are an integral part of these financial statements.


                         FALMOUTH CO-OPERATIVE BANK
                         --------------------------

                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------

                Years Ended September 30, 1997, 1996 and 1995
                ---------------------------------------------


NOTE 1 - NATURE OF OPERATIONS
-----------------------------

As of March 28, 1996 Falmouth Co-Operative Bank (Bank) converted from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank. The Bank was organized in 1925 and is headquartered in Falmouth, Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential, real estate, consumer and small business loans.

The Bank has a wholly-owned subsidiary, Falmouth Bancorp, Inc., newly formed for the purpose of effecting an Agreement and Plan of Reorganization. As of September 30, 1997 this subsidiary had no assets or liabilities. See Note 16.

NOTE 2 - ACCOUNTING POLICIES
----------------------------

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and predominant practices within the savings institution industry. The financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

PERVASIVENESS OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

INVESTMENT SECURITIES:

As of October 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Statement establishes standards for all debt securities and for equity securities that have readily determinable fair values. As required under SFAS No. 115, prior year financial statements were not restated.

SFAS No. 115 requires that investments in debt securities that management has the positive intent and ability to hold-to-maturity be classified as "held-to-maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available-for-sale" and reflected on the balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of net worth. The cumulative effect of the change in accounting principle as of September 30, 1995, was to increase net worth, net of income tax effects, by $149,216. There was no effect on 1995 net income relating to the adoption of SFAS No. 115.

Prior to September 30, 1995, debt securities that management had the intent and ability to hold until maturity were reflected at amortized cost. Marketable equity securities were stated at the lower of aggregate cost or fair value. Net unrealized losses applicable to marketable equity securities were reflected as a charge to net worth. For all years presented, restricted equity securities are reflected at cost. Purchase premiums and discounts are amortized to earnings by a method that approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are computed by the specific identification method.

For regulatory capital purposes, unrealized gains or losses, after tax effects, on securities available-for-sale are not recognized.

LOANS:

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.

Interest on loans is generally recognized on a simple interest basis.

Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the related loans.

Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR POSSIBLE LOAN LOSSES:

An allowance is available for losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio and other indicators. The balance in the allowance for possible loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses.

As of October 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to
SFAS No. 114 a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Bank considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Bank applies SFAS No. 114 on a loan-by-loan basis. The Bank does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Bank may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote.

The financial statement impact of adopting the provisions of this Statement was not material.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for possible loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

Beginning in 1995, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

COOPERATIVE CENTRAL BANK RESERVE FUND DEPOSIT:

The Reserve Fund was established for liquidity purposes and consists of deposits required of all insured cooperative banks in Massachusetts. The Fund is used by the Central Bank to advance funds to member banks, but such advances generally are not made until Federal Home Loan Bank and commercial bank sources of borrowings have been exhausted. The Bank has not borrowed funds from the Central Bank since rejoining the Federal Home Loan Bank on January 2, 1975.

INCOME TAXES:

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

RETIREMENT PLAN:

The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

EARNINGS PER SHARE:

Earnings per share for fiscal 1997 has been computed on the basis of the weighted-average number of shares of common stock outstanding. Shares issuable upon the exercise of stock option grants have not been included in the per share computation because they did not have a significant dilutive effect. Because of the Bank's conversion in mid 1996 from mutual form to stock ownership, a presentation of earnings per share for fiscal 1996 would not be meaningful.

STOCK BASED COMPENSATION

In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either (i) the intrinsic value approach set forth in APB Opinion No. 25 or (ii) the fair value method in SFAS No. 123. Entries electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS No. 123 for the year ended September 30, 1997.

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:


                                                                   Gross        Gross
                                                    Amortized    Unrealized   Unrealized
                                                      Cost         Holding      Holding       Fair
                                                      Basis        Gains        Losses        Value
                                                    --------------------------------------------------

Available-for-sale:
  September 30, 1997:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $11,485,860    $ 44,890     $  1,290    $11,529,460
    Other debt securities                            3,447,578      20,920                   3,468,498
    Mortgage-backed securities                       2,755,018      58,551                   2,813,569
    Marketable equity securities                     7,087,351     825,351      242,859      7,669,843
                                                   ---------------------------------------------------
                                                   $24,775,807    $949,712     $244,149    $25,481,370
                                                   ===================================================

  September 30, 1996:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $10,345,434    $ 21,408     $  9,823    $10,357,019
    Other debt securities                            4,082,553      19,826        1,421      4,100,958
    Mortgage-backed securities                       1,485,000       5,643                   1,490,643
    Marketable equity securities                     6,551,133     546,755      333,455      6,764,433
                                                   ---------------------------------------------------
                                                   $22,464,120    $593,632     $344,699    $22,713,053
                                                   ===================================================

                                                                   Gross        Gross
                                                    Amortized    Unrealized   Unrealized
                                                      Cost         Holding      Holding       Fair
                                                      Basis        Gains        Losses        Value
                                                   ---------------------------------------------------
Held-to-maturity:
  September 30, 1997:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 3,094,510    $  9,526     $           $ 3,104,036
    Other debt securities                            6,823,853      10,089          107      6,833,835
    Mortgage-backed securities                         597,006      23,872                     620,878
                                                   ---------------------------------------------------
                                                   $10,515,369    $ 43,487     $    107    $10,558,749

  September 30, 1996:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $15,128,466    $  8,534     $ 25,437    $15,111,563
    Other debt securities                            6,338,239       8,026        7,460      6,338,805
    Mortgage-backed securities                       1,372,891      26,206        4,067      1,395,030
                                                   ---------------------------------------------------
                                                   $22,839,596    $ 42,766     $ 36,964    $22,845,398
                                                   ===================================================

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of September 30, 1997:


                                                            Available-for-sale            Held-to-maturity
                                                                securities:                 securities:
                                                        --------------------------   -------------------------
                                                         Amortized                   Amortized
                                                           Cost           Fair         Cost           Fair
                                                           Basis          Value        Basis          Value
                                                        ------------------------------------------------------

Debt securities other than mortgage-backed securities:
  Due within one year                                   $ 7,793,728    $ 7,812,250   $ 4,404,136   $ 4,411,900
  Due after one year through five years                   5,066,913      5,093,548     5,514,227     5,525,971
  Due after five years through ten years                  2,072,797      2,092,160
Mortgage-backed securities                                2,755,018      2,813,569       597,006       620,878
                                                        ------------------------------------------------------
                                                        $17,688,456    $17,811,527   $10,515,369   $10,558,749
                                                        ======================================================

For the year ended September 30, 1997, proceeds from sales of securities available-for-sale amounted to $2,810,711. Gross realized gains and gross realized losses on those sales amounted to $155,042 and $43,007, respectively. For the year ended September 30, 1996, proceeds from sales of securities available-for-sale amounted to $237,841. Gross realized gains and gross realized losses on those sales amounted to $24,775 and $22,437, respectively. For the year ended September 30, 1995, proceeds from the sales of securities were $458,738. Gross realized gains and gross realized losses on those sales amounted to $62,402 and $26,910, respectively.

The aggregate carrying amount and fair value of securities of issuers which exceeded 10% of stockholders' equity were as follows as of September 30, 1997:


                                               Amortized
                                                 Cost           Fair
              Issuer                             Basis          Value
---------------------------------              ------------------------

Co-operative Bank Investment Fund              $4,232,557    $4,002,892

NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:


                                                      1997           1996
                                                  --------------------------

Commercial, financial and agricultural            $ 1,079,024    $   419,668
Real estate - construction and land development       451,410        295,152
Real estate - residential                          48,016,182     35,092,069
Real estate - commercial                            4,291,104      4,300,059
Consumer                                              641,387        771,247
                                                  --------------------------
                                                   54,479,107     40,878,195
Unearned income                                       (96,499)      (143,126)
Allowance for possible loan losses                   (501,437)      (498,223)
                                                  --------------------------
      Loans, net                                  $53,881,171    $40,236,846
                                                  ==========================

Certain directors and executive officers of the Bank were customers of the Bank during 1997. Total loans to such persons and their companies amounted to $226,146 as of September 30, 1997. During the year ended September 30, 1997, total payments amounted to $521,931 and principal advances were $195,633.

Changes in the allowance for possible loan losses were as follows for the years ended September 30:


                                                   1997        1996        1995
                                                 --------------------------------

Balance at beginning of period                   $498,223    $445,216    $309,931
Provision for loan losses                                      51,000
Recoveries of loans previously charged off          3,259       2,007     135,285
Loans charged off                                     (45)
                                                 --------------------------------
Balance at end of period                         $501,437    $498,223    $445,216
                                                 ================================

As of September 30, 1997 and 1996 there were no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the years ended September 30, 1997 and 1996.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:


                                                    1997           1996
                                                --------------------------

Bank building                                   $   986,215    $   615,219
Furniture and equipment                             627,214        459,492
Vehicle                                              25,071         25,071
                                                --------------------------
                                                  1,638,500      1,099,782
Accumulated depreciation and amortization          (638,793)      (573,721)
                                                --------------------------
                                                $   999,707    $   526,061
                                                ==========================

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $4,356,835 and $5,153,781 as of September 30, 1997 and 1996, respectively.

For time deposits as of September 30, 1997, the aggregate amount of maturities for each of the following five years ended September 30 and thereafter are as follows:


                                       (in thousands)

          1998                            $29,826
          1999                              5,927
          2000                              1,220
          2001                                 78
          2002                                 67
          2003 and thereafter                  15
                                          -------
                                          $37,133
                                          =======

NOTE 7 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:


                                     1997        1996        1995
                                   --------------------------------

Current:
  Federal                          $334,704    $241,168    $140,650
  State                             146,100     111,000      73,250
                                   --------------------------------
                                    480,804     352,168     213,900
                                   --------------------------------
Deferred:
  Federal                            (5,717)      9,154      10,185
  State                              (1,973)      3,710       4,297
                                   --------------------------------
                                     (7,690)     12,864      14,482
                                   --------------------------------
                                    473,114     365,032     228,382
Changes in valuation allowance      (42,214)     (6,432)    (17,482)
                                   --------------------------------
      Total income tax expense     $430,900    $358,600    $210,900
                                   ================================

The deferred income tax provision is a result of certain income and expense items being accounted for in different time periods for financial reporting purposes than for income tax purposes.

The components of net deferred tax liability are as follows as of September
30:


                                                1997        1996
                                             ---------------------

Deferred tax asset:
  Federal                                    $ 213,172    $179,442
  State                                         87,692      76,053
                                             ---------------------
                                               300,864     255,495
  Valuation allowance on asset                             (45,500)
                                             ---------------------
                                               300,864     209,995
                                             ---------------------
Deferred tax liability:
  Federal                                     (353,266)   (182,131)
  State                                       (130,873)    (77,112)
                                             ---------------------
                                              (484,139)   (259,243)
                                             ---------------------
Net deferred tax liability                   $(183,275)   $(49,248)
                                             =====================

The tax effects of each type of item that gives rise to deferred taxes are as follows as of September 30:


                                                1997        1996
                                             ---------------------

Allowance for loan losses                    $ 112,640    $111,327
Deferred income                                 71,960      60,006
Unrealized gain on securities                 (289,179)   (105,248)
Reserve for contingencies                       46,692      16,143
Excess depreciation                            (95,903)    (89,262)
Deferred loan costs                            (31,038)
Other                                            1,553
                                             ---------------------
                                              (183,275)     (7,034)
Valuation allowance                                  0     (42,214)
                                             ---------------------
Net deferred tax liability                   $(183,275)   $(49,248)
                                             =====================

Deferred tax assets as of September 30, 1997 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

A summary of the change in the net deferred tax liability is as follows for the years ended September 30:


                                                     1997        1996
                                                  ---------------------

Balance at beginning of year                      $ (49,248)   $(53,300)
Deferred tax provision                                7,690      (6,432)
Deferred tax liability on SFAS 115 unrealized
 gain on available-for-sale securities             (183,931)      4,052
Utilization of valuation allowance                   42,214       6,432
                                                  ---------------------
Balance at end of year                            $(183,275)   $(49,248)
                                                  =====================


The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:


                                                                     1997        1996        1995
                                                                     ----        ----        ----

Tax at statutory rate of 34%                                       $402,215    $315,799    $221,046
Increase (decrease) resulting from:
State taxes, net of federal tax benefit                              95,124      66,858      53,832
Utilization (provision) of deferred tax asset valuation reserve     (42,214)     (6,432)    (17,482)
Dividend received deduction                                         (38,173)    (33,051)    (33,504)
Other, net                                                           13,948      15,426     (12,992)
                                                                   --------    --------    --------
Income tax provision                                               $430,900    $358,600    $210,900
                                                                   ========    ========    ========

As part of the Adoption Tax Credit within the Minimum Wage Bill that was enacted into law on August 20, 1996 the Section 593 tax additions to the reserve for bad debts was repealed, effective for taxable years beginning after December 31, 1995. Thus, the Bank will be allowed a tax deduction for bad debts under the experience method only starting with the year beginning October 1, 1996.

As part of this legislation the Bank will have to recapture in taxable income the excess of the tax reserve for bad debts at September 30, 1996 over the tax reserve at April 30, 1988. The recapture amount is $238,709 resulting in Federal and Massachusetts income taxes of approximately $98,000 which will be paid over a six year period starting with the tax year beginning October 1, 1998. This tax has been provided for in past years and will not result in any charge to earnings.

In prior years, the Bank was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Bank as of September 30, 1997 includes approximately $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Bank no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Bank in prior years.

NOTE 8 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
--------------------------------------------------------

Retirement Plan
---------------

The Bank is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Bank's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Bank's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Amounts charged to retirement fund expense for the years ending September 30, 1997, 1996 and 1995 totaled $103,310, $93,870 and $84,144, respectively.

Employee Stock Ownership Plan
-----------------------------

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

On March 26, 1996 the ESOP borrowed $872,850 from Bridgewater Savings Bank to purchase 87,285 shares of the stock of Falmouth Co-Operative Bank. The loan is secured by a pledge of the stock purchased. The Bank will make annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

Any shares of the Bank purchased by the ESOP are subject to the accounting specified by the American Institute of CPA's Statement of Position 93-6. Under the statement, as any shares are released from collateral, the Bank will report compensation expense equal to the current market price of the shares and the shares will be outstanding for earnings-per-share computations. Also, as the shares are released, the related dividends will be recorded as a reduction of retained earnings and dividends on the allocated shares will be recorded as a reduction of debt and accrued interest.

The shares purchased by the ESOP were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. The ESOP shares were as follows as of September 30:


                                            1997          1996
                                            ----          ----

Allocated shares                              4,364
Committed to be released shares               8,728         4,364
Unreleased shares                            74,193        82,921
                                         ----------    ----------
                                             87,285        87,285
                                         ==========    ==========

Fair value of unreleased shares          $1,548,779    $1,036,513

For the first five years of the ESOP debt, the interest rate per annum is 8.15%. At the end of said five year period, the interest rate per annum shall be adjusted to equal 2.65 percentage points above the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of five years. Interest expense on the note was $65,576 and $35,060 for the years ended September 30, 1997 and 1996, respectively.

Although the Bank has guaranteed payment of the loan, and annual contributions to the plan are discretionary, an implied guarantee exists as the only source of income available to the Employee Stock Ownership Plan for payments on the loan is from the normal retirement contributions made by the Bank to the plan. Contributions to the ESOP Plan by the Bank were $87,285 and $78,702 for the years ended September 30, 1997 and 1996, respectively and ESOP compensation expense was $128,389 and $43,642, respectively. The minimum principal payments due on the loan are as follows as of September 30, 1997 for the years ended September 30:


      Principal
      ---------

      1998                          $ 25,917
      1999                            72,216
      2000                            78,327
      2001                            84,954
      2002                            92,143
      Years thereafter               388,366
                                    --------
          Total due                 $741,923
                                    ========

Stock Option Plan
-----------------

On November 19, 1996, the Bank adopted the 1997 Stock Option Plan for Outside Directors, Officers, and Employees of the Bank. The plan was approved by shareholders effective as of January 21, 1997. The Board of Directors formed an Option Committee to administer the plan. The plan is subject to the approval of the Division of Banks of the Commonwealth of Massachusetts.

Stock Options Granted to Eligible Directors
-------------------------------------------

The price, at which an option granted to an eligible director may be exercised, is the fair market value of a share on the date on which the option is granted. Such options expire ten years after the grant date. The options are not exercisable in the first year after grant. In the second through fifth year after the grant, the options are exercisable on a pro rata basis up to 80% of the grant by the fifth year. After the fifth year, 100% of the grant not previously exercised may be exercised.

Stock Options Granted to Eligible Employees
-------------------------------------------

An option granted to an eligible employee must be designated as either an Incentive Stock Option or a Non-Qualifying Stock Option. The price at which an option may be exercised is determined by the Committee, it its discretion; provided, however, that the exercise price shall not be less than the fair market value of a share on the grant date. These options may be exercised in periods specified by the Committee in the option agreement.

The Bank applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Bank's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Bank's net income and earnings per share for the year ended September 30, 1997 would have been reduced to the pro forma amounts indicated below:

Net income                    As reported      $752,085
                              Pro forma        $733,053

Earnings per share            As reported          $.55
                              Pro forma            $.53

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended September 30, 1997: dividend yield of 2 percent; expected volatility of 19 percent, risk-free interest rate of 7 percent; and expected lives of 8 years.

A summary of the status of the Bank's stock option plan as of September 30, 1997 and changes during the year ending on that date is presented below:


                                                         Weighted-Average
       Options                            Shares          Exercise Price
       -------                            ------         ----------------

Outstanding at beginning of year                0
Granted                                   109,125            $13.375
Exercised                                       0
Forfeited                                       0
                                          -------
Outstanding at end of year                109,125            $13.375
                                          =======

Options exercisable at year-end                 0
Weighted-average fair value of
      options granted during the year       $4.36

The options outstanding at September 30, 1997 had a weighted-average remaining contractual life of 9.5 years.

The pro forma disclosure amounts and the 109,125 shares granted include 41,965 shares granted but not yet approved by the Division of Banks. Management of the Bank is expecting that this approval will be granted.

Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Board of Directors formed an RRP Committee to administer the RRP. The Bank will establish a trust, (Trust) and will contribute, or cause to be contributed, to the Trust, from time to time, such amounts of money or property as shall be determined by the RRP Committee. In no event shall the assets of the Trust be used to purchase more than 58,190 shares of Bank common stock. In its discretion, the RRP Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant and fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The RRP Committee will exercise voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. On April 15, 1997, 39,000 shares of the Bank's common stock were awarded under this plan and related compensation cost is being accrued.

NOTE 9 - REGULATORY MATTERS
---------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1997 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                                             To Be Well
                                                                                         Capitalized Under
                                                                      For Capital        Prompt Corrective
                                                   Actual          Adequacy Purposes:    Action Provisions:
                                              -----------------    ------------------    ------------------
                                              Amount     Ratio      Amount     Ratio      Amount     Ratio
                                              ------     -----      ------     -----      ------     -----
                                                              (Dollar amounts in thousands)

As of September 30, 1997:
  Total Capital (to Risk Weighted Assets)     $22,891    42.28%     $4,331     >=8.0%     $5,414    >=10.0%
  Tier 1 Capital (to Risk Weighted Assets)     22,390    41.36       2,166     >=4.0       3,248     >=6.0
  Tier 1 Capital (to Average Assets)           22,390    23.64       3,789     >=4.0       4,736     >=5.0

As of September 30, 1996:
  Total Capital (to Risk Weighted Assets)      22,268    55.81       3,192     >=8.0       3,990    >=10.0
  Tier 1 Capital (to Risk Weighted Assets)     21,770    54.56       1,596     >=4.0       2,394     >=6.0
  Tier 1 Capital (to Average Assets)           21,770    24.27       3,588     >=4.0       4,485     >=5.0

The ability of the Bank to pay dividends on its common stock is restricted by Massachusetts banking law. No dividends may be paid if such dividends would reduce stockholders' equity of the Bank below the amount of the liquidation account required by Massachusetts conversion regulations and described in Note 10. In addition, the Bank may not pay dividends in excess of current earnings for three years following the conversion of the Bank from mutual to stock form.

NOTE 10 - FINANCIAL INSTRUMENTS
-------------------------------

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

The estimated fair values of the Bank's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:


                                                      1997                          1996
                                           --------------------------    --------------------------
                                            Carrying         Fair         Carrying         Fair
                                             Amount          Value         Amount          Value
                                            --------         -----        --------         -----

Financial assets:
  Cash and cash equivalents                $ 3,915,920    $ 3,915,920    $ 2,755,198    $ 2,755,198
  Available-for-sale securities             25,481,370     25,481,370     22,713,053     22,713,053
  Held-to-maturity securities               10,515,369     10,558,749     22,839,596     22,845,398
  Federal Home Loan Bank stock                 405,200        405,200        300,900        300,900
  Loans                                     53,881,171     54,260,000     40,236,846     39,971,000
  Accrued interest receivable                  614,289        614,289        746,601        746,601
  Cooperative Central Bank Reserve Fund
   Deposit                                     285,680        285,680        285,680        285,680

Financial liabilities:
  Deposits                                  72,191,089     72,226,000     66,443,600     66,536,000
  Employee Stock Ownership Plan loan           741,923        738,519        829,208        813,025

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:


                                                       1997          1996
                                                       ----          ----

Commitments to grant mortgage loans                 $1,788,200    $1,781,455
Unadvanced funds on construction loans               1,024,942       289,442
Unadvanced funds on home equity lines of credit      3,832,129     2,361,777
Unadvanced funds on commercial lines of credit         688,116       292,500
Unadvanced funds on overdraft lines of credit           56,632        18,861
                                                    ----------    ----------
                                                    $7,390,019    $4,744,035
                                                    ==========    ==========

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

The Bank has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTE 11 - CONVERSION
--------------------

On March 28, 1996, The Falmouth Co-Operative Bank converted from a mutual cooperative bank to a Massachusetts-chartered capital stock cooperative bank. The Bank issued 1,454,750 shares of common stock through a public offering which provided net proceeds of $13,743,649 after conversion costs of $803,851.

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $1,900,800 as of September 30, 1997.

NOTE 12 - EMPLOYMENT AGREEMENTS
-------------------------------

The Bank has employment agreements with its President and Chief Executive Officer and its Vice President and Treasurer. The employment agreements generally provide for the continued payment of specified compensation and benefits for specified periods after termination, unless the termination is for "cause" as defined in the employment agreements. The employment agreements provide for the payment, under certain circumstances, of lump-sum amounts upon termination following a "change in control" as defined in the Agreements. The employment agreements also provide for lump-sum payments in the event of the officers' voluntary termination of employment on the occurrence of certain specified events.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

The Bank is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying financial statements.

The Bank is obligated under lease agreements covering office space for its two branches. These agreements are considered to be operating leases. The total minimum rental payments due in future periods under these agreements are as follows as of September 30, 1997:


          1998                              $23,600
          1999                               20,000
          2000                               20,000
          2001                                1,667
                                            -------
            Total minimum lease payments    $65,267
                                            =======

One lease contains provisions for escalation of minimum lease payments contingent upon percentage increases in the consumer price index.

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
---------------------------------------------------------

Most of the Bank's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 15 - RECLASSIFICATION
--------------------------

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 16 - SUBSEQUENT EVENT, FORMATION OF BANK HOLDING COMPANY
-------------------------------------------------------------

As of November 19, 1996 the Bank entered into an Agreement and Plan of Reorganization (the "Plan") by and between the Bank and Falmouth Bancorp, Inc. (the "Bancorp"). Under the Plan, the Bank would become a wholly-owned subsidiary of Bancorp, a bank holding company which was newly formed for the purpose of effecting the Plan. The Plan became effective on October 14, 1997 at which date all outstanding shares of the Bank's common stock, par value $0.10 per share were converted into and exchanged for an equal number of shares of Bancorp common stock, on a one-for-one basis. Bancorp is incorporated under the General Corporation Law of the State of Delaware.


Directors and Officers of Falmouth Bancorp, Inc. and Falmouth Co-operative Bank

Directors
---------

Walter A. Murphy
Chairman of the Board
Retired President, Falmouth Co-operative Bank

Santo P. Pasqualucci
President and Chief Executive Officer

John W. Holland, Jr.
Attorney at Law

James A. Keefe
Principal, Falmouth Ford

Gardner L. Lewis
Retired, Former Owner, The Pancake Man
Family Restaurant

John J. Lynch, Jr.
President, Paul Peters Insurance Agency

Ronald L. McLane
Retired building contractor

Eileen C. Miskell, CPA
CPA, Principal and Treasurer, Wood Lumber
Company

Robert H. Moore
Agent, Paul Peters Insurance Agency

William E. Newton
Principal, C. H. Newton Builders, Inc.

Armand Ortins
Retired, Former Owner, Ortins Photo Supply


Executive Officers
------------------

Santo P. Pasqualucci
President and Chief Executive Officer

George E. Young, III
Vice President, Chief Financial Officer and
Treasurer

Jeanne E. Alves
Secretary

Ronald Garcia
Vice President/Senior Loan Officer

Sharon L. Shoner
Vice President/Residential Loans


Corporate Information

Transfer Agent and Registrar
----------------------------

Inquiries regarding stockholder administration and services should be directed to:

      ChaseMellon Shareholder Services, L.L.C.
      Overpeck Centre
      85 Challenger Road
      Ridgefield Park, NJ 07660
      (800) 851-9677


Independent Auditors
--------------------

Shatswell MacLeod & Co., P.C.
83 Pine Street
West Peabody, MA 01960-3635
(508) 535-0206


Legal Counsel
-------------

Thacher Proffitt & Wood
1500 K Street, N.W., Suite 200
Washington, D.C. 20005
(202) 347-8400


Stock Information
-----------------

The Company's Common Stock trades on the American Stock Exchange under the symbol "FCB." Prices for the stock are reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal and other major newspapers as "FalmthBcp."

Investor Relations
------------------

Inquiries regarding Falmouth Co-operative Bank and Falmouth Bancorp, Inc. should be directed to:

      Santo P. Pasqualucci
      Falmouth Co-operative Bank
      20 Davis Straits
      Falmouth, MA 02540
      (508) 548-3500

Annual Meeting of Stockholders The Company's Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Standard time on Tuesday, January 20, 1998, at the Quality Inn, 921 Jones Road, Falmouth, Massachusetts. Holders of common stock as of December 8, 1997 will be eligible to vote.


                           FALMOUTH BANCORP, INC.