Form 10KSB, Exhibit 13
period 1998-09-30
FALMOUTH BANCORP INC
filed 1998-12-29
CIK 1027280

EXHIBIT 13



                             1998 ANNUAL REPORT




                           FALMOUTH BANCORP, INC.

                                  [LOGO]






                         http://www.falmouthbank.com




                             1998 ANNUAL REPORT
===============================================================================




                              TABLE OF CONTENTS
                              -----------------




Company Profile                                                       1

President's Message                                                   2

Financial Highlights                                                  3

Management's Discussion and Analysis of Financial Condition and
 Results of Operations                                                5

Market for the Company's Common Stock                                18

Consolidated Financial Statements                                    19





FORWARD LOOKING STATEMENTS

      This Annual Report to Stockholders contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, or the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Bank's operations and investments; and the factors described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."



                               COMPANY PROFILE
                               ---------------


      Falmouth Bancorp, Inc. (the "Company" or "Bancorp") was incorporated for the purpose of becoming the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. The Bank converted to stock form on March 28, 1996, and issued 1,454,750 shares of common stock, par value $.10 per share.

      On October 14, 1997, the Company acquired all of the capital stock of the Bank and stockholders of the Bank became stockholders of the Company in a share for share exchange pursuant to a plan of reorganization approved by the Bank's stockholders on January 21, 1997 (the "Reorganization"). At September 30, 1998 there were 1,401,784 shares outstanding.

      The Company had total assets of $112.8 million as of September 30, 1998. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

      The Bank considers its primary market area to be the communities of Falmouth and Mashpee in Barnstable County, Massachusetts.

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership, and consumer and small business needs in its market area and to provide quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality through conservative underwriting standards; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."


                             PRESIDENT'S MESSAGE
                             -------------------


      We are pleased to report that Falmouth Bancorp, Inc. produced a record year of earnings performance of $.86 per share basic, an increase of 56% over the prior year, and a record growth in deposits of 13% to $81.5 million.

      Net income for the fiscal year ended September 30, 1998 was $1.2 million or $.86 per share basic and $.84 per share diluted as compared to $752,000 or $.55 per share (basic and diluted) for the prior year. The increase of $433,000 or 58% in net income was primarily the result of a $601,000 increase in net interest and dividend income and an $806,000 increase in other income. Net interest income continues to be a source of strength for the Bank powered by an increase of $947,000 in interest and dividend income primarily due to the continued growth in our loan portfolio. On September 30, 1998, 92% of the loan portfolio was predominantly single family residential real estate loans. Net loans were 69% of total assets, or $77.7 million, at September 30, 1998 as compared to 56% of total assets, or $53.9 million, at September 30, 1997. Loan production for fiscal 1998 was at an unprecedented level which positioned the Bank as the largest orginator of residential loans in the Falmouth market. Quality loan production continues to override quantity of loan considerations.

      There were several key developments for the Company during the fiscal year ended September 30, 1998. Loan originations, primarily residential, were driven up with a sharp rise to an unprecedented level of $53.2 million. The market for loan originations was extraordinarily active during the spring and summer months of 1998. Origination activity was fueled by purchased loans as well as the demand for refinances as interest rates trended lower.

      As stock market prices continued to improve during this period, unrealized net gains on our equity investments appreciated to the level of 49% above cost. The net gain on sales of equities for fiscal 1998 was $821,000.

      In fiscal 1998, the Company made further progress in addressing its capital ratio issue. The Company's capital ratio was 19.6% at September 30, 1998 as compared to 23.6% at September 30, 1997, a reduction of four percentage points. The improved capital ratio was primarily the result of $9.3 million growth in deposits and a larger market share. The Bank's liability base was also leveraged with $8.1 million in Federal Home Loan Bank advances. The capital ratio was further improved as a result of the Company's stock repurchase program and the increase in quarterly cash dividends from $0.05 per common share to $0.06 per common share which commenced on March 6, 1998 and represented a 20% increase. The Board of Directors is committed to addressing the capital ratio issue as we continue to move forward.

      Throughout the year, our Year 2000 Steering Committee identified and defined potential problem areas, developed overall strategies, replaced hardware and software where necessary, and accommodated two on-site regulatory visitations. Most recent reports indicate that hands on testing, both in-house and with third party servicers, has gone smoothly. We anticipate that all testing will be complete, specific contingency plans will be in place and the Bank and its third party servicers will be year 2000 compliant by March 1999.

      Our personal brand of individualized service is the cornerstone of our "community bank" tradition. We recognize the need to nurture this tradition and embrace the wisdom of implementing technology to increase productivity and meet the challenging needs of an expanding customer base.

      We thank our Board of Directors for their wisdom and guidance and our employees for their dedication to service and excellence, and to our customers and shareholders for their continued commitment to and confidence in Falmouth Bancorp, Inc.


                                       Sincerely,


                                       /s/ Santo P. Pasqualucci

                                       Santo P. Pasqualucci
                                       President & Chief Executive Officer



                            FINANCIAL HIGHLIGHTS
                            --------------------

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.

                                                              At September 30,
                                        ------------------------------------------------------------
                                           1998          1997          1996        1995       1994
                                           ----          ----          ----        ----       ----
                                                          (Dollars in thousands)

Selected Financial Condition Data:
Total amount of:
Assets                                  $  112,793    $   96,391    $90,516       $73,679    $74,666
Loans, net                                  77,655        53,881     40,237        32,503     27,584
Investment securities(1)                    24,524        36,402     45,553        35,576     38,992
Deposits                                    81,519        72,191     66,439        65,061     66,696
Stockholder's equity (2)                    22,241        22,806     21,914         8,435      7,847

                                                          Year Ended September 30,
                                        ------------------------------------------------------------
                                           1998          1997          1996        1995       1994
                                           ----          ----          ----        ----       ----
                                                       (Dollars in thousands, except per share data)

Selected Operating Data:
Interest and dividend income            $    7,206    $    6,259    $ 5,576       $ 4,815    $ 4,629
Interest expense on deposits and
 borrowings                                  3,140         2,794      2,833         2,487      2,137
                                        ------------------------------------------------------------
Net interest and dividend income             4,066         3,465      2,743         2,328      2,492
Provision for loan losses                       26           ---         51           ---          9
                                        ------------------------------------------------------------
Net interest income after provision
 for loan losses                             4,040         3,465      2,692         2,328      2,483
                                        ------------------------------------------------------------
Other income:
  Gain on sales of investment
   securities, net                             840           112          2            16         16
  Other                                        211           133        123            99        214
                                        ------------------------------------------------------------
      Total other income                     1,051           245        125           115        230
                                        ------------------------------------------------------------
Operating expenses                           3,177         2,527      1,888         1,793      1,615
                                        ------------------------------------------------------------
Income before income taxes                   1,914         1,183        929           650      1,098
Income taxes                                   729           431        359           211        447
                                        ------------------------------------------------------------
Net income                              $    1,185    $      752    $   570       $   439    $   651
                                        ============================================================
Per Share Data:
Earnings per share - basic              $      .86    $      .55        ---(3)        ---        ---
Earnings per share - diluted                   .84           .55        ---(3)        ---        ---
Dividend payout ratio                        26.74%        36.36%       ---           ---        ---
Weighted average number of common
 shares outstanding                      1,375,057     1,371,829        ---           ---        ---

--------------------
<F1>  Effective October 1, 1994, the Bank adopted Statement of Financial
      Accounting Standards No. 115 ("SFAS No. 115") which requires the classification of the Bank's investment securities as "trading securities," "held-to-maturity" or "available-for-sale." See Note 3 to the Financial Statements for a breakdown of the investment securities under SFAS No. 115 at September 30, 1998 and 1997.
<F2>  Includes unrealized gain on available-for-sale securities of $324,000,
      $416,000, $144,000, and $149,000  net of tax, at September 30, 1998,
      1997, 1996 and 1995 respectively.
<F3>  Because of the Bank's conversion in mid 1996 from mutual form to stock ownership, a presentation of earnings per share for fiscal 1996 would not be meaningful.

                                                            At or for the Year Ended September 30,
                                                   --------------------------------------------------------
                                                    1998        1997          1996         1995       1994
                                                    ----        ----          ----         ----       ----

Interest rate spread information:(1)
  Average during period                             3.13%         2.85%         2.59%      2.95%      3.21%
  End of period                                     2.85          2.81          2.73       2.97       3.12
Net interest margin(2)                              4.10          3.90          3.40       3.33       3.49
Return on average assets                            1.14          0.83          0.69       0.61       0.88
Return on average equity                            5.11          3.37          3.51       5.48       8.52

Asset Quality Ratios:
Non-performing loans as a percent of
 total loans                                          --           .06           .03         --       1.15
Non-performing assets as a percent of
 total assets                                         --           .03           .02         --        .43
Allowance for possible loan losses as a percent
 of non-performing loans                              --      1,670.00      3,557.14         --      96.27

Capital Ratios
  Average equity to average assets                 22.19         24.35         19.56      11.06      10.36
  Regulatory Tier 1 leverage capital ratio         19.59         23.64         24.27      11.52      10.55

--------------------
<F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F2>  Net interest margin represents net interest income divided by average interest-earning assets.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                ---------------------------------------------

General

      Falmouth Bancorp, Inc. (the "Company" or "Bancorp"), a Delaware corporation, is the holding company for Falmouth Co-operative Bank (the
"Bank" or "Falmouth"),   a Massachusetts-chartered stock co-operative bank.
The Bank converted to stock form on March 28, 1996, and issued 1,454,750 shares of common stock, par value $.10, at $10.00 per share (the "Conversion"). On October 14, 1997, the Company acquired all of the capital stock of the Bank and stockholders of the Bank became stockholders of the Company in a share for share exchange pursuant to a plan of reorganization approved by the Bank's stockholders on January 21, 1997 (the "Reorganization"). At September 30, 1998 there were 1,401,784 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments. The financial data presented in this 1998 Annual Report consists of the activity of the Bank prior to the Reorganization for the fiscal year 1997 and the fiscal year 1998, from October 1, 1997 through October 13, 1997; and the consolidated activity of Falmouth Bancorp, Inc. and subsidiaries thereafter. It has been deemed reasonable to compare the financial condition and operating results of the Company for the year ended September 30, 1998 to that of the Bank for the year ended September 30, 1997.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Falmouth, Massachusetts and surrounding areas and to invest in investment securities. To a lesser extent, the Bank engages in various forms of consumer and home equity lending. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits and other borrowings. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

      The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest expense or operating expenses consist of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

      The operations of the Bank, and banking institutions in general, are influenced significantly by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing real estate and other types of loans, which, in turn, are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

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

Comparison of Financial Condition at September 30, 1998 and 1997

      The Company's total assets increased by $16.4 million or 17.0% for the year ended September 30, 1998 from $96.4 million at September 30, 1997 to $112.8 million at September 30, 1998. Total net loans were $77.7 million or 95.3% of total deposits at September 30, 1998 as compared to $53.9 million or 74.6% of total deposits at September 30, 1997, representing an increase of $23.8 million. Investment securities were $24.5 million or 21.7% of total assets at September 30, 1998 as compared to $36.4 million or 37.8% of total assets at September 30, 1997. The proceeds from maturing securities were, in part, allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $81.5 million at September 30, 1998 as compared to $72.2 million at September 30, 1997, a 12.9% increase. Total deposits increased by $9.3 million for the year ended September 30, 1998. Stockholders' equity was $22.2 million at September 30, 1998 as compared to $22.8 million at
September 30, 1997, a decrease of $564,000.   Stockholders' equity reported
at September 30, 1998 included an unrealized gain in available-for-sale securities of $324,000 and retained earnings of $10.2 million. The ratio of stockholders' equity to total assets was 19.7% at September 30, 1998 and the book value per share of common stock was $15.87. Basic earnings per share of common stock for the fiscal year ended September 30, 1998 was $0.86, as compared to $0.55 for the prior year.

Comparison of Financial Condition at September 30, 1997 and 1996

      The Bank's total assets increased by $5.9 million or 6.5% for the year ended September 30, 1997 from $90.5 million at September 30, 1996 to $96.4 million at September 30, 1997. Total net loans were $53.9 million or 74.6% of total deposits at September 30, 1997 as compared to $40.2 million or 60.6% of total deposits at September 30, 1996, representing an increase of $13.7 million. Investment securities were $36.4 million or 37.8% of total assets at September 30, 1997 as compared to $45.9 million or 50.7% of total assets at September 30, 1996. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $72.2 million at September 30, 1997 as compared to $66.4 million at September 30, 1996, an 8.7% increase. Total deposits increased by $5.7 million for the year ended September 30, 1997. Stockholders' equity was $22.8 million at September 30, 1997 as compared to $21.9 million at September 30, 1996, an increase of $891,000. Stockholders' equity reported at September 30, 1997 included an unrealized gain in available-for-sale securities of $416,000 and retained earnings of $9.3 million. The ratio of stockholders' equity to total assets was 23.6% at September 30, 1997 and the book value per share of common stock was $15.68. Basic and diluted earnings per share of common stock for the fiscal year ended September 30, 1997 was $.55.

Comparison of Operating Results at September 30, 1998 and 1997

      Net Income. The Company's net income for the twelve months ended September 30, 1998 was $1.2 million as compared to $752,000 for the twelve months ended September 30, 1997. The $433,000 increase in net income was primarily the result of a $947,000 increase in interest and dividend income, partially offset by a $346,000 increase in interest expense on deposits and borrowed funds. Favorable market conditions during the year provided the opportunity for gains on the sale of investment securities of $840,000. These gains were used, in part, to offset an increase of $650,000 in other expenses and an increase of $298,000 in income taxes.

      The return on average assets ("ROA") for the twelve months ended September 30, 1998 was 1.14%, an increase of 31 basis points, or 37.4%, as compared to .83% for the same period in the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential and commercial loan originations during the year ended September 30, 1998. The return on average equity ("ROE") for the twelve months ended September 30, 1998 was 5.11%, an increase of 174 basis points, or 51.6%, as compared to 3.37% for the same period in the prior year.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve months ended September 30, 1998 was $4.1 million as compared to $3.5 million for the twelve months ended September 30, 1997. The $601,000 increase in net interest and dividend income was primarily the result of the increase in interest income on loans. The net interest margin for the twelve months ended September 30, 1998 was 4.10%, an increase of 20 basis points, or 5.1%, as compared to 3.90% for the twelve months ended September 30, 1997.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 1998 was $7.2 million, an increase of $947,000 as compared to $6.3 million for the twelve months ended September 30, 1997. The increase in interest and dividend income was due primarily to a $1.5 million increase in interest income and fees on loans and a $593,000 decrease in interest and dividends on securities and short-term investments. The increases in interest income on loans was, for the most part, the result of an increase in the volume of loans originated and held.

      Interest Expense. Interest expense for the twelve months ended September 30, 1998 was $3.1 million, an increase of $346,000 as compared to $2.8 million for the twelve months ended September 30, 1997. The increase in interest expense was due to the increase in deposit accounts of $9.3 million and the increase in FHLB advances of $7.6 million.

      Provision for Loan Losses. The provision for loan losses for the twelve months ended September 30, 1998 was $26,000 compared to zero for the twelve months ended September 30, 1997. The increase in the amount of the provision for loan losses was the result of the Bank's efforts to maintain adequate reserves due to the increase in net loans.

      Noninterest Income. Noninterest income or other income for the twelve months ended September 30, 1998 was $1.1 million as compared to $245,000 for the twelve months ended September 30, 1997. The $806,000 increase was due to marked increases in income from service charges and other fee income, as well as an increase of $728,000 in gains on sales of investment securities.

      Noninterest Expense. Noninterest expense or other expenses for the twelve months ended September 30, 1998 was $3.2 million as compared to $2.5 million for the twelve months ended September 30, 1997. The $650,000 increase was primarily due to an increase in salaries and employee benefits of $118,000, an increase in legal and professional fees of $53,000 and an
increase in other non-interest expenses of $153,000.   During the fourth
quarter, a one-time writedown of $327,000 was made to leasehold improvements due to the relocation of the East Falmouth branch office. The writedown was offset with gains taken from the sales of equity securities during the same period. It is expected that the non-interest expenses will increase modestly during fiscal 1999 as the Bank continues to expand operations.

      Income Tax Expense. Income tax expense increased $298,000, or 69.1%, to $729,000 for the fiscal year ended September 30, 1998 from $431,000 for the year ended September 30, 1997. This increase is primarily due to the increase of $731,000 in income before taxes. See Note 9 to the consolidated financial statements for discussion of income taxes.

Comparison of Operating Results at September 30, 1997 and 1996

      Net Income. The Bank's net income for the twelve months ended September 30, 1997 was $752,000 as compared to $570,000 for the twelve months ended September 30, 1996. The $182,000 increase in net income was primarily the result of a $683,000 increase in interest and dividend income a $39,000 decrease in interest expense on deposits and borrowed funds.
There was a $639,000 increase in other expenses and a $72,000 increase in income taxes. The return on average assets for the twelve months ended September 30, 1997 was 0.83%, an increase of 14 basis points as compared to 0.69% for the same period of the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential and commercial loan originations during the year ended September 30, 1997.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve months ended September 30, 1997 was $3.5 million as compared to $2.7 million for the twelve months ended September 30, 1996. The $722,000 increase in net interest and dividend income was primarily the result of the increase in interest income on loans. The net interest margin for the twelve months ended September 30, 1997 was 3.90%, an increase of 50 basis points as compared to 3.40% for the twelve months ended September 30, 1996.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 1997 was $6.3 million, an increase of $683,000 as compared to $5.6 million for the twelve months ended September 30, 1996. The increase in interest and dividend income was due primarily to an $810,000 increase in interest income on loans and a $127,000 decrease in interest and dividends on securities and short-term investments. The increases in interest income on loans was, for the most part, the result of an increase in the volume of loans originated and held.

      Interest Expense. Interest expense for the twelve months ended September 30, 1997 was $2.8 million, a decrease of $39,000 as compared to $2.8 million for the twelve months ended September 30, 1996. The decrease in interest expense was due primarily to lower interest rates paid on certificates of deposit accounts during the period.

      Provision for Loan Losses. The provision for loan losses for the twelve months ended September 30, 1997 was zero compared to $51,000 for the twelve months ended September 30, 1996. The decrease in the amount of the provision for loan losses was in response to the Bank's current high level of reserves and its historical record of few charge-offs.

      Noninterest Income. Noninterest income or other income for the twelve months ended September 30, 1997 was $245,000 as compared to $125,000 for the twelve months ended September 30, 1996. The $120,000 increase was due to modest increases in income from service charges and other fee income, as well as an increase of $110,000 in gains on sales of investment securities.

      Noninterest Expense. Noninterest expense or other expenses for the twelve months ended September 30, 1997 was $2.5 million as compared to $1.9 million for the twelve months ended September 30, 1996. The $639,000 increase was primarily due to an increase in salaries and employee benefits of $223,000, an increase in legal and professional fees of $141,000 and an increase in other operating expenses of $175,000.


Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgaged-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 1999.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 1998 was 28.34%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 1998, net cash and short term assets totaled $24.4 million.

      The primary investing activities of the Bank include origination of loans and the purchase of investment securities. During the year ended September 30, 1998, purchases of investment securities and mortgage-backed securities totaled $9.6 million, while loan originations totaled $45.1 million. These investments were funded primarily from loan repayments of $24.6 million, investment security maturities of $12.2 million and borrowed funds from the FHLB of Boston.

      Liquidity management is both a daily and long-term function of management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow additional funds from the FHLB of Boston. At September 30, 1998, the Bank had $7.6 million in outstanding advances from the FHLB of Boston.

      At September 30, 1998, the Bank had $4.5 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $33.9 million at September 30, 1998. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 1998, the Bank exceeded all of its regulatory capital requirements.

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

Year 2000

      The following is a "Year 2000 Readiness Disclosure" made in accordance with the Federal Year 2000 Information and Readiness Disclosure Act. Pub.
L. No. 105-271. The "Year 2000 Problem" centers on the inability of many computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year, without considering the upcoming change in the century. With the impending millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Bank's direct control and with whom the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates, pensions, personnel benefits, and investments). It can also affect record keeping, such as inventory, maintenance, file retention and other operating functions, will generate results which could be significantly misstated, and the Bank could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

      In addition, non-information technology systems, such as equipment like telephones, copiers and elevators may also contain embedded technology which controls its operation and which may be effected by the "Year 2000 Problem." When the year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. Thus, even non-information technology systems may affect the normal operations of the Company and the Bank upon the arrival of the year 2000.

      Under certain circumstances, failure to adequately address the "Year 2000 Problem" could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the "Year 2000 Problem" could result in a significant adverse impact on the Bank's products, services and competitive condition.

      The Bank, through its Year 2000 Steering Committee, has created a Year 2000 Plan which includes five phases of review, testing and implementation. These phases of Awareness, Assessment, Renovation, Validation and Implementation are well under way or have been substantially completed. The Steering Committee adopted its formal Year 2000 Plan in March 1998. This Plan has been followed, reviewed and updated as progress has been made on Year 2000 issues. In June 1998, the Bank adopted its Year 2000 Test Plan. The goal of the Test Plan is to provide testing guidance on all critical applications. It is necessary to provide reasonable assurance that the applications identified will function normally in the next millennium. Testing time and resources have been, and will continue to be, allocated to successfully complete the entire testing project. It is anticipated that this phase of the Year 2000 readiness plan will require the most extensive application of Bank resources.

      The Awareness Phase -- where problems have been defined and overall strategies developed, has been completed.

      The Assessment Phase -- where the Steering Committee assesses the size and complexity of the problems, identifying all systems that will be affected by the Year 2000 date change has been completed.

      The Renovation Phase -- where the Bank undertakes hardware and software changes to systems it controls and obtains vendor certifications of Year 2000 readiness. The Steering Committee will continue to follow critical vendor readiness programs as they develop and change. Hardware within the Bank has been upgraded or replaced, where necessary. Critical vendors, such as the Bank's on-line service provider, check clearing and statement rendering servicer, and in-house general ledger software providers, have been identified and currently have their testing plans well underway.

      The Validation Phase -- which includes testing and verification of changes to systems, and the coordination with outside parties has been completed in all areas, except with the on-line service provider and the in-house general ledger software. A test bank has been established in both cases, for testing. Transaction scripts have been developed to be posted to the test banks. The test scripts consist of an extensive list of transaction types which will fully test the application of the applicable software. Each test script will be re-posted on each critical date recognized, such as 9/9/1999, 1/1/2000 and, 2/29/2000.

      The Implementation Phase -- provides for the times for full certification of Year 2000 readiness on each application. A predetermined date for compliance or replacement, known as the "drop dead date" has been determined and reviewed regularly by the Steering Committee and at least quarterly by the full Board of Directors. These dates may be changed slightly as applications are reviewed; but ultimately, each application must be compliant or be replaced.

      The Bank's on-line service provider will provide on-line access to its test bank beginning November 2, 1998 and at varying intervals going forward. We expect to have completed testing and reviewing, with the on-line service provider no later than March 30, 1999. The Bank has begun testing its general ledger software and expects the validation phase to be completed by December 31, 1998. All other applications are in the implementation phase and are deemed by the Steering Committee to be substantially compliant.

      To date, the costs for Year 2000 readiness have not been considered material. All time spent on internal preparations has been completed by existing officer and staff personnel during the normal work day with some extended hours. Hardware and software upgrades and replacements have been completed within predetermined budget estimates and have not been extensive or excessive. Additional costs for Year 2000 preparedness are expected to be within budget and not materially affect the profitability of the Bank or the Company.

      The costs of the project and the date on which the Bank plans to complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

      The Bank's Contingency Plan -- in connection with the year 2000 -- was adopted by the Board of Directors at their regularly scheduled meeting on July 21, 1998. Organizational planning provides for the establishment of a continuity project work group and the assignment of roles and responsibilities. It assesses the potential impact of mission critical system failures on the core business process. The plan evaluates options and provides guidance for selecting reasonable contingency strategies and the remediation of contingency plans and Year 2000 issues.

      There has been limited litigation filed against corporations regarding the "Year 2000 Problem" and such corporations' compliance efforts. To date, no such litigation has resulted in a decided case imposing liability on the corporate entity. Nonetheless, the law in this area will likely continue to develop well into the new millennium. Should the Company experience a Year 2000 failure, exposure of the Company could be significant and material, unless there is legislative action to limit such liability. Legislation has been introduced in several jurisdictions regarding the Year 2000 Problem. However, no assurance can be given that legislation will be enacted in jurisdictions where the Company does business that will have the effect of limiting any potential liability.

      The Bank and Company believe that they are substantially compliant at this time. The Board of Directors, officers, employees and the public, in general, are being kept informed of the issues regarding the year 2000. With the support of the Directors and senior management, the Committee has mailed letters to business relationships informing them of the Bank's commitment to year 2000 issues and requesting information regarding theirs. Newsletters, stuffers and other means of communications have been utilized to increase awareness and obtain information.

Impact of New Accounting Standards

      In June of 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Accounting principles generally require all recognized revenue, expenses, gains and losses to be included in net income. Various FASB statements, however, require companies to report certain changes in assets and liabilities as a separate component of the equity section of the balance sheet such as unrealized gains and losses on available for sale securities. This such item, along with net income, is a component of comprehensive income. SFAS 130 is effective for fiscal years beginning after December 15, 1997, and is not expected to have a material impact on the Company.

      In June of 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and is not expected to have a material effect on the Company. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

      SFAS 131 also requires companies to report information about the way that the operating segments were determined, the product and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the company in its general purpose financial statements, and changes in the measurement of segment amounts from period to period.

      In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132") which amends the disclosure requirements of Statements No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS 88"), and No. 106, "Employers' Accounting Postretirement Benefits Other Than Pensions" ("SFAS 106").

      This Statement standardizes the disclosure requirements of SFAS No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. SFAS No. 132 only addresses disclosure and does not change any of the measurement of recognition provisions provided for in SFAS No. 87, No. 88, or No. 106. SFAS 132 is effective for fiscal years beginning after December 15, 1997 and is not expected to have a material impact on the Company.

      In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of shareholders' equity, depending on the type of instrument and whether or not it is considered a hedge. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet determined the impact this new statement may have on its future financial condition or its results of operations.

      In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65" ("SFAS 134"). SFAS 134 amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities" to conform the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. SFAS 134 is effective for the first quarter beginning after December 15, 1998 and is not expected to have a material impact on the Company.

Asset/Liability Management

      A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upwards. Banking institutions generally have sought to reduce their exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and the purchase of other shorter term interest-earning assets.

      The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions historically have operated in a mismatched position with interest- sensitive liabilities exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

      In order to properly manage interest rate risk, the Bank's Board of Directors has an Executive Committee to monitor the difference between the Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Bank's asset/liability mix, recommend strategies to the Board of Directors that will enhance income while managing the Bank's vulnerability to changes in interest rates and report to the Board of Directors the results of the strategies used.

      Since the mid 1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed rate loans with terms in excess of 15 years in its portfolio. Beginning in March, 1995, the Bank retained a portion of its fixed rate loans with terms in excess of 15 years in the portfolio. At September 30, 1998, the Bank's loan portfolio included $25.7 million of adjustable-rate mortgages and $3.7 million of adjustable-rate home equity loans which together represent 37.6% of the Bank's total loans.

      In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 1998, the Bank had $14.5 million of investment securities maturing within one year or less and $3.9 million of investment securities maturing over one through five years.

      In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities and the maintenance of a consistent level of short-term securities.

Interest Rate Sensitivity Analysis

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's amount of interest rate sensitivity "gap." Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the gap would negatively affect net interest income.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998 which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage backed securities in the following table are presented at amortized cost.

                                                            At September 30, 1998
                                          -----------------------------------------------------------
                                                       Over One     Over Five
                                          One Year     Through       Through     Over Ten
                                          or Less     Five Years    Ten Years     Years       Total
                                          --------    ----------    ---------    --------     -----
                                                                (In thousands)

Interest-earning assets
  Investment securities                   $ 14,508    $  3,943      $     --     $    --     $ 18,451
  Mortgage-backed securities                    --          --           475        2,239       2,714
  Other interest-earning assets              3,954       3,194            --           --       7,148
  Adjustable rate 1-4 family loans          15,209      13,521           671           --      29,401
  Fixed rate 1-4 family loans                   13         505         4,353       38,163      43,034
  Commercial real estate loans               2,082         671           466          300       3,519
  Consumer and commercial loans              1,291         937            --           --       2,228
                                          -----------------------------------------------------------
      Total                               $ 37,057    $ 22,771      $  5,965     $ 40,702    $106,495
                                          ===========================================================
Interest-bearing liabilities
  Certificates of deposit                 $ 33,866    $  8,062      $     --     $     16    $ 41,944
  Money market accounts                     11,056          --            --           --      11,056
  NOW accounts                               6,601          --            --           --       6,601
  Passbook accounts                         16,583          --            --           --      16,583
  Repurchase Agreements                      1,081          --            --           --       1,081
  FHLB Advances                              3,168       1,848         2,583           --       7,599
                                          -----------------------------------------------------------
      Total                               $ 72,355    $  9,910      $  2,583     $     16    $ 84,864
                                          ===========================================================
  Interest sensitivity gap                 (35,298)     12,861         3,382       40,686      21,631
  Cumulative interest sensitivity gap      (35,298)    (22,437)      (19,055)      21,631
  Ratio of cumulative gap to
   total assets                             (31.29%)    (19.89%)      (16.89%)      19.18%


      Management believes the current one-year gap of negative 31.29% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

      Certain shortcomings are inherent in the method of analysis presented in the preceding table. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

Average Balances, Interest and Average Yields

      The following tables set forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

                                                                          Year Ended September 30,
                                             -----------------------------------------------------------------------------------
                                                   1998                         1997                        1996
                                             ---------------------------  --------------------------  --------------------------
                                                                 Average                     Average                     Average
                                             Average             Yield/   Average            Yield/   Average            Yield/
                                             Balance   Interest   Cost    Balance  Interest   Cost    Balance  Interest   Cost
                                             -------   --------  -------  -------  --------  -------  -------  --------  -------
                                                                               (In thousands)

Assets:
Interest-earning assets:
Loans, net:
  Mortgages                                  $ 64,202   $4,861    7.57%   $43,301   $3,417    7.89%   $32,693   $2,573    7.87%
  Consumer and other                            5,056      455    9.00      3,987      359    9.00      3,694      393   10.64
                                             -----------------            ----------------            ----------------
      Total loans, net                         69,258    5,316    7.68     47,288    3,776    7.99     36,387    2,966    8.15
  Investments                                  21,812    1,438    6.59     34,120    2,085    6.11     37,086    2,154    5.81
  Other earning assets                          8,107      452    5.58      7,372      398    5.40      7,203      456    6.33
                                             -----------------            ----------------            ----------------
      Total interest-earning assets            99,177    7,206    7.26     88,780    6,259    7.05     80,676    5,576    6.91
                                                        ------                      ------                      ------
  Cash and due from banks                       2,256                       1,161                       1,080
  Other assets                                  2,969                       1,417                       1,387
                                             --------                     -------                     -------
      Total assets                           $104,402                     $91,358                     $83,143
                                             ========                     =======                     =======

Liabilities:
Interest-bearing liabilities:
  Savings deposits                           $ 15,571   $  385    2.47%   $14,118   $  360    2.55%   $13,829   $  366    2.65%
  NOW                                           7,013       66    0.94      5,690       54    0.95      5,972       73    1.22
  Money market deposits                         9,746      299    3.07      8,303      254    3.06      8,081      259    3.21
  Certificates of deposit                      39,794    2,195    5.52     37,603    2,060    5.48     37,198    2,100    5.65
  Borrowed money                                3,881      195    5.02        785       66    8.41        429       35    8.16
                                             -----------------            ----------------            ----------------
      Total interest-bearing liabilities       76,005    3,140    4.13     66,499    2,794    4.20     65,509    2,833    4.32%
                                                        ------                      ------                      ------
  Non-interest bearing liabilities              5,225                       2,617                       1,375
                                             --------                     -------                     -------
      Total liabilities                        81,230                      69,116                      66,884
  Stockholders' equity                         23,172                      22,242                      16,259
                                             --------                     -------                     -------
      Total liabilities and stockholders'
       equity                                $104,402                     $91,358                     $83,143
                                             ========                     =======                     =======
  Net interest and dividend income                      $4,066                      $3,465                      $2,743
                                                        ======                      ======                      ======
  Interest rate spread                                            3.13%                       2.85%                       2.59%
  Net interest margin                                             4.10%                       3.90%                       3.40%
  Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                 130.49%                     133.51%                     123.15%



Rate/Volume Analysis

      The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume.

                                                            Year Ended September 30,
                                             -------------------------------------------------------
                                                   1998 vs. 1997                 1997 vs. 1996
                                                Increase (Decrease)           Increase (Decrease)
                                                       Due To                        Due to
                                             --------------------------    -------------------------
                                             Volume     Rate     Total     Volume     Rate     Total
                                             ------     ----     -----     ------     ----     -----
                                                                 (In thousands)

Interest-earning assets:
  Loans                                      $1,687    $(147)    $1,540    $ 869     $ (59)    $ 810
  Investments and other
   earning assets                              (734)     141       (593)    (167)       40      (127)
                                             -------------------------------------------------------
      Total interest-earning assets             953       (6)       947      702       (19)      683
                                             -------------------------------------------------------
Interest-bearing liabilities:
  Savings deposits                               36      (11)        25        8       (14)       (6)
  NOW                                            13       (1)        12       (3)      (16)      (19)
  Money market deposits                          44        1         45        7       (12)       (5)
  Certificates of deposit                       120       15        135       23       (63)      (40)
  Borrowed money                                156      (27)       129       29         2        31
                                             -------------------------------------------------------
      Total interest-bearing liabilities        369      (23)       346       64      (103)      (39)
                                             -------------------------------------------------------
Net change in net interest                   $  584    $  17     $  601    $ 638     $  84     $ 722
                                             =======================================================


                    MARKET FOR THE COMPANY'S COMMON STOCK
                    -------------------------------------

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated. The Bank's common stock began trading on March 28, 1996, the date of the Conversion and initial public offering. The Bank's common stock traded as Company common stock when the Reorganization became effective in October 1997, subsequent to the end of the Bank's 1997 fiscal year.

      At September 30, 1998, the last trading date in the Company's fiscal year, the Company's common stock closed at $16.25. At December 8, 1998, there were 1,401,784 shares of the Company's common stock outstanding, which were held of record by approximately 639 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.
On November 17, 1998, the Board of Directors of the Company declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on December 21, 1998 to stockholders of record on December 8, 1998.

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

                                                Price Range
                                             ------------------
              Quarter Ended                   High        Low      Dividends
-----------------------------------------     ----        ---      ---------

Fiscal year ended September 30, 1998:
  First Quarter ended December 31, 1997       22-5/8     19-1/4       .05
  Second Quarter ended March 31, 1998         24         19           .06
  Third Quarter ended June 30, 1998           23-1/8     19           .06
  Fourth Quarter ended September 30, 1998     20-7/8     16           .06

Fiscal year ended September 30, 1997:
  First Quarter ended December 31, 1996      $14-1/8    $12          $.05
  Second Quarter ended March 31, 1997         15-5/8     13-1/8       .05
  Third Quarter ended June 30, 1997           16-1/2     13-1/8       .05
  Fourth Quarter ended September 30, 1997     21-1/2     16-1/4       .05



         [FORM OF LETTERHEAD OF SHATSWELL, MACLEOD & COMPANY, P.C.]



The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.



                                       /s/ SHATSWELL, MacLEOD & COMPANY, P.C.

                                       SHATSWELL, MacLEOD & COMPANY, P.C.


West Peabody, Massachusetts
October 23, 1998



                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         September 30, 1998 and 1997
                         ---------------------------


                                                                                       1998            1997
                                                                                       ----            ----

ASSETS
------

Cash and due from banks                                                            $  1,705,345     $ 2,563,517
Federal funds sold                                                                    5,581,233       1,352,403
                                                                                   ----------------------------
      Total cash and cash equivalents                                                 7,286,578       3,915,920
Investments in available-for-sale securities (at fair value)                         16,923,523      25,481,370
Investments in held-to-maturity securities (fair values of $7,078,556
 as of September 30, 1998 and $10,558,749 as of September 30, 1997)                   7,037,287      10,515,369
Federal Home Loan Bank stock, at cost                                                   562,800         405,200
Loans, net                                                                           77,654,939      53,881,171
Premises and equipment                                                                2,108,344         999,707
Accrued interest receivable                                                             631,590         614,289
Cooperative Central Bank Reserve Fund Deposit                                           395,395         285,680
Other assets                                                                            192,170         292,478
                                                                                   ----------------------------
      Total assets                                                                 $112,792,626     $96,391,184
                                                                                   ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Demand deposits                                                                    $  5,334,868     $ 3,136,116
Savings and NOW deposits                                                             34,239,783      31,922,355
Time deposits                                                                        41,944,116      37,132,618
                                                                                   ----------------------------
      Total deposits                                                                 81,518,767      72,191,089
Securities sold under agreements to repurchase                                        1,080,554
Advances from Federal Home Loan Bank of Boston                                        7,599,000
Other liabilities                                                                       352,815         652,656
Employee Stock Ownership Plan loan                                                                      741,923
                                                                                   ----------------------------
      Total liabilities                                                              90,551,136      73,585,668
                                                                                   ----------------------------
Stockholders' equity:
  Preferred stock, par value $.01 per share in 1998 and $.10 per share in 1997, authorized 500,000 shares; none issued
  Common stock, par value $.01 per share in 1998 and $.10 per share in 1997, authorized 2,500,000 shares; issued 1,454,750 shares as of September 30,
   1998 and 1997; outstanding 1,401,784 shares as of September 30, 1998
   and 1,454,750 shares as of September 30, 1997                                         14,547         145,475
  Paid-in capital                                                                    13,899,014      13,651,570
  Retained earnings                                                                  10,204,737       9,334,011
  Unallocated Employee Stock Ownership Plan shares                                     (654,038)       (741,923)
  Treasury stock (52,966 shares)                                                       (952,668)
  Unearned compensation                                                                (594,417)
  Net unrealized holding gain on available-for-sale securities                          324,315         416,383
                                                                                   ----------------------------
      Total stockholders' equity                                                     22,241,490      22,805,516
                                                                                   ----------------------------
      Total liabilities and stockholders' equity                                   $112,792,626     $96,391,184
                                                                                   ============================


      The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended September 30, 1998, 1997 and 1996
                ---------------------------------------------


                                                                    1998           1997           1996
                                                                    ----           ----           ----
Interest and dividend income:
  Interest and fees on loans                                     $5,316,011     $3,775,916     $2,966,330
  Interest and dividends on securities:
    Taxable                                                       1,316,020      1,901,373      1,984,622
    Dividends on marketable equity securities                       152,341        183,353        169,728
Dividends on Cooperative Bank Investment and Liquidity Funds        198,015        241,095        282,891
Other interest                                                      223,391        157,115        172,261
                                                                 ----------------------------------------
      Total interest and dividend income                          7,205,778      6,258,852      5,575,832
                                                                 ----------------------------------------
Interest expense:
  Interest on deposits                                            2,944,707      2,728,402      2,797,827
  Interest on securities sold under agreements to repurchase         24,100
  Interest on FHLB advances                                         148,138
  Interest on other borrowings                                       22,556         65,576         35,060
                                                                 ----------------------------------------
      Total interest expense                                      3,139,501      2,793,978      2,832,887
                                                                 ----------------------------------------
      Net interest and dividend income                            4,066,277      3,464,874      2,742,945
Provision for loan losses                                            26,000                        51,000
                                                                 ----------------------------------------
      Net interest income after provision for loan losses         4,040,277      3,464,874      2,691,945
                                                                 ----------------------------------------
Other income:
  Service charges on deposit accounts                                73,667         54,412         53,094
  Securities gains, net                                             840,208        112,035          2,338
  Other income                                                      136,784         78,678         69,908
                                                                 ----------------------------------------
      Total other income                                          1,050,659        245,125        125,340
                                                                 ----------------------------------------
Other expense:
  Salaries and employee benefits                                  1,535,625      1,418,021      1,195,141
  Occupancy expense                                                 199,759        109,101         61,253
  Equipment expense                                                 142,429         98,327         71,054
  Writedown on impairment of long lived assets                      327,307
  Deposit insurance expense                                           8,984          6,307          7,666
  Data processing expense                                           207,061        150,838        111,410
  Director's fees                                                    57,950         57,000         57,100
  Legal and professional fees                                       251,734        199,344         58,485
  Other expenses                                                    445,711        488,076        326,355
                                                                 ----------------------------------------
      Total other expense                                         3,176,560      2,527,014      1,888,464
                                                                 ----------------------------------------
      Income before income taxes                                  1,914,376      1,182,985        928,821
Income taxes                                                        729,300        430,900        358,600
                                                                 ----------------------------------------
      Net income                                                 $1,185,076     $  752,085     $  570,221
                                                                 ========================================


Earnings per common share                                        $      .86     $      .55
                                                                 =========================
Earnings per common share, assuming dilution                     $      .84     $      .55
                                                                 =========================




      The accompanying notes are an integral part of these consolidated financial statements.



                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 1998, 1997 and 1996
                ---------------------------------------------


                                                                   Unallocated                              Net
                                                                   Employee                            Unrealized
                                                                     Stock                               Holding
                                                                   Ownership                             Gain on
                     Common     Paid-in     Retained                  Plan     Treasury    Unearned   Available-for-
                      Stock     Capital     Earnings     Surplus     Shares      Stock   Compensation Sale Securities    Total
                     ------     -------     --------     -------   ----------- --------  ------------ ---------------    -----

Balance, September
 30, 1995            $         $           $           $ 8,286,070 $           $          $              $149,216     $ 8,435,286
Transfer of surplus
 to retained
 earnings                                    8,286,070  (8,286,070)
Issuance of common
 stock                 145,475  13,598,174                                                                             13,743,649
Employee Stock
 Ownership Plan loan                                                (872,850)                                            (872,850)
ESOP shares released                                                  43,642                                               43,642
Net income                                     570,221                                                                    570,221
Net change in
 unrealized holding
 gain on available-
 for-sale securities                                                                                       (5,531)         (5,531)
                     ------------------------------------------------------------------------------------------------------------
Balance, September
30, 1996              145,475   13,598,174   8,856,291              (829,208)                             143,685      21,914,417
Employee Stock
 Ownership Plan                     41,103                                                                                 41,103
Adjustment of costs
 incurred on
 issuance of
 common stock                       12,293                                                                                 12,293
ESOP shares released                                                  87,285                                               87,285
Net income                                     752,085                                                                    752,085
Dividends declared
 ($.20 per share)                             (274,365)                                                                  (274,365)
Net change in
 unrealized holding
 gain on available-
 for-sale securities                                                                                      272,698         272,698
                     ------------------------------------------------------------------------------------------------------------
Balance, September
 30, 1997              145,475  13,651,570   9,334,011              (741,923)                             416,383      22,805,516
Employee Stock
 Ownership Plan                     94,566                                                                                 94,566
ESOP shares released                                                  87,885                                               87,885
Purchase of shares
 for recognition and
 retention plan(RRP)                                                                       (751,433)                     (751,433)
Recognition and
 retention plan                    158,760                                                                                158,760
Distribution of RRP
 shares                           (157,016)                                                 157,016
Tax benefit from
 RRP                                20,206                                                                                 20,206
Formation of the
 Holding Company,
 change in par value  (130,928)    130,928
Purchase of
 treasury stock                                                                 (952,668)                                (952,668)
Net income                                   1,185,076                                                                  1,185,076
Dividends declared
 ($.23 per share)                             (314,350)                                                                  (314,350)
Net change in
 unrealized holding
 gain on available-
 for-sale securities                                                                                      (92,068)        (92,068)
                     ------------------------------------------------------------------------------------------------------------
Balance, September
 30, 1998            $  14,547 $13,899,014 $10,204,737 $           $(654,038)  $(952,668) $(594,417)     $324,315     $22,241,490
                     ============================================================================================================


      The accompanying notes are an integral part of these consolidated financial statements.


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 1998, 1997 and 1996
                ---------------------------------------------


                                                                        1998            1997            1996
                                                                        ----            ----            ----

Cash flows from operating activities:
  Net income                                                        $  1,185,076    $    752,085    $    570,221
    Adjustments to reconcile net income to net cash
     provided by operating activities:
    Recognition and retention plan (RRP)                                 158,760
    Disposal of fixed assets                                                              21,840
    Writedown on impairment of long lived assets                         327,307
    Loss on sale of equipment                                              5,245
    Loss on trade-in of equipment                                          8,869
    Provision for loan losses                                             26,000                          51,000
    (Accretion) amortization of investment securities, net                24,417        (129,033)        (51,206)
    Change in unearned income                                            (51,047)        (46,627)         22,246
    Gain on sales of investment securities, net                         (840,208)       (112,035)         (2,338)
    Deferred tax (benefit) expense                                      (118,872)         49,904          (6,432)
    Depreciation and amortization                                        170,714          93,381          55,908
    (Increase) decrease in accrued interest receivable                   (17,301)        132,312        (226,808)
    (Increase) decrease in other assets                                  100,308        (180,305)        273,079
    Increase (decrease) in other liabilities                            (106,691)         89,937         164,489
                                                                    --------------------------------------------

  Net cash provided by operating activities                              872,577         671,459         850,159
                                                                    --------------------------------------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                          (7,426,624)    (15,406,219)    (24,655,599)
  Proceeds from sales of available-for-sale securities                 9,886,752       2,810,711         237,841
  Proceeds from maturities of available-for-sale securities            6,827,890       9,425,805      22,300,000
  Purchases of held-to-maturity securities                            (2,000,000)     (6,330,000)    (17,564,866)
  Proceeds from maturities of held-to-maturity securities              5,417,562      18,753,311      10,750,416
  Purchase of Federal Home Loan Bank stock                              (157,600)       (104,300)        (20,800)
  Increase in deposit with Cooperative Central Bank Reserve
   Fund                                                                 (109,715)
  Net increase in loans                                              (23,748,721)    (13,597,698)     (7,807,190)
  Capital expenditures                                                (1,626,772)       (588,867)        (50,722)
  Proceeds from sale of equipment                                          6,000
                                                                    --------------------------------------------

  Net cash used in investing activities                              (12,931,228)     (5,037,257)    (16,810,920)
                                                                    --------------------------------------------

Cash flows from financing activities:
  Dividends paid                                                        (314,350)       (274,365)
  Employee Stock Ownership Plan                                           94,566          41,103
  Payment of Employee Stock Ownership Plan loan                         (741,923)
  Adjustment of costs incurred on issuance of common stock                                12,293
  Proceeds from issuance of common stock                                                              14,547,500
  Costs related to issuance of common stock                                                             (803,851)
  Purchase of treasury stock                                            (952,668)
 Unallocated ESOP shares released                                        87,885
  Purchase of company shares for RRP Trust                              (751,433)
  Net increase (decrease) in demand deposits, NOW and
   savings accounts                                                    4,516,180       6,680,674        (534,255)
  Net increase (decrease) in time deposits                             4,811,498        (933,185)      1,908,951
  Net increase in securities sold under agreements to repurchase       1,080,554
  Proceeds from Federal Home Loan Bank advances                        8,148,000
  Repayments of Federal Home Loan Bank advances                         (549,000)
                                                                    --------------------------------------------

  Net cash provided by financing activities                           15,429,309       5,526,520      15,118,345
                                                                    --------------------------------------------

Increase (decrease) in cash and cash equivalents                       3,370,658       1,160,722        (842,416)
Cash and cash equivalents at beginning of period                       3,915,920       2,755,198       3,597,614
                                                                    --------------------------------------------
Cash and cash equivalents at end of period                          $  7,286,578    $  3,915,920    $  2,755,198
                                                                    ============================================

Supplemental disclosures:
  Interest paid                                                     $  3,139,501    $  2,859,554    $  2,832,887
  Income taxes paid                                                      859,664         472,023         229,000


      The accompanying notes are an integral part of these consolidated financial statements.



                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

                Years Ended September 30, 1998, 1997 and 1996
                ---------------------------------------------

NOTE 1 - NATURE OF OPERATIONS
-----------------------------

On March 28, 1996, the Falmouth Co-Operative Bank (the "Bank") converted from a Massachusetts chartered mutual cooperative bank to a Massachusetts-chartered capital stock cooperative bank. The Bank issued 1,454,750 shares of common stock through a public offering which provided net proceeds of $13,743,649 after conversion costs of $803,851.

Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation was organized by the Bank on November 25, 1996 to be a bank holding company with the Bank as its wholly-owned subsidiary.

On October 14, 1997, the Company acquired all of the capital stock of the Bank and stockholders of the Bank became stockholders of the Company in a share for share exchange pursuant to a plan of reorganization approved by the Bank's stockholders on January 21, 1997.

The Bank was organized in 1925 and is headquartered in Falmouth, Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential, real estate, consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES
----------------------------

The accounting and reporting policies of the Company conform to generally accepted accounting principles and predominant practices within the savings institution industry. The consolidated financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

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

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Company, the RRP Trust, the Company's wholly-owned subsidiary the Bank and the Bank's wholly-owned subsidiary, Falmouth Securities
      Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      The RRP Trust was formed on October 21, 1997 in connection with the Bank's 1997 Recognition and Retention Plan for Outside Directors, officers and employees of Falmouth Bancorp, Inc. (the "RRP"). The Company contributes to the RRP Trust from time to time. The RRP Trust invests the assets of the Trust in shares of the Company.

      The Trustees of the RRP Trust and also directors of the Company. The RRP is administered by the compensation committee of the Board of Directors of the Company which consists of certain non-employee members of the Board of Directors of the Company.

      Falmouth Securities Corporation, an active security corporation, was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

      SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the straight-line method which has substantially the same effect as using the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

      The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

            -- Held-to-maturity securities are measured at amortized cost on the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

            -- Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

            -- Trading securities are carried at fair value on the balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

      LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

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

      ALLOWANCE FOR LOAN LOSSES:

      The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio and other indicators.

      As of October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114 a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

      The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Company considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

      Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Company applies SFAS No. 114 on a loan-by-loan basis. The Company does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Company may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote.

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

      Beginning in 1995, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

      COOPERATIVE CENTRAL BANK RESERVE FUND DEPOSIT:

      The Reserve Fund was established for liquidity purposes and consists of deposits required of all insured cooperative banks in Massachusetts. The Fund is used by the Central Bank to advance funds to member banks, but such advances generally are not made until Federal Home Loan Bank and commercial bank sources of borrowings have been exhausted. The Company has not borrowed funds from the Central Bank since rejoining the Federal Home Loan Bank on January 2, 1975.

      INCOME TAXES:

      The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company 's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

      RETIREMENT PLAN:

      The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

      FAIR VALUES OF FINANCIAL INSTRUMENTS:

      Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

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

      Accrued interest receivable and Cooperative Central Bank Reserve Fund
      Deposit: The carrying amounts of accrued interest receivable and Cooperative Central Bank Reserve Fund Deposit approximate their fair values.

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

      Securities sold under agreements to repurchase: The carrying amount reported on the balance sheet for securities sold under agreement to repurchase approximates those liabilities' fair values.

      Federal Home Loan Bank Advances: Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

      Employee Stock Ownership Plan loan: The fair value of the Employee Stock Ownership Plan loan was estimated using a discounted cash flow calculation that applies current interest rates.

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

      STOCK BASED COMPENSATION:

      In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either
      (i) the intrinsic value approach set forth in APB Opinion No. 25 or
      (ii) the fair value method in SFAS No. 123. Entries electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS
      No. 123 for the years ended September 30, 1998 and 1997.

      EARNINGS PER SHARE:

      In the year ended September 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) "Earnings per Share" (EPS) issued by the Financial Accounting Standards Board. SFAS No. 128 required restatement of all prior-period EPS presented that was not in accordance with SFAS No. 128. This statement simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of Basic EPS which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS No. 128 had no material effect on the Company's 1998 financial statements.

      Because of the Bank's conversion in mid 1996 from mutual form to stock ownership, a presentation of earnings per share for fiscal 1996 would not be meaningful.

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:


                                                                    Gross         Gross
                                                    Amortized     Unrealized    Unrealized
                                                      Cost         Holding       Holding         Fair
                                                      Basis         Gains         Losses         Value
                                                    ---------     ----------    ----------       -----

Available-for-sale:
  September 30, 1998:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 3,704,394     $  8,396      $            $ 3,712,790
    Other debt securities                            4,997,163       55,559                     5,052,722
    Mortgage-backed securities                       2,239,113       64,766                     2,303,879
    Marketable equity securities                     5,423,430      780,691       349,989       5,854,132
                                                   ------------------------------------------------------
                                                   $16,364,100     $909,412      $349,989     $16,923,523
                                                   ======================================================

  September 30, 1997:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $11,485,860     $ 44,890      $  1,290     $11,529,460
    Other debt securities                            3,447,578       20,920                     3,468,498
    Mortgage-backed securities                       2,755,018       58,551                     2,813,569
    Marketable equity securities                     7,087,351      825,351       242,859       7,669,843
                                                   ------------------------------------------------------
                                                   $24,775,807     $949,712      $244,149     $25,481,370
                                                   ======================================================

Held-to-maturity:
  September 30, 1998:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 1,199,929     $  3,931      $            $ 1,203,860
    Other debt securities                            5,362,298       20,264                     5,382,562
    Mortgage-backed securities                         475,060       17,074                       492,134
                                                   ------------------------------------------------------
                                                   $ 7,037,287     $ 41,269      $            $ 7,078,556
                                                   ======================================================

  September 30, 1997:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 3,094,510     $  9,526      $            $ 3,104,036
    Other debt securities                            6,823,853       10,089           107       6,833,835
    Mortgage-backed securities                         597,006       23,872                       620,878
                                                   ------------------------------------------------------
                                                   $10,515,369     $ 43,487      $    107     $10,558,749
                                                   ======================================================


The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of September 30, 1998:


                                                               Available-for-sale            Held-to-maturity
                                                                  securities:                  securities:
                                                           --------------------------    ------------------------
                                                            Amortized                    Amortized
                                                              Cost           Fair          Cost          Fair
                                                              Basis          Value         Basis         Value
                                                            ---------        -----       ---------       -----

Debt securities other than mortgage-backed securities:
  Due within one year                                      $ 6,092,009    $ 6,110,940    $5,228,439    $5,245,960
  Due after one year through five years                      2,609,548      2,654,572     1,333,788     1,340,462
Mortgage-backed securities                                   2,239,113      2,303,879       475,060       492,134
                                                           ------------------------------------------------------
                                                           $10,940,670    $11,069,391    $7,037,287    $7,078,556
                                                           ======================================================

For the year ended September 30, 1998, proceeds from sales of securities available-for-sale amounted to $9,886,752. Gross realized gains and gross realized losses on those sales amounted to $898,379 and $58,171, respectively. For the year ended September 30, 1997, proceeds from sales of securities available-for-sale amounted to $2,810,711. Gross realized gains and gross realized losses on those sales amounted to $155,042 and $43,007, respectively. For the year ended September 30, 1996, proceeds from sales of securities available-for-sale amounted to $237,841. Gross realized gains and gross realized losses on those sales amounted to $24,775 and $22,437, respectively.

The aggregate carrying amount and fair value of securities of issuers which exceeded 10% of stockholders' equity were as follows as of September 30, 1998:


                                      Amortized
                                         Cost          Fair
             Issuer                     Basis         Value
---------------------------------     ---------       -----

Co-operative Bank Investment Fund     $3,194,124    $3,059,023
                                      ========================


NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:


                                                       1998           1997
                                                       ----           ----

Commercial, financial and agricultural              $ 1,422,493    $ 1,079,024
Real estate - construction and land development       2,588,234        451,410
Real estate - residential                            67,997,194     48,016,182
Real estate - commercial                              5,653,489      4,291,104
Consumer                                                566,418        641,387
                                                    --------------------------
                                                     78,227,828     54,479,107
Unearned income                                         (45,452)       (96,499)
Allowance for loan losses                              (527,437)      (501,437)
                                                    --------------------------
      Loans, net                                    $77,654,939    $53,881,171
                                                    ==========================


Certain directors and executive officers of the Company were customers of the Company during the year ended September 30, 1998. Total loans to such persons and their companies amounted to $238,205 as of September 30, 1998. During the year ended September 30, 1998, total payments amounted to $194,904 and principal advances were $188,175.

Changes in the allowance for loan losses were as follows for the years ended September 30:


                                                1998        1997        1996
                                                ----        ----        ----

Balance at beginning of period                $501,437    $498,223    $445,216
Provision for loan losses                       26,000                  51,000
Recoveries of loans previously charged off                   3,259       2,007
Loans charged off                                              (45)
                                              --------------------------------
Balance at end of period                      $527,437    $501,437    $498,223
                                              ================================


As of September 30, 1998 and 1997 there were no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the years ended September 30, 1998 and 1997.

Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," (SFAS No. 122), became effective for the Company on October 1, 1996. SFAS No. 122 was superseded by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 125) effective for transfers and servicing occurring after December 31, 1996. In the fiscal years ending September 30, 1998 and 1997 the Company sold mortgage loans totaling approximately $7,037,000 and $0, respectively and retained the servicing rights. The fair value of those rights under SFAS No. 122 and SFAS No. 125 is not material and has not been recognized in the consolidated financial statements for the years ended September 30, 1998 and 1997.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:


                                                 1998           1997
                                                 ----           ----

Bank building                                 $2,114,769     $  986,215
Furniture and equipment                          736,319        627,214
Vehicle                                           21,000         25,071
                                              -------------------------
                                               2,872,088      1,638,500
Accumulated depreciation and amortization       (763,744)      (638,793)
                                              -------------------------
                                              $2,108,344     $  999,707
                                              =========================

During 1998 the Company determined that the carrying amounts of the leasehold improvements and equipment at a former branch office are probably not recoverable and that the assets are impaired as defined by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The impairment loss was $327,307 and is reflected in the 1998 consolidated statements of income. The Company closed this branch office in 1998. The lease expires on February 4, 2001. See Note 14.

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $8,020,846 and $4,356,835 as of September 30, 1998 and 1997, respectively.

For time deposits as of September 30, 1998, the aggregate amount of maturities for each of the following five years ended September 30 and thereafter are as follows:


                                                    (in thousands)

            1999                                       $33,865
            2000                                         5,011
            2001                                         2,974
            2002                                            78
            2003                                             0
            Thereafter                                      16
                                                       -------
                                                       $41,944
                                                       =======

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-------------------------------------------------------

The securities sold under agreements to repurchase as of September 30, 1998 are securities sold on a short term basis by the Company that have been accounted not as sales but as borrowings. The securities consisted of U.S. Treasury Notes. The securities were held in the Company 's safekeeping account at BankBoston under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

Information concerning securities sold under agreements to repurchase is summarized as follows for the year ended September 30, 1998:


Average balance during the year                       $  537,663
Average interest rate during the year                       4.48%
Maximum month-end balance during the year             $1,080,554

Securities underlying the agreements at year-end:
  Carrying amount                                     $1,500,513
  Estimated fair value                                 1,505,150


NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
-------------------------------------------------------

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston.

Maturities of advances from the Federal Home Loan Bank of Boston for the five fiscal years ending after
September 30, 1998 and thereafter are summarized as follows:


                           INTEREST RATE        AMOUNT
                           -------------        ------

            1999           5.57% to 5.94%     $3,167,710
            2000           5.64% to 5.94%        579,329
            2001           5.79% to 5.94%        584,014
            2002           5.94% to 5.94%         89,772
            2003           5.86% to 5.94%        595,290
            Thereafter     4.99% to 5.94%      2,582,885
                                              ----------
                                              $7,599,000
                                              ==========


Advances are secured by the Company's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligation not otherwise pledged.

NOTE 9 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:


                                     1998          1997         1996
                                     ----          ----         ----

Current:
  Federal                          $ 599,930     $334,704     $241,168
  State                              248,242      146,100      111,000
                                   -----------------------------------
                                     848,172      480,804      352,168
                                   -----------------------------------
Deferred:
  Federal                            (88,378)      (5,717)       9,154
  State                              (30,494)      (1,973)       3,710
                                   -----------------------------------
                                    (118,872)      (7,690)      12,864
                                   -----------------------------------
                                     729,300      473,114      365,032
Changes in valuation allowance                    (42,214)      (6,432)
                                   -----------------------------------
      Total income tax expense      $729,300     $430,900     $358,600
                                   ===================================


The tax effects of each type of item that gives rise to deferred taxes are as follows as of September 30:


                                                                1998          1997
                                                                ----          ----

Deferred tax assets:
  Allowance for loan losses                                   $ 139,566     $ 112,640
  Deferred income                                               119,362        71,960
  Reserve for contingencies                                       7,775        46,692
  Other                                                                         1,553
  Employee benefit plan                                          22,269
  Impairment loss on leasehold improvements and equipment       133,967
                                                              -----------------------
                                                                422,939       232,845
                                                              -----------------------
Deferred tax liabilities:
  Unrealized gain on securities                                (235,108)     (289,179)
  Excess depreciation                                           (98,829)      (95,903)
  Deferred loan costs                                           (99,334)      (31,038)
                                                              -----------------------
                                                               (433,271)     (416,120)
                                                              -----------------------
      Net deferred tax liability                              $ (10,332)    $(183,275)
                                                              =======================


Deferred tax assets as of September 30, 1998 and 1997 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:


                                                                      1998      1997      1996
                                                                      ----      ----      ----

Tax at statutory rate of 34%                                          34.0%     34.0%     34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit                              7.5       8.0       7.2
  Utilization (provision) of deferred tax asset valuation reserve               (3.6)      (.7)
  Dividend received deduction                                         (1.5)     (3.2)     (3.6)
  Other, net                                                          (1.9)      1.2       1.7
                                                                      ------------------------
Income tax provision                                                  38.1%     36.4%     38.6%
                                                                      ========================


As part of the Adoption Tax Credit within the Minimum Wage Bill that was enacted into law on August 20, 1996 the Section 593 tax additions to the reserve for bad debts was repealed, effective for taxable years beginning after December 31, 1995. Thus, the Company was allowed a tax deduction for bad debts under the experience method only starting with the year beginning October 1, 1996.

As part of this legislation the Company will have to recapture in taxable income the excess of the tax reserve for bad debts at September 30, 1996 over the tax reserve at April 30, 1988. The recapture amount is $238,709 resulting in Federal and Massachusetts income taxes of approximately $98,000 which will be paid over a six year period starting with the tax year beginning October 1, 1998. This tax has been provided for in past years and will not result in any charge to earnings.

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 1998 includes approximately $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
---------------------------------------------------------

Retirement Plan
---------------

The Company is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Amounts charged to retirement fund expense for the years ending September 30, 1998, 1997 and 1996 totaled $102,799, $103,310 and $93,870, respectively.

Employee Stock Ownership Plan
-----------------------------

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

On March 26, 1996 the ESOP borrowed $872,850 from Bridgewater Savings Bank ("the old debt") to purchase 87,285 shares of the stock of Falmouth Co-Operative Bank. In the year ended September 30, 1998 the old debt was paid off and replaced by an inter-company loan by the Company to the ESOP. The loan is secured by a pledge of the stock purchased. The Company will make annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

Any shares of the Company purchased by the ESOP are subject to the accounting specified by the American Institute of CPA's Statement of Position 93-6. Under the statement, as any shares are released from collateral, the Company will report compensation expense equal to the current market price of the shares and the shares will be outstanding for earnings-per-share computations. Also, as the shares are released, the related dividends will be recorded as a reduction of retained earnings and dividends on the allocated shares will be recorded as a reduction of debt and accrued interest.

The shares purchased by the ESOP are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The old debt of the ESOP was recorded as debt of the Company. The inter-company loan is eliminated in consolidation. The shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. The ESOP shares were as follows as of September 30:


                                                1998           1997
                                                ----           ----

Allocated shares                                 13,092          4,364
Committed to be released shares                   8,728          8,728
Unreleased shares                                65,465         74,193
                                             -------------------------
                                                 87,285         87,285
                                             =========================

Fair value of unreleased shares              $1,063,806     $1,548,779


For the old ESOP debt, the interest rate per annum was 8.15%. Interest expense on the old debt was $22,556, $65,576 and $35,060 for the years ended September 30, 1998, 1997 and 1996, respectively.

Annual contributions to the plan are discretionary. Contributions to the ESOP Plan by the Bank or Company were $87,885, $87,285 and $78,702 for the years ended September 30, 1998, 1997 and 1996, respectively and ESOP compensation expense was $182,511, $128,389, and $43,642, respectively.

Stock Option Plan
-----------------

On November 19, 1996, the Bank adopted the 1997 Stock Option Plan for Outside Directors, Officers, and Employees of the Bank. The plan was approved by shareholders effective as of January 21, 1997. The Board of Directors formed an Option Committee to administer the plan. A total of 145,475 shares were made available for issuance under the plan.

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

The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the years ended September 30 would have been reduced to the pro forma amounts indicated below:


                                                    1998          1997
                                                    ----          ----

Net income                       As reported     $1,185,076     $752,085
                                 Pro forma       $1,113,695     $716,394

Earnings per share - Basic       As reported           $.86         $.55
                                 Pro forma             $.81         $.52

Earnings per share - Diluted     As reported           $.84         $.55
                                 Pro forma             $.79         $.52


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 1998 and 1997: dividend yield of 2 percent for both years; expected volatility of 19 percent for both years, risk-free interest rate of 5.8 and 7 percent, respectively; and expected lives of 8 years for both years.

A summary of the status of the Company's stock option plan as of September 30, 1998 and 1997 and changes during the years ending on those dates is presented below:


                                              1998                         1997
                                    -------------------------    -------------------------
            Options                 Shares     Exercise Price    Shares     Exercise Price
--------------------------------    ------     --------------    ------     --------------

Outstanding at beginning of year    109,125       $13.375              0
Granted                                 666        19.625        109,125       $13.375
Correction of prior grant              (666)       13.375
Exercised                                 0                            0
Forfeited                            (1,500)       13.375              0
                                    -------                      -------
Outstanding at end of year          107,625       $13.414        109,125       $13.375
                                    =======                      =======

Options exercisable at year-end      21,525                            0
Weighted-average fair value of
 options granted during the year      $5.69                        $4.36


The following table summarizes information about stock options outstanding as of September 30, 1998:


                Options Outstanding                           Options Exercisable
----------------------------------------------------    --------------------------------
    Number        Weighted-Average                                   Number
 Outstanding         Remaining                                    Exercisable
as of 09/30/98    Contractual Life    Exercise Price    as of 09/30/98    Exercise Price
--------------    ----------------    --------------    --------------    --------------

   106,959           8.5 years           $13.375            21,392           $13.375
       666           8.5 years           $19.625               133           $19.625
   -------                                                  ------
   107,625           8.5 years           $13.414            21,525           $13.414
   =======                                                  ======


Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant and fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. On April 15, 1997, 39,000 shares were awarded, with vesting beginning as of February 1, 1997. Compensation expense amounted to $67,816 and $100,000 for the years ending September 30, 1998 and 1997, respectively. Compensation expense is based on the fair value of the common stock on the grant date. As of September 30, 1998, the RRP Trust had purchased a total of 39,000 shares, and 7,802 vested shares had been distributed to eligible participants.

NOTE 11 - REGULATORY MATTERS
----------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 1998 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                              To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                    Actual          Adequacy Purposes:    Action Provisions:
                                               -----------------    ------------------    ------------------
                                               Amount     Ratio     Amount     Ratio      Amount     Ratio
                                               ------     -----     ------     -----      ------     -----
                                                               (Dollar amounts in thousands)

As of September 30, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $22,444    32.91%    $5,456     >=8.0%        N/A
    Falmouth Co-Operative Bank                  14,631    23.31      5,022     >=8.0      $6,278    >=10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                21,917    32.13      2,726     >=4.0         N/A
    Falmouth Co-Operative Bank                  14,104    22.47      2,511     >=4.0       3,767     >=6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                21,917    19.59      4,475     >=4.0         N/A
    Falmouth Co-Operative Bank                  14,104    13.62      4,143     >=4.0       5,178     >=5.0

As of September 30, 1997:
  Total Capital (to Risk Weighted Assets)       22,891    42.28      4,331     >=8.0       5,414    >=10.0
  Tier 1 Capital (to Risk Weighted Assets)      22,390    41.36      2,166     >=4.0       3,248     >=6.0
  Tier 1 Capital (to Average Assets)            22,390    23.64      3,789     >=4.0       4,736     >=5.0


The ability of the Company to pay dividends on its common stock is restricted by Massachusetts banking law. No dividends may be paid if such dividends would reduce stockholders' equity of the Company below the amount of the liquidation account required by Massachusetts conversion regulations and described in Note 17. In addition, the Company may not pay dividends in excess of current earnings for three years following the conversion of the Company from mutual to stock form.

NOTE 12 - FINANCIAL INSTRUMENTS
-------------------------------

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company 's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

The estimated fair values of the Company 's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:


                                                                1998                          1997
                                                     --------------------------    --------------------------
                                                      Carrying         Fair         Carrying         Fair
                                                       Amount          Value         Amount          Value
                                                      --------         -----        --------         -----

Financial assets:
  Cash and cash equivalents                          $ 7,286,578    $ 7,286,578    $ 3,915,920    $ 3,915,920
  Available-for-sale securities                       16,923,523     16,923,523     25,481,370     25,481,370
  Held-to-maturity securities                          7,037,287      7,078,556     10,515,369     10,558,749
  Federal Home Loan Bank stock                           562,800        562,800        405,200        405,200
  Loans                                               77,654,939     79,454,000     53,881,171     54,260,000
  Accrued interest receivable                            631,590        631,590        614,289        614,289
  Cooperative Central Bank Reserve Fund
   Deposit                                               395,395        395,395        285,680        285,680

Financial liabilities:
  Deposits                                            81,518,767     81,619,000     72,191,089     72,226,000
  Federal Home Loan Bank advances                      7,599,000      7,652,000
  Securities sold under agreements to repurchase       1,080,554      1,080,554
  Employee Stock Ownership Plan loan                                                   741,923        738,519


The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:


                                                       1998            1997
                                                       ----            ----

Commitments to originate loans                      $ 4,509,100     $1,788,200
Unadvanced funds on construction loans                2,538,054      1,024,942
Unadvanced funds on home equity lines of credit       4,746,808      3,832,129
Unadvanced funds on commercial lines of credit          824,316        688,116
Unadvanced funds on overdraft lines of credit            85,914         56,632
Standby letters of credit                                24,000
                                                    --------------------------
                                                    $12,728,192     $7,390,019
                                                    ==========================


There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments."

NOTE 13 - EMPLOYMENT AGREEMENTS
-------------------------------

The Company has employment agreements with its President and Chief Executive Officer and its Vice President and Treasurer. The employment agreements generally provide for the continued payment of specified compensation and benefits for specified periods after termination, unless the termination is for "cause" as defined in the employment agreements. The employment agreements provide for the payment, under certain circumstances, of lump-sum amounts upon termination following a "change in control" as defined in the Agreements. The employment agreements also provide for lump-sum payments in the event of the officers' voluntary termination of employment on the occurrence of certain specified events.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying consolidated financial statements.

The Company is obligated under a lease agreement covering office space for its former East Falmouth branch (See Note 5). This agreement is considered to be an operating lease. The total minimum rental payments due in future periods under this agreement is as follows as of September 30, 1998:


            1999                               $20,000
            2000                                20,000
            2001                                 6,667
                                               -------
              Total minimum lease payments     $46,667
                                               =======


NOTE 15 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
---------------------------------------------------------

Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                 Income          Shares        Per-Share
                                                               (Numerator)    (Denominator)     Amount
                                                               -----------    -------------    ---------

Year ended September 30, 1998
  Basic EPS
    Net income and income available to common stockholders     $1,185,076       1,375,057        $0.86
    Effect of dilutive securities options                                          36,085
                                                               --------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                               $1,185,076       1,411,142        $0.84
                                                               =======================================

Year ended September 30, 1997 - As restated
  Basic EPS
    Net income and income available to common stockholders     $  752,085       1,376,193        $0.55
    Effect of dilutive securities options                                           3,636
                                                               --------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                               $  752,085       1,379,829        $0.55
                                                               =======================================


NOTE 17 - LIQUIDATION ACCOUNT
-----------------------------

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $1,654,902 as of September 30, 1998.

NOTE 18 - RECLASSIFICATION
--------------------------

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS
--------------------------------------------------

The following financial statements are presented for Falmouth Bancorp, Inc. (Parent Company) and should be read in conjunction with the consolidated financial statements.

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                                BALANCE SHEET
                                -------------

                             September 30, 1998
                             ------------------


ASSETS
------

Cash and due from banks                                                                 $    36,397
Federal funds sold                                                                        1,238,179
                                                                                        -----------
      Cash and cash equivalents                                                           1,274,576
Investment in Falmouth Co-Operative Bank                                                 15,163,049
Investments in available-for-sale securities                                              4,480,245
Investments in held-to-maturity securities                                                1,207,113
Accrued interest receivable                                                                  54,908
Other assets                                                                                 66,761
Prepaid expenses                                                                             14,007
                                                                                        -----------
      Total assets                                                                      $22,260,659
                                                                                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accrued expenses                                                                        $    16,591
Other liabilities                                                                             2,578
                                                                                        -----------
      Total liabilities                                                                      19,169
                                                                                        -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized 500,000 shares; none issued
  Common stock, par value $.01 per share; authorized 2,500,000 shares;
   issued 1,454,750 shares; outstanding, 1,401,784 shares                                    14,547
  Paid-in capital                                                                        23,233,025
  Unallocated Employee Stock Ownership Plan shares                                         (654,038)
  Retained earnings                                                                         870,726
  Treasury stock (52,966 shares)                                                           (952,668)
  Unearned compensation                                                                    (594,417)
  Net unrealized holding gain on available-for-sale securities                              324,315
                                                                                        -----------
      Total stockholders' equity                                                         22,241,490
                                                                                        -----------
      Total liabilities and stockholders' equity                                        $22,260,659
                                                                                        ===========


                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                             STATEMENT OF INCOME
                             -------------------

                        Year Ended September 30, 1998
                        -----------------------------


Interest and dividend income:
  Interest on taxable investment securities                      $  283,474
  Interest on loan from subsidiary                                   33,215
  Dividends on Cooperative Bank Investment Fund                     178,491
  Other interest                                                     20,490
                                                                 ----------
      Total interest and dividend income                            515,670
                                                                 ----------
Expenses:
  Legal and professional fees                                        66,710
  Securities losses, net                                             53,482
  Other expense                                                      30,899
                                                                 ----------
      Total expenses                                                151,091
                                                                 ----------
Income before income tax benefit and equity in undistributed
 net income of subsidiary                                           364,579
Income taxes                                                        149,247
                                                                 ----------
Income before equity in undistributed net income of
 subsidiary                                                         215,332
Equity in undistributed net income of subsidiary:
  Falmouth Co-Operative Bank                                        969,744
                                                                 ----------
      Net income                                                 $1,185,076
                                                                 ==========


                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                           STATEMENT OF CASH FLOWS
                           -----------------------

                        Year Ended September 30, 1998
                        -----------------------------


Cash flows from operating activities:
  Net income                                                  $1,185,076
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Amortization net of accretion                                 25,485
    Undistributed net income of subsidiary                      (969,744)
    Increase in accrued expenses                                  16,591
    Losses on sales of available-for-sale securities              53,482
    Increase in prepaid expenses                                 (14,007)
    Decrease in interest receivable                               13,657
    Decrease in other assets                                     (19,613)
    Increase in other liabilities                                  2,578
                                                              ----------

  Net cash provided by operating activities                      293,505
                                                              ----------

Cash flows from investing activities:
  Purchases of available-for-sale securities                  (2,541,391)
  Proceeds from sales of available-for-sale securities         3,984,951
  Proceeds from maturities of available-for-sale securities    1,000,000
  Proceeds from maturities of held-to-maturity securities      1,200,000
  Loan granted to ESOP                                          (741,923)
                                                              ----------

  Net cash provided by investing activities                    2,901,637
                                                              ----------

Cash flows from financing activities:
  Purchase of stock for RRP                                     (751,433)
  Purchases of treasury stock                                   (952,668)
  Cash received from subsidiary on reorganization                 10,000
  Dividends paid                                                (314,350)
  Unallocated ESOP shares released                                87,885
                                                              ----------

  Net cash used in financing activities                       (1,920,566)
                                                              ----------
Net increase in cash and cash equivalents                      1,274,576
Cash and cash equivalents at beginning of year                         0
                                                              ----------
Cash and cash equivalents at end of year                      $1,274,576
                                                              ==========

Supplemental disclosure:
  Securities received from subsidiary on reorganization       $9,389,377



Directors and Officers of Falmouth Bancorp, Inc. and Falmouth Co-operative Bank

Directors

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

Santo P. Pasqualucci
President and Chief Executive Officer

George E. Young, III
Vice President, Chief Financial Officer and
Treasurer

Jeanne E. Alves
Secretary

Ronald Garcia
Vice President/Senior Loan Officer

Sharon L. Shoner
Vice President/Audit/Compliance Officer


Corporate Information

Transfer Agent and Registrar
Inquiries regarding stockholder administration and services should be directed to:

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, New Jersey 07016-3572
      (800) 368-5948

Independent Auditors
Shatswell, MacLeod & Co., P.C.
83 Pine Street
West Peabody, MA 01960-3635
(978) 535-0206

Special Legal Counsel
Thacher Proffitt & Wood
1700 Pennsylvania Avenue, N.W., Suite 800
Washington, D.C. 20006
(202) 347-8400

Stock Information
The Company's Common Stock trades on the American Stock Exchange under the symbol "FCB." Prices for the stock are reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal and other major newspapers as "FalmthBcp."

Investor Relations
Inquiries regarding Falmouth Co-operative Bank and Falmouth Bancorp, Inc. should be directed to:

      Santo P. Pasqualucci
      Falmouth Co-operative Bank
      20 Davis Straits, P.O. Box 567
      Falmouth, MA 02541
      (508) 548-3500

Annual Meeting of Stockholders

The Company's Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Standard time on Tuesday, January 19, 1999, at the Quality Inn, 921 Jones Road, Falmouth, Massachusetts. Holders of common stock as of December 8, 1998 will be eligible to vote.




                           FALMOUTH BANCORP, INC.
               20 Davis Straits, Falmouth, Massachusetts 02540
                                508-548-3500