Form 10KSB, Exhibit 13
period 1999-09-30
FALMOUTH BANCORP INC
filed 1999-12-29
CIK 1027280

Exhibit 13

1 9 9 9  A N N U A L  R E P O R T

FALMOUTH BANCORP, Inc.	[LOGO]

www.falmouthbank.com

TABLE OF CONTENTS

Company Profile
President's Message
Financial Highlights
Management's Discussion and Analysis of Financial Condition and Results of Operations
Market for the Company's Common Stock
Consolidated Financial Statements

1 2 3 5 19 20

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

COMPANY PROFILE

      Falmouth Bancorp, Inc. (the "Company") was incorporated for the purpose of becoming the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. The Company had total assets of $118.7 million as of September 30, 1999. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

      The Bank considers its primary market area to be the communities of Falmouth and Mashpee in Barnstable County, Massachusetts.

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer and small business needs in its market area and to providing quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality through conservative underwriting standards; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."

PRESIDENT'S MESSAGE

Dear Shareholder,

      The Falmouth Bancorp, Inc. achieved impressive results in key performance areas of deposit growth, operating efficiency, capital management and core-earnings for fiscal year ended September 30, 1999. The foundation of our success lies within our commitment to excellence, quality products and personal attentive service for each of our customers, one at a time.

      As the Year 2000 moves closer, the Bank and its operations have continually addressed testing and contingency planning. To date, with the guidance of the Year 2000 Steering Committee, management and the Board of Directors, all systems and facilities testing has been completed and all identified problems have been addressed. Management and staff have been scheduled to review and re-test critical Bank systems on Saturday, January 1, 2000 and Sunday, January 2, 2000 if necessary. We believe that we are substantially ready for the year's end and will be able to provide our customers the service they expect on Monday January 3, 2000.

      Net income for year ended September 30, 1999 was $969,000 as compared to $1,185,000 for year ended September 30, 1998 for a decrease of $216,000. The decrease in net income was due primarily to the decrease of $506,000 in net gains on sales of securities investments and loans.

      While net income declined in fiscal 1999, normalized or core-earnings actually increased. The Company's pre-tax earnings before net gains on sales of assets and one-time write down on leasehold improvements for fiscal 1999 were $1,460,000 or $1.17 per average share outstanding, an increase of $.16 per share or 16% as compared to $1,382,000 or $1.01, respectively for fiscal 1998. This successful advance in core-earnings performance was primarily driven by the combination of a 12.2% growth in deposits, improved operating efficiency ratio of 65.7% in fiscal 1999 as compared to 74.8% in fiscal 1998, and the effective implementation of capital management strategies including the stock repurchase programs.

      We continue to focus on quality loan originations, as opposed to quantity of loans. Only one small personal loan was seventy one days overdue at September 30, 1999 against a backdrop of an expanding loan portfolio. Net loans were $80.5 million or 68% of total assets at September 30, 1999, as compared to $77.7 million or 69% of total assets at September 30, 1998, for an increase of $2.8 million. Despite the modest growth in the loan portfolio during fiscal 1999, the Company had a very productive year of $34.7 million loan originations.

      The Company continued to make progress in addressing its capital ratio issue. At September 30, 1999 the Company's capital ratio was $19.2 million or 16.2% of total assets as compared to $22.2 million or 19.6% at prior year, a decrease of $3.0 million or 3.4 percentage points. The primary reason for the $3.0 million decrease in capital can be attributed to the success of the Company's $3.6 million stock repurchase programs during fiscal 1999. The book value was $16.38 per share at September 30, 1999 as compared to $15.87 at prior year for an increase of $.51 or 3.2%.

      Our vision and determination of becoming a high-performance company, achieving benchmark results in customer satisfaction, growth, efficiency and market share have brought us to where we are today. Tomorrow is here, now. We look forward to the challenges that await us at the edge of this new century and we also believe that our Company is positioned at the edge of a bright and successful future.

/s/ Santo P. Pasqualucci Santo P. Pasqualucci President and Chief Executive Officer

FINANCIAL HIGHLIGHTS

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Financial Statements of the Bank and Notes thereto.

	At September 30,
	1999	1998	1997	1996	1995
	(Dollars in thousands)
Selected Financial Condition Data: Total amount of:
Assets	$118,652	$112,793	$96,391	$90,516	$73,679
Loans, net	80,487	77,655	53,881	40,237	32,503
Investment securities	27,507	24,524	36,402	45,553	35,576
Deposits	92,886	81,519	72,191	66,439	65,061
Stockholder's equity/net worth (1)	19,259	22,241	22,806	21,914	8,435

	Year Ended September 30,
	1999	1998	1997	1996	1995
	(Dollars in thousands, except per share data)
Selected Operating Data: Interest and dividend income	$ 7,488	$ 7,206	$ 6,259	$ 5,576	$ 4,815
Interest expense on deposits and borrowings	3,358	3,140	2,794	2,833	2,487
Net interest income	4,130	4,066	3,465	2,743	2,328
Provision for possible loan losses	42	26	-	51	-
Net interest income after provision for possible loan losses	4,088	4,040	3,465	2,692	2,328
Other income:
Gain on sales of investment securities, net	263	840	112	2	16
Other	386	211	133	123	99
Total other income	649	1,051	245	125	115
Operating expenses	2,924	3,177	2,527	1,888	1,793
Income before income taxes	1,813	1,914	1,183	929	650
Income taxes	844	729	431	359	211
Net income	$ 969	$ 1,185	$ 752	$ 570	$ 439

Per Share Data:
Earnings per share-basic	$ .78	$ .86	$ .55	-(2)	-
Earnings per share-diluted	.77	$ .84	$ .55	-(2)	-
Dividend payout ratio	35.90%	26.74%	36.36%	-	-
Weighted average number of common shares outstanding	1,243,925	1,375,057	1,376,193	-	-

____________________

(1)   Includes unrealized gain on available-for-sale securities of $128,000, $324,000, $416,000, and $144,000, net of tax, at
        September 30, 1999, 1998, 1997 and 1996, respectively.
(2)   Because of the Bank's conversion in mid 1996 from mutual to stock ownership, a presentation of earnings per share for fiscal 1996 is meaningful.
	At or for the Year Ended September 30,
	1999	1998	1997	1996	1995
Interest rate spread information:(1)
Average during period	2.98%	3.13%	2.85%	2.59%	2.95%
End of period	2.93	2.85	2.81	2.73	2.97
Net interest margin(2)	3.80	4.10	3.90	3.40	3.33
Return on average assets	0.85	1.14	.83	.69	0.61
Return on average equity	4.61	5.11	3.37	3.51	5.48

Asset Quality Ratios:
Non-performing loans as a percent of total loans	-	-	.06	.03	-
Non-performing assets as a percent of total assets	-	-	.03	.02	-
Allowance for possible loan losses as a percent of non-performing loans	-	-	1,670	3,557	-

Capital Ratios:(3)
Average equity to average assets	18.35	22.19	24.35	19.56	11.06
Regulatory Tier 1 leverage capital ratio	13.46	13.62	23.64	24.27	11.52

____________________

(1)   Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)   Net interest margin represents net interest income divided by average interest-earning assets.
(3)   Represents Capital Ratios of the Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, is the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. At September 30, 1999 there were 1,175,744 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments. The financial data presented in this 1999 Annual Report consists of the activity of the Bank for the fiscal year 1997 and the fiscal year 1998 from October 1, 1997 through October 13, 1997; and the consolidated activity of the Company and subsidiaries from October 14, 1997 for the remainder of the fiscal year ended September 30, 1998. It has been deemed reasonable to compare the financial condition and operating results of the Company for the year ended September 30, 1999 to that of the Bank for the year ended September 30, 1998.

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

      The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income or other income consists primarily of service fees and gain on sales of investment securities. Noninterest expense or operating expenses consist of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

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

Business Strategy

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer needs in its market area and to providing quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans and by offering checking accounts and other financial services and products; (iii) focusing on expanding lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

Comparison of Financial Condition at September 30, 1999 and 1998

      The Company's total assets increased by $5.9 million or 5.2% for the year ended September 30, 1999 from $112.8 million at September 30, 1998 to $118.7 million at September 30, 1999. Total net loans were $80.5 million or 86.7% of total deposits at September 30, 1999 as compared to $77.7 million or 95.3% of total deposits at September 30, 1998, representing an increase of $2.8 million. Investment securities were $27.5 million or 23.2% of total assets at September 30, 1999 as compared to $24.5 million or 21.7% of total assets at September 30, 1998. The proceeds from maturing securities were in part allocated to fund the volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $92.9 million at September 30, 1999 as compared to $81.5 million at September 30, 1998, a 14.0% increase. Total deposits increased by $11.4 million for the year ended September 30, 1999. Stockholders' equity was $19.3 million at September 30, 1999 as compared to $22.2 million at September 30, 1998, a decrease of $2.9 million. Stockholders' equity reported at September 30, 1999 included an unrealized gain in available-for-sale securities of $128,000 and retained earnings of $10.8 million. The ratio of stockholders' equity to total assets was 16.2% at September 30, 1999 and the book value per share of common stock was $16.38. Net income per share of common stock for the fiscal year ended September 30, 1999 was $0.78, as compared to $0.86 for the prior year. The decrease in net income per share was due primarily to the $577,000 decrease in net gains from sales of investment securities in fiscal 1999, as compared to the prior year.

Comparison of Financial Condition at September 30, 1998 and 1997

      The Company's total assets increased by $16.4 million or 17.0% for the year ended September 30, 1998 from $96.4 million in September 30, 1997 to $112.8 million at September 30, 1998. Total net loans were $77.7 million or 95.3% of total deposits at September 30, 1998 as compared to $53.9 million or 74.6% of total deposits at September 30, 1997, representing an increase of $23.8 million. Investment securities were $24.5 million or 21.7% of total assets at September 30, 1998 as compared to $36.4 million or 38.7% of total assets at September 30, 1997. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $81.5 million at September 30, 1998 as compared to $72.2 million at September 30, 1997, a 12.9% increase. Total deposits increased by $9.3 million for the year ended September 30, 1998. Stockholders' equity was $22.2 million at September 30, 1998 as compared to $22.8 million at September 30, 1997, a decrease of $564,000. Stockholders' equity reported at September 30, 1998 included an unrealized gain in available-for-sale securities of $324,000 and retained earnings of $10.2 million. The ratio of stockholders' equity to total assets was 19.7% at September 30, 1998 and the book value per share of common stock was $15.87. Net income per share of common stock for the fiscal year ended September 30, 1998 was $0.86, as compared to $0.55 for the prior year.

Comparison of Operating Results at September 30, 1999 and 1998

      Net Income. The Company's net income for the twelve months ended September 30, 1999 was $969,000, as compared to $1.2 million for the twelve months ended September 30, 1998. The $216,000 decrease in net income was due primarily to the $577,000 decrease in net gain from sales of investment securities as compared to the prior year. Additionally, total other expense for the twelve months ended September 30, 1999 was $2,924,000 as compared to $3,177,000 for the prior year. The $252,000 decrease in total other expenses was due primarily to the $327,000 decrease in write-down of long lived assets associated with the relocation of the East Falmouth branch office.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve months ended September 30, 1999 was $4.1 million, representing no change from the $4.1 million for the twelve months ended September 30, 1998. The zero net change in net interest and dividend income was the result of the increase in interest income offset by an increase in total interest expense. The net interest margin for the twelve months ended September 30, 1999 was 3.80%, a decrease of 30 basis points, as compared to 4.10% for the twelve months ended September 30, 1998. The return on average assets for the twelve months ended September 30, 1998 was 0.85%, a decrease of 29 basis points, as compared to 1.14% for the prior year. The primary reason for the decrease in the return on average assets was the decrease in net securities gains from $840,000 for the year ended September 30, 1998 to $263,000 for the year ended September 30, 1999, a difference of $578,000.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 1999 was $7.5 million, an increase of $282,000, as compared to $7.2 million for the twelve months ended September 30, 1998. The increase in interest and dividend income was due primarily to a $513,000 increase in interest income on loans off-set, in part, by a $231,000 decrease in interest and dividends on securities and short-term investments. The increase in interest income on loans was primarily the result of an increase in the volume of loans held in portfolio, while the decrease in interest and dividends on securities was the result of utilizing maturing securities to fund the purchase of treasury shares.

      Interest Expense. Interest expense for the twelve months ended September 30, 1999 was $3.4 million, an increase of $218,000 as compared to $3.1 million for the twelve months ended September 30, 1998. The increase in interest expense was due primarily to an increase in deposit accounts of $11.4 million during the period, coupled with an increase of interest on borrowings of $173,000 over the previous year.

      Provision for Possible Loan Losses. The provision for possible loan losses for the twelve months ended September 30, 1999 was $42,000 compared to $26,000 for the twelve months ended September 30, 1998. The increase in the amount of the provision for possible loan losses was the result of the Bank's efforts to maintain adequate reserves for the increased net loans. The allowance for loan losses at September 30, 1999 was $569,000, as compared to $527,000 at September 30, 1998.

      Non-interest Income. Non-interest income or other income for the twelve months ended September 30, 1999 was $649,000, as compared to $1.1 million for the twelve months ended September 30, 1998. The $401,000 decrease was due to reduced net securities gains of $578,000, coupled with increases of $35,000 in service charge income, $71,000 in gains on mortgages sold, and a $50,000 increase in other income.

      Other Expense. Other expense for the twelve months ended September 30, 1999 was $2.9 million as compared to $3.2 million for the twelve months ended September 30, 1998. The $252,000 decrease was primarily due to the combination of an increase in salaries and employee benefits of $52,000, a decrease in occupancy expense of $10,000, a decrease in legal and professional fees of $81,000, an increase in data processing fees of $38,000, a decrease in directors' fees of $6,000, an increase in equipment expense of $17,000, an increase in other operating expenses of $65,000 and a one time write-down of $327,000 that was made to leasehold improvements during the fourth quarter of 1998 due to the relocation of the East Falmouth branch office. There were no write-downs during the year ended September 30, 1999.

Comparison of Operating Results at September 30, 1998 and 1997

      Net Income. The Company's net income for the twelve months ended September 30, 1998 was $1.2 million as compared to $752,000 for the twelve months ended September 30, 1997. The $433,000 increase in net income was primarily due to the increase in net gain from sales of investment securities as compared to the prior year. The $601,000 increase in net interest and dividend income for the year ended September 30, 1998, as compared to the prior year, was off-set by the $650,000 increase in total operating expenses for fiscal 1998.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve months ended September 30, 1998 was $4.1 million as compared to $3.5 million for the twelve months ended September 30, 1997. The $601,000 increase in net interest income was the result of the increase in interest income on loans. The net interest margin for the twelve months ended September 30, 1998 was 4.10%, an increase of 20 basis points, or 5.10% as compared to 3.90% for the twelve months ended September 30, 1997. The return on average assets for the twelve months ended September 30, 1998 was 1.14%, an increase of 31 basis points, or 37.3%, as compared to .83% for the same period of the prior year. The primary reason for the increase in the return on average assets was the deployment of proceeds from maturing securities into an increased volume of residential and commercial loan originations during the year ended September 30, 1998.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 1998 was $7.2 million, an increase of $947,000 as compared to $6.3 million for the twelve months ended September 30, 1997. The increase in interest and dividend income was due primarily to a $1.5 million increase in interest income on loans and a $593,000 decrease in interest and dividends on securities and short-term investments. The increases in interest income on loans was, for the most part, the result of an increase in the volume of loans originated and held.

      Interest Expense. Interest expense for the twelve months ended September 30, 1998 was $3.1 million, an increase of $346,000 as compared to $2.8 million for the twelve months ended September 30, 1997. The increase in interest expense was due to the increase in deposit accounts of $9.3 million.

      Provision for Possible Loan Losses. The provision for possible loan losses for the twelve months ended September 30, 1998 was $26,000 compared to zero for the twelve months ended September 30, 1997. The increase in the amount of the provision for possible loan losses was the result of the Bank's efforts to maintain adequate reserves for the increase in net loans.

      Non-interest Income. Non-interest income or other income for the twelve months ended September 30, 1998 was $1.1 million as compared to $245,000 for the twelve months ended September 30, 1997. The $806,000 increase was due to an increase of $728,000 on sales of investment securities, and marked increases in income from service charges and other fee income.

      Other Expense. Other expense for the twelve months ended September 30, 1998 was $3.2 million as compared to $2.5 million for the twelve months ended September 30, 1997. The $650,000 increase was due in part to an increase in salaries and employee benefits of $118,000, an increase in legal and professional fees of $53,000 and a decrease in other operating expenses of $40,000. During the fourth quarter, a one-time (write down) charge-off of $327,000 was made to leasehold improvements due to the relocation of the East Falmouth branch office.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 2000.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 1999 was 31.5%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government and high grade corporate obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 1999, net cash and short term assets totaled $30.8 million.

      The primary investing activities of the Bank include the origination of loans and the purchase of investment securities. During the year ended September 30, 1999, purchases of investment securities and mortgage-backed securities totaled $22.1 million, while loan originations totaled $34.9 million. These investments were funded primarily from loan repayments of $24.2 million, investment security maturities of $14.2 million, loans sold of $7.8 million and borrowed funds from the FHLB of Boston.

      Liquidity management is both a daily and long-term function of management. If the Bank requires more funds than it can generate internally, the Bank will borrow additional funds from the FHLB of Boston. At September 30, 1999, the Bank had $5.4 million in outstanding advances from the FHLB of Boston.

      At September 30, 1999, the Bank had $5.1 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $35.0 million at September 30, 1999. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 1999, the Company and the Bank exceeded all of their respective regulatory capital requirements.

Impact of Inflation and Changing Prices

      The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike for instance industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Asset/Liability Management

      A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have longer terms to maturity than its primary source of funds (deposit liabilities), increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upwards. Banking institutions generally have sought to reduce their exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and the purchase of other shorter term interest-earning assets.

      The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions historically have operated in a mismatched position with interest-sensitive liabilities exceeding interest-sensitive assets over short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

      In order to properly manage interest rate risk, the Bank's Board of Directors has an Executive Committee to monitor the difference between the Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Bank's asset/liability mix, recommend strategies to the Board of Directors that will enhance income while managing the Bank's sensitivity to changes in interest rates and report to the Board of Directors the results of the strategies used.

      Since the mid 1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed rate loans with terms in excess of 15 years in its portfolio. Beginning in March 1995, however, the Bank retained a portion of its fixed rate loans with terms in excess of 15 years in the portfolio. At September 30, 1999, the Bank's loan portfolio included $19.1 million of adjustable-rate mortgages and $4.3 million of adjustable-rate home equity loans which together represent 28.9% of the Bank's total loans.

      In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 1999, the Bank had $20.0 million of investment securities maturing within one year or less and $5.0 million of investment securities maturing over one through five years.

      In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities and the maintenance of a consistent level of short-term securities.

Interest Rate Sensitivity Analysis

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, and a positive gap would adversely affect net interest income. An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest-rate-sensitive assets.

Year 2000

      The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware and equipment both within and outside the Bank's direct control and with whom the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information (such as interest, payment or due dates, pensions, personnel benefits and investments), could be adversely affected. The Year 2000 date change could affect record keeping, such as inventory, maintenance, file retention and other operating functions, generating results which could be significantly misstated. The Bank could also experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

      In addition, noninformational technology systems and equipment, such as telephones, copiers and elevators, may contain embedded technology which controls operation and which may be affected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to process the date 01/01/00, and may not be able to understand operational 'cycles' such as 'do X every 100 days.' Thus, even noninformational technology systems may affect the normal operations of the Bank upon the arrival of the Year 2000.

      Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significantly adverse impact on the Bank's products, services and competitive condition.

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

      The Awareness Phase -- where problems are identified and overall strategies are developed, has been completed.

      The Assessment Phase -- where the Steering Committee assesses the size and complexity of the problems and identifies all systems that will be affected by the Year 2000 date change, has been completed.

      The Renovation Phase -- where the Bank undertakes hardware and software changes to systems under its control and obtains vendor certifications of Year 2000 readiness, has been completed. The Steering Committee has completed, and will continue to follow critical vendor readiness programs as they develop and change. Hardware within the Bank has been upgraded or replaced, where requested. The testing plans of the Bank's critical vendors, such as the on-line service provider, check clearing and statement rendering servicer, and in-house general ledger software providers, are well underway.

      The Validation Phase -- which includes testing and verification of changes to systems and coordination with outside parties, has been completed in all areas except with the on-line service provider and the in-house general ledger software. A test bank has been established in both cases for testing. Transaction scripts have been developed to be posted to the test banks. The test scripts consist of an extensive list of transaction types which will fully test the application of the applicable software. Each test script will be re-posted on each critical date recognized, such as 9/9/1999, 1/1/2000, 2/29/2000 and others.

      The Implementation Phase -- which provides the deadlines for full certification of Year 2000 readiness on each application, is underway. Predetermined dates for compliance or replacement, known as the "drop dead dates" have been determined and reviewed regularly by the Steering Committee and at least quarterly by the full Board of Directors. These dates may be changed slightly as applications are reviewed; but ultimately, every noncompliant application must be replaced.

      The Bank's on-line service provider has been providing on-line access to its test bank since November 2, 1998 and at varying intervals going forward. Testing and reviewing with the on-line service provider has been completed. The Bank began testing its general ledger software and has completed the validation phase. All other applications are in the implementation phase and are deemed by the Steering Committee to be substantially compliant.

      To date, the costs for Year 2000 readiness have not been considered material. All internal preparations have been completed by existing officer and staff personnel during the normal work day with some extended hours. Hardware and software upgrades and replacements have been completed with predetermined budget estimates and have not been extensive or excessive. Additional costs for Year 2000 preparedness are expected to be within budget and are not anticipated to materially affect the profitability of the Bank or the Company.

      The costs of the project and the date on which the Bank plans to complete the Year 2000 modifications are based on management's best estimates, derived from numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

      The Bank's Contingency Plan -- in connection with the Year 2000 Plan was adopted by the Board of Directors at their regularly scheduled meeting on July 21, 1998. Organizational planning provides for the establishment of a continuity project work group and the assignment of roles and responsibilities. The potential impact of mission critical system failures on the core business process is also assessed. The plan evaluates options and provides guidance for selecting reasonable contingency strategies and for the remediation of contingency plans and Year 2000 issues.

      Corporations have faced limited litigation surrounding the Year 2000 Problem and their Year 2000 compliance efforts. To date, no such litigation has resulted in a decision to impose liability on the corporate entity. Nonetheless, the law in this area will likely continue to develop well into the new millennium. Should the Company experience a Year 2000 failure, exposure to the Company could be significant and material, unless there is legislative action to limit such liability. Legislation has been introduced in several jurisdictions regarding the Year 2000 Problem. However, no assurance can be given that legislation will be enacted in jurisdictions where the Company does business that will have the effect of limiting any potential liability.

      The Bank believes that it is substantially compliant at this time. The Board of Directors, officers, employees and the public, in general, are continually being informed of the issues regarding the Year 2000 problem. With the support of the Directors and senior management, the Committee has mailed letters to business relationships informing them of the Bank's commitment to Year 2000 issues and requesting information regarding their Year 2000 policies and procedures. Newsletters, stuffers and other means of communications have been utilized to increase awareness and obtain information.

Impact of New Accounting Standards

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and is not expected to have a material effect on the Company. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and for deciding how to allocate resources to segments.

      SFAS 131 also requires companies to report information about the way the operating segments were determined, the product and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the company in its general purpose financial statements, and changes in the measurement of segment amounts from period to period.

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Accounting principles generally require all recognized revenue, expenses, gains and losses to be included in net income. Various FASB statements, however, require companies to report certain changes in assets and liabilities as a separate component of the equity section of the balance sheet, such as unrealized gains and losses on available for sale securities. Such an item, along with net income, is a component of comprehensive income. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and is not expected to have a material impact on the Company.

      In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132"), which amends the disclosure requirements of Statements of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS 88") and No. 106, "Employers' Accounting Postretirement Benefits Other Than Pensions" ("SFAS 106").

      SFAS 132 standardizes the disclosure requirements of SFAS 87 and SFAS 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. SFAS 132 only addresses disclosure and does not change any of the measurement of recognition provisions provided for in SFAS 87, SFAS 88 or SFAS 106. SFAS 132 is effective for fiscal years beginning after December 15, 1997 and is not expected to have a material impact on the Company.

      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities are required to carry all derivative instruments at fair value in the statement of financial position. The accounting for the changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of shareholders' equity, depending on the type of instrument and whether or not it is considered a hedge. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet determined the impact this new statement may have on its future financial condition or its results of operations.

      In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65" ("SFAS 134"). SFAS 134 amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65") to conform the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. SFAS 134 is effective for the first quarter beginning after December 15, 1998 and is not expected to have a material impact on the Company.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999 which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage-backed securities in the following table are presented at amortized cost.

	At September 30, 1999
	One Year or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total
Interest-earning assets:
Investment securities	$ 20,016	$ 5,026	$ -	$ 280	$ 25,323
Mortgage-backed securities	-	-	322	1,638	1,959
Other interest-earning assets	5,200	-	-	-	5,200
Adjustable rate 1-4 family loans	10,091	13,328	80	-	23,499
Fixed rate 1-4 family loans	50	655	4,103	38,962	43,770
Commercial real estate loans	6,671	2,409	1,858	84	11,022
Consumer and commercial loans	1,176	947	642	-	2,765
Total	$ 43,204	$ 22,365	$7,005	$ 40,964	$113,538
Interest-bearing liabilities:
Certificates of deposit	$ 34,881	$ 8,538	$ -	$ 17	$ 43,436
Money market accounts	14,188	-	-	-	14,188
NOW accounts	9,389	-	-	-	9,389
Passbook accounts	17,781	-	-	-	17,781
Repurchase agreements	858	-	-	-	858
FHLB advances	1,579	1,370	2,482	-	5,431
Total	$ 78,676	$ 9,908	$2,482	$ 17	$ 91,083
Interest sensitivity gap	(35,472)	12,457	4,523	40,947	22,455
Cumulative interest sensitivity gap	(35,472)	(23,015)	(18,492)	22,455
Ratio of cumulative gap to total assets	(29.90)%	(19.40)%	(15.59)%	18.93%

Management believes the current one-year gap of negative 29.90% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

Certain shortcomings are inherent in the method of analysis presented in the preceding table. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

Average Balances, Interest and Average Yields

      The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets, average cost of liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

	Year Ended September 30,
	1999			1998			1997
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets
Loans, net:
Mortgages	$ 70,742	$5,271	7.45%	$ 64,202	$4,861	7.57%	$43,301	$3,417	7.89%
Consumer and other	6,915	558	8.07	5,056	455	9.00	3,987	359	9.00
Total loans, net	77,657	5,829	7.51	69,258	5,316	7.68	47,288	3,776	7.99
Investments	22,946	1,219	5.31	21,812	1,438	6.59	34,120	2,085	6.11
Other earning assets	8,314	440	5.29	8,107	452	5.58	7,372	398	5.40
Total interest-earning assets	108,917	7,488	6.88	99,177	7,206	7.26	88,780	6,259	7.05
Cash and due from banks	2,720			2,256			1,161
Other assets	2,879			2,969			1,417
Total assets	$114,516			$104,402			$91,358
Liabilities:
Interest-bearing liabilities:
Deposits:
Savings deposits	$ 17,471	$ 357	2.05%	$ 15,571	$ 385	2.47%	$14,118	$ 360	2.55%
NOW	7,533	73	0.97	7,013	66	0.94	5,690	54	0.95
Money market deposits	11,884	372	3.13	9,746	299	3.07	8,303	254	3.06
Certificates of deposit	42,245	2,187	5.18	39,794	2,195	5.52	37,603	2,060	5.48
Borrowed money	6,936	368	5.30	3,881	195	5.02	785	66	8.41
Total interest-bearing liabilities	86,069	3,357	3.90	76,005	3,140	4.13	66,499	2,794	4.20
Non-interest bearing liabilities	7,431			5,225			2,617
Total liabilities	93,500			81,230			69,116
Stockholders' equity	21,016			23,172			22,242
Total liabilities and stockholders' equity	$114,516			$104,402			$91,358
Net interest and dividend income		$4,131			$4,066			$3,465
Interest rate spread			2.98%			3.13%			2.85%
Net interest margin			3.80%			4.10%			3.90%
Ratio of average interest- earning assets to average interest-bearing liabilities	126.55%			130.49%			133.51%

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (change in rate multiplied by change in volume) are allocated between changes in rates and changes in volume.

	Year Ended September 30,
	1999 vs. 1998 Increase (Decrease)Due To			1998 vs. 1997 Increase (Decrease)Due To
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans	$630	$(117)	$ 513	$ 1,687	$(147)	$ 1,540
Investments	72	(302)	(231)	(734)	141	(593)
Total interest-earning assets	702	(419)	282	953	(6)	947
Interest-bearing liabilities:
Savings deposits	38	(66)	(28)	36	(11)	25
NOW	5	2	7	13	(1)	12
Money market deposits	66	6	73	44	1	45
Certificates of deposit	130	(135)	(8)	120	15	135
Borrowed money	159	13	173	156	(27)	129
Total interest-bearing liabilities	398	(180)	217	369	(23)	346
Net change in net interest income	$304	$(239)	$ 65	$ 584	$ 17	$ 601

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated.

      At September 30, 1999, the last trading date in the Bank's fiscal year, the Bank's common stock closed at $15.875. At September 30, 1999, there were 1,175,744 shares of the Company's common stock outstanding, which were held of record by approximately 611 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

      On November 17, 1999, the Board of Directors of the Company declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on December 21, 1999 to stockholders of record on December 7, 1999.

      The Board of Directors considers paying dividends, dependant on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions and other factors. There are significant regulatory limitations on the Company's ability to pay dividends depending on the dividends it receives from the Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements and the overall health of the institution.

	Price Range
Quarter Ended	High	Low	Dividends

Fiscal year ended September 30, 1998:
First Quarter ended December 31, 1997	$22-5/8	$19-1/4	$.05
Second Quarter ended March 31, 1998	24	19.06
Third Quarter ended June 30, 1998	23-1/8	19.06
Fourth Quarter ended September 30, 1998	20-7/8	16.06

Fiscal year ended September 30, 1999:
First Quarter ended December 31, 1998	$17-1/4	$12	$.07
Second Quarter ended March 31, 1999	16-3/4	13-3/4	.07
Third Quarter ended June 30, 1999	17-7/8	13-1/8	.07
Fourth Quarter ended September 30, 1999	17-1/4	15.07

SHATSWELL, MacLEOD & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTS

83 PINE STREET
WEST PEABODY, MASSACHUSETTS 01960-3635
TELEPHONE (978) 535-0206
FACSIMILE (978) 535-9908

The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C. SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
October 25, 1999

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 1999 and 1998
ASSETS	1999	1998

Cash and due from banks
Federal funds sold
      Total cash and cash equivalents
Investments in available for sale securities (at fair value)
Investments in held-to-maturity securities (fair values of $9,631,547 as of September 30 1999 and $7,078,556 as of September 30 1998)
Federal Home Loan Bank stock, at cost
Loans, net
Premises and equipment
Accrued interest receivable
Cooperative Central Bank Reserve Fund Deposit
Other assets
      Total assets

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing
  Interest-bearing
      Total deposits
Securities sold under agreements to repurchase
Advances from Federal Home Loan Bank of Boston
Other liabilities
      Total liabilities
Stockholders' equity:
  Preferred stock, par value $.01 per share, authorized 500,000 shares;
   none issued
  Common stock, par value $.01 per share, authorized 2,500,000 shares;
   issued 1,454,750 shares; outstanding 1,175,744 shares as of
   September 30 1999 and 1,401,784 shares as of September 30, 1998
  Paid-in capital
  Retained earnings
  Unallocated Employee Stock Ownership Plan shares
  Treasury stock (279,006 shares as of September 30, 1999 and 52,966 shares as of September 30, 1998)
  Unearned compensation
  Accumulated other comprehensive income
      Total stockholders' equity
      Total liabilities and stockholders' equity

$    2,472,360
      4,805,000
7,277,360
17,144,442

9,641,817
720,700
80,487,395
2,023,577
729,668
395,395
         231,928
$118,652,282

$    8,091,418
    84,794,290
92,885,708
857,727
5,431,290
         218,104
    99,392,829

14,547
13,907,812
10,818,456
(565,853)

(4,600,671)
(443,284)
         128,446
    19,259,453
$118,652,282

$    1,705,345
      5,581,233
7,286,578
16,923,523

7,037,287
562,800
77,654,939
2,108,344
631,590
395,395
192,170
$112,792,626

$    5,334,868
    76,183,899
81,518,767
1,080,554
7,599,000
         352,815
    90,551,136

14,547
13,899,014
10,204,737
(654,038)

(952,668)
(594,417)
         324,315
    22,241,490
$112,792,626

The accompanying notes are an integral part of these consolidated financial statements.

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended September 30, 1999, 1998 and 1997
	1999	1998	1997

Interest and dividend income:
  Interest and fees on loans
  Interest and dividends on securities:
    Taxable
    Dividends on marketable equity securities
Dividends on Cooperative Bank Investment and Liquidity Funds
Other interest
      Total interest and dividend income
Interest expense:
  Interest on deposits
  Interest on securities sold under agreements to repurchase
  Interest on Federal Home Loan Bank advances
  Interest on other borrowings
      Total interest expense
      Net interest and dividend income
Provision for loan losses
      Net interest income after provision for loan losses
Other income:
  Service charges on deposit accounts
  Gains on sales of available-for-sale securities, net
  Net gain on sale of loans
  Other income
      Total other income
Other expense:
  Salaries and employee benefits
  Occupancy expense
  Equipment expense
  Writedown on impairment of long lived assets
  Data processing expense
  Director's fees
  Legal and professional fees
  Other expenses
      Total other expense
     Income before income taxes
Income taxes
      Net income

$5,829,184

1,112,344
107,164
158,851
     280,827
  7,488,370

2,990,151
48,173
319,464

  3,357,788
4,130,582
       42,000
  4,088,582

108,416
262,511
91,317
     186,992
     649,236

1,587,684
189,519
159,508

245,310
52,200
170,772
     519,472
  2,924,465
1,813,353
     844,440
$   968,913

$5,316,011

1,316,020
152,341
198,015
     223,391
  7,205,778

2,944,707
24,100
148,138
       22,556
  3,139,501
4,066,277
       26,000
  4,040,277

73,667
840,208
19,607
     117,177
  1,050,659

1,535,625
199,759
142,429
327,307
207,061
57,950
251,734
     454,695
  3,176,560
1,914,376
     729,300
$1,185,076

$3,775,916

1,901,373
183,353
241,095
157,115
6,258,852

2,728,402

65,576
2,793,978
3,464,874

3,464,874

54,412
112,035
539
78,139
245,125

1,418,021
109,101
98,327

150,838
57,000
199,344
494,383
2,527,014
1,182,985
     430,900
$   752,085

Earnings per common share Earnings per common share, assuming dilution	$ .78 $ .77	$ .86 $ .84	$ .55 $ .55

The accompanying notes are an integral part of these consolidated financial statements.

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended September 30, 1999, 1998 and 1997
	Common Stock	Paid-in Capital	Retained Earnings	Unallocated Employee Stock Ownership Plan Shares	Treasury Stock	Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance, September 30, 1996	$145,475	$13,598,174	$ 8,856,291	$(829,208)	$	$	$ 143,685	$21,914,417
Employee Stock Ownership Plan		41,103						41,103
Adjustment of costs incurred on issuance of common stock		12,293						12,293
ESOP shares released				87,285				87,285
Dividends declared ($.20 per share)			(274,365)					(274,365)
Comprehensive income: Net income			752,085
Change in net unrealized holding gain on available- for-sale securities, net of tax effect of $183,931							272,698
Comprehensive income								1,024,783
Balance, September 30, 1997	145,475	13,651,570	9,334,011	(741,923)			416,383	22,805,516
Employee Stock Ownership Plan		94,566						94,566
ESOP shares released				87,885				87,885
Purchase of shares for recognition and retention plan (RRP)						(751,433)		(751,433)
Recognition and retention plan		158,760						158,760
Distribution of RRP shares		(157,016)				157,016
Tax benefit from RRP		20,206						20,206
Formation of the Holding Company, change in par value	(130,928)	130,928
Purchase of treasury stock					(952,668)			(952,668)
Dividends declared ($.23 per share)			(314,350)					(314,350)
Comprehensive income: Net income			1,185,076
Change in net unrealized holding gain on available- for-sale securities, net of tax effect of $54,071							(92,068)
Comprehensive income								1,093,008
Balance, September 30, 1998	14,547	13,899,014	10,204,737	(654,038)	(952,668)	(594,417)	324,315	22,241,490
Employee Stock Ownership Plan		49,149						49,149
ESOP shares released				88,185				88,185
Purchase of shares for recognition and retention plan (RRP)						(9,558)		(9,558)
Recognition and retention plan		114,417						114,417
Distribution of RRP shares		(160,691)						160,691
Tax benefit from RRP		9,388						9,388
Purchase of treasury stock					(3,665,778)			(3,665,778)
Exercise of stock options and related tax benefit		(3,465)			17,775			14,310
Dividends declared ($.28 per share)			(355,194)					(355,194)
Comprehensive income: Net income			968,913
Change in net unrealized holding gain on available- for-sale securities, net of tax effect							(195,869)
Comprehensive income								773,044
Balance, September 30, 1999	$ 14,547	$13,907,812	$10,818,456	$(565,853)	$(4,600,671)	$(443,284)	$ 128,446	$19,259,453

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended September 30, 1999, 1998 and 1997
(continued)

Reclassification disclosure for the year ended September 30, 1999:
Net unrealized losses on available-for-sale securities
Reclassification adjustment for realized gains in net income
  Other comprehensive loss before income tax effect
Income tax benefit
  Other comprehensive loss, net of tax

$ (72,067) (262,511) (334,578) 138,709 $(195,869)

Accumulated other comprehensive income as of September 30, 1999, 1998 and 1997 consists of net unrealized holding gains on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 1999, 1998 and 1997
1999	1998	1997

Cash flows from operating activities:
  Net income
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Recognition and retention plan (RRP)
    Disposal of fixed assets
    Writedown on impairment of long lived assets
    Loss on sale of equipment
    Loss on trade-in of equipment
    Provision for loan losses
    (Accretion) amortization of investment securities, net
    Change in unearned income
    Net gains on sale of loans
    Gains on sales of available-for-sale securities, net
    Deferred tax (benefit) expense
    Depreciation and amortization
    (Increase) decrease in accrued interest receivable
    (Increase) decrease in other assets
    Increase (decrease) in other liabilities

  Net cash provided by operating activities

Cash flows from investing activities:
  Proceeds from sales of loans
  Purchases of available-for-sale securities
  Proceeds from sales of available-for-sale securities
  Proceeds from maturities of available-for-sale securities
  Purchases of held-to-maturity securities
  Proceeds from maturities of held-to-maturity securities
  Purchases of Federal Home Loan Bank stock
  Increase in deposit with Cooperative Central Bank Reserve Fund
  Net increase in loans
  Capital expenditures
  Proceeds from sale of equipment

  Net cash used in investing activities

Cash flows from financing activities:
  Dividends paid
  Employee Stock Ownership Plan
  Payment of Employee Stock Ownership Plan loan
  Adjustment of costs incurred on issuance of common stock
  Purchases of treasury stock
  Unallocated ESOP shares released
  Proceeds from exercise of stock options
  Purchase of company shares for RRP Trust
  Net increase in demand deposits, NOW and savings accounts
  Net increase (decrease) in time deposits
  Net increase (decrease) in securities sold under agreements to repurchase
  Proceeds from Federal Home Loan Bank advances
  Repayments of Federal Home Loan Bank advances

  Net cash provided by financing activities

Increase (decrease) in cash and cash equivalents
Cash and cash equivalents at beginning of period
Cash and cash equivalents at end of period

Supplemental disclosures:
  Interest paid
  Income taxes paid

$     968,913

114,417

42,000
105,788
(64,575)
(91,317)
(262,511)
1,903
167,096
(98,078)
86,716
      (114,991)

       855,361

7,679,217
(12,976,478)
4,807,124
7,801,411
(8,989,501)
6,354,140
(157,900)

(10,397,781)
(82,329)

   (5,962,097)

(355,194)
49,149

(3,665,778)
88,185
14,310
(9,558)
9,874,877
1,492,064
(222,827)
4,772,000
   (6,939,710)

    5,097,518

(9,218)
    7,286,578
$  7,277,360

$  3,357,788
907,571

$  1,185,076

158,760

327,307
5,245
8,869
26,000
24,417
(51,047)
(19,607)
(840,208)
(118,872)
170,714
(17,301)
100,308
      (106,691)

       852,970

3,358,900
(7,426,624)
9,886,752
6,827,890
(2,000,000)
5,417,562
(157,600)
(109,715)
(27,088,014)
(1,626,772)
          6,000

 (12,911,621)

(314,350)
94,566
(741,923)

(952,668)
87,885

(751,433)
4,516,180
4,811,498
1,080,554
8,148,000
      (549,000)

  15,429,309

3,370,658
    3,915,920
$  7,286,578

$  3,139,501
859,664

$   752,085

21,840

(129,033)
(46,627)
(539)
(112,035)
49,904
93,381
132,312
(180,305)
       89,937

       670,920

55,393
(15,406,219)
2,810,711
9,425,805
(6,330,000)
18,753,311
(104,300)

(13,652,552)
(588,867)

    (5,036,718)

(274,365)
41,103

12,293

6,680,674
(933,185)

    5,526,520

1,160,722
    2,755,198
$  3,915,920

$  2,859,554
472,023

The accompanying notes are an integral part of these consolidated financial statements.

FALMOUTH BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 1999, 1998 and 1997

NOTE 1 - NATURE OF OPERATIONS

Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation was organized by the Falmouth Co-Operative Bank (the "Bank") on November 25, 1996 to be a bank holding company with the Bank as its wholly-owned subsidiary.

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

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and predominant practices within the savings institution industry. The consolidated financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

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

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company, the RRP Trust, the Company's wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiary, Falmouth Securities Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The RRP Trust was formed on October 21, 1997 in connection with the Bank's 1997 Recognition and Retention Plan for Outside Directors, officers and employees of Falmouth Bancorp, Inc. (the "RRP"). The Company contributes to the RRP Trust from time to time. The RRP Trust invests the assets of the Trust in shares of the Company.

The Trustees of the RRP Trust are also directors of the Company. The RRP is administered by the compensation committee of the Board of Directors of the Company which consists of certain non-employee members of the Board of Directors of the Company.

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

The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impaired loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The Company considers for impairment all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Company considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

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

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

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

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

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

Federal Home Loan Bank Advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

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

STOCK BASED COMPENSATION:

In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either (i) the intrinsic value approach set forth in APB Opinion No. 25 or (ii) the fair value method in SFAS No. 123. Entities electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS No. 123 for the years ended September 30, 1999, 1998 and 1997.

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

NOTE 3 - INVESTMENTS IN SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:
Amortized Cost Basis	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value

Available-for-sale:
  September 30, 1999:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies
    Other debt securities
    Mortgage-backed securities
    Marketable equity securities

  September 30, 1998:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies
    Other debt securities
    Mortgage-backed securities
    Marketable equity securities

Held-to-maturity:
  September 30, 1999:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies
    Other debt securities
    Mortgage-backed securities

  September 30, 1998:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies
    Other debt securities
    Mortgage-backed securities

$ 6,258,966 5,160,463 1,637,687 3,862,481 $16,919,597 $ 3,704,394 4,997,163 2,239,113 5,423,430 $16,364,100 $ 3,999,291 5,320,989 321,537 $ 9,641,817 $ 1,199,929 5,362,298 475,060 $ 7,037,287	$ 64 1,184 24,770 524,379 $550,397 $ 8,396 55,559 64,766 780,691 $909,412 $ 146 1,106 8,849 $ 10,101 $ 3,931 20,264 17,074 $ 41,269	$ 4,465 4,679 316,408 $325,552 $ 349,989 $349,989 $ 11,136 9,235 $ 20,371 $ $	$ 6,254,565 5,156,968 1,662,457 4,070,452 $17,144,442 $ 3,712,790 5,052,722 2,303,879 5,854,132 $16,923,523 $ 3,988,301 5,312,860 330,386 $ 9,631,547 $ 1,203,860 5,382,562 492,134 $ 7,078,556

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of September 30, 1999:
	Available-for-sale securities:		Held-to-maturity securities:
	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
Debt securities other than mortgage-backed securities: Due within one year Due after one year through five years Due in more than ten years Mortgage-backed securities	$ 9,601,298 1,537,686 280,445 1,637,687 $13,057,116	$ 9,594,033 1,538,890 278,610 1,662,457 $13,073,990	$5,831,840 3,488,440 321,537 $9,641,817	$5,824,903 3,476,258 330,386 $9,631,547

For the year ended September 30, 1999, proceeds from sales of securities available-for-sale amounted to $4,807,124. Gross realized gains and gross realized losses on those sales amounted to $498,147 and $235,636, respectively. For the year ended September 30, 1998, proceeds from sales of securities available-for-sale amounted to $9,886,752. Gross realized gains and gross realized losses on those sales amounted to $898,379 and $58,171, respectively. For the year ended September 30, 1997, proceeds from sales of securities available-for-sale amounted to $2,810,711. Gross realized gains and gross realized losses on those sales amounted to $155,042 and $43,007, respectively.

A total carrying amount of $500,625 of debt securities were pledged to secure repurchase agreements as of September 30, 1999.

NOTE 4 - LOANS

Loans consisted of the following as of September 30:
1999	1998

Commercial, financial and agricultural
Real estate - construction and land development
Real estate - residential
Real estate - commercial
Consumer

Unearned income, net
Allowance for loan losses
      Loans, net

$ 2,175,375 4,322,578 67,279,811 6,682,463 577,482 81,037,709 19,123 (569,437) $80,487,395	$ 1,422,493 2,588,234 67,997,194 5,653,489 566,418 78,227,828 (45,452) (527,437) $77,654,939

Certain directors and executive officers of the Company were customers of the Bank during the year ended September 30, 1999. Total loans to such persons and their companies amounted to $587,402 as of September 30, 1999. During the year ended September 30, 1999, total payments amounted to $458,581 and principal advances were $861,250.

Changes in the allowance for loan losses were as follows for the years ended September 30:
	1999	1998	1997
Balance at beginning of period Provision for loan losses Recoveries of loans previously charged off Loans charged off Balance at end of period	$527,437 42,000 $569,437	$501,437 26,000 $527,437	$498,223 3,259 (45) $501,437

As of September 30, 1999 and 1998 there were no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the years ended September 30, 1999 and 1998.

Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," (SFAS No. 122), became effective for the Company on October 1, 1996. SFAS No. 122 was superseded by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 125) effective for transfers and servicing occurring after December 31, 1996. In the fiscal years ending September 30, 1999 and 1998 the Company sold mortgage loans totaling approximately $0 and $7,037,000, respectively and retained the servicing rights. The fair value of those rights under SFAS No. 122 and SFAS No. 125 is not material and has not been recognized in the consolidated financial statements for the years ended September 30, 1999 and 1998.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of September 30:
	1999	1998
Bank building Furniture and equipment Vehicle Accumulated depreciation and amortization	$2,152,148 781,269 21,000 2,954,417 (930,840) $2,023,577	$2,114,769 736,319 21,000 2,872,088 (763,744) $2,108,344

During the fiscal year 1998 the Company determined that the carrying amounts of the leasehold improvements and equipment at a former branch office are probably not recoverable and that the assets are impaired as defined by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The impairment loss was $327,307 and is reflected in the 1998 consolidated statement of income. The Company closed this branch office in 1998.

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of September 30, 1999 and 1998 was $8,046,253 and $8,020,846, respectively.

For time deposits as of September 30, 1999, the scheduled maturities for each of the following four years ended September 30 and thereafter are as follows:
(in thousands)
2000 2001 2002 2003 Thereafter	$34,881 7,007 1,432 99 17 $43,436

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The securities sold under agreements to repurchase are securities sold on a short term basis by the Company that have been accounted not as sales but as borrowings. The securities consisted of U.S. Treasury Notes. The securities were held in the Company 's safekeeping account at Investors Bank & Trust Company under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston.

Maturities of advances from the Federal Home Loan Bank of Boston for the five fiscal years ending after September 30, 1999 and thereafter are summarized as follows:

	INTEREST RATE RANGE	AMOUNT
2000 2001 2002 2003 2004 Thereafter	4.93% - 5.94% 5.79% - 5.94% 5.94% 5.79% - 5.94% 5.94% 4.99% - 5.94%	$1,579,329 584,014 89,772 595,290 101,061 2,481,824 $5,431,290

At September 30 1999, $2,000,000 of advances from the FHLB was redeemable at par at the option of the FHLB on October 8, 1999 and each quarter thereafter.

Advances are secured by the Company's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligation not otherwise pledged.

NOTE 9 - INCOME TAXES

The components of income tax expense are as follows for the years ended September 30:
	1999	1998	1997
Current: Federal State Deferred: Federal State Changes in valuation allowance Total income tax expense	$634,485 208,052 842,537 1,413 490 1,903 844,440 $844,440	$599,930 248,242 848,172 (88,378) (30,494) (118,872) 729,300 $729,300	$334,704 146,100 480,804 (5,717) (1,973) (7,690) 473,114 (42,214) $430,900

The tax effects of each type of item that gives rise to deferred taxes are as follows as of September 30:
1999	1998

Deferred tax assets:
  Allowance for loan losses
  Deferred income
  Reserve for contingencies
  Employee benefit plan
  Impairment loss on leasehold improvements and equipment

Deferred tax liabilities:
  Unrealized gain on available-for-sale securities
  Excess depreciation
  Deferred loan costs

      Net deferred tax asset (liability)

$173,041 107,384 7,944 23,443 133,967 445,779 (96,399) (109,119) (113,787) (319,305) $126,474	$139,566 119,362 7,775 22,269 133,967 422,939 (235,108) (98,829) (99,334) (433,271) $ (10,332)

Deferred tax assets as of September 30, 1999 and 1998 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:

1999	1998	1997

Tax at statutory rate of 34%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit
  Utilization (provision) of deferred tax asset valuation reserve
  Dividend received deduction
  Other, net
Effective tax rates

34.0% 7.6 (0.9) 5.9 46.6%	34.0% 7.5 (1.5) (1.9) 38.1%	34.0% 8.0 (3.6) (3.2) 1.2 36.4%

As part of the Adoption Tax Credit within the Minimum Wage Bill that was enacted into law on August 20, 1996 the Section 593 tax additions to the reserve for bad debts was repealed, effective for taxable years beginning after December 31, 1995. Thus, the Company was allowed a tax deduction for bad debts under the experience method only starting with the year beginning October 1, 1996.

As part of this legislation the Company will have to recapture in taxable income the excess of the tax reserve for bad debts at September 30, 1996 over the tax reserve at April 30, 1988. The recapture amount is $238,709 resulting in Federal and Massachusetts income taxes of approximately $98,000 which is being paid over a six year period starting with the tax year beginning October 1, 1998. This tax has been provided for in past years and will not result in any charge to earnings.

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 1999 includes $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS

Retirement Plan

The Company is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Amounts charged to retirement fund expense for the years ending September 30, 1999, 1998 and 1997 totaled $110,374, $102,799 and $103,310, respectively.

Employee Stock Ownership Plan

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

On March 26, 1996 the ESOP borrowed $872,850 from Bridgewater Savings Bank ("the old debt") to purchase 87,285 shares of the stock of Falmouth Co-Operative Bank. In the year ended September 30, 1998 the old debt was paid off and replaced by an inter-company loan by the Company to the ESOP. The loan is secured by a pledge of the stock purchased. The Company makes annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

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
	1999	1998
Allocated shares Committed to be released shares Unreleased shares Fair value of unreleased shares	19,537 8,728 56,737 85,002 $851,055	11,485 8,728 65,465 85,678 $1,063,806

For the old ESOP debt, the interest rate per annum was 8.15%. Interest expense on the old debt was $0, $22,556 and $65,576 for the years ended September 30, 1999, 1998 and 1997, respectively.

Annual contributions to the plan are discretionary. Contributions to the ESOP by the Bank or Company were $88,185, $87,885 and $87,285 for the years ended September 30, 1999, 1998 and 1997, respectively and ESOP compensation expense was $128,137, $182,511 and $128,389, respectively.

Stock Option Plan

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
		1999	1998	1997
Net income	As reported Pro forma	$968,913 $880,025	$1,185,076 $1,113,695	$752,085 $716,394
Earnings per share - Basic	As reported Pro forma	$.78 $.71	$.86 $.81	$.55 $.52
Earnings per share - Diluted	As reported Pro forma	$.77 $.70	$.84 $.79	$.55 $.52

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 1999, 1998 and 1997: dividend yield of 2 percent for all years; expected volatility of 25 percent for 1999 and 19 percent for 1998 and 1997; risk-free interest rate of 5.2, 5.8 and 7 percent, respectively; and expected lives of 8 years for all years.

A summary of the status of the Company's stock option plan as of September 30, 1999, 1998 and 1997 and changes during the years ending on those dates is presented below:
	1999		1998		1997
Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year
Granted
Correction of prior grant
Exercised
Forfeited
Outstanding at end of year

Options exercisable at year-end
Weighted-average fair value of
 options granted during the year

	107,625 6,331 (994) (900) 112,062 45,127 $4.86	$13.414 15.390 13.601 13.375 $13.524	109,125 666 (666) 0 (1,500) 107,625 21,525 $5.69	$13.375 19.625 13.375 13.375 $13.414	0 109,125 0 0 109,125 0 $4.36	$13.375 $13.375

The following table summarizes information about stock options outstanding as of September 30, 1999:
Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
13.375 15-15.625 19.625	105,165 6,231 666 112,062	7.67 years 9.33 years 7.67 years 7.75 years	$13.375 15.390 19.625 13.524	43,973 888 266 45,127	$13.375 15.625 19.625 13.456

Recognition and Retention Plan

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant and fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. On April 15, 1997, 39,000 shares were awarded, with vesting beginning as of February 1, 1998. Compensation expense amounted to $114,417, $67,816 and $100,000 for the years ending September 30, 1999, 1998 and 1997, respectively. Compensation expense is based on the fair value of the common stock on the grant date. As of September 30, 1999, the RRP Trust had purchased a total of 39,638 shares, and 16,142 vested shares had been distributed to eligible participants.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 1999 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.
Actual:		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
Amount	Ratio	Amount	Ratio	Amount	Ratio
(Dollar amounts in thousands)

As of September 30, 1999:
  Total Capital (to Risk Weighted Assets):
    Consolidated
    Falmouth Co-Operative Bank

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated
    Falmouth Co-Operative Bank

  Tier 1 Capital (to Average Assets):
    Consolidated
    Falmouth Co Operative Bank

As of September 30, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated
    Falmouth Co-Operative Bank

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated
    Falmouth Co-Operative Bank

  Tier 1 Capital (to Average Assets):
    Consolidated
    Falmouth Co-Operative Bank

$19,700 15,880 19,131 15,311 19,131 15,311 22,444 14,631 21,917 14,104 21,917 14,104	27.88% 22.98 27.08 22.15 16.52 13.46 32.91 23.31 32.13 22.47 19.59 13.62	$5,652 5,529 2,826 2,764 4,632 4,550 5,456 5,022 2,726 2,511 4,475 4,143	>8.0% >8.0 >4.0 >4.0 >4.0 >4.0 >8.0 >8.0 >4.0 >4.0 >4.0 >4.0	N/A $6,911 N/A 4,147 N/A 5,688 N/A 6,278 N/A 3,767 N/A 5,178	>10.0% >6.0 >5.0 >10.0 >6.0 >5.0

The ability of the Company to pay dividends on its common stock is restricted by Massachusetts banking law. No dividends may be paid if such dividends would reduce stockholders' equity of the Company below the amount of the liquidation account required by Massachusetts conversion regulations and described in Note 16.

NOTE 12 - FINANCIAL INSTRUMENTS

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

The estimated fair values of the Company 's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:
1999		1998
Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
  Cash and cash equivalents
  Available-for-sale securities
  Held-to-maturity securities
  Federal Home Loan Bank stock
  Loans
  Accrued interest receivable
  Cooperative Central Bank Reserve Fund Deposit

Financial liabilities:
  Deposits
  Federal Home Loan Bank advances
  Securities sold under agreements to repurchase

$ 7,277,360 17,144,442 9,641,817 720,700 80,487,395 729,668 395,395 92,885,708 5,431,290 857,727	$ 7,277,360 17,144,442 9,631,547 720,700 79,613,000 729,668 395,395 92,933,000 5,386,000 857,727	$ 7,286,578 16,923,523 7,037,287 562,800 77,654,939 631,590 395,395 81,518,767 7,599,000 1,080,554	$ 7,286,578 16,923,523 7,078,556 562,800 79,454,000 631,590 395,395 81,619,000 7,652,000 1,080,554

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:
1999	1998

Commitments to originate loans
Unadvanced funds on construction loans
Unadvanced funds on home equity lines of credit
Unadvanced funds on commercial lines of credit
Unadvanced funds on overdraft lines of credit
Standby letters of credit

$ 5,063,000 2,533,119 6,325,811 2,032,516 125,953 12,000 $16,092,399	$ 4,509,100 2,538,054 4,746,808 824,316 85,914 24,000 $12,728,192

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

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 15 - EARNINGS PER SHARE (EPS)

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:
Income (Numerator)	Shares (Denominator)	Per-Share Amount

Year ended September 30, 1999
  Basic EPS
    Net income and income available to common stockholders
    Effect of dilutive securities, options
  Diluted EPS
    Income available to common stockholders and
     assumed conversions

Year ended September 30, 1998
  Basic EPS
    Net income and income available to common stockholders
    Effect of dilutive securities, options
  Diluted EPS
    Income available to common stockholders and
     assumed conversions

Year ended September 30, 1997
  Basic EPS
    Net income and income available to common stockholders
    Effect of dilutive securities, options
  Diluted EPS
    Income available to common stockholders and
     assumed conversions

$ 968,913 $ 968,913 $1,185,076 $1,185,076 $ 752,085 $ 752,085	1,243,925 16,618 1,260,543 1,375,057 36,085 1,411,142 1,376,193 3,636 1,379,829	$0.78 $0.77 $0.86 $0.84 $0.55 $0.55

NOTE 16 - LIQUIDATION ACCOUNT

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $1,414,428 as of September 30, 1999.

NOTE 17 - RECLASSIFICATION

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 18 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following financial statements are presented for Falmouth Bancorp, Inc. (Parent Company) and should be read in conjunction with the consolidated financial statements.

FALMOUTH BANCORP, INC.
(Parent Company Only)

BALANCE SHEETS

September 30, 1999 and 1998
ASSETS	1999	1998

Cash and due from banks
Federal funds sold
      Cash and cash equivalents
Investment in Falmouth Co-Operative Bank
Investments in available-for-sale securities
Investments in held-to-maturity securities
Loans, net
Accrued interest receivable
Other assets
Prepaid expenses
      Total assets

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses
Other liabilities
      Total liabilities
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized 500,000 shares; none issued
  Common stock, par value $.01 per share; authorized 2,500,000 shares;
   issued 1,454,750 shares; outstanding, 1,175,744 shares as of September 30, 1999 and 1,401,784 as of September 30, 1998
  Paid-in capital
  Unallocated Employee Stock Ownership Plan shares
  Retained earnings
  Treasury stock (279,006 shares as of September 30, 1999 and 52,966 shares as of September 30, 1998)
  Unearned compensation
  Accumulated other comprehensive income
      Total stockholders' equity
      Total liabilities and stockholders' equity

$ 6,417 2,110,227 2,116,644 15,497,511 1,035,807 565,853 67,853 2,328 $19,285,996 $ 26,544 26,544 14,547 23,241,883 (565,853) 1,484,384 (4,600,671) (443,284) 128,446 19,259,452 $19,285,996

$       36,397
    1,238,179
1,274,576
14,568,632
4,480,245
1,207,113
594,417
54,908
66,761
         14,007
$22,260,659

$       16,591
           2,578
         19,169

14,547
23,233,025
(654,038)
870,726

(952,668)
(594,417)
       324,315
  22,241,490
$22,260,659

FALMOUTH BANCORP, INC.
(Parent Company Only)

STATEMENTS OF INCOME

Years Ended September 30, 1999 and 1998
1999	1998

Interest and dividend income:
  Interest on taxable investment securities
  Interest on loan from subsidiary
  Dividends on Cooperative Bank Investment Fund
  Other interest
      Total interest and dividend income
Other income
Expenses:
  Legal and professional fees
  Securities losses, net
  Other expense
    Total expenses
Income before income tax benefit and equity in undistributed net income of subsidiary
Income taxes
Income before equity in undistributed net income of subsidiary
Equity in undistributed net income of subsidiary:
  Falmouth Co-Operative Bank
      Net income

$ 97,958 44,487 158,851 45,413 346,709 109 88,605 149,880 57,223 295,708 51,110 37,000 14,110 954,803 $968,913	$ 283,474 33,215 178,491 20,490 515,670 66,710 53,482 30,899 151,091 364,579 149,247 215,332 969,744 $1,185,076

FALMOUTH BANCORP, INC.
(Parent Company Only)

STATEMENTS OF CASH FLOWS

Years Ended September 30, 1999 and 1998
1999	1998

Cash flows from operating activities:
  Net income
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Amortization net of accretion of investment securities
    Undistributed net income of subsidiary
    Increase in accrued expenses
    Losses on sales of available-for-sale securities
    (Increase) decrease in prepaid expenses
    Decrease in interest receivable
    Increase in other assets
    Increase (decrease) in other liabilities

  Net cash provided by operating activities

Cash flows from investing activities:
  Purchases of available-for-sale securities
  Proceeds from sales of available-for-sale securities
  Proceeds from maturities of available-for-sale securities
  Purchases of held-to-maturity securities
  Proceeds from maturities of held-to-maturity securities
  Loan granted to ESOP

  Net cash provided by investing activities

Cash flows from financing activities:
  Purchase of stock for RRP
  Purchases of treasury stock
  Cash received from subsidiary on reorganization
  Dividends paid
  Proceeds from exercise of stock options
  Unallocated ESOP shares released

  Net cash used in financing activities

Net increase in cash and cash equivalents
Cash and cash equivalents at beginning of year
Cash and cash equivalents at end of year

Supplemental disclosure:
  Securities received from subsidiary on reorganization

$   968,913

6,116
(954,803)
9,953
149,880
11,679
54,908
(15,720)
        (2,578)

     228,348

(599,998)
3,440,987
500,000
(999,234)
2,200,000

  4,541,755

(9,558)
(3,665,778)

(355,194)
14,310
       88,185

 (3,928,035)

842,068
  1,274,576
$2,116,644

$1,185,076

25,485
(969,744)
16,591
53,482
(14,007)
13,657
(19,613)
         2,578

     293,505

(2,541,391)
3,984,951
1,000,000

1,200,000
    (741,923)

  2,901,637

(751,433)
(952,668)
10,000
(314,350)

       87,885

 (1,920,566)

1,274,576
                0
$1,274,576

$9,389,377

Directors and Officers of Falmouth Bancorp, Inc.
and Falmouth Co-operative Bank

Directors

Walter A. Murphy
Chairman of the Board
Retired President, Falmouth Co-operative Bank

Santo P. Pasqualucci
President and Chief Executive Officer

John W. Holland, Jr.
Attorney at Law

James A. Keefe
Principal, Falmouth Ford

Wayne C. Lamson
Treasurer/Comptroller, Woods Hole, Martha's Vineyard and Nantucket Steamship Authority

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
Shatswell MacLeod & Co., P.C.
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

Investor Relations
Inquiries regarding Falmouth Co-operative Bank and Falmouth Bancorp, Inc. should be directed to:

      Santo P. Pasqualucci
      Falmouth Co-operative Bank
      20 Davis Straits
      Falmouth, MA 02540
      (508) 548-3500

Annual Meeting of Stockholders
The Company's Annual Meeting of Stockholders will be held at 4:30 p.m. Eastern Standard time on Tuesday, January 18, 2000, at Falmouth Co-operative Bank, 20 Davis Straits, Falmouth, Massachusetts. Holders of common stock as of December 7, 1999 will be eligible to vote.

FALMOUTH BANCORP, INC.
20 Davis Straits, Falmouth, Massachusetts 02540
508-548-3500