Form 10KSB, Exhibit 13
period 2000-09-30
FALMOUTH BANCORP INC
filed 2000-12-22
CIK 1027280

EXHIBIT 13


                             2000 ANNUAL REPORT

                          FALMOUTH
                          BANCORP, Inc.      [LOGO]

                         http://www.falmouthbank.com


                             2000 ANNUAL REPORT
===========================================================================

                              TABLE OF CONTENTS
                              -----------------

Company Profile                                                           1

President's Message                                                       2

Financial Highlights                                                      3

Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                                5

Market for the Company's Common Stock                                    16

Consolidated Financial Statements                                        17


===========================================================================
FORWARD LOOKING STATEMENTS

      This Annual Report to Stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to: general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

      Any or all of our forward-looking statements in this Annual Report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
===========================================================================


                             2000 ANNUAL REPORT
===========================================================================

                               COMPANY PROFILE
                               ---------------

      Falmouth Bancorp, Inc. (the "Company") is the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank.

      The Company had total assets of $135.5 million as of September 30, 2000. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

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

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."


                             2000 ANNUAL REPORT
===========================================================================

                             PRESIDENT'S MESSAGE
                             -------------------

To Our Shareholders and Customers:

      On the cover of this Annual Report we included the signatures of the directors and employees who govern and power the success of Falmouth Bancorp, Inc. The foundation of this Company's success lies within our collective wisdom and commitment to the excellence in quality retail and commercial products and to personal attentive service of the highest level for each customer, one at a time. Our collective signatures on this cover is an affirmation of this commitment.

      The fiscal year ended September 30, 2000 was a very successful year for the Company and was influenced by several important events. One of the more significant impacts to many community banks, such as ours, in Massachusetts was the consumer response to the mega-merger of Fleet and BankBoston. Many local dissatisfied "big-bank" customers transferred their accounts to our more personable and consumer friendly Bank which further bolstered annual deposit growth to an impressive 21.0%. This unusually favorable deposit growth fueled our ability to more fully participate in an active local residential mortgage market. During fiscal 2000, our loan portfolio increased primarily in secured 1-4 family real estate loans by $25.2 million or 31.4%. Total loan originations during fiscal 2000 were $46.8 million as compared to $34.7 million during fiscal 1999, for an increase in loan production of 34.9%. Our emphasis on quality personal service and competitive pricing, coupled with more aggressive marketing initiatives in an active Upper-Cape Cod real estate market, contributed to our performance on loan originations during fiscal 2000. At September 30, 2000 there were no non-performing loans and no overdue loans in the entire portfolio.

      Stockholders' equity to total assets was 13.3% at September 30, 2000, as compared to 16.2% at September 30, 1999. During fiscal 2000 the Company purchased 139,906 shares of its common stock in the open market at a cost of $2.3 million. The book value of the Company's common stock was $17.37 at September 30, 2000, as compared to $16.37 at the prior year.

      Net income for the year ended September 30, 2000 was $1,177,000, or .93% return on average assets, as compared to $969,000, or .85% return on average assets, for the prior year. Earnings per common share, assuming dilution for the year ended September 30, 2000, was $1.16 as compared to $.77 for the prior year. This represents a marked increase of 51% in earnings per common share, assuming dilution. The combination of a stronger "bottom line" and the decrease in shares outstanding, resulting from our stock repurchase programs, powered the outstanding 51% increase in earnings per share.

      Our Board of Directors continues to be mindful of the capital management strategy options available to it and continues to exercise those options on a pro-active basis.

      In order to effect a state tax planning opportunity, the Bank formed a captive real estate investment trust subsidiary during fiscal 2000 which is designed to enhance after-tax earnings by reducing state income tax liabilities going forward. Earnings during fiscal 2000 were enhanced by this tax planning opportunity.

      Personalized service within a traditional branch bank setting continues to be the cornerstone of our delivery system. Accordingly, we continue to explore opportunities to expand our branch network and ATM locations.

      This year Ronald L. McLane, Director and member of the Loan
Committee, concluded thirty years of unwavering dedication and service to the Bank and the Community. We thank him for his valued friendship, wisdom and guidance.

      In conclusion, it is noteworthy to recognize the focus and dedication of our employees and Board of Directors and for all of us to express our sincere appreciation for the continued confidence and support that is evidenced by both our customers and shareholders alike.

                                       /s/ Santo P. Pasqualucci
                                       Santo P. Pasqualucci
                                       President & Chief Executive Officer


                             2000 ANNUAL REPORT
===========================================================================

                             FINANCIAL HIGHLIGHTS
                             --------------------

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.

                                                                      At September 30,
                                         --------------------------------------------------------------------------
                                            2000            1999            1998            1997            1996
                                            ----            ----            ----            ----            ----
                                                                   (Dollars in thousands)

Selected Financial Condition Data:
  Assets                                 $  135,464      $  118,652      $  112,793      $   96,391      $   90,516
  Loans, net                                105,732          80,487          77,655          53,881          40,237
  Investment securities                      19,304          27,507          24,524          36,402          45,553
  Deposits                                  112,374          92,886          81,519          72,191          66,439
  Stockholders' equity/net worth(1)          17,992          19,259          22,241          22,806          21,914

                                                                  Year Ended September 30,
                                         --------------------------------------------------------------------------
                                            2000            1999            1998            1997            1996
                                            ----            ----            ----            ----            ----
                                                      (Dollars in thousands, except per share data)

Selected Operating Data:
  Interest and dividend income           $    8,306      $    7,488      $    7,206      $    6,259      $    5,576
  Interest expense on deposits and
   borrowings                                 3,742           3,358           3,140           2,794           2,833
                                         --------------------------------------------------------------------------
  Net interest income                         4,564           4,130           4,066           3,465           2,743
  Provision for loan losses                     189              42              26               -              51
                                         --------------------------------------------------------------------------
  Net interest income after provision
   for loan losses                            4,375           4,088           4,040           3,465           2,692
                                         --------------------------------------------------------------------------
  Other income:
    Gain on sales of investment
     securities, net                            398             263             840             112               2
    Other                                       359             386             211             133             123
                                         --------------------------------------------------------------------------
      Total other income                        757             649           1,051             245             125
                                         --------------------------------------------------------------------------
  Operating expenses                          3,296           2,924           3,177           2,527           1,888
                                         --------------------------------------------------------------------------
  Income before income taxes                  1,836           1,813           1,914           1,183             929
  Income taxes                                  659             844             729             431             359
                                         --------------------------------------------------------------------------
  Net income                             $    1,177      $      969      $    1,185      $      752      $      570
                                         ==========================================================================

Per Share Data:
  Earnings per common share              $     1.17      $      .78      $      .86      $      .55             -(2)
  Earnings per common share,
   assuming dilution                     $     1.16      $      .77      $      .84      $      .55             -(2)
  Cash dividends per share               $      .31      $      .28      $      .23      $      .20               -
  Dividend payout ratio                       26.50%          35.90%          26.74%          36.36%              -
  Weighted average number of common
   shares outstanding                     1,009,475       1,243,925       1,375,057       1,376,193               -

-------------------

<F1>  Includes unrealized gain on available-for-sale securities of $26,000,
      $128,000, $324,000, $416,000 and $144,000 net of tax, at September
      30, 2000, 1999, 1998, 1997 and 1996, respectively.
<F2>  Because of the Bank's conversion in mid-1996 from mutual to stock ownership, a presentation of earnings per share for fiscal 1996 is not meaningful.

                                                           At or for the Year Ended September 30,
                                         --------------------------------------------------------------------------
                                            2000            1999            1998            1997            1996
                                            ----            ----            ----            ----            ----

Interest rate spread information:(1)
  Average during period                        3.07%           2.98%           3.13%           2.85%           2.59%
  End of period                                2.81            2.93            2.85            2.81            2.73
  Net interest margin(2)                       3.81            3.80            4.10            3.90            3.40
  Return on average assets                     0.93            0.85            1.14             .83             .69
  Return on average equity                     6.63            4.61            5.11            3.37            3.51

Asset Quality Ratios:
  Non-performing loans as a percent
   of total loans                                 -               -               -             .06             .03
  Non-performing assets as a percent
   of total assets                                -               -               -             .03             .02
  Allowance for loan losses as a
   percent of non-performing loans                -               -               -           1,670           3,557

Capital Ratios:(3)
  Average equity to average assets            14.05           18.35           22.19           24.35           19.56
  Regulatory Tier 1 leverage capital
   ratio                                      12.82           13.46           13.62           23.64           24.27

-------------------

<F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F2>  Net interest margin represents net interest income divided by average interest-earning assets.
<F3>  Represents capital ratios of the Bank.


                             2000 ANNUAL REPORT
===========================================================================

                  MANAGEMENT'S DISSCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                ---------------------------------------------

General

      Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, is the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. At September 30, 2000 there were 1,035,838 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long- and short-term marketable securities and other liquid investments.

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

      The Bank's profitability is also affected by the level of non-interest income and expense. Non-interest income, or other income, consists primarily of service fees and gains on sales of investment securities. Non-interest expense, or operating expenses, consists of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

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

Comparison of Financial Condition at September 30, 2000 and 1999

      The Company's total assets were $135.5 million at September 30, 2000, as compared to $118.7 million at September 30, 1999, an increase of $16.8 million or 14.2%. Total deposits were $112.4 million at September 30, 2000, as compared to $92.9 million at September 30, 1999, an increase of $19.5 million, or 21.0%. The growth in deposits was due, in part, to our ability to attract retail checking accounts, commercial checking accounts and certificates of deposit in a very competitive environment created by regional bank mergers. Total net loans were $105.7 million, or 94.1% of total deposits at September 30, 2000, as compared to $80.5 million, or 86.7% of total deposits at September 30, 1999. Loan portfolio growth, primarily in secured 1-4 family real estate, was 31.3%, or $25.2 million for the year ended September 30, 2000. A continued strong real estate market drove increased single-family loan originations. Investment securities were $19.3 million, or 14.3% of total assets at September 30, 2000, as compared to $27.5 million, or 23.2% of total assets at September 30, 1999. Stockholders' equity was $18.0 million at September 30, 2000 as compared to $19.3 million at September 30, 1999, a decrease of $1.3 million. The net decrease in stockholders' equity was the result of the repurchase of 139,906 shares of the Company's common stock at a cost of $2.3 million, combined with increased retained earnings of $852,000 after dividend payments. Stockholders' equity reported at September 30, 2000 included an unrealized gain, net of tax effects, in available-for-sale securities of $26,000 and retained earnings of $11.7 million. The ratio of stockholders' equity to total assets was 13.3% at September 30, 2000, as compared to 16.2% at September 30, 1999. The book value of common stock was $17.37 at September 30, 2000, as compared to $16.37 at September 30, 1999.

Comparison of Financial Condition at September 30, 1999 and 1998

      The Company's total assets increased by $5.9 million or 5.2% for the year ended September 30, 1999 from $112.8 million at September 30, 1998 to $118.7 million at September 30, 1999. Total net loans were $80.5 million or 86.7% of total deposits at September 30, 1999 as compared to $77.7 million or 95.3% of total deposits at September 30, 1998, representing an increase of $2.8 million. Investment securities were $27.5 million or 23.2% of total assets at September 30, 1999 as compared to $24.5 million or 21.7% of total assets at September 30, 1998. The proceeds from maturing securities were in part allocated to fund the volume of loan production, with the balance redeployed into short-term securities investments. Total deposits were $92.9 million at September 30, 1999 as compared to $81.5 million at September 30, 1998, a 14.0% increase. Total deposits increased by $11.4 million for the year ended September 30, 1999. Stockholders' equity was $19.3 million at September 30, 1999 as compared to $22.2 million at September 30, 1998, a decrease of $2.9 million. Stockholders' equity reported at September 30, 1999 included an unrealized gain in available-for-sale securities of $128,000 and retained earnings of $10.8 million.
The ratio of stockholders' equity to total assets was 16.2% at September 30, 1999 and the book value per share of common stock was $16.37. Net income per share of common stock for the fiscal year ended September 30, 1999 was $0.78, as compared to $0.86 for the prior year. The decrease in net income per share was due primarily to the $577,000 decrease in net gains from sales of investment securities in fiscal 1999, as compared to the prior year.

Comparison of Operating Results at September 30, 2000 and 1999

      Net Income. The Company's net income for the twelve months ended September 30, 2000 was $1.2 million, as compared to $969,000 for the twelve months ended September 30, 1999. The $208,000 increase in net income was primarily the result of an $818,000 increase in interest and dividend income, an increase in other income of $108,000, and a $185,000 decrease in income taxes. This was offset, in part, by a $372,000 increase in other expenses, a $147,000 increase in the provision for loan losses, and a $384,000 increase in interest expense on deposits and borrowed funds.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve months ended September 30, 2000 was $4.6 million, as compared to $4.1 million for the twelve months ended September 30, 1999. The $433,000 increase in net interest and dividend income was primarily the result of the increase in 1-4 family residential loan interest income. The net interest margin for the twelve months ended September 30, 2000 was 3.81%, an increase of 1 basis point, as compared to 3.80% for the twelve months ended September 30, 1999. The return on average assets for the twelve months ended September 30, 2000 was 0.93%, an increase of 8 basis points, as compared to 0.85% for the prior year. The primary reason for the increase in the return on average assets was the increased revenue generated by the growth in 1-4 family residential loan holdings powered by the substantial growth in low cost core deposits.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 2000 was $8.3 million, an increase of $818,000, as compared to $7.5 million for the twelve months ended September 30, 1999. The increase in interest and dividend income was due primarily to a $1.1 million increase in interest income on loans off-set by a $267,000 decrease in interest and dividends on securities and short-term investments. The increase in interest income on loans was primarily the result of an increase in the volume of loans held in portfolio, while the decrease in interest and dividends on securities was the result of utilizing maturing securities to fund the purchase of treasury shares.

      Interest Expense. Interest expense for the twelve months ended September 30, 2000 was $3.7 million, an increase of $384,000 as compared to $3.4 million for the twelve months ended September 30, 1999. The increase in interest expense was due primarily to the increase in deposit accounts of $19.5 million during the period, off-set in part by a decrease in interest on borrowings of $54,000 over the previous year.

      Provision for Loan Losses. The provision for loan loss expense for the twelve months ended September 30, 2000 was $189,000 compared to $42,000 for the twelve months ended September 30, 1999. The increase in the amount of the provision for loan losses was the result of the Bank's efforts to maintain adequate reserves associated with the marked increase in net loans. The allowance for loan losses at September 30, 2000 was $755,000, as compared to $569,000 at September 30, 1999 for an increase of 32.7%. On September 30, 2000, the Bank had no delinquent or non-performing loans.

      Non-interest Income. Non-interest income, or other income, for the twelve months ended September 30, 2000 was $757,000, as compared to $649,000 for the twelve months ended September 30, 1999. The $108,000 increase was due to an increase in net securities gains of $135,000, coupled with an increase of $23,000 in service charge income, a $39,000 increase in other income, off-set in part by a $89,000 reduction in gains on mortgages sold.

      Non-Interest Expense. Non-interest expense, or other expense, for the twelve months ended September 30, 2000 was $3.3 million as compared to $2.9 million for the twelve months ended September 30, 1999. The $372,000 increase was primarily due to the combination of an increase in salaries and employee benefits of $52,000, an increase in occupancy expense of $27,000, an increase in legal and professional fees of $126,000, an increase in data processing fees of $1,000, an increase in equipment expense of $12,000, and an increase in other operating expenses of $154,000. The increases in the legal and professional fees and other operating expenses were due to the formation, by the Bank, of a Real Estate Investment Trust and resulted in one-time fees to date of $68,000 in legal and professional fees and $59,000 in other operating expenses.

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

      Provision for Loan Losses. The provision for loan losses for the twelve months ended September 30, 1999 was $42,000 compared to $26,000 for the twelve months ended September 30, 1998. The increase in the amount of the provision for loan losses was the result of the Bank's efforts to maintain adequate reserves for the increased net loans. The allowance for loan losses at September 30, 1999 was $569,000, as compared to $527,000 at September 30, 1998.

      Non-interest Income. Non-interest income, or other income, for the twelve months ended September 30, 1999 was $649,000, as compared to $1.1 million for the twelve months ended September 30, 1998. The $401,000 decrease was due to reduced net securities gains of $578,000, coupled with increases of $35,000 in service charge income, $71,000 in gains on mortgages sold, and a $50,000 increase in other income.

      Non-interest Expense. Non-interest expense or other expense for the twelve months ended September 30, 1999 was $2.9 million as compared to $3.2 million for the twelve months ended September 30, 1998. The $252,000 decrease was primarily due to the combination of an increase in salaries and employee benefits of $52,000, a decrease in occupancy expense of $10,000, a decrease in legal and professional fees of $81,000, an increase in data processing fees of $38,000, a decrease in directors' fees of $6,000, an increase in equipment expense of $17,000, an increase in other operating expenses of $65,000 and a one time write-down of $327,000 that was made to leasehold improvements during the fourth quarter of 1998 due to the relocation of the East Falmouth branch office. There were no write-downs during the year ended September 30, 1999.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 2001.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 2000 was 21.29%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government and high grade corporate obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 2000, net cash and short-term assets totaled $24.6 million.

      The primary investing activities of the Bank include the origination of loans and the purchase of investment securities. During the year ended September 30, 2000, purchases of investment securities and mortgage-backed securities totaled $9.6 million, while loan originations totaled $46.8 million. These investments were funded primarily from loan repayments of $21.3 million, investment security maturities of $16.4 million, loans sold of $60,000 and borrowed funds from the Federal Home Loan Bank of Boston
(FHLB).

      Liquidity management is both a daily and long-term function of management. If the Bank requires more funds than it can generate internally, the Bank will borrow additional funds from the FHLB of Boston. At September 30, 2000, the Bank had $3.9 million in outstanding advances from the FHLB of Boston.

      At September 30, 2000, the Bank had $7.0 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $44.7 million at September 30, 2000. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 2000, the Company and the Bank exceeded all of their respective regulatory capital requirements.

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

      Since the mid-1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed-rate loans with terms in excess of 15 years in its portfolio. Beginning in March 1995, however, the Bank retained a portion of its fixed-rate loans with terms in excess of 15 years in the portfolio. At September 30, 2000, the Bank's loan portfolio included $27.9 million of adjustable-rate mortgages and $6.7 million of adjustable-rate home equity loans that together represent 32.5% of the Bank's total loans.

      In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 2000, the Bank had $14.3 million of investment securities maturing within one year or less and $2.5 million of investment securities maturing over one through five years.

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

Impact of New Accounting Standards

      In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Statement No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In management's opinion, SFAS No. 133, when adopted, will not have a material effect on the Company's consolidated financial statements.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2000 which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage-backed securities in the following table are presented at amortized cost.

                                                              At September 30, 2000
                                         ---------------------------------------------------------------
                                                       Over One      Over Five
                                         One Year      Through        Through      Over Ten
                                         or Less      Five Years     Ten Years       Years        Total
                                         --------     ----------     ---------     --------       -----
                                                              (Dollars in thousands)

Interest-earning assets:
  Investment securities                  $ 14,338      $  2,526      $      -      $      -      $ 16,864
  Mortgage-backed securities                    -             4            95         1,578         1,677
  Other interest-earning assets             4,496             -             -             -         4,496
  Adjustable rate 1-4 family loans         13,715        20,098           820             -        34,633
  Fixed rate 1-4 family loans               3,941         1,469         4,344        47,063        56,817
  Commercial real estate loans              3,104         6,196           871         1,001        11,172
  Consumer and commercial loans             1,249         1,452         1,164             -         3,865
                                         ----------------------------------------------------------------
      Total(1)                           $ 40,843      $ 31,745      $  7,294      $ 49,642      $129,524
                                         ================================================================

Interest-bearing liabilities:
  Certificates of deposit                $ 44,728      $  7,466      $      -      $      -      $ 52,194
  Money market accounts                    16,462             -             -             -        16,462
  NOW accounts                             10,095             -             -             -        10,095
  Passbook accounts                        19,380             -             -             -        19,380
  Repurchase agreements                       864             -             -             -           864
  FHLB advances                             2,584           893           375             -         3,852
                                         ----------------------------------------------------------------
      Total                              $ 94,113      $  8,359      $    375      $      -      $102,847
                                         ================================================================
  Interest sensitivity gap                (53,270)       23,386         6,919        49,642        26,677
  Cumulative interest sensitivity gap     (53,270)      (29,884)      (22,965)       26,677
  Ratio of cumulative gap to total
   assets                                  (39.32)%      (22.06)%      (16.95)%       19.69%

-------------------

<F1>  Loans are presented net of unearned income and unadvanced principal.

      Management believes the current one-year gap of negative 39.32% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

      Certain shortcomings are inherent in the method of analysis presented in the preceding table. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rates.

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

                                                                        Year Ended September 30,
                                      ---------------------------------------------------------------------------------------------
                                                   2000                            1999                           1998
                                      -----------------------------   -----------------------------   -----------------------------
                                                            Average                         Average                        Average
                                      Average               Yield/    Average               Yield/    Average               Yield/
                                      Balance    Interest    Cost     Balance    Interest    Cost     Balance    Interest    Cost
                                      -------    --------   -------   -------    --------   -------   -------    --------   -------
                                                                          (Dollars in thousands)

Assets:
Interest-earning assets:
Loans, net:
  Mortgages                           $ 84,443    $6,140     7.27%    $ 70,742    $5,271     7.45%    $ 64,202    $4,861     7.57%
  Consumer and other                     9,872       774     7.84        6,915       558     8.07        5,056       455     9.00
                                      --------    ------              --------    ------              --------    ------
      Total loans, net                  94,315     6,914     7.33       77,657     5,829     7.51       69,258     5,316     7.68
  Investments                           19,849     1,162     5.85       22,946     1,219     5.31       21,812     1,438     6.59
  Other earning assets                   5,766       230     3.99        8,314       440     5.29        8,107       452     5.58
                                      --------    ------              --------    ------              --------    ------
      Total interest-earning assets    119,930     8,306     6.93      108,917     7,488     6.88       99,177     7,206     7.26
                                                  ------                          ------                          ------
  Cash and due from banks                3,339                           2,720                           2,256
  Other assets                           3,118                           2,879                           2,969
                                      --------                        --------                        --------
      Total assets                    $126,387                        $114,516                        $104,402
                                      ========                        ========                        ========

Liabilities:
Interest-bearing liabilities:
Deposits:
  Savings deposits                    $ 18,910    $  368     1.95%    $ 17,471    $  357     2.05%    $ 15,571    $  385     2.47%
  NOW                                    9,560        78     0.82        7,533        73     0.97        7,013        66     0.94
  Money market deposits                 14,946       475     3.18       11,884       372     3.13        9,746       299     3.07
  Certificates of deposit               48,325     2,507     5.19       42,245     2,187     5.18       39,794     2,195     5.52
  Borrowed money                         5,146       314     6.10        6,936       368     5.30        3,881       195     5.02
                                      --------    ------              --------    ------              --------    ------
      Total interest-bearing
       liabilities                      96,887     3,742     3.86       86,069     3,357     3.90       76,005     3,140     4.13
                                                  ------                          ------                          ------
  Non-interest bearing liabilities      11,741                           7,431                           5,225
                                      --------                        --------                        --------
      Total liabilities                108,628                          93,500                          81,230
  Stockholders' equity                  17,759                          21,016                          23,172
                                      --------                        --------                        --------
      Total liabilities and
       stockholders' equity           $126,387                        $114,516                        $104,402
                                      ========                        ========                        ========

Net interest and dividend income                  $4,564                          $4,131                          $4,066
                                                  ======                          ======                          ======

Interest rate spread                                         3.07%                           2.98%                           3.13%
Net interest margin                                          3.81%                           3.80%                           4.10%
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                            123.78%                         126.55%                         130.49%

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

                                                                Year Ended September 30,
                                            ---------------------------------------------------------------
                                                    2000 vs. 1999                     1999 vs. 1998
                                                 Increase (Decrease)               Increase (Decrease)
                                                        Due To                            Due To
                                            -----------------------------      ----------------------------
                                            Volume       Rate       Total      Volume      Rate       Total
                                            ------       ----       -----      ------      ----       -----
                                                                  (Dollars in thousands)

Interest-earning assets:
  Loans                                     $1,218      $(133)      $1,085      $630      $(117)      $ 513
  Investments                                 (349)        82         (267)       72       (302)       (230)
                                            ---------------------------------------------------------------
      Total interest-earning assets            869        (51)         818       702       (419)        283
                                            ---------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                              26        (15)          11        38        (66)        (28)
  NOW                                           12         (7)           5         5          2           7
  Money market deposits                         97          6          103        66          6          72
  Certificates of deposit                      315          5          320       130       (135)         (5)
  Borrowed money                              (129)        75          (54)      159         13         172
                                            ---------------------------------------------------------------
      Total interest-bearing liabilities       321         64          385       398       (180)        218
                                            ---------------------------------------------------------------
Net change in net interest income           $  548      $(115)      $  433     $ 304      $(239)      $  65
                                            ===============================================================


                             2000 ANNUAL REPORT
===========================================================================

                   MARKET FOR THE COMPANY'S COMMON STOCK
                   -------------------------------------

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated.

      At September 30, 2000, the last trading date in the Bank's fiscal year, the Bank's common stock closed at $13.625. At September 30, 2000, there were 1,035,838 shares of the Company's common stock outstanding, which were held of record by approximately 575 stockholders, not including persons or entities that hold the stock in nominee or "street" name through various brokerage firms.

      On November 21, 2000, the Board of Directors of the Company declared a quarterly cash dividend of $0.09 per share of common stock, which will be paid on December 21, 2000 to stockholders of record on December 7, 2000.

      The Board of Directors considers paying dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions and other factors. There are significant regulatory limitations on the Company's ability to pay dividends depending on the dividends it receives from the Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements and the overall health of the institution.

                                                        Price Range
                                                   --------------------
Quarter Ended                                        High         Low      Dividends
-------------                                        ----         ---      ---------

Fiscal year ended September 30, 1999:
  First Quarter ended December 31, 1998            $17-1/4      $12          $.07
  Second Quarter ended March 31, 1999               16-3/4       13-3/4       .07
  Third Quarter ended June 30, 1999                 17-7/8       13-1/8       .07
  Fourth Quarter ended September 30, 1999           17-1/4       15           .07

Fiscal year ended September 30, 2000:
  First Quarter ended December 31, 1999            $17-1/4      $14          $.07
  Second Quarter ended March 31, 2000               14-5/8       13           .08
  Third Quarter ended June 30, 2000                 14           11-3/4       .08
  Fourth Quarter ended September 30, 2000           13-7/8       12-5/8       .08


                  [SHATSWELL, MACLEOD & COMPANY, P.C. LOGO]


The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with generally accepted accounting principles.


                                       /s/ Shatswell, MacLeod & Company, P.C.
                                       SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
October 23, 2000


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         September 30, 2000 and 1999
                         ---------------------------


ASSETS                                                              2000            1999
------                                                          ------------    ------------

Cash, due from banks and interest bearing deposits              $  3,450,297    $  2,472,360
Federal funds sold                                                 3,380,176       4,805,000
                                                                ----------------------------
      Total cash and cash equivalents                              6,830,473       7,277,360
Investments in available-for-sale securities (at fair value)       7,807,742      17,144,442
Investments in held-to-maturity securities
 (fair values of $10,781,002 as of September 30, 2000
 and $9,631,547 as of September 30, 1999)                         10,776,000       9,641,817
Federal Home Loan Bank stock, at cost                                720,700         720,700
Loans, net                                                       105,731,509      80,487,395
Premises and equipment                                             1,991,077       2,023,577
Accrued interest receivable                                          750,690         729,668
Cooperative Central Bank Reserve Fund Deposit                        395,395         395,395
Other assets                                                         460,301         231,928
                                                                ----------------------------
      Total assets                                              $135,463,887    $118,652,282
                                                                ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
  Noninterest-bearing                                           $ 14,243,255    $  8,091,418
  Interest-bearing                                                98,130,985      84,794,290
                                                                ----------------------------
      Total deposits                                             112,374,240      92,885,708
Securities sold under agreements to repurchase                       863,943         857,727
Federal Home Loan Bank advances                                    3,851,961       5,431,290
Other liabilities                                                    327,680         218,104
                                                                ----------------------------
      Total liabilities                                          117,417,824      99,392,829
                                                                ----------------------------
Minority preferred stockholders' equity in a
 subsidiary company of Falmouth Cooperative Bank                      54,000
                                                                ----------------------------
Stockholders' equity:
  Preferred stock, par value $.01 per share,
   authorized 500,000 shares; none issued
  Common stock, par value $.01 per share,
   authorized 2,500,000 shares; issued 1,454,750 shares               14,547          14,547
  Paid -in capital                                                13,901,452      13,907,812
  Retained earnings                                               11,669,877      10,818,456
  Unallocated Employee Stock Ownership Plan shares                  (477,668)       (565,853)
  Treasury stock (418,912 shares as of September 30, 2000
   and 279,006 shares as of September 30, 1999)                   (6,850,722)     (4,600,671)
  Unearned compensation                                             (291,097)       (443,284)
  Accumulated other comprehensive income                              25,674         128,446
                                                                ----------------------------
      Total stockholders' equity                                  17,992,063      19,259,453
                                                                ----------------------------
      Total liabilities and stockholders' equity                $135,463,887    $118,652,282
                                                                ============================


The accompanying notes are an integral part of these consolidated financial statements.


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------


                                                                     2000          1999          1998
                                                                  ----------    ----------    ----------

Interest and dividend income:
  Interest and fees on loans                                      $6,913,845    $5,829,184    $5,316,011
  Interest and dividends on securities:
    Taxable                                                        1,021,594     1,112,344     1,316,020
    Dividends on marketable equity securities                        104,530       107,164       152,341
  Dividends on Cooperative Bank Investment and Liquidity Funds        35,644       158,851       198,015
  Other interest                                                     230,460       280,827       223,391
                                                                  --------------------------------------
      Total interest and dividend income                           8,306,073     7,488,370     7,205,778
                                                                  --------------------------------------
Interest expense:
  Interest on deposits                                             3,428,521     2,990,151     2,944,707
  Interest on securities sold under agreements to repurchase          54,240        48,173        24,100
  Interest on Federal Home Loan Bank advances                        259,531       319,464       148,138
  Interest on other borrowings                                                                    22,556
                                                                  --------------------------------------
      Total interest expense                                       3,742,292     3,357,788     3,139,501
                                                                  --------------------------------------
      Net interest and dividend income                             4,563,781     4,130,582     4,066,277
Provision for loan losses                                            189,000        42,000        26,000
                                                                  --------------------------------------
      Net interest and dividend income after provision
       for loan losses                                             4,374,781     4,088,582     4,040,277
                                                                  --------------------------------------
Other income:
  Service charges on deposit accounts                                130,706       108,416        73,667
  Gains on sales of available-for-sale securities, net               397,732       262,511       840,208
  Net gains on sales of loans                                          1,711        91,317        19,607
  Other income                                                       226,444       186,992       117,177
                                                                  --------------------------------------
      Total other income                                             756,593       649,236     1,050,659
                                                                  --------------------------------------
Other expense:
  Salaries and employee benefits                                   1,640,003     1,587,684     1,535,625
  Occupancy expense                                                  216,938       189,519       199,759
  Equipment expense                                                  171,620       159,508       142,429
  Writedown on impairment of long lived assets                                                   327,307
  Data processing expense                                            245,512       245,310       207,061
  Director's fees                                                     52,000        52,200        57,950
  Legal and professional fees                                        297,120       170,772       251,734
  Other expense                                                      672,714       519,472       454,695
                                                                  --------------------------------------
      Total other expense                                          3,295,907     2,924,465     3,176,560
                                                                  --------------------------------------
      Income before income taxes                                   1,835,467     1,813,353     1,914,376
Income taxes                                                         658,725       844,440       729,300
                                                                  --------------------------------------
      Net income                                                  $1,176,742    $  968,913    $1,185,076
                                                                  ======================================

Earnings per common share                                         $     1.17    $      .78    $      .86
                                                                  ======================================
Earnings per common share, assuming dilution                      $     1.16    $      .77    $      .84
                                                                  ======================================


The accompanying notes are an integral part of these consolidated financial statements.


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------


                                                             Unallocated
                                                              Employee
                                                                Stock                                   Accumulated
                                                              Ownership                                    Other
                       Common      Paid-in      Retained         Plan       Treasury      Unearned     Comprehensive
                        Stock      Capital      Earnings        Shares        Stock     Compensation       Income        Total
                      --------   -----------   -----------   -----------  -----------   ------------   -------------  -----------

Balance, September
 30, 1997             $145,475   $13,651,570   $ 9,334,011   $(741,923)   $              $                $416,383    $22,805,516
Employee Stock
 Ownership Plan                       94,566                                                                               94,566
ESOP shares released                                            87,885                                                     87,885
Purchase of shares
 for recognition and
 retention plan (RRP)                                                                     (751,433)                      (751,433)
Recognition and
 retention plan                      158,760                                                                              158,760
Distribution of
 RRP shares                         (157,016)                                              157,016
Tax benefit from RRP                  20,206                                                                               20,206
Formation of the
 Holding Company,
 change in par value  (130,928)      130,928
Purchases of
 treasury stock                                                             (952,668)                                    (952,668)
Dividends declared
 ($.23 per share)                                 (314,350)                                                              (314,350)
Comprehensive income:
  Net income                                     1,185,076
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect
   of $54,071                                                                                              (92,068)
      Comprehensive
       income                                                                                                           1,093,008
                     -----------------------------------------------------------------------------------------------------------
Balance, September
 30, 1998               14,547    13,899,014    10,204,737    (654,038)     (952,668)     (594,417)        324,315     22,241,490
Employee Stock
 Ownership Plan                       49,149                                                                               49,149
ESOP shares released                                            88,185                                                     88,185
Purchases of shares
 for recognition and
 retention plan (RRP)                                                                       (9,558)                        (9,558)
Recognition and
 retention plan                      114,417                                                                              114,417
Distribution of
 RRP shares                         (160,691)                                              160,691
Tax benefit from RRP                   9,388                                                                                9,388
Purchases of
treasury stock                                                            (3,665,778)                                  (3,665,778)
Exercise of stock
 options and related
 tax benefit                          (3,465)                                 17,775                                       14,310
Dividends declared
 ($.28 per share)                                 (355,194)                                                              (355,194)
Comprehensive income:
  Net income                                       968,913
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect                                                                                      (195,869)
      Comprehensive
       income                                                                                                             773,044
                     -----------------------------------------------------------------------------------------------------------
Balance, September
 30, 1999               14,547    13,907,812    10,818,456    (565,853)   (4,600,671)     (443,284)        128,446     19,259,453
Employee Stock
 Ownership Plan                       34,333                                                                               34,333
ESOP shares released                                            88,185                                                     88,185
Recognition and
 retention plan                      112,197                                                                              112,197
Distribution of
 RRP shares                         (152,187)                                              152,187
Tax benefit from RRP                     822                                                                                  822
Purchases of
 treasury stock                                                           (2,263,130)                                  (2,263,130)
Exercise of stock
 options and related
 tax benefit                          (1,525)                                 13,079                                       11,554
Dividends declared
 ($.31 per share)                                 (325,321)                                                              (325,321)
Comprehensive income:
  Net income                                     1,176,742
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect                                                                                      (102,772)
      Comprehensive
       income                                                                                                           1,073,970
                     -----------------------------------------------------------------------------------------------------------
Balance, September
 30, 2000             $ 14,547   $13,901,452   $11,669,877   $(477,668)  $(6,850,722)    $(291,097)       $ 25,674    $17,992,063
                      ===========================================================================================================

                                                                     2000         1999
                                                                  ---------     ---------

Reclassification disclosure for the years ended September 30:


Net unrealized gains (losses) on available-for-sale securities    $ 215,678     $ (72,067)
Reclassification adjustment for realized gains in net income       (397,732)     (262,511)
                                                                  -----------------------
  Other comprehensive loss before income tax effect                (182,054)     (334,578)
Income tax benefit                                                   79,282       138,709
                                                                  -----------------------
      Other comprehensive loss, net of tax                        $(102,772)    $(195,869)
                                                                  =======================

Accumulated other comprehensive income as of September 30, 2000, 1999 and 1998 consists of net unrealized holding gains on available-for-sale securities, net of taxes.


The accompanying notes are an integral part of these consolidated financial statements.


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------


                                                                         2000             1999             1998
                                                                     ------------     ------------     ------------

Cash flows from operating activities:
  Net income                                                         $  1,176,742     $    968,913     $  1,185,076
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Gains on sales of available-for-sale securities, net               (397,732)        (262,511)        (840,208)
      (Accretion) amortization of investment securities, net              (32,780)         105,788           24,417
      Provision for loan losses                                           189,000           42,000           26,000
      Change in unearned income                                          (170,822)         (64,575)         (51,047)
      Net gains on sales of loans                                          (1,711)         (91,317)         (19,607)
      Loss on sale of equipment                                                                               5,245
      Loss on trade-in of equipment                                                                           8,869
      Depreciation and amortization                                       194,297          167,096          170,714
      Writedown on impairment of long lived assets                                                          327,307
      Increase in accrued interest receivable                             (21,022)         (98,078)         (17,301)
      (Increase) decrease in prepaid expenses                              (4,891)          86,716           25,646
      (Increase) decrease in other assets                                  (6,605)                           74,662
      Recognition and retention plan (RRP)                                112,197          114,417          158,760
      Deferred tax (benefit) expense                                     (137,594)           1,903         (118,872)
      Minority interest in subsidiary                                      54,000
      Increase (decrease) in accrued expenses                             100,772          (53,674)        (143,478)
      Increase (decrease) in taxes payable                                 (9,841)         (65,034)          29,615
      Increase (decrease) in other liabilities                             19,466            3,717            7,172
                                                                     ----------------------------------------------
  Net cash provided by operating activities                             1,063,476          855,361          852,970
                                                                     ----------------------------------------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                           (2,645,873)     (12,976,478)      (7,426,624)
  Proceeds from sales of available-for-sale securities                  1,709,769        4,807,124        9,886,752
  Proceeds from maturities of available-for-sale securities            10,503,872        7,801,411        6,827,890
  Purchases of held-to-maturity securities                             (6,973,992)      (8,989,501)      (2,000,000)
  Proceeds from maturities of held-to-maturity securities               5,857,199        6,354,140        5,417,562
  Purchases of Federal Home Loan Bank stock                                               (157,900)        (157,600)
  Net increase in loans                                               (25,323,244)     (10,397,781)     (27,088,014)
  Proceeds from sales of loans                                             61,711        7,679,217        3,358,900
  Recoveries of loans previously charged off                                  952
  Capital expenditures                                                   (161,797)         (82,329)      (1,626,772)
  Proceeds from sale of equipment                                                                             6,000
  Increase in deposit with Cooperative Central Bank Reserve Fund                                           (109,715)
                                                                     ----------------------------------------------
  Net cash used in investing activities                               (16,971,403)      (5,962,097)     (12,911,621)
                                                                     ----------------------------------------------

Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts            10,731,200        9,874,877        4,516,180
  Net increase in time deposits                                         8,757,332        1,492,064        4,811,498
  Net increase (decrease) in securities sold
   under agreements to repurchase                                           6,216         (222,827)       1,080,554
  Proceeds from Federal Home Loan Bank long-term advances               7,000,000
  Repayment of Federal Home Loan Bank long-term advances               (8,579,329)
  Net change in Federal Home Loan Bank short-term advances                      0
  Proceeds from Federal Home Loan Bank advances                                          4,772,000        8,148,000
  Repayments of Federal Home Loan Bank advances                                         (6,939,710)        (549,000)
  Proceeds from exercise of stock options                                  11,554           14,310
  Dividends paid                                                         (325,321)        (355,194)        (314,350)
  Payment of Employee Stock Ownership Plan loan                                                            (741,923)
  Employee Stock Ownership Plan                                            34,333           49,149           94,566
  Unallocated ESOP shares released                                         88,185           88,185           87,885
  Purchase of company shares for RRP Trust                                                  (9,558)        (751,433)
  Purchases of treasury stock                                          (2,263,130)      (3,665,778)        (952,668)
                                                                     ----------------------------------------------
  Net cash provided by financing activities                            15,461,040        5,097,518       15,429,309
                                                                     ----------------------------------------------

Increase (decrease) in cash and cash equivalents                         (446,887)          (9,218)       3,370,658
Cash and cash equivalents at beginning of period                        7,277,360        7,286,578        3,915,920
                                                                     ----------------------------------------------
Cash and cash equivalents at end of period                           $  6,830,473     $  7,277,360     $  7,286,578
                                                                     ==============================================

Supplemental disclosures:
  Interest paid                                                      $  3,742,292     $  3,357,788     $  3,139,501
  Income taxes paid                                                       806,160          907,571          859,664


The accompanying notes are an integral part of these consolidated financial statements.


                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------

NOTE 1 - NATURE OF OPERATIONS
-----------------------------

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

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Company, the RRP Trust, the Company's wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiaries, Falmouth Securities Corporation and Falmouth Capital Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

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

      Falmouth Capital Corporation, a real estate investment trust, was established as part of the Company's tax management planning.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing deposits and federal funds sold.

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

      INCOME TAXES:

      The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

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

      STOCK BASED COMPENSATION:

      In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either
      (i) the intrinsic value approach set forth in APB Opinion No. 25 or
      (ii) the fair value method in SFAS No. 123. Entities electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS No. 123 for the years ended September 30, 2000, 1999 and 1998.

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

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:


                                                                      Gross            Gross
                                                    Amortized       Unrealized       Unrealized
                                                   Cost Basis     Holding Gains    Holding Losses    Fair Value
                                                   ----------     -------------    --------------    ----------

Available-for-sale:
  September 30, 2000:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $   498,876       $                $    431       $   498,445
    Other debt securities                            2,047,476            865            2,911         2,045,430
    Mortgage-backed securities                       1,381,682         11,790                          1,393,472
    Marketable equity securities                     3,836,917        537,499          504,021         3,870,395
                                                   -------------------------------------------------------------
                                                   $ 7,764,951       $550,154         $507,363       $ 7,807,742
                                                   =============================================================

  September 30, 1999:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 6,258,966       $     64         $  4,465       $ 6,254,565
    Other debt securities                            5,160,463          1,184            4,679         5,156,968
    Mortgage-backed securities                       1,637,687         24,770                          1,662,457
    Marketable equity securities                     3,862,481        524,379           316,408        4,070,452
                                                   -------------------------------------------------------------
                                                   $16,919,597       $550,397          $325,552      $17,144,442
                                                   =============================================================


                                                                      Gross            Gross
                                                    Amortized       Unrealized       Unrealized
                                                   Cost Basis     Holding Gains    Holding Losses    Fair Value
                                                   ----------     -------------    --------------    ----------

Held-to-maturity:
  September 30, 2000:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 2,500,160       $    625          $  4,690      $ 2,496,095
    Other debt securities                            7,981,020          7,938             4,749        7,984,209
    Mortgage-backed securities                         294,820          5,878                            300,698
                                                   -------------------------------------------------------------
                                                   $10,776,000       $ 14,441          $  9,439      $10,781,002
                                                   =============================================================

  September 30, 1999:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 3,999,291       $    146          $ 11,136      $ 3,988,301
    Other debt securities                            5,320,989          1,106             9,235        5,312,860
    Mortgage-backed securities                         321,537          8,849                            330,386
                                                   -------------------------------------------------------------
                                                   $ 9,641,817       $ 10,101          $ 20,371      $ 9,631,547
                                                   =============================================================

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of September 30, 2000:


                                                             Available-for-sale            Held-to-maturity
                                                                 securities:                 securities:
                                                          ------------------------    --------------------------
                                                          Amortized                    Amortized
                                                            Cost           Fair          Cost           Fair
                                                            Basis          Value         Basis          Value
                                                          ----------    ----------    -----------    -----------

Debt securities other than mortgage-backed securities:
  Due within one year                                     $1,515,711    $1,516,145    $ 8,985,686    $ 8,980,783
  Due after one year through five years                    1,030,641     1,027,730      1,495,494      1,499,521
Mortgage-backed securities                                 1,381,682     1,393,472        294,820        300,698
                                                          ------------------------------------------------------
                                                          $3,928,034    $3,937,347    $10,776,000    $10,781,002
                                                          ======================================================

For the year ended September 30, 2000, proceeds from sales of securities available-for-sale amounted to $1,709,769. Gross realized gains and gross realized losses on those sales amounted to $438,346 and $40,614, respectively. For the year ended September 30, 1999, proceeds from sales of securities available-for-sale amounted to $4,807,124. Gross realized gains and gross realized losses on those sales amounted to $498,147 and $235,636, respectively. For the year ended September 30, 1998, proceeds from sales of securities available-for-sale amounted to $9,886,752. Gross realized gains and gross realized losses on those sales amounted to $898,379 and $58,171, respectively.

Total carrying amounts of $3,396,617 and $500,625 of debt securities were pledged to secure repurchase agreements and borrowings from the Federal Reserve Bank discount window as of September 30, 2000 and 1999, respectively.

The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of stockholders' equity were as follows as of September 30, 2000:


                       Amortized
                          Cost          Fair
           Issuer        Basis          Value
           ------      ----------    ----------

           GMAC        $1,999,945    $1,998,990
                       ========================

NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:


                                                       2000            1999
                                                   ------------    -----------

Commercial, financial and agricultural             $  3,331,032    $ 2,175,375
Real estate - construction and land development       5,170,400      4,322,578
Real estate - residential                            86,671,574     67,279,811
Real estate - commercial                             10,596,540      6,682,463
Consumer                                                527,265        577,482
                                                   ---------------------------
                                                    106,296,811     81,037,709
Deferred costs, net of unearned income                  189,945         19,123
Allowance for loan losses                              (755,247)      (569,437)
                                                   ---------------------------
      Loans, net                                   $105,731,509    $80,487,395
                                                   ===========================

Certain directors and executive officers of the Company were customers of the Bank during the year ended September 30, 2000. Total loans to such persons and their companies amounted to $491,948 as of September 30, 2000. During the year ended September 30, 2000, total payments amounted to $246,549 and principal advances were $399,670.

Changes in the allowance for loan losses were as follows for the years ended September 30:


                                                2000        1999        1998
                                              --------    --------    --------

Balance at beginning of period                $569,437    $527,437    $501,437
Loans charged off                               (4,142)
Provision for loan losses                      189,000      42,000      26,000
Recoveries of loans previously charged off         952
                                              --------------------------------
Balance at end of period                      $755,247    $569,437    $527,437
                                              ================================

As of September 30, 2000 and 1999 there were no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the years ended September 30, 2000 and 1999.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $6,307,783 and $6,735,826 as of September 30, 2000 and 1999,
respectively. The fair value of mortgage servicing rights under SFAS No. 125 is not material and has not been recognized in the consolidated financial statements for the years ended September 30, 2000 and 1999

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:


                                                2000          1999
                                             ----------    ----------

Bank building                                $2,218,290    $2,152,148
Furniture and equipment                         876,924       781,269
Vehicle                                          21,000        21,000
                                             ------------------------
                                              3,116,214     2,954,417
Accumulated depreciation and amortization    (1,125,137)     (930,840)
                                             ------------------------
                                             $1,991,077    $2,023,577
                                             ========================

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

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of September 30, 2000 and 1999 was $11,025,216 and $8,046,253,
respectively.

For time deposits as of September 30, 2000, the scheduled maturities for each of the following four years ended September 30 and thereafter are as follows:


                     (in thousands)

           2001          $44,728
           2002            5,911
           2003            1,150
           2004              405
                         -------
                         $52,194
                         =======

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-------------------------------------------------------

The securities sold under agreements to repurchase are securities sold on a short term basis by the Company that have been accounted not as sales but as borrowings. The securities were held in the Company's safekeeping account at Investors Bank & Trust Company under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES
----------------------------------------

Advances consist of funds borrowed from the Federal Home Loan Bank (FHLB).

Maturities of advances from the FHLB for the five fiscal years ending after September 30, 2000 and thereafter are summarized as follows:


                    INTEREST RATE RANGE      AMOUNT
                    -------------------      ------

      2001             5.79% - 6.62%       $2,584,014
      2002             5.94%                   89,772
      2003             5.86% - 5.94%          595,290
      2004             5.94%                  101,061
      2005             5.94%                  107,316
      Thereafter       5.94%                  374,508
                                           ----------
                                           $3,851,961
                                           ==========

Advances are secured by the Company's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligation not otherwise pledged.

NOTE 9 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:


                                    2000         1999        1998
                                  --------     --------    --------

Current:
  Federal                         $734,897     $634,485    $599,930
  State                             61,422      208,052     248,242
                                  ---------------------------------
                                   796,319      842,537     848,172
                                  ---------------------------------

Deferred:
  Federal                         (102,297)       1,413     (88,378)
  State                            (35,297)         490     (30,494)
                                  ---------------------------------
                                  (137,594)       1,903    (118,872)
                                  ---------------------------------
      Total income tax expense    $658,725     $844,440    $729,300
                                  =================================

The tax effects of each type of item that gives rise to deferred taxes are as follows as of September 30:


                                                                     2000          1999
                                                                  ---------     ---------

Deferred tax assets:
  Allowance for loan losses                                       $ 265,377     $ 173,041
  Deferred income                                                   130,561       107,384
  Reserve for contingencies                                           5,589         7,944
  Employee benefit plan                                              40,022        23,443
  Impairment loss on leasehold improvements and equipment           133,967       133,967
                                                                  -----------------------
      Gross deferred tax assets                                     575,516       445,779
                                                                  -----------------------
Deferred tax liabilities:
  Net unrealized holding gain on available-for-sale securities      (17,117)      (96,399)
  Excess depreciation                                               (99,840)     (109,119)
  Deferred loan costs                                              (115,209)     (113,787)
                                                                  -----------------------
  Gross deferred tax liabilities                                   (232,166)     (319,305)
                                                                  -----------------------
Net deferred tax assets                                           $ 343,350     $ 126,474
                                                                  =======================

Deferred tax assets as of September 30, 2000 and 1999 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:


                                             2000     1999     1998
                                             ----     ----     ----

Tax at statutory rate of 34%                 34.0%    34.0%    34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit     1.6      7.6      7.5
  Dividend received deduction                (0.8)    (0.9)    (1.5)
  Other, net                                  1.1      5.9     (1.9)
                                             ----------------------
Effective tax rates                          35.9%    46.6%    38.1%
                                             ======================

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

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 2000 includes $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
---------------------------------------------------------

Retirement Plan
---------------

The Company is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Amounts charged to retirement fund expense for the years ending September 30, 2000, 1999 and 1998 totaled $127,444, $110,374 and $102,799, respectively.

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


                                     2000        1999
                                   --------    --------

Allocated shares                     27,846      19,537
Committed to be released shares       8,728       8,728
Unreleased shares                    48,008      56,737
                                   --------------------
                                     84,582      85,002
                                   ====================

Fair value of unreleased shares    $654,109    $851,055

For the old ESOP debt, the interest rate per annum was 8.15%. Interest expense on the old debt was $0, $0 and $22,556 for the years ended September 30, 2000, 1999 and 1998, respectively.

Annual contributions to the plan are discretionary. Contributions to the ESOP by the Bank or Company were $88,185, $88,185 and $87,885 for the years ended September 30, 2000, 1999 and 1998, respectively and ESOP compensation expense was $122,518, $128,137 and $182,511, respectively.

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


                                                  2000         1999         1998
                                               ----------    --------    ----------

Net income                      As reported    $1,176,742    $968,913    $1,185,076
                                Pro forma      $  989,879    $880,025    $1,113,695

Earnings per share - Basic      As reported    $     1.17    $    .78    $      .86
                                Pro forma      $      .98    $    .71    $      .81

Earnings per share - Diluted    As reported    $     1.16    $    .77    $      .84
                                Pro forma      $      .98    $    .70    $      .79

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 2000, 1999 and 1998: dividend yield of 2 percent for all years; expected volatility of 25 percent for 2000 and 1999 and 19 percent for 1998; risk-free interest rate of 5.2, 5.8 and 6.5 percent, respectively; and expected lives of 8 years for all years.

A summary of the status of the Company's stock option plan as of September 30, 2000, 1999 and 1998 and changes during the years ending on those dates is presented below:


                                               2000                         1999                         1998
                                    -------------------------    -------------------------    -------------------------
                                                  Weighted-                    Weighted-                    Weighted-
                                                   Average                      Average                      Average
               Options              Shares     Exercise Price    Shares     Exercise Price    Shares     Exercise Price
--------------------------------    -------    --------------    -------    --------------    -------    --------------

Outstanding at beginning of year    112,062        $13.524       107,625        $13.414       109,125        $13.375
Granted                              21,000         14.869         6,331         15.390           666         19.625
Correction of prior grant                                                                        (666)        13.375
Exercised                              (794)        13.375          (994)        13.601             0
Forfeited                              (800)        14.78           (900)        13.375        (1,500)        13.375
                                    -------                      -------                      -------
Outstanding at end of year          131,468        $13.732       112,062        $13.524       107,625        $13.414
                                    =======                      =======                      =======

Options exercisable at year-end      86,447                       45,127                       21,525
Weighted-average fair value of
 options granted during the year    $  5.19                      $  4.86                      $  5.69

The following table summarizes information about stock options outstanding as of September 30, 2000:


                      Options Outstanding                                Options Exercisable
---------------------------------------------------------------    -------------------------------
Range of                   Weighted-Average
Exercise       Number          Remaining       Weighted-Average       Number      Weighted-Average
 Prices     Outstanding    Contractual Life     Exercise Price     Exercisable     Exercise Price
--------    -----------    ----------------    ----------------    -----------    ----------------

$12.25            800          9.5 years            $12.25                             $12.25
 13.375       104,371          6.5                   13.375           63,578            13.375
 15.00         22,381          8.6                   15.00            20,794            15.00
 15.625         3,250          8.1                   15.625            1,676            15.625
 19.625           666          6.5                   19.625              399            19.625
              -------                                                 ------
              131,468          6.9 years            $13.732           86,447           $13.838
              =======                                                 ======

Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant and fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. On
April 15, 1997, 39,000 shares were awarded, with vesting beginning as of February 1, 1998. Compensation expense amounted to $112,197, $114,417 and $67,816 for the years ending September 30, 2000, 1999 and 1998, respectively. Compensation expense is based on the fair value of the common stock on the grant date. As of September 30, 2000, the RRP Trust had purchased a total of 39,638 shares, and 24,269 vested shares had been distributed to eligible participants.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2000 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                        For Capital            Prompt Corrective
                                                    Actual          Adequacy Purposes:         Action Provisions:
                                               -----------------    -------------------        -------------------
                                               Amount     Ratio     Amount       Ratio         Amount       Ratio
                                               -------    ------    ------       ------        ------       ------
                                                               (Dollar amounts in thousands)

As of September 30, 2000:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $18,721    21.56%    $6,946      > or =8.0%       N/A
    Falmouth Co-Operative Bank                  17,520    20.33      6,893      > or =8.0      $8,616      > or =10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                17,966    20.69      3,473      > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,765    19.46      3,446      > or =4.0       5,170      > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                17,966    13.64      5,268      > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,765    12.82      5,223      > or =4.0       6,541      > or =5.0

As of September 30, 1999:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                19,700    27.88      5,652      > or =8.0        N/A
    Falmouth Co-Operative Bank                  15,880    22.98      5,529      > or =8.0       6,911      > or =10.0

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                19,131    27.08      2,826      > or =4.0        N/A
    Falmouth Co-Operative Bank                  15,311    22.15      2,764      > or =4.0       4,147      > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                19,131    16.52      4,632      > or =4.0        N/A
    Falmouth Co-Operative Bank                  15,311    13.46      4,550      > or =4.0       5,688      > or =5.0

The ability of the Company to pay dividends on its common stock is restricted by Massachusetts banking law. No dividends may be paid if such dividends would reduce stockholders' equity of the Company below the amount of the liquidation account required by Massachusetts conversion regulations and described in Note 17.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying consolidated financial statements.

The Company is obligated under a lease agreement covering office space for its former East Falmouth branch (See Note 5). In addition, the Company is obligated under lease agreements for two ATM locations and various equipment. The total minimum rental payments due in future periods under these agreements is as follows as of September 30, 2000:


           2001                                  $ 36,437
           2002                                    29,770
           2003                                    27,338
           2004                                    25,350
           2005                                    18,750
                                                 --------
                 Total minimum lease payments    $137,645
                                                 ========

The total rental expense amounted to $25,291, $25,255 and $22,600 for the years ended September 30, 2000, 1999 and 1998, respectively.

NOTE 13 - FINANCIAL INSTRUMENTS
-------------------------------

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

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:


                                                                2000                           1999
                                                    ----------------------------    --------------------------
                                                      Carrying          Fair         Carrying         Fair
                                                       Amount           Value         Amount          Value
                                                    ------------    ------------    -----------    -----------

Financial assets:
  Cash and cash equivalents                         $  6,830,473    $  6,830,473    $ 7,277,360    $ 7,277,360
  Available-for-sale securities                        7,807,742       7,807,742     17,144,442     17,144,442
  Held-to-maturity securities                         10,776,000      10,781,002      9,641,817      9,631,547
  Federal Home Loan Bank stock                           720,700         720,700        720,700        720,700
  Loans                                              105,731,509     103,985,000     80,487,395     79,613,000
  Accrued interest receivable                            750,690         750,690        729,668        729,668
  Cooperative Central Bank
   Reserve Fund Deposit                                  395,395         395,395        395,395        395,395

Financial liabilities:
  Deposits                                           112,374,240     112,299,000     92,885,708     92,933,000
  Securities sold under agreements to repurchase         863,943         863,943        857,727        857,727
  Federal Home Loan Bank advances                      3,851,961       3,816,000      5,431,290      5,386,000

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:


                                                       2000           1999
                                                   -----------    -----------

Commitments to originate loans                     $ 7,045,750    $ 5,063,000
Unadvanced funds on construction loans               4,555,279      2,533,119
Unadvanced funds on home equity lines of credit      7,267,859      6,325,811
Unadvanced funds on commercial lines of credit       2,476,023      2,032,516
Unadvanced funds on overdraft lines of credit          299,553        125,953
Standby letters of credit                               12,000         12,000
                                                   --------------------------
                                                   $21,656,464    $16,092,399
                                                   ==========================

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments."

NOTE 14 - EMPLOYMENT AGREEMENTS
-------------------------------

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

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                 Income          Shares       Per-Share
                                                              (Numerator)    (Denominator)      Amount
                                                              -----------    -------------    ---------

Year ended September 30, 2000
  Basic EPS
    Net income and income available to common stockholders    $1,176,742       1,009,475        $1.17
    Effect of dilutive securities, options                                         3,929
                                                              --------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,176,742       1,013,404        $1.16
                                                              ==========================

Year ended September 30, 1999
  Basic EPS
    Net income and income available to common stockholders    $  968,913       1,243,925        $0.78
    Effect of dilutive securities, options                                        16,618
                                                              --------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $  968,913       1,260,543        $0.77
                                                              ==========================

Year ended September 30, 1998
  Basic EPS
    Net income and income available to common stockholders    $1,185,076       1,375,057        $0.86
    Effect of dilutive securities, options                                        36,085
                                                              --------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,185,076       1,411,142        $0.84
                                                              ==========================

NOTE 17 - LIQUIDATION ACCOUNT
-----------------------------

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $1,224,600 as of September 30, 2000.

NOTE 18 - MINORITY INTEREST IN SUBSIDIARY
-----------------------------------------

In the fiscal year ended September 30, 2000, the Bank formed a subsidiary, Falmouth Capital Corporation (FCC) which issued to the Bank 1,000 shares of FCC common stock. No other shares of FCC common stock have been issued. FCC also issued to the Bank 3,000 shares of FCC 8% Cumulative Non-Convertible Preferred Stock (the "preferred stock"). No other shares of FCC preferred stock have been issued. The minority interest in subsidiary on the balance sheet consists of 108 shares of the preferred stock, at a stated value of $500 per share. These 108 shares were part of the original 3,000 shares of the preferred stock issued to the Bank. In the fiscal year ended
September 30, 2000, the Bank distributed the 108 shares to directors and employees of the Bank, leaving the Bank with an ownership of 2,892 shares of the preferred stock at September 30, 2000.

NOTE 19 - RECLASSIFICATION
--------------------------

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 20 - PARENT COMPANY ONLY FINANCIAL STATEMENTS
--------------------------------------------------

The following financial statements are presented for Falmouth Bancorp, Inc. (Parent Company) and should be read in conjunction with the consolidated financial statements.


                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                               BALANCE SHEETS
                               --------------

                         September 30, 2000 and 1999
                         ---------------------------


ASSETS                                                           2000           1999
------                                                       -----------    -----------

Cash and due from banks                                      $    24,652    $     6,417
Federal funds sold                                               104,356      2,110,227
                                                             --------------------------
      Cash and cash equivalents                                  129,008      2,116,644
Investment in Falmouth Co-Operative Bank                      16,816,075     15,497,511
Investments in available-for-sale securities                     556,255      1,035,807
Loan to ESOP                                                     477,668        565,853
Other assets                                                      49,946         67,853
Prepaid expenses                                                   2,591          2,328
                                                             --------------------------
      Total assets                                           $18,031,543    $19,285,996
                                                             ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accrued expenses                                             $    39,481    $    26,544
                                                             --------------------------
      Total liabilities                                           39,481         26,544
                                                             --------------------------
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 500,000 shares; none issued
  Common stock, par value $.01 pr share;
   authorized 2,500,000 shares;
   issued 1,454,750 shares                                        14,547         14,547
  Paid-in capital                                             23,235,523     23,241,883
  Unallocated Employee Stock Ownership Plan shares              (477,668)      (565,853)
  Retained earnings                                            2,335,805      1,484,384
  Treasury stock (418,912 shares as of September 30, 2000
   and 279,006 shares as of September 30, 1999)               (6,850,722)    (4,600,671)
  Unearned compensation                                         (291,097)      (443,284)
  Accumulated other comprehensive income                          25,674        128,446
                                                             --------------------------
      Total stockholders' equity                              17,992,062     19,259,452
                                                             --------------------------
      Total liabilities and stockholders' equity             $18,031,543    $19,285,996
                                                             ==========================


                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                            STATEMENTS OF INCOME
                            --------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------


                                                            2000         1999         1998
                                                         ----------    --------    ----------

Interest and dividend income:
  Interest on taxable investment securities              $             $ 97,958    $  283,474
  Interest on loan to ESOP                                   38,094      44,487        33,215
  Dividends on Cooperative Bank Investment Fund              35,644     158,851       178,491
  Other interest                                             41,116      45,413        20,490
                                                         ------------------------------------
      Total interest and dividend income                    114,854     346,709       515,670
                                                         ------------------------------------
Other income                                                                109
                                                         ------------------------------------
Expenses:
  Legal and professional fees                                90,165      88,605        66,710
  Securities losses, net                                     40,614     149,880        53,482
  Other expense                                              30,385      57,223        30,899
                                                         ------------------------------------
      Total expenses                                        161,164     295,708       151,091
                                                         ------------------------------------
Income (loss) before income tax expense (benefit)
 and equity in undistributed net income of subsidiary       (46,310)     51,110       364,579
Income tax expense (benefit)                                (14,390)     37,000       149,247
                                                         ------------------------------------
Income (loss) before equity in undistributed
 net income of subsidiary                                   (31,920)     14,110       215,332
Equity in undistributed net income of subsidiary:
  Falmouth Co-Operative Bank                              1,208,662     954,803       969,744
                                                         ------------------------------------
      Net income                                         $1,176,742    $968,913    $1,185,076
                                                         ====================================


                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                          STATEMENTS OF CASH FLOWS
                          ------------------------

                Years Ended September 30, 2000, 1999 and 1998
                ---------------------------------------------


                                                                  2000          1999          1998
                                                               ----------    ----------    ----------
Cash flows from operating activities:
  Net income                                                   $1,176,742    $  968,913    $1,185,076
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Amortization net of accretion of investment securities                        6,116        25,485
    Losses on sales of available-for-sale securities               40,614       149,880        53,482
    Undistributed net income of subsidiary                     (1,208,662)     (954,803)     (969,744)
    Decrease in interest receivable                                              54,908        13,657
    (Increase) decrease in prepaid expenses                          (263)       11,679       (14,007)
    (Increase) decrease in other assets                             1,107       (15,720)      (19,613)
    Increase in accrued expenses                                   12,937         9,953        16,591
    Increase (decrease) in other liabilities                                     (2,578)        2,578
                                                               --------------------------------------

  Net cash provided by operating activities                        22,475       228,348       293,505
                                                               --------------------------------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                                   (599,998)   (2,541,391)
  Proceeds from sales of available-for-sale securities            478,601     3,440,987     3,984,951
  Proceeds from maturities of available-for-sale securities                     500,000     1,000,000
  Purchases of held-to-maturity securities                                     (999,234)
  Proceeds from maturities of held-to-maturity securities                     2,200,000     1,200,000
  Payments received on ESOP loan                                   88,185        88,185        87,885
  Loan granted to ESOP                                                                       (741,923)
                                                               --------------------------------------

  Net cash provided by investing activities                       566,786     4,629,940     2,989,522
                                                               --------------------------------------

Cash flows from financing activities:
  Cash received from subsidiary on reorganization                                              10,000
  Proceeds from exercise of stock options                          11,554        14,310
  Dividends paid                                                 (325,321)     (355,194)     (314,350)
  Purchases of stock for RRP                                                     (9,558)     (751,433)
  Purchases of treasury stock                                  (2,263,130)   (3,665,778)     (952,668)
                                                               --------------------------------------

  Net cash used in financing activities                        (2,576,897)   (4,016,220)   (2,008,451)
                                                               --------------------------------------

Net increase (decrease) in cash and cash equivalents           (1,987,636)      842,068     1,274,576
Cash and cash equivalents at beginning of year                  2,116,644     1,274,576
                                                               --------------------------------------
Cash and cash equivalents at end of year                       $  129,008    $2,116,644    $1,274,576
                                                               ======================================

Supplemental disclosure:
  Securities received from subsidiary on reorganization                                    $9,389,377


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

Sharon L. Shoner
Vice President/Audit/Compliance Officer

Corporate Information

Transfer Agent and Registrar
Inquiries regarding stockholder administration and services should be directed to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Independent Auditors
Shatswell, MacLeod & Company, P.C.
83 Pine Street
West Peabody, MA 01960-3635
(978) 535-0206

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

Investor Relations
Inquiries regarding Falmouth Co-operative Bank and Falmouth Bancorp, Inc. should be directed to:

Santo P. Pasqualucci
Falmouth Co-operative Bank
20 Davis Straits
Falmouth, MA 02540
(508) 548-3500

Annual Meeting of Stockholders
The Company's Annual Meeting of Stockholders will be held at 4:30 p.m. Eastern Standard time on Tuesday, January 16, 2001, at Falmouth
Co-operative Bank, 20 Davis Straits, Falmouth, Massachusetts. Holders of common stock as of December 1, 2000 will be eligible to vote.