Form 10KSB/A, Exhibit 13
period 2000-09-20
FALMOUTH BANCORP INC
filed 2001-03-12
CIK 1027280

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

      Provision for Loan Losses. The provision for loan loss expense for the twelve months ended September 30, 2000 was $189,000 compared to $42,000 for the twelve months ended September 30, 1999. The level established for the provision for losses is determined by management in its effort to maintain an allowance for loan losses that is adequate for the size and composition of its loan portfolio, that is in line with its peers, and reflects the Bank's history of loan losses. Loans with deviations in their quality are monitored on the Bank's "watch list" and may be assigned specific reserve allocations. Loan volume and fluctuations in loan type concentrations, such as commercial loans and construction loans, which are weighted heavier than owner occupied 1-4 family residential loans, warrant increased provisions on an on-going basis. The Bank's commercial loan portfolio totaled $3.3 million at September 30, 2000 as compared to $2.2 million at September 30, 1999.

      Management routinely reviews the risk weighting applied to each loan type. These are estimates that can increase or decrease the provision. The risk weightings have not changed during the twelve month period ended September 30, 2000.

      Reallocation of the allowance among different parts of the portfolio has occurred only as a result of the increased size of the loan portfolio, which grew in all areas except consumer loans. This was due to increased loan activity in the Bank's market area during the period. Residential loans increased $20.9 million during the period ended September 30, 2000, but dropped from 81.02% to 79.50% of total loans. The decrease as a percentage of total loans resulted in a percentage decrease in the allowance allocated to residential loans.

      There have been no changes, nor does the Bank expect changes in its non-performing loans that will materially affect the allowance.

      On September 30, 2000 the Bank had no delinquent loans, no non-performing loans, and no loans with specific reserve allocation requirements. The allowance for loan losses at September 30, 2000 was $755,000, as compared to $569,000 at September 30, 1999, an increase of 32.7%. The growth in the allowance for loan losses is proportionate to the growth in loans, net, which increased 31.4% to $105.7 million at September 30, 2000, compared to $80.5 million at September 30, 1999. The allowance for loan losses as a percentage of total loans was 0.71% at September 30, 2000, as compared to 0.70% at September 30, 1999.

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

      ALLOWANCE FOR LOAN LOSSES:

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The general allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The general allowance for loan losses is management's best estimate of probable loan losses incurred as of the balance sheet date.

      Losses on specific impaired loans are based on SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured as of the balance sheet date on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

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