Form 10KSB, Exhibit 13
period 2001-09-30
FALMOUTH BANCORP INC
filed 2001-12-21
CIK 1027280

EXHIBIT 13

                             2001 ANNUAL REPORT

                                  FALMOUTH
                                  BANCORP, Inc.    [LOGO]

                            www.falmouthbank.com

                             2001 ANNUAL REPORT
===========================================================================

                              TABLE OF CONTENTS
                              -----------------

President's Message.......................................     2

Financial Highlights......................................     3

Managements Discussion and Analysis of Financial Condition
 and Results of Operations................................     5

Market for the Company's Common Stock.....................    17

Consolidated Financial Statements.........................    18


==========================================================================
FORWARD LOOKING STATEMENTS

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

                             2001 ANNUAL REPORT
==========================================================================

                               COMPANY PROFILE
                               ---------------

      Falmouth Bancorp, Inc. (the "Company") is the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank.

      The Company had total assets of $147.4 million as of September 30, 2001. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

      The Bank considers its primary market area to be the communities of Falmouth and Mashpee in Barnstable County, Massachusetts.

      The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and consumer and small business needs in its market area and to providing quality service to its customers. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering checking accounts, e-banking, and other financial services and products; (iii) focusing on expanding the volume of the Bank's existing lending activities to produce moderate increases in loan originations; (iv) maintaining asset quality through conservative underwriting standards; (v) maintaining capital in excess of regulatory requirements; and (vi) producing stable earnings.

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB".

                             2001 ANNUAL REPORT
==========================================================================

                             PRESIDENT'S MESSAGE
                             -------------------

To Our Shareholders and Customers:

      As you may have noted from the cover of this annual report, Falmouth Co-operative Bank has gone through many exciting and progressive changes during the past fiscal year. The new "look" of the sail in our logo represents movement and adaptability, a philosophy we have embraced for many years by providing personal service through individually tailored financial products.

      In this vein we have implemented a marketing effort encouraging the use of the name Falmouth Bank. Although we still legally retain the name of Falmouth Co-operative Bank we understand that to many potential customers, the term cooperative may imply limitations as to our ability to service the variety of needs consumers have in this fast paced, technological environment of the new century. Falmouth Bank continues to be the only local community bank, providing a refreshing, personal approach to banking services. This local effort provided by our knowledgeable staff has been the basis of the Company's success for over 75 years.

      At the fiscal year ended September 30, 2001, the Company's assets were $147.4 million, as compared to $135.5 million at September 30, 2000, an increase of $11.9 million or 8.8%. During the same period our loan portfolio increased, primarily in 1-4 family loans, $6.8 million or 6.5%. This increase includes the sale of $8.9 million in 1-4 family loans to Fannie Mae during the fiscal year 2001. Total loan originations during the year were $54.7 million, as compared to $46.8 million during fiscal 2000, an increase in loan production of 16.9%. Falmouth Bank was again a leader in 1-4 family residential lending for the upper cape, closing $40 million in residential first and second mortgages representing a dollar volume increase of 47.2% over the previous fiscal year. At September 30, 2001, there were no non-performing loans and no overdue loans in the entire portfolio.

       Deposits at September 30, 2001 were $122.2 million, an increase of $9.8 million or 8.7% over the previous year. This increase was due, in part, to consumers' flight to insured savings investments, competitive savings rates, and deliberate marketing strategies to increase market share.

      During the year the Company repurchased 97,831 shares of its common stock on the open market at a cost of $1.9 million. The book value of the common stock at September 30, 2001 was $18.01 as compared to $17.37 for the prior year. Shareholders' equity to total assets was 11.47% at September 30, 2001, as compared to 13.28% for the prior year. The 2.26 percentage point decrease was due, in part, to the successful execution of Company's stock repurchase programs.

      Net income for the year ended September 30, 2001 was $1.4 million, or 1.02% return on average assets, as compared to $1.2 million, or .93% return on average assets for the prior year. Earnings per common share, assuming dilution, for the year ended September 30, 2001 was $1.45, as compared to $1.16 for the prior year. The combination of stronger earnings and a decrease in the common shares outstanding resulting from the Company's stock repurchase programs, resulted in the 25.0% increase in earnings per share.

       Our concerted efforts to provide 24-hour convenience and competitive products can be evidenced by the deployment of 2 new ATMs located in Woods Hole, MA and Vineyard Haven, MA. We are excited to introduce www.falmouthbank.com, which was launched in September offering full service Internet banking and Bill Paying. Additionally, we continue to add to our retail product mix providing financial value and recognition for customers establishing a relationship with Falmouth Bank.

      On January 16, 2001, Walter A. Murphy, Chairman of the Board, concluded 33 years of unwavering dedication and leadership to the Bank. He joined the Bank in December 1968 as Executive Officer and Treasurer when the Bank's assets were $17.6 million. In January 1970 he was elected Executive Vice President and Treasurer. In September 1972 Walter was promoted to President of the Bank. By January 1993 he was elected Chairman of the Board of Directors. We thank Walter for his valued friendship, wisdom and guidance.

      In closing, it is important to note that the achievements of the Bank have been realized through the team effort made by all the individuals who comprise Falmouth Bank. I offer my sincere thanks to the directors, officers and staff and look forward to another exciting and successful year.



                                       /s/ Santo P. Pasqualucci
                                       Santo P. Pasqualucci
                                       President and Chief Executive Officer

                             2001 ANNUAL REPORT
===========================================================================

                            FINANCIAL HIGHLIGHTS
                            --------------------

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.


                                                                At September 30,
                                       ------------------------------------------------------------------
                                          2001          2000          1999          1998          1997
                                          ----          ----          ----          ----          ----
                                                             (Dollars in thousands)

Selected Financial Condition Data:
  Assets...........................    $  147,439    $  135,464    $  118,652    $  112,793    $   96,391
  Loans, net.......................       112,554       105,732        80,487        77,655        53,881
  Investment securities............        20,209        19,304        27,507        24,524        36,402
  Deposits.........................       122,176       112,374        92,886        81,519        72,191
  Stockholders' equity(1)..........        16,911        17,992        19,259        22,241        22,806


                                                            Year Ended September 30,
                                       ------------------------------------------------------------------
                                          2001          2000          1999          1998          1997
                                          ----          ----          ----          ----          ----
                                                 (Dollars in thousands, except per share data)

Selected Operating Data:
  Interest and dividend income.....    $    9,645    $    8,306    $    7,488    $    7,206    $    6,259
  Interest expense on deposits and
   borrowings......................         4,518         3,742         3,358         3,140         2,794
                                       ----------    ----------    ----------    ----------    ----------
  Net interest income..............         5,127         4,564         4,130         4,066         3,465
  Provision for loan losses........           190           189            42            26             -
                                       ----------    ----------    ----------    ----------    ----------
  Net interest income after provision
   for loan losses.................         4,937         4,375         4,088         4,040         3,465
                                       ----------    ----------    ----------    ----------    ----------
  Other income:
    Gain on sales of investment
     securities, net...............           168           398           263           840           112
    Other..........................           528           359           386           211           133
                                       ----------    ----------    ----------    ----------    ----------
      Total other income...........           696           757           649         1,051           245
                                       ----------    ----------    ----------    ----------    ----------
  Operating expenses...............         3,424         3,296         2,924         3,177         2,527
                                       ----------    ----------    ----------    ----------    ----------
  Income before income taxes.......         2,209         1,836         1,813         1,914         1,183
  Income taxes.....................           779           659           844           729           431
                                       ----------    ----------    ----------    ----------    ----------
  Net income.......................    $    1,430    $    1,177    $      969    $    1,185    $      752
                                       ==========    ==========    ==========    ==========    ==========
Per Share Data:
  Earnings per common share........    $     1.48    $     1.17    $      .78    $      .86    $      .55
  Earnings per common share,
   assuming dilution...............    $     1.45    $     1.16    $      .77    $      .84    $      .55
  Cash dividends per share.........    $     0.42    $      .31    $      .28    $      .23    $      .20
  Dividend payout ratio............         28.38%        26.50%        35.90%        26.74%        36.36%
  Weighted average number of common
   shares outstanding..............       967,796     1,009,475     1,243,925     1,375,057     1,376,193

--------------------

<F1>  Includes unrealized gain on available-for-sale securities of
      $(405,000), $26,000, $128,000, $324,000 and  $416,000 net of tax, at
      September 30, 2001, 2000, 1999, 1998 and 1997, respectively.


                                                At or for the Year Ended September 30,
                                            ----------------------------------------------
                                             2001      2000      1999      1998      1997
                                             ----      ----      ----      ----      ----

Interest rate spread information:(1)
  Average during period.................     3.02%     3.07%     2.98%     3.13%     2.85%
  End of period.........................     3.17      2.81      2.93      2.85      2.81
  Net interest margin(2)................     3.84      3.81      3.80      4.10      3.90
  Return on average assets..............     1.02      0.93      0.85      1.14       .83
  Return on average equity..............     7.93      6.63      4.61      5.11      3.37

Asset Quality Ratios:
  Non-performing loans as a percent
   of total loans.......................        -         -         -         -       .06
  Non-performing assets as a percent
   of total assets......................        -         -         -         -       .03
  Allowance for loan losses as a percent
   of non-performing loans..............        -         -         -         -     1,670

Capital Ratios:(3)
  Average equity to average assets......    12.91     14.05     18.35     22.19     24.35
  Regulatory Tier 1 leverage
   capital ratio........................    10.12     12.82     13.46     13.62     23.64

--------------------
     <F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F2>  Net interest margin represents net interest income divided by average interest-earning assets.
<F3>  Represents capital ratios of the Bank.

                             2001 ANNUAL REPORT
===========================================================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                ---------------------------------------------

General

      Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, is the holding company for Falmouth Co-operative Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. At September 30, 2001 there were 938,007 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments.

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

Comparison of Financial Condition at September 30, 2001 and 2000

      The Company's total assets were $147.4 million at September 30, 2001, as compared to $135.5 million at September 30, 2000, an increase of $11.9 million or 8.8%. Total deposits were $122.2 million at September 30, 2001, as compared to $112.4 million at September 30, 2000, an increase of $9.8 million, or 8.7%. This increase was due, in part, to consumers seeking safer havens with insured deposits as a result of the downturn in the stock markets. Total net loans were $112.6 million or 92.1% of total deposits at September 30, 2001, as compared to $105.7 million or 94.1% of total deposits at September 30, 2000, representing an increase of $6.9 million for the period. This increase is due, in part, to existing lower mortgage rates and to the moderately active local real estate market driving single-family loan originations, as well as the Bank's commitment to increase market share. During the year, the Bank sold $8.8 million in residential mortgages with service retained and $82,000 in residential mortgages with service released. Investment securities were $20.2 million or 13.7% of total assets at September 30, 2001, as compared to $19.3 million or 14.3% of total assets at September 30, 2000. As investment securities matured, funds were reinvested in an effort to maintain existing securities investment levels. Stockholders' equity was $16.9 million at September 30, 2001 as compared to $18.0 million at September 30, 2000, a decrease of $1.1 million. The net decrease in stockholders' equity was the result of the repurchase of 97,831 shares of the Company's common stock at a cost of $1.9 million, combined with increased retained earnings of $1.0 million after dividend payments. Stockholders' equity reported at September 30, 2001 included an unrealized loss, net of tax effects, in available-for-sale securities of $405,000 and retained earnings of $12.7 million. The ratio of stockholders' equity to total assets was 11.5% at September 30, 2001, as compared to 13.3% at September 30, 2000. The book value of common stock was $18.01 at September 30, 2001, as compared to $17.37 at September 30, 2000.

Comparison of Financial Condition at September 30, 2000 and 1999

      The Company's total assets were $135.5 million at September 30, 2000, as compared to $118.7 million at September 30, 1999, an increase of $16.8 million or 14.2%. Total deposits were $112.4 million at September 30, 2000, as compared to $92.9 million at September 30, 1999, an increase of $19.5 million, or 21.0%. The growth in deposits was due, in part, to our ability to attract retail checking accounts, commercial checking accounts and certificates of deposit in a very competitive environment created by regional bank mergers. Total net loans were $105.7 million, or 94.1% of total deposits at September 30, 2000, as compared to $80.5 million, or 86.7% of total deposits at September 30, 1999. Loan portfolio growth, primarily in secured 1-4 family real estate, was 31.3%, or $25.2 million for the year ended September 30, 2000. A continued strong real estate market drove increased single-family loan originations. Investment securities were $19.3 million, or 14.3% of total assets at September 30, 2000, as compared to $27.5 million, or 23.2% of total assets at September 30, 1999. Stockholders' equity was $18.0 million at September 30, 2000 as compared to $19.3 million at September 30, 1999, a decrease of $1.3 million. The net decrease in stockholders' equity was the result of the repurchase of 139,906 shares of the Company's common stock at a cost of $2.3 million, combined with increased retained earnings of $852,000 after dividend payments. Stockholders' equity reported at September 30, 2000 included an unrealized gain, net of tax effects, in available-for-sale securities of $26,000 and retained earnings of $11.7 million. The ratio of stockholders' equity to total assets was 13.3% at September 30, 2000, as compared to 16.2% at September 30, 1999. The book value of common stock was $17.37 at September 30, 2000, as compared to $16.37 at September 30, 1999

Comparison of Operating Results at September 30, 2001 and 2000

      Net Income. The Company's net income for the twelve months ended September 30, 2001, was $1.4 million as compared to $1.2 million for the twelve months ended September 30, 2000. The increase in net income of $253,000 was primarily due to an increase in interest and dividend income of $1.3 million, offset by an increase in interest expense of $775,000, an increase in the provision for loan losses of $1,000, a decrease in total other income of $60,000, an increase in total other expenses of $129,000, and an increase in income taxes of $121,000. The annualized return on average assets (ROA) for the twelve months ended September 30, 2001 was 1.02%, an increase of 9 basis points, as compared to 0.93% for the prior year. Interest and dividend income increased, primarily, as the result of increased residential lending activity during the year. The increase in interest expense is primarily due to a $9.8 million growth in deposit accounts for the twelve months ended September 30, 2001, as well as an increase in Federal Home Loan Bank advances of $3.4 million for the same period.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve-months ended September 30, 2001 was $5.1 million, as compared to $4.6 million for the twelve months ended September 30, 2000. The increase of $564,000 was the result of a $1.3 million increase in interest and dividend income, offset by a $775,000 increase in interest expense. The net interest margin for the twelve months ended September 30, 2001 was 3.84%, an increase of 3 basis points, as compared to 3.81% for the twelve months ended September 30, 2000. The increase in net interest margin was primarily the result of an increase in interest income.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 2001 was $9.6 million, an increase of $1.3 million, as compared to $8.3 million for the twelve months ended September 30, 2000. The increase in interest and dividend income was due primarily to a $1.5 million increase in interest income on loans, offset by a $202,000 decrease in interest and dividends on securities and short-term investments. The increase in interest income on loans was primarily the result of an increase in the volume of loans held in portfolio, while the decrease in interest and dividends on securities was the result of securities maturing and reinvested at current lower yields.

      Interest Expense. Interest expense for the twelve months ended September 30, 2001 was $4.5 million, an increase of $775,000, as compared to $3.7 million for the twelve months ended September 30, 2000. The increase in interest expense was due primarily to the increase in deposit accounts of $9.8 million during the period and an increase in interest on borrowings of $84,000 over the previous year.

      Provision for Loan Losses. The provision for loan loss expense for the twelve months ended September 30, 2001 was $190,000 compared to $189,000 for the twelve months ended September 30, 2000. The increase in the amount of the provision for loan losses was the result of the Bank's efforts to maintain adequate reserves associated with the marked increase in net loans. The allowance for loan losses at September 30, 2001 was $945,000, as compared to $755,000 at September 30, 2000, for an increase of 25.2%. On September 30, 2001 the Bank had no delinquent or non-performing loans.

      Non-interest Income. Non-interest income or other income for the twelve months ended September 30, 2001 was $696,000, as compared to $757,000 for the twelve months ended September 30, 2000. The $60,000 decrease was due to a decrease in net securities gains of $230,000, coupled with an increase of $21,000 in service charge income, a $58,000 increase in loan servicing fees and other income, and an increase of $91,000 in gains on mortgages sold. Continued securities gains were not realized to the extent that they were in the previous fiscal year due to the current bear market. Lower secondary market rates made it possible to achieve a moderate-term strategic objective of selling off packages of lowest rate residential loans, service retained, for market gains.

      Non-Interest Expense. Non-interest expense, or other expense, for the twelve months ended September 30, 2001 was $3.4 million, as compared to $3.3 million for the twelve months ended September 30, 2000. The $129,000 increase was primarily due to the combination of an increase in salaries and employee benefits of $107,000, an increase in data processing fees of $80,000, an increase in equipment expense of $9,000, and an increase in director's fees, deposit insurance expense and other operating expenses of $28,000, offset by a decrease in occupancy expense of

$24,000, and a decrease in legal and professional fees of $71,000. The increase in salaries and employee benefits was primarily due to loan origination commissions paid because of increased lending activity during the year. Additionally, annual salary increases and employee health insurance costs contributed to the increase. The increase in data processing expense was partially due to the introduction of the Bank's new web site and its Internet banking and bill paying products at www.falmouthbank.com.

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

      Non-interest Income. Non-interest income, or other income, for the twelve months ended September 30, 2000 was $757,000, as compared to $649,000 for the twelve months ended September

30, 1999. The $108,000 increase was due to an increase in net securities gains of $135,000, coupled with an increase of $23,000 in service charge income, a $39,000 increase in loan servicing fees and other income, off-set in part by a $89,000 reduction in gains on mortgages sold.

      Non-interest Expense. Non-interest expense, or other expense, for the twelve months ended September 30, 2000 was $3.3 million as compared to $2.9 million for the twelve months ended September 30, 1999. The $372,000 increase was primarily due to the combination of an increase in salaries and employee benefits of $52,000, an increase in occupancy expense of $27,000, an increase in legal and professional fees of $126,000, an increase in data processing fees of $1,000, an increase in equipment expense of $12,000, and an increase in director's fees, deposit insurance expense and other operating expenses of $154,000. The increases in the legal and professional fees and other operating expenses were due to the formation, by the Bank, of a Real Estate Investment Trust and resulted in one-time fees to date of $68,000 in legal and professional fees and $59,000 in other operating expenses.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 2002.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 2001 was 22.93%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government and high grade corporate obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 2001, net cash and short-term assets totaled $29.2 million.

      The primary investing activities of the Bank include the origination of loans and the purchase of investment securities. During the year ended September 30, 2001, purchases of investment securities and mortgage-backed securities totaled $18.6 million, while loan originations totaled $54.7 million. These investments were funded primarily from loan repayments of $28.9 million, loans sold of $8.9 million, investment security maturities of $15.7 million, and borrowed funds from the Federal Home Loan Bank of Boston (FHLB).

      Liquidity management is both a daily and long-term function of management. If the Bank requires more funds than it can generate internally, the Bank will borrow additional funds from the FHLB of Boston. At September 30, 2001, the Bank had $7.3 million in outstanding advances from the FHLB of Boston.

      At September 30, 2001, the Bank had $5.3 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $45.1 million at September 30, 2001. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 2001, the Company and the Bank exceeded all of their respective regulatory capital requirements.

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

      Since the mid-1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed-rate loans with terms in excess of 15 years in its portfolio. Beginning in March 1995, however, the Bank retained a portion of its fixed-rate loans with terms in excess of 15 years in the portfolio. At September 30, 2001, the Bank's loan portfolio included $27.9 million of adjustable-rate mortgages and $8.5 million of adjustable-rate home equity loans that together represent 32.1% of the Bank's total loans.

In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At

September 30, 2001, the Bank had $13.0 million of investment securities maturing within one year or less and $5.8 million of investment securities maturing over one through five years.

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

Impact of New Accounting Standards

      In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

      FASB has issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on its financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, "Business Combinations". This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, "Business Combinations", and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". Under Opinion 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method - the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

      The adoption of SFAS No. 141 will have no immediate effect on the Company's consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Company consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16, will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Company's consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of".

      SFAS No. 142 provides that goodwill shall not be amortized. Goodwill is defined as the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. SFAS No. 142 further provides that goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.

SFAS No. 142 is effective as follows:

      All of the provisions of SFAS No. 142 shall be applied in fiscal years beginning after December 15, 2001, to all goodwill and intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The Company believes that the adoption of SFAS No. 142 on its future consolidated financial statements will not be material.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2001 which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage-backed securities in the following table are presented at amortized cost.


                                                           At September 30, 2001
                                        -----------------------------------------------------------
                                                     Over One     Over Five
                                        One Year     Through       Through     Over Ten
                                         or Less    Five Years    Ten Years      Years       Total
                                        --------    ----------    ---------    --------      -----
                                                           (Dollars in thousands)

Interest-earning assets:
  Investment securities.............    $ 12,909    $  5,753       $      -     $     -    $ 18,662
  Mortgage-backed securities........           3         505            835           -       1,343
  Other interest-earning assets.....       8,587           -              -           -       8,587
  Adjustable rate 1-4 family loans..      29,472       6,090            852           -      36,414
  Fixed rate 1-4 family loans.......       6,555         507          5,182      49,233      61,477
  Commercial real estate loans......       1,416       7,243            769         982      10,410
  Consumer and commercial loans.....       1,133       3,026          1,039           -       5,198
                                        --------    --------       --------     -------    --------
      Total(1)......................    $ 60,075    $ 23,124       $  8,677     $50,215    $142,091
                                        ========    ========       ========     =======    ========

Interest-bearing liabilities:
  Certificates of deposit...........    $ 45,100    $ 13,196       $      -     $     -    $ 58,296
  Money market accounts.............      19,413           -              -           -      19,413
  NOW accounts......................       9,637           -              -           -       9,637
  Passbook accounts.................      18,683           -              -           -      18,683
  Repurchase agreements.............         676           -              -           -         676
  FHLB advances.....................       2,090       2,918          2,260           -       7,268
                                        --------    --------       --------     -------    --------
      Total.........................    $ 95,599    $ 16,114       $  2,260     $     -    $113,973
                                        ========    ========       ========     =======    ========
  Interest sensitivity gap..........     (35,524)      7,010          6,417      50,215      28,118
Cumulative interest sensitivity
 gap................................     (35,524)    (28,514)       (22,097)     28,118
Ratio of cumulative gap to total
 assets.............................      (24.09)%    (19.34)%       (14.99)%     19.07%

--------------------

<F1>  Loans are presented net of unearned income and unadvanced principal.

      Management believes the current one-year gap of negative 24.09% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding the retention of core deposits, prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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


                                                                        Year Ended September 30,
                                     ----------------------------------------------------------------------------------------------
                                                  2001                            2000                            1999
                                     -----------------------------   -----------------------------   ------------------------------
                                                           Average                         Average                          Average
                                     Average               Yield/    Average               Yield/    Average                Yield/
                                     Balance    Interest    Cost     Balance    Interest    Cost     Balance    Interest     Cost
                                     -------    --------   -------   -------    --------   -------   -------    --------    -------
                                                                         (Dollars in thousands)

Assets:
Interest-earning assets:
Loans, net:
  Mortgages......................    $106,658    $8,034     7.53%    $ 84,443    $6,140     7.27%    $ 70,742    $5,271      7.45%
  Consumer and other.............       4,915       421     8.57        9,872       774     7.84        6,915       558      8.07
                                     --------    ------              --------    ------              --------    ------
      Total loans, net...........     111,573     8,455     7.58       94,315     6,914     7.33       77,657     5,829      7.51
  Investments....................      18,465     1,000     5.42       19,849     1,162     5.85       22,946     1,219      5.31
  Other earning assets...........       3,340       190     5.69        5,766       230     3.99        8,314       440      5.29
                                     --------    ------              --------    ------              --------    ------
  Total interest-earning assets..     133,378     9,645     7.23      119,930     8,306     6.93      108,917     7,488      6.88
                                                 ------                          ------                          ------
  Cash and due from banks........       3,313                           3,339                           2,720
  Other assets...................       2,995                           3,118                           2,879
                                     --------                        --------                        --------
      Total assets...............    $139,686                        $126,387                        $114,516
                                     ========                        ========                        ========

Liabilities:
Interest-bearing liabilities:
  Deposits:
  Savings deposits...............    $ 18,209    $  305     1.67%    $ 18,910    $  368     1.95%    $ 17,471    $  357      2.05%
  NOW............................       8,810        62     0.70        9,560        78     0.82        7,533        73      0.97
  Money market deposits..........      16,793       547     3.26       14,946       475     3.18       11,884       372      3.13
  Certificates of deposit........      55,720     3,207     5.76       48,325     2,507     5.19       42,245     2,187      5.18
  Borrowed money.................       7,880       397     5.04        5,146       314     6.10        6,936       368      5.30
                                     --------    ------              --------    ------              --------    ------
  Total interest-bearing
   liabilities...................     107,412     4,518     4.21       96,887     3,742     3.86       86,069     3,357      3.90
                                                 ------                          ------                          ------
Non-interest bearing liabilities.      14,183                          11,741                           7,431
                                     --------                        --------                        --------
      Total liabilities..........     121,595                         108,628                          93,500
  Stockholders' equity...........      18,037                          17,759                          21,016
  Minority interest in
   consolidated subsidiary.......          54                               -                               -
                                     --------                        --------                        --------
  Total liabilities and
   stockholders' equity..........    $139,686                        $126,387                        $114,516
                                     ========                        ========                        ========

Net interest and dividend income.                $5,127                          $4,564                          $4,131
                                                 ======                          ======                          ======
Interest rate spread.............                           3.02%                           3.07%                            2.98%
Net interest margin..............                           3.84%                           3.81%                            3.80%
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities.............      124.17%                         123.78%                         126.55%

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


                                                              Year Ended September 30,
                                              -------------------------------------------------------
                                                   2001 vs. 2000                 2000 vs. 1999
                                                 Increase (Decrease)          Increase (Decrease)
                                                       Due To                       Due To
                                              ------------------------    ---------------------------
                                              Volume    Rate     Total    Volume      Rate      Total
                                              ------    ----     -----    ------      ----      -----
                                                               (Dollars in thousands)

Interest-earning assets:
  Loans...................................    $1,249    $292    $1,541    $1,218     $(133)    $1,085
  Investments in other earning assets.....      (213)     11      (202)     (349)       82       (267)
                                              ------    ----    ------    ------     -----     ------
      Total interest-earning assets.......     1,036     303     1,339       869       (51)       818
                                              ------    ----    ------    ------     -----     ------
Interest-bearing liabilities:
  Savings deposits........................       (12)    (51)      (63)       26       (15)        11
  NOW.....................................        (5)    (11)      (16)       12        (7)         5
  Money market deposits...................        60      12        72        97         6        103
  Certificates of deposit.................       426     274       700       315         5        320
  Borrowed money..........................       138     (55)       83      (129)       75        (54)
                                              ------    ----    ------    ------     -----     ------
      Total interest-bearing liabilities..       607     169       776       321        64        385
                                              ------    ----    ------    ------     -----     ------
Net change in net interest income.........    $  429    $134    $  563    $  548     $(115)    $  433
                                              ======    ====    ======    ======     =====     ======


                             2001 ANNUAL REPORT
===========================================================================

                    MARKET FOR THE COMPANY'S COMMON STOCK
                    -------------------------------------

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated.

      At September 30, 2001, the last trading date in the Bank's fiscal year, the Company's common stock closed at $20.08. At September 30, 2001, there were 938,007 shares of the Company's common stock outstanding, which were held of record by approximately 540 stockholders, not including persons or entities that hold the stock in nominee or "street" name through various brokerage firms.

      On November 20, 2001, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per share of common stock, which will paid on December 21, 2001 to stockholders of record on December 7, 2001.

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


                                                   Price Range
                                               --------------------
Quarter Ended                                     High        Low      Dividends
-------------                                     ----        ---      ---------

Fiscal year ended September 30, 2000:
  First Quarter ended December 31, 1999.....   $17-1/4      $14          $.07
  Second Quarter ended March 31, 2000.......    14           13           .08
  Third Quarter ended June 30, 2000.........    14           11-3/4       .08
  Fourth Quarter ended September 30, 2000...    13           12           .08

Fiscal year ended September 30, 2001:
  First Quarter ended December 31, 2000.....    15-1/8       13-3/8       .09
  Second Quarter ended March 31, 20001......    16-13/32     15-1/4       .10
  Third Quarter ended June 30, 2001.........    17-1/2       16           .11
  Fourth Quarter ended September 30, 2001...    20-63/64     17           .12

               [SHATSWELL, MacLEOD & COMPANY, P.C. LETTERHEAD]




The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ SHATSWELL, MacLEOD & COMPANY, P.C.

                                       SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
October 25, 2001

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         September 30, 2001 and 2000
                         ---------------------------


ASSETS                                                               2001             2000
------                                                           ------------     ------------

Cash, due from banks and interest bearing deposits               $  3,521,609     $  3,450,297
Federal funds sold                                                  7,313,670        3,380,176
                                                                 ------------     ------------
      Total cash and cash equivalents                              10,835,279        6,830,473
Investments in available-for-sale securities (at fair value)        9,381,853        7,807,742
Investments in held-to-maturity securities
 (fair values of $10,036,408 as of September 30, 2001
 and $10,781,002 as of September 30, 2000)                          9,948,877       10,776,000
Federal Home Loan Bank stock, at cost                                 878,000          720,700
Loans, net                                                        112,554,093      105,731,509
Premises and equipment                                              1,897,697        1,991,077
Accrued interest receivable                                           830,421          750,690
Cooperative Central Bank Reserve Fund Deposit                         395,395          395,395
Other assets                                                          717,147          460,301
                                                                 ------------     ------------
      Total assets                                               $147,438,762     $135,463,887
                                                                 ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
  Noninterest-bearing                                            $ 16,147,253     $ 14,243,255
  Interest-bearing                                                106,028,583       98,130,985
                                                                 ------------     ------------
      Total deposits                                              122,175,836      112,374,240
Securities sold under agreements to repurchase                        675,756          863,943
Federal Home Loan Bank advances                                     7,267,948        3,851,961
Other liabilities                                                     354,534          327,680
                                                                 ------------     ------------
      Total liabilities                                           130,474,074      117,417,824
                                                                 ------------     ------------
Minority preferred stockholders' equity in a
 subsidiary company of Falmouth Co-Operative Bank                      54,000           54,000
                                                                 ------------     ------------
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 500,000 shares; none issued
  Common stock, par value $.01 per share;
   authorized 2,500,000 shares; issued 1,454,750 shares                14,547           14,547
  Paid -in capital                                                 13,901,279       13,901,452
  Retained earnings                                                12,676,198       11,669,877
  Unallocated Employee Stock Ownership Plan shares                   (389,483)        (477,668)
  Treasury stock (516,743 shares as of September 30, 2001
   and 418,912 shares as of September 30, 2000)                    (8,749,737)      (6,850,722)
  Unearned compensation                                              (137,429)        (291,097)
  Accumulated other comprehensive income (loss)                      (404,687)          25,674
                                                                 ------------     ------------
      Total stockholders' equity                                   16,910,688       17,992,063
                                                                 ------------     ------------
      Total liabilities and stockholders' equity                 $147,438,762     $135,463,887
                                                                 ============     ============


The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------


                                                                      2001           2000           1999
                                                                   ----------     ----------     ----------

Interest and dividend income:
  Interest and fees on loans                                       $8,455,351     $6,913,845     $5,829,184
  Interest and dividends on securities:
    Taxable                                                           864,333      1,021,594      1,112,344
    Dividends on marketable equity securities                         105,146        104,530        107,164
  Dividends on Cooperative Bank Investment and Liquidity Funds         30,063         35,644        158,851
  Other interest                                                      190,265        230,460        280,827
                                                                   ----------     ----------     ----------
      Total interest and dividend income                            9,645,158      8,306,073      7,488,370
                                                                   ----------     ----------     ----------
Interest expense:
  Interest on deposits                                              4,120,397      3,428,521      2,990,151
  Interest on securities sold under agreements to repurchase           36,313         54,240         48,173
  Interest on Federal Home Loan Bank advances                         361,049        259,531        319,464
                                                                   ----------     ----------     ----------
      Total interest expense                                        4,517,759      3,742,292      3,357,788
                                                                   ----------     ----------     ----------
      Net interest and dividend income                              5,127,399      4,563,781      4,130,582
Provision for loan losses                                             190,000        189,000         42,000
                                                                   ----------     ----------     ----------
      Net interest and dividend income after provision for
       loan losses                                                  4,937,399      4,374,781      4,088,582
                                                                   ----------     ----------     ----------
Other income:
  Service charges on deposit accounts                                 151,963        130,706        108,416
  Gains on sales of available-for-sale securities, net                167,957        397,732        262,511
  Net gains on sales of loans                                          92,427          1,711         91,317
  Loan servicing fees                                                 114,665         91,481         17,783
  Other income                                                        169,318        134,963        169,209
                                                                   ----------     ----------     ----------
      Total other income                                              696,330        756,593        649,236
                                                                   ----------     ----------     ----------
Other expense:
  Salaries and employee benefits                                    1,746,736      1,640,003      1,587,684
  Occupancy expense                                                   192,589        216,938        189,519
  Equipment expense                                                   181,129        171,620        159,508
  Data processing expense                                             325,127        245,512        245,310
  Director's fees                                                      54,850         52,000         52,200
  Legal and professional fees                                         226,479        297,120        170,772
  Deposit insurance expense                                            20,821         16,957          9,541
  Other expense                                                       676,964        655,757        509,931
                                                                   ----------     ----------     ----------
      Total other expense                                           3,424,695      3,295,907      2,924,465
                                                                   ----------     ----------     ----------
      Income before income taxes                                    2,209,034      1,835,467      1,813,353
Income taxes                                                          779,273        658,725        844,440
                                                                   ----------     ----------     ----------
      Net income                                                   $1,429,761     $1,176,742     $  968,913
                                                                   ==========     ==========     ==========

Earnings per common share                                          $     1.48     $     1.17     $      .78
                                                                   ==========     ==========     ==========
Earnings per common share, assuming dilution                       $     1.45     $     1.16     $      .77
                                                                   ==========     ==========     ==========


The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------


                                                            Unallocated
                                                             Employee                                 Accumulated
                                                               Stock                                     Other
                                                             Ownership                               Comprehensive
                         Common     Paid-in     Retained       Plan        Treasury      Unearned       Income
                         Stock      Capital     Earnings      Shares        Stock      Compensation     (Loss)         Total
                         ------     -------     --------    -----------    --------    ------------  -------------     -----

Balance, September
 30, 1998                $14,547  $13,899,014  $10,204,737  $(654,038)   $  (952,668)   $(594,417)     $ 324,315    $22,241,490
Employee Stock
 Ownership Plan                        49,149                                                                            49,149
ESOP shares released                                           88,185                                                    88,185
Purchases of shares
 for recognition and
 retention plan (RRP)                                                                      (9,558)                       (9,558)
Recognition and
 retention plan                       114,417                                                                           114,417
Distribution of
 RRP shares                          (160,691)                                            160,691
Tax benefit from RRP                    9,388                                                                             9,388
Purchases of
 treasury stock                                                           (3,665,778)                                (3,665,778)
Exercise of stock
 options and related
 tax benefit                           (3,465)                                17,775                                     14,310
Dividends declared
 ($.28 per share)                                 (355,194)                                                            (355,194)
Comprehensive income:
  Net income                                       968,913
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect                                                                                    (195,869)
      Comprehensive
       income                                                                                                           773,044
                        -------  -----------  -----------  ---------    -----------    ---------      ---------    -----------
Balance, September
 30, 1999                 14,547   13,907,812   10,818,456   (565,853)    (4,600,671)    (443,284)       128,446     19,259,453
Employee Stock
 Ownership Plan                        34,333                                                                            34,333
ESOP shares released                                           88,185                                                    88,185
Recognition and
 retention plan                       112,197                                                                           112,197
Distribution of
 RRP shares                          (152,187)                                            152,187
Tax benefit from RRP                      822                                                                               822
Purchases of
 treasury stock                                                           (2,263,130)                                (2,263,130)
Exercise of stock
 options and related
 tax benefit                           (1,525)                                13,079                                     11,554
Dividends declared
 ($.31 per share)                                 (325,321)                                                            (325,321)
Comprehensive income:
  Net income                                     1,176,742
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect                                                                                    (102,772)
      Comprehensive
       income                                                                                                         1,073,970
                        -------  -----------  -----------  ---------    -----------    ---------      ---------    -----------
Balance, September
 30, 2000                 14,547   13,901,452   11,669,877   (477,668)    (6,850,722)    (291,097)        25,674     17,992,063
Employee Stock
 Ownership Plan                        52,332                                                                            52,332
ESOP shares released                                           88,185                                                    88,185
Recognition and
 retention plan                       109,819                                                                           109,819
Distribution of
 RRP shares                          (153,668)                                            153,668
Tax benefit from RRP                    1,166                                                                             1,166
Purchases of
 treasury stock                                                           (1,980,119)                                (1,980,119)
Exercise of stock
 options and related
 tax benefit                           (9,822)                                81,104                                     71,282
Dividends declared
 ($.42 per share)                                 (423,440)                                                            (423,440)
Comprehensive income:
  Net income                                     1,429,761
  Change in net
   unrealized holding
   gain on available-
   for-sale securities,
   net of tax effect                                                                                    (430,361)
      Comprehensive
       income                                                                                                           999,400
                        -------  -----------  -----------  ---------    -----------    ---------      ---------    -----------
Balance, September
 30, 2001                $14,547  $13,901,279  $12,676,198  $(389,483)   $(8,749,737)   $(137,429)     $(404,687)   $16,910,688
                         =======  ===========  ===========  =========    ===========    =========      =========    ===========

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------
                                 (continued)

Reclassification disclosure for the years ended September 30:


                                                                      2001           2000          1999
                                                                      ----           ----          ----

Net unrealized gains (losses) on available-for-sale securities     $(549,312)     $ 215,678     $  (72,067)
Reclassification adjustment for realized gains in net income        (167,957)      (397,732)      (262,511)
                                                                   ---------      ---------     ----------
  Other comprehensive loss before income tax effect                 (717,269)      (182,054)      (334,578)
Income tax benefit                                                   286,908         79,282        138,709
                                                                   ---------      ---------     ----------
      Other comprehensive loss, net of tax                         $(430,361)     $(102,772)    $(195,869)
                                                                   =========      =========     ==========

Accumulated other comprehensive income (loss) as of September 30, 2001, 2000 and 1999 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.


The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------


                                                                    2001            2000            1999
                                                                ------------    ------------    ------------

Cash flows from operating activities:
  Net income                                                    $  1,429,761    $  1,176,742    $    968,913
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Gains on sales of available-for-sale securities, net          (167,957)       (397,732)       (262,511)
      (Accretion) amortization of investment securities, net          55,910         (32,780)        105,788
      Provision for loan losses                                      190,000         189,000          42,000
      Change in unearned income                                     (171,939)       (170,822)        (64,575)
      Net gains on sales of loans                                    (92,427)         (1,711)        (91,317)
      Depreciation and amortization                                  187,777         194,297         167,096
      Increase in accrued interest receivable                        (79,731)        (21,022)        (98,078)
      (Increase) decrease in prepaid expenses                         12,732          (4,891)         86,716
      (Increase) decrease in other assets                              6,605          (6,605)
      Recognition and retention plan (RRP)                           109,819         112,197         114,417
      Deferred tax (benefit) expense                                  73,281        (137,594)          1,903
      Minority interest in subsidiary                                                 54,000
      Increase (decrease) in accrued expenses                          1,898         100,772         (53,674)
      Decrease in taxes payable                                      (84,507)         (9,841)        (65,034)
      Increase in accrued interest payable                               419
      Increase in other liabilities                                   52,476          19,466           3,717
                                                                ------------    ------------    ------------
  Net cash provided by operating activities                        1,524,117       1,063,476         855,361
                                                                ------------    ------------    ------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                      (7,366,058)     (2,645,873)    (12,976,478)
  Proceeds from sales of available-for-sale securities             1,410,851       1,709,769       4,807,124
  Proceeds from maturities of available-for-sale securities        3,780,839      10,503,872       7,801,411
  Purchases of held-to-maturity securities                       (11,235,627)     (6,973,992)     (8,989,501)
  Proceeds from maturities of held-to-maturity securities         12,057,785       5,857,199       6,354,140
  Purchases of Federal Home Loan Bank stock                         (157,300)                       (157,900)
  Net increase in loans                                          (15,753,375)    (25,323,244)    (10,397,781)
  Proceeds from sales of loans                                     9,005,157          61,711       7,679,217
  Recoveries of loans previously charged off                                             952
  Capital expenditures                                               (94,397)       (161,797)        (82,329)
                                                                ------------    ------------    ------------

  Net cash used in investing activities                           (8,352,125)    (16,971,403)     (5,962,097)
                                                                ------------    ------------    ------------

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------
                                 (continued)


                                                                    2001            2000            1999
                                                                ------------    ------------    ------------

Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts        3,698,627      10,731,200       9,874,877
  Net increase in time deposits                                    6,102,969       8,757,332       1,492,064
  Net increase (decrease) in securities sold under agreements
   to repurchase                                                    (188,187)          6,216        (222,827)
  Proceeds from Federal Home Loan Bank long-term advances          7,500,000       7,000,000
  Repayment of Federal Home Loan Bank long-term advances          (6,084,013)     (8,579,329)
  Net change in Federal Home Loan Bank short-term advances         2,000,000
  Proceeds from Federal Home Loan Bank advances                                                    4,772,000
  Repayments of Federal Home Loan Bank advances                                                   (6,939,710)
  Proceeds from exercise of stock options                             66,460          11,554          14,310
  Dividends paid                                                    (423,440)       (325,321)       (355,194)
  Employee Stock Ownership Plan                                       52,332          34,333          49,149
  Unallocated ESOP shares released                                    88,185          88,185          88,185
  Purchase of company shares for RRP Trust                                                            (9,558)
  Purchases of treasury stock                                     (1,980,119)     (2,263,130)     (3,665,778)
                                                                ------------    ------------    ------------

  Net cash provided by financing activities                       10,832,814      15,461,040       5,097,518
                                                                ------------    ------------    ------------

Increase (decrease) in cash and cash equivalents                   4,004,806        (446,887)         (9,218)
Cash and cash equivalents at beginning of period                   6,830,473       7,277,360       7,286,578
                                                                ------------    ------------    ------------
Cash and cash equivalents at end of period                      $ 10,835,279    $  6,830,473    $  7,277,360
                                                                ============    ============    ============

Supplemental disclosures:
  Interest paid                                                 $  4,517,340    $  3,742,292    $  3,357,788
  Income taxes paid                                                  790,499         806,160         907,571


The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------

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

NOTE 2 - ACCOUNTING POLICIES
----------------------------

The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States of America and predominant practices within the savings institution industry. The consolidated financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

      USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

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

      Falmouth Securities Corporation, an active security corporation, was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. This corporation was dissolved on September 28, 2001 and is no longer in existence. The assets and liabilities were transferred to Falmouth Co-Operative Bank.

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

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

      ADVERTISING:

      The Company directly expenses costs associated with advertising as they are incurred.

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

      STOCK BASED COMPENSATION:

      In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either
      (i) the intrinsic value approach set forth in APB Opinion No. 25 or
      (ii) the fair value method in SFAS No. 123. Entities electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS No. 123 for the years ended September 30, 2001, 2000 and 1999.

      EARNINGS PER SHARE:

      Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share" is effective for periods ending after December 15, 1997. SFAS No. 128 simplifies the standards of computing earnings per share (EPS) previously found in APB Opinion No. 15. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

      Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

      The Company has computed and presented EPS for the years ended September 30, 2001, 2000 and 1999 in accordance with SFAS No. 128. EPS as so computed does not differ materially from EPS that would have resulted if APB Opinion No. 15 had been applied.

      RECENT ACCOUNTING PRONOUNCEMENTS:

      In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

      FASB has issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on its financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, "Business Combinations". This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, "Business Combinations", and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". Under Opinion 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method - the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

      The adoption of SFAS No. 141 will have no immediate effect on the Company's consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Company consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16, will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Company's consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of".

      SFAS No. 142 provides that goodwill shall not be amortized. Goodwill is defined as the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. SFAS No. 142 further provides that goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.

      SFAS No. 142 is effective as follows:

      All of the provisions of SFAS No. 142 shall be applied in fiscal years beginning after December 15, 2001, to all goodwill and intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The Company believes that the adoption of SFAS No. 142 on its future consolidated financial statements will not be material.

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:


                                                                     Gains in        Losses in
                                                                   Accumulated      Accumulated
                                                    Amortized         Other            Other
                                                      Cost        Comprehensive    Comprehensive       Fair
                                                      Basis           Income           Income          Value
                                                    ---------     -------------    -------------       -----

Available-for-sale:
  September 30, 2001:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 2,048,833       $ 23,667         $             $2,072,500
    Other debt securities                            3,474,317         49,293                        3,523,610
    Mortgage-backed securities                       1,100,813         54,756                        1,155,569
  Marketable equity securities                       3,432,368        183,396          985,590       2,630,174
                                                   -----------       --------         --------      ----------
                                                   $10,056,331       $311,112         $985,590      $9,381,853
                                                   ===========       ========         ========      ==========

  September 30, 2000:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
      and agencies                                 $   498,876       $                $    431      $  498,445
    Other debt securities                            2,047,476            865            2,911       2,045,430
    Mortgage-backed securities                       1,381,682         11,790                        1,393,472
  Marketable equity securities                       3,836,917        537,499          504,021       3,870,395
                                                   -----------       --------         --------      ----------
                                                   $ 7,764,951       $550,154         $507,363      $7,807,742
                                                   ===========       ========         ========      ==========


                                                                      Gross            Gross
                                                       Net        Unrecognized     Unrecognized
                                                    Carrying         Holding          Holding          Fair
                                                     Amount           Gains            Loss            Value
                                                   --------       ------------     ------------        -----

Held-to-maturity:
  September 30, 2001:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 2,508,652       $24,743          $             $ 2,533,395
    Other debt securities                            7,198,182        69,342           10,833         7,256,691
    Mortgage-backed securities                         242,043         4,279                            246,322
                                                   -----------       -------          -------       -----------
                                                   $ 9,948,877       $98,364          $10,833       $10,036,408
                                                   ===========       =======          =======       ===========

  September 30, 2000:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 2,500,160       $   625          $ 4,690       $ 2,496,095
    Other debt securities                            7,981,020         7,938            4,749         7,984,209
    Mortgage-backed securities                         294,820         5,878                            300,698
                                                   -----------       -------          -------       -----------
                                                   $10,776,000       $14,441          $ 9,439       $10,781,002
                                                   ===========       =======          =======       ===========

The scheduled maturities of securities (other than equity securities) were as follows as of September 30, 2001:


                                          Available-for-sale     Held-to-maturity
                                          ------------------     ----------------
                                                 Fair              Net Carrying
                                                Value                 Amount
                                          ------------------     ----------------

Due within one year                           $1,436,270            $8,054,224
Due after one year through five years          4,159,840             1,652,610
Mortgage-backed securities                     1,155,569               242,043
                                              ----------            ----------
                                              $6,751,679            $9,948,877
                                              ==========            ==========

For the year ended September 30, 2001, proceeds from sales of securities available-for-sale amounted to $1,410,851. Gross realized gains and gross realized losses on those sales amounted to $204,597 and $36,640, respectively. For the year ended September 30, 2000, proceeds from sales of securities available-for-sale amounted to $1,709,769. Gross realized gains and gross realized losses on those sales amounted to $438,346 and $40,614, respectively. For the year ended September 30, 1999, proceeds from sales of securities available-for-sale amounted to $4,807,124. Gross realized gains and gross realized losses on those sales amounted to $498,147 and $235,636, respectively. The tax provision applicable to these net realized gains amounted to $68,745, $162,792 and $107,446 for the years ended September 30, 2001, 2000 and 1999, respectively.

Total carrying amounts of $2,009,562 and $3,396,617 of debt securities were pledged to secure repurchase agreements and borrowings from the Federal Reserve Bank discount window as of September 30, 2001 and 2000, respectively.

There were no securities of issuers which exceeded 10% of stockholders' equity as of September 30, 2001.

NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:


                                                        2001             2000
                                                    ------------    -------------

Commercial, financial and agricultural              $  4,634,388     $  3,331,032
Real estate - construction and land development        8,556,420        5,170,400
Real estate - residential                             88,994,931       86,671,574
Real estate - commercial                              10,406,097       10,596,540
Consumer                                                 545,620          527,265
                                                    ------------     ------------
                                                     113,137,456      106,296,811
Deferred loan costs, net of origination fees             361,884          189,945
Allowance for loan losses                               (945,247)        (755,247)
                                                    ------------     ------------
      Loans, net                                    $112,554,093     $105,731,509
                                                    ============     ============

Certain directors and executive officers of the Company were customers of the Bank during the year ended September 30, 2001. Total loans to such persons and their companies amounted to $459,184 as of September 30, 2001. During the year ended September 30, 2001, total payments amounted to $877,292 and principal advances were $915,915.

Changes in the allowance for loan losses were as follows for the years ended September 30:


                                                 2001         2000         1999
                                               --------     --------     --------

Balance at beginning of period                 $755,247     $569,437     $527,437
Loans charged off                                             (4,142)
Provision for loan losses                       190,000      189,000       42,000
Recoveries of loans previously charged off                       952
                                               --------     --------     --------
Balance at end of period                       $945,247     $755,247     $569,437
                                               ========     ========     ========

As of September 30, 2001 and 2000 there were no loans that met the definition of an impaired loan per Statement of Financial Accounting Standards No. 114. There was no investment in impaired loans or related interest-income recognized on impaired loans during the years ended September 30, 2001 and 2000.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $13,027,599 and $6,307,783 as of September 30, 2001 and 2000, respectively. Mortgage servicing rights under SFAS No. 125 are not material and have not been recognized in the consolidated financial statements for the years ended September 30, 2001 and 2000.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:


                                                 2001            2000
                                              -----------     -----------

Bank building                                 $ 2,179,855     $ 2,218,290
Furniture and equipment                           894,529         876,924
Vehicle                                            21,000          21,000
                                              -----------     -----------
                                                3,095,384       3,116,214
Accumulated depreciation and amortization      (1,197,687)     (1,125,137)
                                              -----------     -----------
                                              $ 1,897,697     $ 1,991,077
                                              ===========     ===========

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of September 30, 2001 and 2000 was $13,476,052 and $11,025,216,
respectively.

For time deposits as of September 30, 2001, the scheduled maturities for each of the following years ended September 30 are as follows:


               (in thousands)

      2002        $45,100
      2003          7,448
      2004          5,569
      2005            179
                  -------
                  $58,296
                  =======

Deposits from related parties held by the Company as of September 30, 2001 and 2000 amounted to $1,755,254 and $1,168,377, respectively.

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-------------------------------------------------------

The securities sold under agreements to repurchase are securities sold on a short term basis by the Company that have been accounted for not as sales but as borrowings. The securities were held in the Company 's safekeeping account at Investors Bank & Trust Company under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES
----------------------------------------

Advances consist of funds borrowed from the Federal Home Loan Bank (FHLB).

Maturities of advances from the FHLB for the five fiscal years ending after September 30, 2001 and thereafter are summarized as follows:


                     INTEREST RATE RANGE       AMOUNT
                     -------------------       ------

      2002              3.39% - 5.94%        $2,089,773
      2003              3.39% - 5.94%         2,595,291
      2004              4.80% - 5.94%           101,061
      2005              4.80% - 5.94%           107,316
      2006              4.80% - 5.94%           113,951
      Thereafter        4.80% - 5.94%         2,260,556
                                             ----------
                                             $7,267,948
                                             ==========

As of September 30, 2001, a $2,000,000 advance from the FHLB maturing on December 27, 2010 was redeemable at par at the option of the FHLB on December 26, 2001.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Advances are secured by the Company's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S.
government and agency obligations not otherwise pledged.

NOTE 9 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:


                                     2001         2000          1999
                                   --------     ---------     --------

Current:
  Federal                          $693,502     $ 734,897     $634,485
  State                              12,490        61,422      208,052
                                   --------     ---------     --------
                                    705,992       796,319      842,537
                                   --------     ---------     --------

Deferred:
  Federal                            11,313      (102,297)       1,413
  State                               3,903       (35,297)         490
                                   --------     ---------     --------
                                     15,216      (137,594)       1,903
      Valuation allowance            58,065
                                   --------     ---------     --------
                                     73,281      (137,594)       1,903
                                   --------     ---------     --------
      Total income tax expense     $779,273     $ 658,725     $844,440
                                   ========     =========     ========

The tax effects of each type of item that give rise to deferred taxes are as follows as of September 30:


                                                                    2001          2000
                                                                  ---------     ---------

Deferred tax assets:
  Allowance for loan losses                                       $ 359,428     $ 265,377
  Deferred income                                                    46,564       130,561
  Reserve for contingencies                                           5,690         5,589
  Employee benefit plan                                              54,381        40,022
  Impairment loss on leasehold improvements and equipment           128,502       132,617
  Net unrealized holding loss on available-for-sale securities      269,791
                                                                  ---------     ---------
      Gross deferred tax assets                                     864,356       574,166
      Valuation allowance                                           (58,065)
                                                                  ---------     ---------
                                                                    806,291       574,166
                                                                  ---------     ---------

Deferred tax liabilities:
  Net unrealized holding gain on available-for-sale securities                    (17,117)
  Excess depreciation                                               (89,432)      (98,490)
  Deferred loan costs                                              (159,882)     (115,209)
                                                                  ---------     ---------
      Gross deferred tax liabilities                               (249,314)     (230,816)
                                                                  ---------     ---------
Net deferred tax assets                                           $ 556,977     $ 343,350
                                                                  =========     =========

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:


                                              2001      2000      1999
                                              ----      ----      ----

Tax at statutory rate of 34%                  34.0%     34.0%     34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit       .5       1.6       7.6
  Dividend received deduction                  (.5)      (.8)     (0.9)
  Other, net                                  (1.4)      1.1       5.9
  Change in valuation allowance                2.7
                                              ----      ----      ----
    Effective tax rates                       35.3%     35.9%     46.6%
                                              ====      ====      ====

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

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 2001 includes $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
---------------------------------------------------------

Retirement Plan
---------------

The Company is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution and Defined Benefit Plans (a multi-employer plan). The plans provide benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions while benefits under the defined benefit plan are based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan is to fund amounts required by applicable regulations and which are tax deductible. Effective September 30, 2001 the Company decided to discontinue making annual contributions to and withdraw from the defined benefit plan. Amounts charged to retirement fund expense for the years ending September 30, 2001, 2000 and 1999 totaled $113,570, $127,444 and
$110,374, respectively.

Employee Stock Ownership Plan
-----------------------------

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

There is an inter-company loan from the Company to the ESOP. The loan is secured by a pledge of the Company's common stock. The Company makes annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

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


                                      2001         2000
                                    --------     --------

Allocated shares                      34,183       27,846
Committed to be released shares        8,728        8,728
Unreleased shares                     39,280       48,008
                                    --------     --------
                                      82,191       84,582
                                    ========     ========

Fair value of unreleased shares     $788,742     $654,109

Annual contributions to the plan are discretionary. Contributions to the ESOP by the Bank or Company were $88,185, $88,185 and $88,185 for the years ended September 30, 2001, 2000 and 1999, respectively and ESOP compensation expense was $140,517, $122,518 and $128,137, respectively.

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

Stock Options Granted to Eligible Employees
-------------------------------------------

An option granted to an eligible employee must be designated as either an Incentive Stock Option or a Non-Qualifying Stock Option. The price at which an option may be exercised is determined by the Committee, at its discretion; provided, however, that the exercise price shall not be less than the fair market value of a share on the grant date. These options may be exercised in periods specified by the Committee in the option agreement.

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


                                                  2001          2000         1999
                                               ----------    ----------    --------

Net income                      As reported    $1,429,761    $1,176,742    $968,913
                                Pro forma      $1,369,488    $  989,879    $880,025

Earnings per share - Basic      As reported    $     1.48    $     1.17    $    .78
                                Pro forma      $     1.42    $      .98    $    .71

Earnings per share - Diluted    As reported    $     1.45    $     1.16    $    .77
                                Pro forma      $     1.39    $      .98    $    .70

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 2000 and 1999: dividend yield of 2 percent for all years; expected volatility of 25 percent for 2000 and 1999; risk-free interest rate of 5.2 and 5.8 percent, respectively; and expected lives of 8 years for all years.

A summary of the status of the Company's stock option plan as of September 30, 2001, 2000 and 1999 and changes during the years ending on those dates is presented below:


                                              2001                         2000                         1999
                                    -------------------------    -------------------------    -------------------------
                                                  Weighted-                    Weighted-                    Weighted-
                                                   Average                      Average                      Average
             Options                 Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
--------------------------------    -------    --------------    -------    --------------    -------    --------------

Outstanding at beginning of year    131,468        $13.732       112,062        $13.524       107,625        $13.414
Granted                                                           21,000         14.869         6,331         15.390
Exercised                            (4,969)        13.375          (794)        13.375          (994)        13.601
Forfeited                            (1,850)        15.02           (800)        14.78           (900)        13.375
                                    -------                      -------                      -------
Outstanding at end of year          124,649         13.727       131,468         13.732       112,062         13.524
                                    =======                      =======                      =======

Options exercisable at year-end     105,112                       86,447                       45,127
Weighted-average fair value of
 options granted during the year        N/A                      $  5.19                      $  4.86

The following table summarizes information about stock options outstanding as of September 30, 2001:


                      Options Outstanding                                Options Exercisable
---------------------------------------------------------------    -------------------------------
Range of                   Weighted-Average
Exercise       Number          Remaining       Weighted-Average       Number      Weighted-Average
 Prices     Outstanding    Contractual Life     Exercise Price     Exercisable     Exercise Price
--------    -----------    ----------------    ----------------    -----------    ----------------

$12.25            800            8.6               $12.25                400          $12.25
 13.375        98,902            5.6                13.375            81,058           13.375
 15.00         22,381            8.2                15.00             21,588           15.00
 15.625         1,900            7.2                15.625             1,400           15.625
 19.625           666            5.6                19.625               666           19.625
              -------                                                -------
              124,649            6.1                13.727           105,112           13.774
              =======                                                =======

Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant and fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. On April 15, 1997, 39,000 shares were awarded, with vesting beginning as of February 1, 1998. Compensation expense amounted to $109,819, $112,197 and $114,417 for the years ending September 30, 2001, 2000 and 1999, respectively. Compensation expense is based on the fair value of the common stock on the grant date. As of September 30, 2001, the RRP Trust had purchased a total of 39,638 shares, and 32,382 vested shares had been distributed to eligible participants.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2001 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                          For Capital            Prompt Corrective
                                                    Actual            Adequacy Purposes:        Action Provisions:
                                               -----------------    ----------------------    ----------------------
                                               Amount     Ratio     Amount         Ratio       Amount       Ratio
                                               -------    ------    -------     ----------    -------    -----------
                                                                   (Dollar amounts in thousands)
As of September 30, 2001:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $17,780    19.00%    $7,486      > or =8.0%        NA
    Falmouth Co-Operative Bank                  15,738    16.94      7,433      > or =8.0     $9,291     > or =10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                16,835    17.99      3,743      > or =4.0        N/A
    Falmouth Co-Operative Bank                  14,793    15.92      3,716      > or =4.0      5,574     > or  =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                16,835    11.38      5,918      > or =4.0        N/A
    Falmouth Co-Operative Bank                  14,793    10.12      5,845      > or =4.0      7,306     > or  =5.0

As of September 30, 2000:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                18,721    21.56      6,946      > or =8.0        N/A
    Falmouth Co-Operative Bank                  17,520    20.33      6,893      > or =8.0      8,616     > or =10.0

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                17,966    20.69      3,473      > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,765    19.46      3,446      > or =4.0      5,170     > or  =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                17,966    13.64      5,268      > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,765    12.82      5,223      > or =4.0      6,541     > or  =5.0

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

The Company was obligated under a lease agreement covering office space for its former East Falmouth branch. The Company closed this branch in 1998 and the lease terminated on September 30, 2001. The Company is obligated under lease agreements for two ATM locations and various equipment. The total minimum rental payments due in future periods under these agreements is as follows as of September 30, 2001:


      2002                                   $ 29,770
      2003                                     27,338
      2004                                     25,350
      2005                                     18,750
                                             --------
            Total minimum lease payments     $101,208
                                             ========

The total rental expense amounted to $48,648, $25,291 and $25,255 for the years ended September 30, 2001, 2000 and 1999, respectively.

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

The estimated fair values of the Company 's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:


                                                                2001                            2000
                                                    ----------------------------    ----------------------------
                                                      Carrying          Fair          Carrying          Fair
                                                       Amount           Value          Amount           Value
                                                    ------------    ------------    ------------    ------------

Financial assets:
  Cash and cash equivalents                         $ 10,835,279    $ 10,835,279    $  6,830,473    $  6,830,473
  Available-for-sale securities                        9,381,853       9,381,853       7,807,742       7,807,742
  Held-to-maturity securities                          9,948,877      10,036,408      10,776,000      10,781,002
  Federal Home Loan Bank stock                           878,000         878,000         720,700         720,700
  Loans                                              112,554,093     115,490,000     105,731,509     103,985,000
  Accrued interest receivable                            830,421         830,421         750,690         750,690
  Cooperative Central Bank Reserve Fund
   Deposit                                               395,395         395,395         395,395         395,395

Financial liabilities:
  Deposits                                           122,175,836     122,951,000     112,374,240     112,299,000
  Securities sold under agreements to repurchase         675,756         675,756         863,943         863,943
  Federal Home Loan Bank advances                      7,267,948       7,392,000       3,851,961       3,816,000

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:


                                                       2001            2000
                                                    -----------     -----------

Commitments to originate loans                      $ 5,382,000     $ 7,045,750
Unadvanced funds on construction loans                3,107,656       4,555,279
Unadvanced funds on home equity lines of credit      10,236,947       7,267,859
Unadvanced funds on commercial lines of credit        5,798,097       2,476,023
Unadvanced funds on overdraft lines of credit           422,329         299,553
Standby letters of credit                                12,000          12,000
                                                    -----------     -----------
                                                    $24,959,029     $21,656,464
                                                    ===========     ===========

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

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                 Income          Shares       Per-Share
                                                              (Numerator)    (Denominator)      Amount
                                                              -----------    -------------    ---------

Year ended September 30, 2001
  Basic EPS
    Net income and income available to common stockholders    $1,429,761         967,882        $1.48
    Effect of dilutive securities, options                                        20,726
                                                              ----------       ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,429,761         988,608        $1.45
                                                              ==========       =========

Year ended September 30, 2000
  Basic EPS
    Net income and income available to common stockholders    $1,176,742       1,009,475        $1.17
    Effect of dilutive securities, options                                         3,929
                                                              ----------       ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,176,742       1,013,404        $1.16
                                                              ==========       =========

Year ended September 30, 1999
  Basic EPS
    Net income and income available to common stockholders    $  968,913       1,243,925        $0.78
    Effect of dilutive securities, options                                        16,618
                                                              ----------       ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $  968,913       1,260,543        $0.77
                                                              ==========       =========

NOTE 17 - LIQUIDATION ACCOUNT
-----------------------------

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits.
Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $1,045,497 as of September 30, 2001.

NOTE 18 - MINORITY INTEREST IN SUBSIDIARY
-----------------------------------------

In the fiscal year ended September 30, 2000, the Bank formed a subsidiary, Falmouth Capital Corporation (FCC) which issued to the Bank 1,000 shares of FCC common stock. No other shares of FCC common stock have been issued. FCC also issued to the Bank 3,000 shares of FCC 8% Cumulative Non-Convertible Preferred Stock (the "preferred stock"). No other shares of FCC preferred stock have been issued. The minority interest in subsidiary on the balance sheet consists of 108 shares of the preferred stock, at a stated value of $500 per share. These 108 shares were part of the original 3,000 shares of the preferred stock issued to the Bank. In the fiscal year ended September 30, 2000, the Bank distributed the 108 shares to directors and employees of the Bank, leaving the Bank with an ownership of 2,892 shares of the preferred stock at September 30, 2000 and 2001.

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

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                               BALANCE SHEETS
                               --------------

                         September 30, 2001 and 2000
                         ---------------------------


ASSETS                                                           2001            2000
------                                                       -----------     -----------

Cash and due from banks                                      $    24,144     $    24,652
Federal funds sold                                             1,648,180         104,356
                                                             -----------     -----------
      Cash and cash equivalents                                1,672,324         129,008
Investment in Falmouth Co-Operative Bank                      14,869,639      16,816,075
Investments in available-for-sale securities                                     556,255
Loan to ESOP                                                     389,483         477,668
Other assets                                                      27,943          49,946
Prepaid expenses                                                   2,333           2,591
                                                             -----------     -----------
      Total assets                                           $16,961,722     $18,031,543
                                                             ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accrued expenses                                             $    51,034     $    39,481
                                                             -----------     -----------
      Total liabilities                                           51,034          39,481
                                                             -----------     -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 500,000 shares; none issued
  Common stock, par value $.01 per share;
   authorized 2,500,000 shares;
   issued 1,454,750 shares                                        14,547          14,547
  Paid-in capital                                             23,235,350      23,235,523
  Retained earnings                                            3,342,127       2,335,805
  Unallocated Employee Stock Ownership Plan shares              (389,483)       (477,668)
  Treasury stock (516,743 shares as of September 30, 2001
   and 418,912 shares as of September 30, 2000)               (8,749,737)     (6,850,722)
  Unearned compensation                                         (137,429)       (291,097)
  Accumulated other comprehensive income (loss)                 (404,687)         25,674
                                                             -----------     -----------
      Total stockholders' equity                              16,910,688      17,992,062
                                                             -----------     -----------
      Total liabilities and stockholders' equity             $16,961,722     $18,031,543
                                                             ===========     ===========

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                            STATEMENTS OF INCOME
                            --------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------


                                                               2001           2000          1999
                                                            ----------     ----------     --------

Interest and dividend income:
  Interest on taxable investment securities                 $              $              $ 97,958
  Interest on loan to ESOP                                      31,701         38,094       44,487
  Dividends on Cooperative Bank Investment Fund                 30,063         35,644      158,851
  Dividends from Falmouth Co-Operative Bank                  3,250,000
  Other interest                                                16,133         41,116       45,413
                                                            ----------     ----------     --------
      Total interest and dividend income                     3,327,897        114,854      346,709
                                                            ----------     ----------     --------
Other income                                                        66                         109
                                                            ----------     ----------     --------
Expenses:
  Legal and professional fees                                  109,185         90,165       88,605
  Securities losses, net                                        25,059         40,614      149,880
  Other expense                                                 40,347         30,385       57,223
                                                            ----------     ----------     --------
      Total expenses                                           174,591        161,164      295,708
                                                            ----------     ----------     --------
Income (loss) before income tax expense (benefit) and
 equity in undistributed net income (loss) of subsidiary     3,153,372        (46,310)      51,110
Income tax expense (benefit)                                   (17,729)       (14,390)      37,000
                                                            ----------     ----------     --------
Income (loss) before equity in undistributed net income
 (loss) of subsidiary                                        3,171,101        (31,920)      14,110
Equity in undistributed net income (loss) of subsidiary,
 Falmouth Co-Operative Bank                                 (1,741,340)     1,208,662      954,803
                                                            ----------     ----------     --------
      Net income                                            $1,429,761     $1,176,742     $968,913
                                                            ==========     ==========     ========

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                          STATEMENTS OF CASH FLOWS
                          ------------------------

                Years Ended September 30, 2001, 2000 and 1999
                ---------------------------------------------


                                                                  2001          2000          1999
                                                               ----------    ----------    ----------

Cash flows from operating activities:
  Net income                                                   $1,429,761    $1,176,742    $  968,913
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Amortization net of accretion of investment securities                                      6,116
    Losses on sales of available-for-sale securities               25,059        40,614       149,880
    Undistributed net (income) loss of subsidiary               1,741,340    (1,208,662)     (954,803)
    Decrease in interest receivable                                                            54,908
    (Increase) decrease in prepaid expenses                           258          (263)       11,679
    (Increase) decrease in other assets                            11,277         1,107       (15,720)
    Increase in accrued expenses                                   11,553        12,937         9,953
    Decrease in other liabilities                                                              (2,578)
                                                               ----------    ----------    ----------
  Net cash provided by operating activities                     3,219,248        22,475       228,348
                                                               ----------    ----------    ----------

Cash flows from investing activities:
  Purchases of available-for-sale securities                                                 (599,998)
  Proceeds from sales of available-for-sale securities            572,982       478,601     3,440,987
  Proceeds from maturities of available-for-sale securities                                   500,000
  Purchases of held-to-maturity securities                                                   (999,234)
  Proceeds from maturities of held-to-maturity securities                                   2,200,000
  Payments received on ESOP loan                                   88,185        88,185        88,185
                                                               ----------    ----------    ----------
  Net cash provided by investing activities                       661,167       566,786     4,629,940
                                                               ----------    ----------    ----------

Cash flows from financing activities:
  Proceeds from exercise of stock options                          66,460        11,554        14,310
  Dividends paid                                                 (423,440)     (325,321)     (355,194)
  Purchases of stock for RRP                                                                   (9,558)
  Purchases of treasury stock                                  (1,980,119)   (2,263,130)   (3,665,778)
                                                               ----------    ----------    ----------
  Net cash used in financing activities                        (2,337,099)   (2,576,897)   (4,016,220)
                                                               ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents            1,543,316    (1,987,636)      842,068
Cash and cash equivalents at beginning of year                    129,008     2,116,644     1,274,576
                                                               ----------    ----------    ----------
Cash and cash equivalents at end of year                       $1,672,324    $  129,008    $2,116,644
                                                               ==========    ==========    ==========

Directors and Officers of Falmouth Bancorp, Inc.
 and Falmouth Co-operative Bank

Directors

John J. Lynch, Jr.
Chairman of the Board
President, Paul Peters Insurance Agency

Santo P. Pasqualucci
President and Chief Executive Officer

John W. Holland, Jr.
Attorney at Law

James A. Keefe
Principal, Falmouth Ford

Wayne C. Lamson
Treasurer/Comptroller, Woods Hole, Martha'sVineyard and Nantucket Steamship Authority

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

Investor Relations
Inquiries regarding Falmouth Co-operative Bank and Falmouth Bancorp, Inc. should be directed to:

      Santo P. Pasqualucci
      Falmouth Co-operative Bank
      20 Davis Straits
      Falmouth, MA 02540
      (508) 548-3500

Annual Meeting of Stockholders
The Company's Annual Meeting of Stockholders will be held at 4:30 p.m. Eastern Standard time on Tuesday, January 15, 2002, at Falmouth Co-operative Bank, 20 Davis Straits, Falmouth, Massachusetts. Holders of common stock as of December 3, 2001 will be eligible to vote.