Form 10KSB, Exhibit 13
period 2002-09-30
FALMOUTH BANCORP INC
filed 2002-12-24
CIK 1027280

EXHIBIT 13

                     FALMOUTH BANCORP ANNUAL REPORT 2002


                                   [PHOTO]


                 [LOGO] Building Relationships One at a Time

Cover photo taken August 19, 2002 by Sharon Shoner aboard the schooner Liberte, which sails out of Falmouth Harbor

                             2002 ANNUAL REPORT
===========================================================================

                              TABLE OF CONTENTS
                              -----------------

President's Message                                             2

Financial Highlights                                            3

Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                      5

Market for the Company's Common Stock                          18

Consolidated Financial Statements                              19

===========================================================================
FORWARD LOOKING STATEMENTS

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

                             2002 ANNUAL REPORT
===========================================================================

                               COMPANY PROFILE
                               ---------------

      Falmouth Bancorp, Inc. (the "Company") is the holding company for Falmouth Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank.

      The Company had total assets of $154.5 million as of September 30, 2002. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. The Bank also services The Woods Hole, Martha's Vineyard and Nantucket Steamship Authority with ATMs located in the Woods Hole and Vineyard Haven terminals. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

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

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."

                             2002 ANNUAL REPORT
===========================================================================

                             PRESIDENT'S MESSAGE
                             -------------------

To Our Shareholders and Customers:

      During the year ended September 30, 2002 management with the support and guidance of the Board of Directors, continued to realize its vision of a superior independent community bank provider of financial products and services in the Upper Cape market.

      We believe that the personalized caring and delivery of our products and services continues to be the cornerstone of our expanding customer base
- - one relationship at a time. We also believe that our signature one-on-one personal service sustains our profitability and enhances shareholder value.

      It's interesting to note that many of our original investors who are still on-board today, have experienced an annualized average return of about 25%, assuming the reinvestment of dividends. A $1,000 investment made at the initial public offering in 1996 would be valued at more than $2,500 as of September 30, 2002.

      For the twelve months ended September 30, 2002, Falmouth Bancorp, Inc. reported net income of $1.5 million as compared to $1.4 million for the prior year. The Company's basic earnings per share increased to $1.73 for year ended September 30, 2002 from $1.48 for the prior year, an increase of 16.9%. Diluted earnings per share increased to $1.64 from $1.45 for the prior year, an increase of 13.1%.

      Despite the continued decrease in the general level of interest rates during fiscal 2002, coupled with a marked increase in the volume of residential mortgage loans refinancing into lower rates, net income was sustained at $1.5 million.

      At September 30, 2002 net loans were $95.0 million, or 72.1% of deposits, as compared to $112.6 million, or 92.1% of deposits at September 30, 2001. Most of the loan production during fiscal 2002 was sold with service retained because of the lower, fixed-rate, long-term characteristics of the product.

      On the other hand, the investment securities portfolio was $47.7 million, or 30.9% of total assets at September 30, 2002, as compared to $20.2 million, or 13.7% of total assets at September 30, 2001. The investment securities portfolio was holding primarily short-term, fixed-rate investment grade securities which contributed to the intended asset sensitive position of the balance sheet.

      Net interest and dividend income for the twelve months ended September 30, 2002 was $5.3 million, as compared to $5.1 million for the 12 months ended September 30, 2001. The increase of $175,000 was the result of a $953,000 decrease in interest and dividend income, offset by a $1.1 million decrease in interest expense. The net interest margin for the twelve months ended September 30, 2002 was 3.68%, a decrease of 16 basis points, as compared to 3.84% for the prior year. The decrease in net interest margin was primarily due to the decrease in the general level of interest rates.

      Due to the continued decline in the Dow Jones Industrial Averages during the fiscal year ended September 30, 2002, coupled with the unlikely near-term recovery of certain equity securities held in portfolio, management, after careful analysis, took realized losses on sales and write-downs on selected other equity securities held. The result of this action, before tax effect, was a $581,000 loss on sale and writedown of securities for the twelve months ended September 30, 2002 as compared to a gain on sale of securities of $168,000 for the prior year.

      Our Bank is being challenged by the Massachusetts Department of Revenue in addition to some forty other Massachusetts banks for alleged back taxes owed in connection with dividends paid to the Bank from our wholly owned real estate investment trust. Through the collective efforts of all affected banks, we will vigorously appeal any tax assessment, based on special tax counsel's advice that we are in compliance with Massachusetts' State tax law.

      During the Annual Stockholders' Meeting on January 15, 2002, a special tribute was given to retired director John W. Holland, Jr. after 36 years of dedicated commitment to the Bank. We extend our best wishes and sincere appreciation to John for his guidance and wisdom.

      I am very pleased and proud to acknowledge the dedication and determination of our employees, staff and Board of Directors, in their commitment to our high standard of service excellence. They are most deserving for the credit of our continuing success. A win-win combination for customers and shareholders alike, since many of whom are one in the same.

                                       Sincerely,

                                       /s/ Santo P. Pasqualucci
                                       Santo P. Pasqualucci
                                       President and Chief Executive Officer

                             2002 ANNUAL REPORT
===========================================================================

                            FINANCIAL HIGHLIGHTS
                            --------------------

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.


                                                             At September 30,
                                      --------------------------------------------------------------
                                        2002        2001         2000          1999          1998
                                        ----        ----         ----          ----          ----
                                                          (Dollars in thousands)

Selected Financial Condition Data:
  Assets                              $154,521    $147,439    $  135,464    $  118,652    $  112,793
  Loans, net                            95,010     112,554       105,732        80,487        77,655
  Investment securities                 47,651      20,209        19,304        27,507        24,524
  Deposits                             131,717     122,176       112,374        92,886        81,519
  Stockholders' equity                  16,339      16,911        17,992        19,259        22,241


                                                         Year Ended September 30,
                                      --------------------------------------------------------------
                                        2002        2001         2000          1999          1998
                                        ----        ----         ----          ----          ----
                                              (Dollars in thousands, except per share data)

Selected Operating Data:
  Interest and dividend income        $  8,692    $  9,645    $    8,306    $    7,488    $    7,206
  Interest expense on deposits and
   borrowings                            3,390       4,518         3,742         3,358         3,140
                                      --------    --------    ----------    ----------    ----------
  Net interest income                    5,302       5,127         4,564         4,130         4,066
  Provision for loan losses                  -         190           189            42            26
                                      --------    --------    ----------    ----------    ----------
  Net interest income after provision
   for loan losses                       5,302       4,937         4,375         4,088         4,040
                                      --------    --------    ----------    ----------    ----------

  Other income:
    Gain(loss) on available-for-sale
     securities, net                      (581)        168           398           263           840
    Other                                1,083         528           359           386           211
                                      --------    --------    ----------    ----------    ----------
      Total other income                   502         696           757           649         1,051
                                      --------    --------    ----------    ----------    ----------
  Operating expenses                     3,401       3,424         3,296         2,924         3,177
                                      --------    --------    ----------    ----------    ----------
  Income before income taxes             2,403       2,209         1,836         1,813         1,914
  Income taxes                             887         779           659           844           729
                                      --------    --------    ----------    ----------    ----------
  Net income                          $  1,516    $  1,430    $    1,177    $      969    $    1,185
                                      ========    ========    ==========    ==========    ==========

Per Share Data:
  Earnings per common share           $   1.73    $   1.48    $     1.17    $      .78    $      .86
  Earnings per common share,
   assuming dilution                  $   1.64    $   1.45    $     1.16    $      .77    $      .84
  Cash dividends per share            $   0.50    $   0.42    $      .31    $      .28    $      .23
  Dividend payout ratio                  28.90%      28.38%        26.50%        35.90%        26.74%
  Weighted average number of
   common shares outstanding           875,569     967,882     1,009,475     1,243,925     1,375,057


                                                At or for the Year Ended September 30,
                                            ----------------------------------------------
                                             2002      2001      2000      1999      1998
                                             ----      ----      ----      ----      ----

Interest rate spread information: (1)
  Average during period                      3.15%     3.02%     3.07%     2.98%     3.13%
  End of period                              2.87      3.17      2.81      2.93      2.85
  Net interest margin (2)                    3.68      3.84      3.81      3.80      4.10
  Return on average assets                   1.00      1.02      0.93      0.85      1.14
  Return on average equity                   8.99      7.93      6.63      4.61      5.11

Asset Quality Ratios:
  Non-performing loans as a percent
   of total loans                               -         -         -         -         -
  Non-performing assets as a percent
   of total assets                              -         -         -         -         -
  Allowance for loan losses as a percent
   of non-performing loans                      -         -         -         -         -

Capital Ratios:
  Average equity to average assets          11.15     12.91     14.05     18.35     22.19
  Regulatory Tier 1 leverage
   capital ratio (3)                         9.40     10.12     12.82     13.46     13.62

--------------------
<F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F2>  Net interest margin represents net interest income divided by average interest-earning assets.
<F3>  Represents capital ratios of the Bank.

                             2002 ANNUAL REPORT
===========================================================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                ---------------------------------------------

General

      Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, is the holding company for Falmouth Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. At September 30, 2002 there were 900,779 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Falmouth, Massachusetts and surrounding areas and to invest in investment securities. To a lesser extent, the Bank engages in various forms of consumer and home equity lending. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans and investment portfolios and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

      The Bank's profitability is also affected by the level of non-interest income and expense. Non-interest income, or other income, consists primarily of service fees, net gains on sale of loans and gains on investment securities. Non-interest expense, or operating expenses, consists of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for the year ended September 30, 2002, included in our Annual Report, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, the valuation of mortgage servicing rights and asset impairment judgments, and other than temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed by the Audit Committee and our Board of Directors.

Comparison of Financial Condition at September 30, 2002 and 2001

      The Company's total assets were $154.5 million at September 30, 2002, as compared to $147.4 million at September 30, 2001, an increase of $7.1 million or 4.8%. Total deposits were $131.7 million at September 30, 2002, as compared to $122.2 million at September 30, 2001, an increase of $9.5 million, or 7.8%. This increase was due, in part, to consumers seeking safer havens with insured deposits as a result of the downturn in the stock markets. Total net loans were $95.0 million or 72.1% of total deposits at September 30, 2002, as compared to $112.6 million or 92.1% of total deposits at September 30, 2001, representing a decrease of $17.5 million for the period. This decrease is due, in part, to low mortgage rates and to the active local real estate market driving single-family re-financing at lower yields. This results in the Bank selling more of its lower rate loans in the secondary market. During the year, the Bank sold $36.0 million in residential mortgages and $1.4 million in commercial mortgages, all with servicing retained. Investment securities were $47.7 million or 30.9% of total assets at September 30, 2002, as compared to $20.2 million or 13.7% of total assets at September 30, 2001. As investment securities matured, funds were reinvested in short-term investment grade securities and utilized to repay $2.1 million in maturing FHLB advances. Stockholders' equity was $16.3 million at September 30, 2002 as compared to $16.9 million at September 30, 2001, a decrease of $572,000. The net decrease in stockholders' equity was primarily caused by the repurchase of 52,960 shares of the Company's common stock at a cost of $1.3 million, a decrease in the accumulated other comprehensive loss of $401,000, combined with increased retained earnings of $1.1 million after dividend payments. Stockholders' equity reported at September 30, 2002 included an unrealized loss, net of tax effects, in available-for-sale securities of $806,000 and retained earnings of $13.7 million. The ratio of stockholders' equity to total assets was 10.6% at September 30, 2002, as compared to 11.5% at September 30, 2001. The book value of common stock was $18.14 at September 30, 2002, as compared to $18.01 at September 30, 2001.

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

Comparison of Operating Results at September 30, 2002 and 2001

      Net Income. The Company's net income for the twelve months ended September 30, 2002, was $1.5 million as compared to $1.4 million for the twelve months ended September 30, 2001. The increase in net income of $86,000 was primarily due to a decrease in interest expense of $1.1 million, a decrease in the provision for loan losses of $190,000 and a decrease in other expense of $24,000, offset by a decrease in interest and dividend income of $953,000, a decrease in other income of $195,000 and an increase in income taxes of $108,000. The annualized return on average assets (ROA) for the 12 months ended September 30, 2002 was 1.00%, a decrease of 2 basis points, as compared to 1.02% for the prior year. Interest and dividend income decreased, primarily as the result of an increase in residential loans re-written at lower rates during the year, accompanied by lower yields on investment securities. The decrease in interest expense was primarily due to the general reduction in interest on deposits.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve-months ended September 30, 2002 was $5.3 million, as compared to $5.1 million for the 12 months ended September 30, 2001. The increase of $175,000 was the result of a $953,000 decrease in interest and dividend income, offset by a $1.1 million decrease in interest expense. The net interest margin for the twelve months ended September 30, 2002 was 3.68%, a decrease of 16 basis points, as compared to 3.84% for the twelve months ended September 30, 2001. The decrease in net interest margin was primarily the result of an increase in the sale of loans and a decrease in interest income due to the lower general level of interest rates.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 2002 was $8.7 million, a decrease of $953,000, as compared to $9.6 million for the twelve months ended September 30, 2001. The decrease in interest and dividend income was due to a $990,000 decrease in interest income on loans, and a $58,000 decrease in other interest, offset by a $95,000 increase in interest and dividends on securities and short-term investments. The decrease in interest income on loans was primarily the result of increased refinancing volume at lower rates. The increase in interest and dividends on securities was the result of utilizing cash flow from the refinancing of loans to increase the volume in short-term securities.

      Interest Expense. Interest expense for the twelve months ended September 30, 2002 was $3.4 million, a decrease of $1.1 million, as compared to $4.5 million for the twelve months ended September 30, 2001. The decrease in interest expense was due to the general decrease in interest rates, as well as a decrease in Federal Home Loan Bank borrowings during the period.

      Provision for Loan Losses. There was no provision for loan loss expense for the twelve months ended September 30, 2002, which compared to $190,000 for the twelve months ended September 30, 2001. The decrease in the amount of the provision for loan losses was the result of the Bank's decline in total loans due to the selling of residential mortgages, which is commensurate with loan loss risk. The allowance for loan losses at September 30, 2002 was $939,000, as compared to $945,000 at September 30, 2001, for a decrease of 0.6%. On September 30, 2002 the Bank had no residential mortgage loans 90 days or more delinquent, one residential real estate loan 60 days delinquent and one small commercial loan 90 days overdue. The Bank's allowance for loan losses to total loans ratio was 0.98% at September 30, 2002 as compared to 0.83% at September 30, 2001.

      Non-interest Income. Non-interest income, or other income, for the twelve months ended September 30, 2002 was $502,000, as compared to $696,000 for the twelve months ended September 30, 2001. The $195,000 decrease was due to a decrease in net securities gains of $749,000, off-set in part by an increase of $29,000 in service charge income, a $45,000 increase in loan servicing fees, a $23,000 increase in other income, and an increase of $458,000 in gains on mortgages sold. A decline in market values made it necessary to write down several of the Bank's equity securities holdings during the year. The Bank continued a moderate-term strategic objective of selling off packages of the lowest rate residential loans, service retained, for market gains.

      Non-Interest Expense. Non-interest expense, or other expense, was $3.4 million for the twelve months ended September 30, 2002 and 2001. A $24,000 decrease was primarily due to the combination of a decrease in salaries and employee benefits of $40,000, a decrease in occupancy expense of $33,000, a decrease in legal and professional fees of $29,000, and a decrease in other operating expenses of $23,000, off-set in part by an increase in data processing fees of $71,000, an increase in equipment expense of $14,000, and an increase in Directors' fees of $16,000. The increase in data processing expense was partially due to the introduction of a new Cash Management Program for our business customers within the Bank's web site, www.FalmouthBank.com.

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

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 2001 was $9.6 million, an increase of $1.3 million, as compared to $8.3 million for the twelve months ended September 30, 2000. The increase in interest and dividend income was due primarily to a $1.5 million increase in interest income on loans, and a $40,000 decrease in other interest, offset by a $162,000 decrease in interest and dividends on securities and short-term investments. The increase in interest income on loans was primarily the result of an increase in the volume of loans held in portfolio, while the decrease in interest and dividends on securities was the result of securities maturing and reinvested at current lower yields.

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

      Non-interest Income. Non-interest income, or other income, for the twelve months ended September 30, 2001 was $696,000, as compared to $757,000 for the twelve months ended September 30, 2000. The $60,000 decrease was due to a decrease in net securities gains of $230,000, coupled with an increase of $21,000 in service charge income, a $58,000 increase in loan servicing fees and other income, and an increase of $91,000 in gains on mortgages sold. Continued securities gains were not realized to the extent that they were in the previous fiscal year due to the current bear market. Lower secondary market rates made it possible to achieve a moderate-term strategic objective of selling off packages of lowest rate residential loans, service retained, for market gains.

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

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 2003.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 2002 was 42.86%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government and high grade corporate obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 2002, net cash and short-term assets totaled $58.8 million.

      The primary investing activities of the Bank include the origination of loans and the purchase of investment securities. During the year ended September 30, 2002, purchases of investment securities and mortgage-backed securities totaled $48.7 million, while loan originations totaled $82.0 million. These investments were funded primarily from loan repayments of $63.0 million, loans sold of $37.4 million, investment security maturities of $19.9 million, and borrowed funds from the Federal Home Loan Bank of Boston (FHLB).

      Liquidity management is both a daily and long-term function of management. If the Bank requires more funds than it can generate internally, the Bank will borrow additional funds from the FHLB of Boston. At September 30, 2002, the Bank had $5.2 million in outstanding advances from the FHLB of Boston.

      At September 30, 2002, the Bank had $6.6 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $42.3 million at September 30, 2002. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 2002, the Company and the Bank exceeded all of their respective regulatory capital requirements.

Impact of Inflation and Changing Prices

      The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike, for instance, industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

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

      The term "interest rate sensitivity" refers to those assets and liabilities, which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions historically have operated in a mismatched position with interest-sensitive liabilities exceeding interest-sensitive assets over short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

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

      Since the mid-1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed-rate loans with terms in excess of 15 years in its portfolio. Beginning in March 1995, however, the Bank retained a portion of its fixed-rate loans with terms in excess of 15 years in the portfolio. At September 30, 2002, the Bank's loan portfolio included $21.9 million of adjustable-rate mortgages and $13.3 million of adjustable-rate home equity loans that together represent 36.7% of the Bank's total loans.

      In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 2002, the Bank had $40.6 million of investment securities maturing within one year or less and $3.3 million of investment securities maturing over one through five years.

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

Impact of New Accounting Standards

      FASB has issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS Statement No. 127, "Deferral of the

Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations.

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

      The adoption of SFAS No. 141 had no immediate effect on the Company's consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Company consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16 will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Company's consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

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

      All of the provisions of SFAS No. 142 will be effective for the Company beginning with its fiscal year ending September 30, 2003. SFAS No. 142 will be applied to all goodwill and intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized. The Company expects that the adoption of this Statement will have no material impact on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. The Company expects that the adoption of this Statement will not have a material impact on the Company's consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not anticipate that this Statement will have any material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions", an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, FASB Statement No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statement No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of FASB Statement No. 147. In addition, FASB Statement No. 147 amends FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that FASB Statement No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of FASB Statement No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. The Company does not expect that there will be any substantial impact on the Company's consolidated financial statements on adoption of this Statement.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2002, which are expected to mature or reprice in each of the time periods shown. The investment securities and mortgage-backed securities in the following table are presented at amortized cost.


                                                         At September 30, 2002
                                      -----------------------------------------------------------
                                                   Over One     Over Five
                                      One Year      Through      Through     Over Ten
                                       or Less    Five Years    Ten Years      Years       Total
                                      --------    ----------    ---------    --------      -----
                                                         (Dollars in thousands)

Interest-earning assets:
  Investment securities (1)           $ 40,635    $  3,303      $     -      $     -     $ 43,938
  Mortgage-backed securities                 -          47          590          162          799
  Other interest-earning assets          5,779           -            -            -        5,779
  Adjustable rate 1-4 family loans      24,250       9,800        1,168            -       35,218
  Fixed rate 1-4 family loans            4,894         357        2,786       34,665       42,702
  Commercial real estate loans           2,125       8,966          596          169       11,856
  Consumer and commercial loans          2,781       2,976          317           99        6,173
                                      --------    --------      -------      -------     --------
      Total (2)                       $ 80,464    $ 25,449      $ 5,457      $35,095     $146,465
                                      ========    ========      =======      =======     ========
Interest-bearing liabilities:
  Certificates of deposit             $ 42,275    $ 14,838      $     -      $     -     $ 57,113
  Money market accounts                 26,049           -            -            -       26,049
  NOW accounts                           9,540           -            -            -        9,540
  Passbook accounts                     21,463           -            -            -       21,463
  Repurchase agreements                    472           -            -            -          472
  FHLB advances                          2,595         443        2,140            -        5,178
                                      --------    --------      -------      -------     --------
      Total                           $102,394    $ 15,281      $ 2,140      $     -     $119,815
                                      ========    ========      =======      =======     ========
  Interest sensitivity gap            $(21,930)   $ 10,168      $ 3,317      $35,095     $ 26,650
                                      ========    ========      =======      =======     ========
Cumulative interest sensitivity
 gap                                  $(21,930)   $(11,762)     $(8,445)     $26,650
                                      ========    ========      =======      =======
Ratio of cumulative gap to total
 assets                                 (14.19)%     (7.61)%      (5.47)%      17.25%

--------------------
<F1>  Excludes marketable equity securities.
<F2>  Loans are presented net of unearned income and unadvanced principal.

      Management believes the current one-year gap of negative 14.2% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding the retention of core deposits, prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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


                                                                       Year Ended September 30,
                                      ------------------------------------------------------------------------------------------
                                                  2002                           2001                           2000
                                      ----------------------------   ----------------------------   ----------------------------
                                                           Average                        Average                        Average
                                      Average              Yield/    Average              Yield/    Average              Yield/
                                      Balance   Interest    Cost     Balance   Interest    Cost     Balance   Interest    Cost
                                      -------   --------   -------   -------   --------   -------   -------   --------   -------
                                                                        (Dollars in thousands)

Assets:
Interest-earning assets:
Loans, net:
  Mortgages                           $100,663   $6,999     6.95%    $106,658   $8,034     7.53%    $ 84,443   $6,140     7.27%
  Consumer and other                     6,122      466     7.61        4,915      421     8.57        9,872      774     7.84
                                      --------   ------              --------   ------              --------   ------
      Total loans, net                 106,785    7,465     6.99      111,573    8,455     7.58       94,315    6,914     7.33
  Investments                           31,426    1,095     3.48       18,465    1,000     5.42       19,849    1,162     5.85
  Other earning assets                   5,900      132     2.24        3,340      190     5.69        5,766      230     3.99
                                      --------   ------              --------   ------              --------   ------
  Total interest-earning assets        144,111    8,692     6.03      133,378    9,645     7.23      119,930    8,306     6.93
                                                 ------                         ------                         ------
  Cash and due from banks                3,480                          3,313                          3,339
  Other assets                           3,582                          2,995                          3,118
                                      --------                       --------                       --------
      Total assets                    $151,173                       $139,686                       $126,387
                                      ========                       ========                       ========

Liabilities:
Interest-bearing liabilities:
  Deposits:
  Savings deposits                    $ 20,175   $  236     1.17%    $ 18,209   $  305     1.67%    $ 18,910   $  368     1.95%
  NOW                                   10,387       31     0.30        8,810       62     0.70        9,560       78     0.82
  Money market deposits                 23,539      495     2.10       16,793      547     3.26       14,946      475     3.18
  Certificates of deposit               57,133    2,332     4.08       55,720    3,207     5.76       48,325    2,507     5.19
  Borrowed money                         6,336      296     4.67        7,880      397     5.04        5,146      314     6.10
                                      --------   ------              --------   ------              --------   ------
    Total interest-bearing
     liabilities                       117,570    3,390     2.88      107,412    4,518     4.21       96,887    3,742     3.86
                                                 ------                         ------                         ------
  Non-interest bearing liabilities      16,688                         14,183                         11,741
                                      --------                       --------                       --------
      Total liabilities                134,258                        121,595                        108,628
  Stockholders' equity                  16,861                         18,037                         17,759
  Minority interest in
   consolidated subsidiary                  54                             54                              -
                                      --------                       --------                       --------
  Total liabilities and
   stockholders' equity               $151,173                       $139,686                       $126,387
                                      ========                       ========                       ========

Net interest and dividend income                 $5,302                         $5,127                         $4,564
                                                 ======                         ======                         ======
Interest rate spread                                        3.15%                          3.02%                          3.07%
Net interest margin                                         3.68%                          3.84%                          3.81%
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities                    122.57%                        124.17%                        123.78%

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


                                                              Year Ended September 30,
                                            ------------------------------------------------------------
                                                    2002 vs. 2001                    2001 vs. 2000
                                                 Increase (Decrease)              Increase (Decrease)
                                                       Due To                           Due To
                                            -----------------------------     --------------------------
                                            Volume      Rate       Total      Volume     Rate      Total
                                            ------      ----       -----      ------     ----      -----
                                                               (Dollars in thousands)

Interest-earning assets:
  Loans                                     $(325)    $  (665)    $  (990)    $1,249     $292     $1,541
  Investments in other earning assets         509        (472)         37       (213)      11       (202)
                                            -----     -------     -------     ------     ----     ------
      Total interest-earning assets           184      (1,137)       (953)     1,036      303      1,339
                                            -----     -------     -------     ------     ----     ------

Interest-bearing liabilities:
  Savings deposits                             23         (92)        (69)       (12)     (51)       (63)
  NOW                                           5         (36)        (31)        (5)     (11)       (16)
  Money market deposits                       142        (194)        (52)        60       12         72
  Certificates of deposit                      58        (933)       (875)       426      274        700
  Borrowed money                              (72)        (29)       (101)       138      (55)        83
                                            -----     -------     -------     ------     ----     ------
      Total interest-bearing liabilities      156      (1,284)     (1,128)       607      169        776
                                            -----     -------     -------     ------     ----     ------
Net change in net interest income           $  28     $   147     $   175     $  429     $134     $  563
                                            =====     =======     =======     ======     ====     ======

                             2002 ANNUAL REPORT
===========================================================================

                    MARKET FOR THE COMPANY'S COMMON STOCK
                    -------------------------------------

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated.

      At September 30, 2002, the last trading date in the Bank's fiscal year, the Company's common stock closed at $23.25. At September 30, 2002, there were 900,779 shares of the Company's common stock outstanding, which were held of record by approximately 513 stockholders, not including persons or entities that hold the stock in nominee or "street" name through various brokerage firms.

      On November 19, 2002, the Board of Directors of the Company declared a quarterly cash dividend of $0.13 per share of common stock, which will paid on December 18, 2002 to stockholders of record on December 4, 2002.

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


                                                Price Range
                                           --------------------
Quarter Ended                                High         Low      Dividends
-------------                                ----         ---      ---------

Fiscal year ended September 30, 2001:
  First Quarter ended December 31, 2000    $15-1/8      $13-3/8       $.09
  Second Quarter ended March 31, 2001       16-13/32     15-1/4        .10
  Third Quarter ended June 30, 2001         17-1/2       16            .11
  Fourth Quarter ended September 30, 2001   20-63/64     17            .12

Fiscal year ended September 30, 2002:
  First Quarter ended December 31, 2001     20-19/64     20            .12
  Second Quarter ended March 31, 2002       22-1/2       20-1/2        .12
  Third Quarter ended June 30, 2002         30-1/128     22-5/8        .13
  Fourth Quarter ended September 30, 2002   27-3/4       22-1/4        .13

         [Form of Letterhead of Shatswell, MacLeod & Company, P.C.]


The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------

We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                     /s/  SHATSWELL, MacLEOD & COMPANY, P.C.

                                     SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
October 17, 2002

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2002 and 2001

Assets                                                                 2002              2001
------                                                                 ----              ----

Cash, due from banks and interest bearing deposits                 $  2,916,804      $  3,521,609
Federal funds sold                                                    4,505,780         7,313,670
                                                                   ------------      ------------
      Total cash and cash equivalents                                 7,422,584        10,835,279
Investments in available-for-sale securities (at fair value)         18,712,954         9,381,853
Investments in held-to-maturity securities (fair values of
 $28,034,474 as of September 30, 2002 and $10,036,408 as of
 September 30, 2001)                                                 28,060,267         9,948,877
Federal Home Loan Bank stock, at cost                                   878,000           878,000
Loans, net                                                           95,009,955       112,554,093
Premises and equipment                                                1,792,016         1,897,697
Accrued interest receivable                                           1,114,924           830,421
Cooperative Central Bank Reserve Fund Deposit                           395,395           395,395
Other assets                                                          1,134,907           717,147
                                                                   ------------      ------------
      Total assets                                                 $154,521,002      $147,438,762
                                                                   ============      ============

Liabilities and STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                              $ 17,552,180      $ 16,147,253
  Interest-bearing                                                  114,164,879       106,028,583
                                                                   ------------      ------------
      Total deposits                                                131,717,059       122,175,836
Securities sold under agreements to repurchase                          471,872           675,756
Federal Home Loan Bank advances                                       5,178,175         7,267,948
Other liabilities                                                       761,663           354,534
                                                                   ------------      ------------
      Total liabilities                                             138,128,769       130,474,074
                                                                   ------------      ------------
Minority preferred stockholders' equity in a subsidiary
 company of Falmouth Co-Operative Bank                                   53,500            54,000
                                                                   ------------      ------------
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized
   500,000 shares; none issued
  Common stock, par value $.01 per share; authorized
   2,500,000 shares; issued 1,454,750 shares                             14,547            14,547
  Paid -in capital                                                   13,981,543        13,901,279
  Retained earnings                                                  13,735,221        12,676,198
  Unallocated Employee Stock Ownership Plan shares                     (301,299)         (389,483)
  Treasury stock (553,971 shares as of September 30, 2002
   and 516,743 shares as of September 30, 2001)                      (9,807,890)       (8,749,737)
  Unearned compensation                                                (477,088)         (137,429)
  Accumulated other comprehensive loss                                 (806,301)         (404,687)
                                                                   ------------      ------------
      Total stockholders' equity                                     16,338,733        16,910,688
                                                                   ------------      ------------
      Total liabilities and stockholders' equity                   $154,521,002      $147,438,762
                                                                   ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME

                Years Ended September 30, 2002, 2001 and 2000

                                                          2002            2001            2000
                                                          ----            ----            ----

Interest and dividend income:
  Interest and fees on loans                           $7,465,526      $8,455,351      $6,913,845
  Interest and dividends on securities:
    Taxable                                             1,012,470         864,333       1,021,594
    Dividends on marketable equity securities              81,525         105,146         104,530
  Dividends on Cooperative Bank Investment and
   Liquidity Funds                                            551          30,063          35,644
  Other interest                                          131,995         190,265         230,460
                                                       ----------      ----------      ----------
      Total interest and dividend income                8,692,067       9,645,158       8,306,073
                                                       ----------      ----------      ----------
Interest expense:
  Interest on deposits                                  3,093,465       4,120,397       3,428,521
  Interest on securities sold under agreements
   to repurchase                                            5,269          36,313          54,240
  Interest on Federal Home Loan Bank advances             290,944         361,049         259,531
                                                       ----------      ----------      ----------
      Total interest expense                            3,389,678       4,517,759       3,742,292
                                                       ----------      ----------      ----------
      Net interest and dividend income                  5,302,389       5,127,399       4,563,781
Provision for loan losses                                                 190,000         189,000
                                                       ----------      ----------      ----------
      Net interest and dividend income after
       provision for loan losses                        5,302,389       4,937,399       4,374,781
                                                       ----------      ----------      ----------
Other income:
  Service charges on deposit accounts                     181,205         151,963         130,706
  Gains (losses) on available-for-sale securities,
   net                                                   (581,151)        167,957         397,732
  Net gains on sales of loans                             550,488          92,427           1,711
  Loan servicing fees                                      62,542          17,952          15,478
  Other income                                            288,610         266,031         210,966
                                                       ----------      ----------      ----------
      Total other income                                  501,694         696,330         756,593
                                                       ----------      ----------      ----------
Other expense:
  Salaries and employee benefits                        1,706,956       1,746,736       1,640,003
  Occupancy expense                                       159,970         192,589         216,938
  Equipment expense                                       195,214         181,129         171,620
  Data processing expense                                 395,818         325,127         245,512
  Directors' fees                                          71,350          54,850          52,000
  Legal and professional fees                             197,018         226,479         297,120
  Deposit insurance expense                                21,175          20,821          16,957
  Other expense                                           653,552         676,964         655,757
                                                       ----------      ----------      ----------
      Total other expense                               3,401,053       3,424,695       3,295,907
                                                       ----------      ----------      ----------
      Income before income taxes                        2,403,030       2,209,034       1,835,467
Income taxes                                              886,845         779,273         658,725
                                                       ----------      ----------      ----------
      Net income                                       $1,516,185      $1,429,761      $1,176,742
                                                       ==========      ==========      ==========

Earnings per common share                              $     1.73      $     1.48      $     1.17
                                                       ==========      ==========      ==========
Earnings per common share, assuming dilution           $     1.64      $     1.45      $     1.16
                                                       ==========      ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                Years Ended September 30, 2002, 2001 and 2000

                                                                    Unallocated                           Accumulated
                                                                     Employee                                Other
                                                                       Stock                                Compre-
                                                                     Ownership                              hensive
                                  Common    Paid-in       Retained      Plan       Treasury     Unearned     Income
                                  Stock     Capital       Earnings     Shares       Stock     Compensation   (Loss)       Total
                                  ------    -------       --------  -----------    --------   ------------ ----------     -----

Balance, September 30, 1999      $14,547  $13,907,812   $10,818,456  $(565,853)  $(4,600,671)  $(443,284)  $ 128,446   $19,259,453
Employee Stock Ownership Plan                  34,333                                                                       34,333
ESOP shares released                                                    88,185                                              88,185
Recognition and retention plan                112,197                                                                      112,197
Distribution of shares for
 recognition and retention
 plan (RRP)                                  (152,187)                                           152,187
Tax benefit from RRP                              822                                                                          822
Purchases of treasury stock                                                       (2,263,130)                           (2,263,130)
Exercise of stock options
 and related tax benefit                       (1,525)                                13,079                                11,554
Dividends declared ($.31
 per share)                                                (325,321)                                                      (325,321)
Comprehensive income:
  Net income                                              1,176,742
  Change in net unrealized
   holding gain on available-
   for-sale securities, net of
   tax effect                                                                                               (102,772)
    Comprehensive income                                                                                                 1,073,970
                                 -------  -----------   -----------  ---------   -----------   ---------   ---------   ------------
Balance, September 30, 2000       14,547   13,901,452    11,669,877   (477,668)   (6,850,722)   (291,097)     25,674    17,992,063
Employee Stock Ownership Plan                  52,332                                                                       52,332
ESOP shares released                                                    88,185                                              88,185
Recognition and retention plan                109,819                                                                      109,819
Distribution of RRP shares                   (153,668)                                           153,668
Tax benefit from RRP                            1,166                                                                        1,166
Purchases of treasury stock                                                       (1,980,119)                           (1,980,119)
Exercise of stock options and
 related tax benefit                           (9,822)                                81,104                                71,282
Dividends declared ($.42
 per share)                                                (423,440)                                                      (423,440)
Comprehensive income:
  Net income                                              1,429,761
  Change in net unrealized
   holding gain on available-
   for-sale securities, net of
   tax effect                                                                                               (430,361)
    Comprehensive income                                                                                                   999,400
                                 -------  -----------   -----------  ---------   -----------   ---------   ---------   ------------
Balance, September 30, 2001       14,547   13,901,279    12,676,198   (389,483)   (8,749,737)   (137,429)   (404,687)   16,910,688
Employee Stock Ownership Plan                113,614                                                                       113,614
ESOP shares released                                                   88,184                                               88,184
Recognition and retention plan                80,443                                                                        80,443
Distribution of RRP shares                  (137,429)                                           137,429
Purchase of shares for RRP                                                                     (477,088)                  (477,088)
Tax benefit from RRP                          28,718                                                                        28,718
Purchases of treasury stock                                                      (1,328,902)                            (1,328,902)
Exercise of stock options and
 related tax benefit                          (5,082)                               270,749                                265,667
Dividends declared ($.50
 per share)                                               (457,162)                                                       (457,162)
Comprehensive income:
  Net income                                             1,516,185
  Change in net unrealized
   holding loss on available-
   for-sale securities, net of
   tax effect                                                                                               (401,614)
    Comprehensive income                                                                                                 1,114,571
                                 -------  -----------   -----------  ---------   -----------   ---------   ---------   ------------
Balance, September 30, 2002      $14,547  $13,981,543   $13,735,221  $(301,299)  $(9,807,890)  $(477,088)  $(806,301)  $16,338,733
                                 =======  ===========   ===========  =========   ===========   =========   =========   ===========

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                Years Ended September 30, 2002, 2001 and 2000
                                 (continued)

Reclassification disclosure for the years ended September 30:

                                                                               2002            2001            2000
                                                                               ----            ----            ----

Net unrealized gains (losses) on available-for-sale securities              $(695,284)      $(549,312)      $ 215,678
Reclassification adjustment for realized (gains) losses in net income         581,151        (167,957)       (397,732)
                                                                            ---------       ---------       ---------
  Other comprehensive loss before income tax effect                          (114,133)       (717,269)       (182,054)
Income tax (expense) benefit                                                 (287,481)        286,908          79,282
                                                                            ---------       ---------       ---------
      Other comprehensive loss, net of tax                                  $(401,614)      $(430,361)      $(102,772)
                                                                            =========       =========       =========

Accumulated other comprehensive income (loss) as of September 30, 2002, 2001 and 2000 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                Years Ended September 30, 2002, 2001 and 2000

                                                                     2002              2001              2000
                                                                     ----              ----              ----

Cash flows from operating activities:
  Net income                                                     $  1,516,185      $  1,429,761      $  1,176,742
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      (Gains) losses on available-for-sale securities, net            581,151          (167,957)         (397,732)
      (Accretion) amortization of investment securities, net          518,396            55,910           (32,780)
      Provision for loan losses                                                         190,000           189,000
      Change in deferred loan costs, net of origination fees           64,419          (171,939)         (170,822)
      Net gains on sales of loans                                    (550,488)          (92,427)           (1,711)
      Depreciation and amortization                                   188,339           187,777           194,297
      Loss on disposal of equipment                                     1,071
      Increase in accrued interest receivable                        (284,503)          (79,731)          (21,022)
      (Increase) decrease in prepaid expenses                          21,880            12,732            (4,891)
      (Increase) decrease in other assets                            (406,000)            6,605            (6,605)
      Recognition and retention plan (RRP)                             80,443           109,819           112,197
      Deferred tax (benefit) expense                                 (107,420)           73,281          (137,594)
      Minority interest in subsidiary                                                                      54,000
      Increase (decrease) in accrued expenses                         (77,473)            1,898           100,772
      Decrease in taxes payable                                      (131,081)          (84,507)           (9,841)
      Increase (decrease) in accrued interest payable                    (356)              419
      Increase in other liabilities                                   484,958            52,476            19,466
                                                                 ------------      ------------      ------------

  Net cash provided by operating activities                         1,899,521         1,524,117         1,063,476
                                                                 ------------      ------------      ------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                      (13,984,026)       (7,366,058)       (2,645,873)
  Proceeds from sales of available-for-sale securities                 96,317         1,410,851         1,709,769
  Proceeds from maturities of available-for-sale securities         3,614,057         3,780,839        10,503,872
  Purchases of held-to-maturity securities                        (34,668,159)      (11,235,627)       (6,973,992)
  Proceeds from maturities of held-to-maturity securities          16,285,640        12,057,785         5,857,199
  Purchases of Federal Home Loan Bank stock                                            (157,300)
  Loan originations and principal collections, net                (19,346,570)      (15,753,375)      (25,323,244)
  Proceeds from sales of loans                                     37,376,777         9,005,157            61,711
  Recoveries of loans previously charged off                                                                  952
  Capital expenditures                                                (83,729)          (94,397)         (161,797)
                                                                 ------------      ------------      ------------

  Net cash used in investing activities                           (10,709,693)       (8,352,125)      (16,971,403)
                                                                 ------------      ------------      ------------

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                Years Ended September 30, 2002, 2001 and 2000
                                 (continued)

                                                                     2002              2001              2000
                                                                     ----              ----              ----

Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts        10,724,566         3,698,627        10,731,200
  Net increase (decrease) in time deposits                         (1,183,343)        6,102,969         8,757,332
  Net increase (decrease) in securities sold under agreements
   to repurchase                                                     (203,884)         (188,187)            6,216
  Proceeds from Federal Home Loan Bank long-term advances                             7,500,000         7,000,000
  Repayment of Federal Home Loan Bank long-term advances           (2,089,773)       (6,084,013)       (8,579,329)
  Net change in Federal Home Loan Bank short-term advances                            2,000,000
  Redemption of preferred share relative to minority interest            (500)
  Proceeds from exercise of stock options                             211,765            66,460            11,554
  Dividends paid                                                     (457,162)         (423,440)         (325,321)
  Employee Stock Ownership Plan                                       113,614            52,332            34,333
  Unallocated ESOP shares released                                     88,184            88,185            88,185
  Purchase of shares for RRP                                         (477,088)
  Purchases of treasury stock                                      (1,328,902)       (1,980,119)       (2,263,130)
                                                                 ------------      ------------      ------------

  Net cash provided by financing activities                         5,397,477        10,832,814        15,461,040
                                                                 ------------      ------------      ------------

Increase (decrease) in cash and cash equivalents                   (3,412,695)        4,004,806          (446,887)
Cash and cash equivalents at beginning of period                   10,835,279         6,830,473         7,277,360
                                                                 ------------      ------------      ------------
Cash and cash equivalents at end of period                       $  7,422,584      $ 10,835,279      $  6,830,473
                                                                 ============      ============      ============

Supplemental disclosures:
  Interest paid                                                  $  3,390,034      $  4,517,340      $  3,742,292
  Income taxes paid                                                 1,125,346           790,499           806,160

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended September 30, 2002, 2001 and 2000

NOTE 1 - NATURE OF OPERATIONS
-----------------------------

Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation was organized by the Falmouth Co-Operative Bank (the "Bank") on November 25, 1996 to be a bank holding company with the Bank as its wholly-owned subsidiary.

The Bank was organized in 1925 and is headquartered in Falmouth, Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential real estate, consumer and small business loans.

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

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Company, the Company's wholly-owned subsidiaries, the Bank and the RRP Trust, and the Bank's wholly-owned subsidiaries, Falmouth Securities Corporation and Falmouth Capital Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      The RRP Trust was formed on October 21, 1997 in connection with the Bank's 1997 Recognition and Retention Plan for Outside Directors, officers and employees of Falmouth Bancorp, Inc. (the "RRP"). The Company contributes to the RRP Trust from time to time. The RRP Trust invests the assets of the Trust in shares of the Company.

      The Trustees of the RRP Trust are also directors or retired directors of the Company. The RRP is administered by the compensation committee of the Board of Directors of the Company which consists of certain non-employee members of the Board of Directors of the Company.

      Falmouth Securities Corporation was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. This corporation was dissolved on September 28, 2001 and is no longer in existence. The assets and liabilities were transferred to Falmouth Co-Operative Bank.

      Falmouth Capital Corporation, a real estate investment trust, was established as part of the Company's tax management planning.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing deposits and federal funds sold.

      Cash and due from banks as of September 30, 2002 and 2001 includes $574,000 and $559,000, respectively which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

      SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

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

            -- Held-to-maturity securities are measured at amortized cost on the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

            -- Available-for-sale securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

            -- Trading securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

      If a decline in the fair value below the adjusted cost basis of an investment is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

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

      Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents approximate those assets' fair values.

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

      Securities sold under agreements to repurchase: The carrying amount reported on the consolidated balance sheet for securities sold under agreement to repurchase approximates those liabilities' fair values.

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

      STOCK BASED COMPENSATION:

      In accordance with SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either
      (i) the intrinsic value approach set forth in APB Opinion No. 25 or
      (ii) the fair value method in SFAS No. 123. Entities electing to follow the provisions of APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Management measures stock-based compensation costs in accordance with APB Opinion No. 25 and has made the pro forma disclosure requirements of SFAS No. 123 for the years ended September 30, 2002, 2001 and 2000.

      EARNINGS PER SHARE:

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

      RECENT ACCOUNTING PRONOUNCEMENTS:

      FASB has issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations.

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

      The adoption of SFAS No. 141 had no immediate effect on the Company's consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Company consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16 will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Company's consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposed of Long-Lived Assets".

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

      All of the provisions of SFAS No. 142 will be effective for the Company beginning with its fiscal year ending September 30, 2003. SFAS No. 142 will be applied to all goodwill and intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized.

      The Company expects that the adoption of this Statement will have no material impact on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. The Company expects that the adoption of this Statement will not have a material impact on the Company's consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not anticipate that this Statement will have any material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions", an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, FASB Statement No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of FASB Statement No. 147.
      In addition, FASB Statement No. 147 amends FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that FASB Statement No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of FASB Statement No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer -relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. The Company does not expect that there will be any substantial impact on the Company's consolidated financial statements on adoption of this Statement.

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:

                                                                      Gains in        Losses in
                                                                     Accumulated     Accumulated
                                                      Amortized        Other           Other
                                                        Cost        Comprehensive   Comprehensive      Fair
                                                        Basis          Income          Income          Value
                                                      ---------     -------------   -------------      -----

Available-for-sale:
  September 30, 2002:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                    $ 6,481,735      $  9,235        $             $ 6,490,970
    Corporate debt securities                          9,608,236        26,013          20,175        9,614,074
    Mortgage-backed securities                           586,688        36,958                          623,646
    Marketable equity securities                       2,824,906        50,885         891,527        1,984,264
                                                     -----------      --------        --------      -----------
                                                     $19,501,565      $123,091        $911,702      $18,712,954
                                                     ===========      ========        ========      ===========

                                                                      Gains in        Losses in
                                                                     Accumulated     Accumulated
                                                      Amortized        Other           Other
                                                        Cost        Comprehensive   Comprehensive      Fair
                                                        Basis          Income          Income          Value
                                                      ---------     -------------   -------------      -----

  September 30, 2001:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                    $ 2,048,833      $ 23,667        $             $2,072,500
    Corporate debt securities                          3,474,317        49,293                       3,523,610
    Mortgage-backed securities                         1,100,813        54,756                       1,155,569
    Marketable equity securities                       3,432,368       183,396         985,590       2,630,174
                                                     -----------      --------        --------      ----------
                                                     $10,056,331      $311,112        $985,590      $9,381,853
                                                     ===========      ========        ========      ==========

                                                                       Gross          Gross
                                                         Net        Unrecognized   Unrecognized
                                                       Carrying       Holding        Holding         Fair
                                                        Amount         Gains          Loss           Value
                                                       --------     ------------   ------------      -----

Held-to-maturity:
  September 30, 2002:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                    $ 8,014,458      $33,552        $            $ 8,048,010
    Corporate debt securities                         19,833,400       11,082         78,832       19,765,650
    Mortgage-backed securities                           212,409        8,405                         220,814
                                                     -----------      -------        -------      -----------
                                                     $28,060,267      $53,039        $78,832      $28,034,474
                                                     ===========      =======        =======      ===========

  September 30, 2001:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                    $ 2,508,652      $24,743        $            $ 2,533,395
    Corporate debt securities                          7,198,182       69,342         10,833        7,256,691
    Mortgage-backed securities                           242,043        4,279                         246,322
                                                     -----------      -------        -------      -----------
                                                     $ 9,948,877      $98,364        $10,833      $10,036,408
                                                     ===========      =======        =======      ===========

The scheduled maturities of securities were as follows as of September 30, 2002:

                                            Available-For-Sale           Held-To-Maturity
                                            ------------------     ----------------------------
                                                  Fair             Net Carrying        Fair
                                                  Value               Amount           Value
                                                  -----            ------------        -----

Due within one year                            $16,105,044         $24,544,688      $24,495,662
Due after one year through five years                                3,303,170        3,317,998
Mortgage-backed securities                         623,646             212,409          220,814
                                               -----------         -----------      -----------
                                               $16,728,690         $28,060,267      $28,034,474
                                               ===========         ===========      ===========

For the year ended September 30, 2002, proceeds from sales of securities available-for-sale amounted to $96,317. Gross realized gains and gross realized losses on those sales amounted to $25,550 and $9,786, respectively. For the year ended September 30, 2001, proceeds from sales of securities available-for-sale amounted to $1,410,851. Gross realized gains and gross realized losses on those sales amounted to $204,597 and $36,640, respectively. For the year ended September 30, 2000, proceeds from sales of securities available-for-sale amounted to $1,709,769. Gross realized gains and gross realized losses on those sales amounted to $438,346 and $40,614, respectively. The tax provision applicable to these net realized gains amounted to $6,449, $68,745 and $162,792 for the years ended September 30, 2002, 2001 and 2000, respectively.

Total carrying amounts of $1,013,874 and $2,009,562 of debt securities were pledged to secure repurchase agreements and borrowings from the Federal Reserve Bank discount window as of September 30, 2002 and 2001, respectively.

The following are securities of issuers which exceeded 10% of stockholders' equity as of September 30, 2002:

                                                              Amortized          Fair
                                                              Cost Basis         Value
                                                              ----------         -----

Society National Bank of Cleveland, Ohio, corporate debt      $2,392,591      $2,392,755
Ford Motor Credit, corporate debt                              2,021,240       2,019,310
Central Fidelity, corporate debt                               1,756,461       1,757,739
John Deere Capital Corp., corporate debt                       2,016,202       2,018,340
Countrywide Funding, corporate debt                            2,032,916       2,035,700
Fleet, Boston, MA, corporate debt                              3,055,457       3,057,780

NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:

                                                          2002              2001
                                                          ----              ----

Commercial, financial and agricultural                $ 5,178,877      $  4,634,388
Real estate - construction and land development         8,488,005         8,556,420
Real estate - residential                              69,700,808        88,994,931
Real estate - commercial                               11,844,559        10,406,097
Consumer                                                  439,414           545,620
                                                      -----------      ------------
                                                       95,651,663       113,137,456
Deferred loan costs, net of origination fees              297,465           361,884
Allowance for loan losses                                (939,173)         (945,247)
                                                      -----------      ------------
      Loans, net                                      $95,009,955      $112,554,093
                                                      ===========      ============

Certain directors and executive officers of the Company were customers of the Bank during the year ended September 30, 2002. Total loans to such persons and their companies amounted to $400,000 as of September 30, 2002. During the year ended September 30, 2002, total payments amounted to $1,078,214 and principal advances were $1,019,030.

Changes in the allowance for loan losses were as follows for the years ended September 30:

                                                    2002          2001          2000
                                                    ----          ----          ----

Balance at beginning of period                    $945,247      $755,247      $569,437
Loans charged off                                   (6,074)                     (4,142)
Provision for loan losses                                        190,000       189,000
Recoveries of loans previously charged off                                         952
                                                  --------      --------      --------
Balance at end of period                          $939,173      $945,247      $755,247
                                                  ========      ========      ========

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of September 30:

                                                                             2002                         2001
                                                                  -------------------------    -------------------------
                                                                   Recorded       Related       Recorded       Related
                                                                  Investment     Allowance     Investment     Allowance
                                                                  In Impaired    For Credit    In Impaired    For Credit
                                                                     Loans         Losses         Loans         Losses
                                                                  -----------    ----------    -----------    ----------

Loans for which there is a related allowance for credit losses      $42,000       $42,000          $0             $0

Loans for which there is no related allowance for credit losses
                                                                    -------       -------          --             --
      Totals                                                        $42,000       $42,000          $0             $0
                                                                    =======       =======          ==             ==

Average recorded investment in impaired loans during the
 year ended September 30                                            $16,800                        $0
                                                                    =======                        ==

Related amount of interest income recognized during the time, in the year ended September 30, that the loans were impaired

      Total recognized                                              $     0                        $0
                                                                    =======                        ==
      Amount recognized using a cash-basis method of
      Accounting                                                    $     0                        $0
                                                                    =======                        ==

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $42,860,464 and $13,027,599 as of September 30, 2002 and 2001, respectively.

In years prior to the year ended September 30, 2002, the Company considered the value of its mortgage servicing asset to be immaterial. The "loans serviced for others" portfolio has increased significantly however, and the Company now recognizes its mortgage servicing rights as an asset on the consolidated balance sheet. The Company adheres to the accounting and reporting standards as set forth in FASB Statement 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and FASB Statement 65, "Accounting for Certain Mortgage Banking
Activities" as amended by Statement 140.   When the Company sells a mortgage
loan and retains the servicing rights, the Company allocates the cost of the loan and servicing on their relative fair values. The asset created thereby is amortized in proportion to, and over the period of, estimated net servicing income. The servicing asset is reviewed for impairment on a quarterly basis. The amount by which the book value exceeds the fair value is recorded in a valuation allowance and charged to current period income.

The balance of capitalized servicing rights included in other assets at September 30, 2002 and 2001 was $404,970 and zero, respectively. The fair value of these rights approximated their carrying amount. The following summarizes servicing rights capitalized and amortized in the years ended September 30:

                                    2002       2001
                                    ----       ----

Servicing rights capitalized      $437,564      $0
Servicing rights amortized          32,594       0

No valuation allowance for servicing rights was necessary as of September 30, 2002.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:

                                                    2002             2001
                                                    ----             ----

Bank building                                   $ 2,159,638      $ 2,179,855
Furniture and equipment                             914,972          894,529
Vehicle                                              56,688           21,000
                                                -----------      -----------
                                                  3,131,298        3,095,384
Accumulated depreciation and amortization        (1,339,282)      (1,197,687)
                                                -----------      -----------
                                                $ 1,792,016      $ 1,897,697
                                                ===========      ===========

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of September 30, 2002 and 2001 was $13,975,494 and $13,476,052,
respectively.

For time deposits as of September 30, 2002, the scheduled maturities for each of the following years ended September 30 are as follows:

                         (in thousands)

      2003                  $42,275
      2004                   11,162
      2005                    3,173
      2006                      503
                            -------
                            $57,113
                            =======

Deposits from related parties held by the Company as of September 30, 2002 and 2001 amounted to $1,546,374 and $1,755,254, respectively.

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

Maturities of advances from the FHLB for the five fiscal years ending after September 30, 2002 and thereafter are summarized as follows:

                               AMOUNT
                               ------

      2003                   $2,595,291
      2004                      101,061
      2005                      107,316
      2006                      113,951
      2007                      120,940
      Thereafter              2,139,616
                             ----------
                             $5,178,175
                             ==========

As of September 30, 2002, a $2,000,000 advance from the FHLB maturing on December 27, 2010 was redeemable at par at the option of the FHLB on December 26, 2002 and callable quarterly thereafter.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

At September 30, 2002, the interest rates on FHLB advances ranged from 3.39% to 5.94%. At September 30, 2002, the weighted average interest rate on FHLB advances was 4.79%.

NOTE 9 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:

                                           2002           2001           2000
                                           ----           ----           ----

Current:
  Federal                               $ 952,731      $ 693,502      $ 734,897
  State                                    41,534         12,490         61,422
                                        ---------      ---------      ---------
                                          994,265        705,992        796,319
                                        ---------      ---------      ---------
Deferred:
  Federal                                (115,465)        11,313       (102,297)
  State                                   (39,840)         3,903        (35,297)
                                        ---------      ---------      ---------
                                         (155,305)        15,216       (137,594)
      Change in valuation allowance        47,885         58,065
                                        ---------      ---------      ---------
                                         (107,420)        73,281       (137,594)
                                        ---------      ---------      ---------
      Total income tax expense          $ 886,845      $ 779,273      $ 658,725
                                        =========      =========      =========

The components of the deferred tax assets, included in other assets, are as follows as of September 30:

                                                                       2002            2001
                                                                       ----            ----

Deferred tax assets:
  Allowance for loan losses                                         $  373,226      $ 359,428
  Deferred income                                                       54,887         46,564
  Reserve for contingencies                                              5,723          5,690
  Employee benefit plan                                                 18,128         54,381
  Impairment loss on equity securities                                 244,317
  Impairment loss on leasehold improvements and equipment              124,387        128,502
  Net unrealized holding loss on available-for-sale securities         268,128        269,791
                                                                    ----------      ---------
      Gross deferred tax assets                                      1,088,796        864,356
      Valuation allowance                                             (391,768)       (58,065)
                                                                    ----------      ---------
                                                                       697,028        806,291
                                                                    ----------      ---------
Deferred tax liabilities:
  Excess depreciation                                                  (77,259)       (89,432)
  Mortgage servicing rights                                           (165,754)
  Deferred loan costs                                                  (77,099)      (159,882)
                                                                    ----------      ---------
      Gross deferred tax liabilities                                  (320,112)      (249,314)
                                                                    ----------      ---------
Net deferred tax asset                                              $  376,916      $ 556,977
                                                                    ==========      =========

The reasons for the differences between the tax at the statutory federal income rate and the effective tax rate are summarized as follows for the years ended September 30:

                                                  2002       2001       2000
                                                  ----       ----       ----

Tax at statutory rate of 34%                      34.0%      34.0%      34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit             .1         .5        1.6
Dividend received deduction                        (.5)       (.5)       (.8)
Other, net                                         1.3       (1.4)       1.1
Change in valuation allowance                      2.0        2.7
                                                  ----       ----       ----
      Effective tax rates                         36.9%      35.3%      35.9%
                                                  ====       ====       ====

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 2002 includes $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
---------------------------------------------------------

Retirement Plan
---------------

The Company is a participant in the Cooperative Banks Employee Retirement Association Defined Contribution Plan. This plan provides benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions. Prior to September 30, 2001 the Company was also a participant in the Cooperative Banks Employee Retirement Association Defined Benefit Plan (a multi-employer plan) which provided benefits to substantially all of the Company's employees. Benefits under the defined benefit plan were based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan was to fund amounts required by applicable regulations and which were tax deductible. Effective September 30, 2001 the Company discontinued making annual contributions to and withdrew from the defined benefit plan.

Contributions by the Company in the year ended September 30, 2002 were $29,507 for the defined contribution plan and $83,816 for the defined benefit plan. Contributions by the Company to the plans in the years ended September 30, 2001 and 2000 were $113,570 and $127,444, respectively.

Employee Stock Ownership Plan
-----------------------------

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

Falmouth Bancorp, Inc. made a loan to the ESOP. As of September 30, 2002 the balance of the loan was $301,299. In the consolidated financial statements of the Company the loan is classified as a component of stockholders' equity with the caption "Unallocated Employee Stock Ownership Plan shares." The loan is secured by a pledge of the Company's common stock. The Company makes annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

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

The shares purchased by the ESOP are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The ESOP shares were as follows as of September 30:

                                           2002          2001
                                           ----          ----

Allocated shares                           42,912        34,183
Committed to be released shares             8,728         8,728
Unreleased shares                          30,551        39,280
                                         --------      --------
                                           82,191        82,191
                                         ========      ========

Fair value of unreleased shares          $710,311      $788,742

Annual contributions to the plan are discretionary. Contributions to the ESOP by the Bank or Company were $88,184, $88,185 and $88,185 for the years ended September 30, 2002, 2001 and 2000, respectively and ESOP compensation expense was $201,798, $140,517 and $122,518, respectively.

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

Stock Options Granted to Eligible Directors
-------------------------------------------

The price, at which an option granted to an eligible director may be exercised, is the fair market value of a share on the date on which the option is granted. Such options expire ten years after the grant date. The options are not exercisable in the first year after grant. In the second through fifth year after the grant, the options are exercisable on a pro rata basis up to 80% of the grant by the fifth year. After the fifth year, 100% of the grant not previously exercised may be exercised. Options granted in the year ending September 30, 2002 vest over a four year period.

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

                                                    2002            2001            2000
                                                    ----            ----            ----

Net income                      As reported      $1,516,185      $1,429,761      $1,176,742
                                Pro forma        $1,483,132      $1,369,488      $  989,879

Earnings per share - Basic      As reported           $1.73           $1.48           $1.17
                                Pro forma             $1.69           $1.42           $ .98

Earnings per share - Diluted    As reported           $1.64           $1.45           $1.16
                                Pro forma             $1.61           $1.39           $ .98

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 2002 and 2000: dividend yield of 1.8 percent for 2002 and 2 percent for 2000; expected volatility of 17 percent for 2002 and 25% for 2000; risk-free interest rate of 4.74 percent in 2002 and 5.2 percent in 2000; and expected lives of 8 years for all years.

A summary of the status of the Company's stock option plan as of September 30, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below:

                                               2002                       2001                       2000
                                      ------------------------   ------------------------   ------------------------
                                                  Weighted-                  Weighted-                  Weighted-
                                                   Average                    Average                    Average
Options                               Shares    Exercise Price   Shares    Exercise Price   Shares    Exercise Price
-------                               ------    --------------   ------    --------------   ------    --------------

Outstanding at beginning of year      124,649      $13.727       131,468      $13.732       112,062      $13.524
Granted                                14,069       22.00                                    21,000       14.869
Exercised                             (15,732)      13.46         (4,969)      13.375          (794)      13.375
Forfeited                                                         (1,850)      15.02           (800)      14.78
                                      -------                    -------                    -------
Outstanding at end of year            122,986       14.708       124,649       13.727       131,468       13.732
                                      =======                    =======                    =======

Options exercisable at year-end       108,917                    105,112                     86,447
Weighted-average fair value of
 options granted during the year        $5.56                        N/A                      $5.19

The following table summarizes information about stock options outstanding as of September 30, 2002:

                     Options Outstanding                                      Options Exercisable
-------------------------------------------------------------------    -------------------------------
Range of                       Weighted-Average
Exercise        Number            Remaining        Weighted-Average      Number       Weighted-Average
 Prices       Outstanding      Contractual Life     Exercise Price     Exercisable     Exercise Price
--------      -----------      ----------------    ----------------    -----------    ----------------

 $12.25            800               7.6               $12.25                800           $12.25
  13.375        83,770               4.6                13.375            83,770            13.375
  15.00         22,381               6.6                15.00             22,381            15.00
  15.625         1,300               6.2                15.625             1,300            15.625
  19.625           666               4.6                19.625               666            19.625
  22.00         14,069               9.5                22.00                  0                 0
               -------                                                   -------
               122,986               5.6                14.708           108,917            13.772
               =======                                                   =======

Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant or at a rate established by the Compensation Committee and become fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. Compensation expense amounted to $80,443, $109,819 and $112,197 for the years ending September 30, 2002, 2001 and 2000, respectively. Compensation expense is based on the fair value of the common stock on the grant date.
As of September 30, 2002, the RRP Trust had purchased and awarded a total of 58,190 shares, and 39,638 vested shares had been distributed to eligible participants.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2002 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                           For Capital               Prompt Corrective
                                                     Actual             Adequacy Purposes:           Action Provisions:
                                               ------------------       ------------------         --------------------
                                               Amount       Ratio       Amount       Ratio          Amount        Ratio
                                               ------       -----       ------       -----          ------        -----
                                                                    (Dollar amounts in thousands)

As of September 30, 2002:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $17,203      16.03%      $8,584      > or =8.0%         N/A
    Falmouth Co-Operative Bank                  15,617      14.59        8,561      > or =8.0      $10,702      > or =10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                16,264      15.16        4,292      > or =4.0          N/A
    Falmouth Co-Operative Bank                  14,678      13.72        4,281      > or =4.0        6,421      > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                16,264      10.25        6,344      > or =4.0          N/A
    Falmouth Co-Operative Bank                  14,678       9.40        6,245      > or =4.0        7,806      > or =5.0

As of September 30, 2001:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                17,780      19.00        7,486      > or =8.0          N/A
    Falmouth Co-Operative Bank                  15,738      16.94        7,433      > or =8.0        9,291      > or =10.0

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                16,835      17.99        3,743      > or =4.0          N/A
    Falmouth Co-Operative Bank                  14,793      15.92        3,716      > or =4.0        5,574      > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                16,835      11.38        5,918      > or =4.0          N/A
    Falmouth Co-Operative Bank                  14,793      10.12        5,845      > or =4.0        7,306      > or =5.0

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

The Company was obligated under a lease agreement covering office space for its former East Falmouth branch. The Company closed this branch in 1998 and the lease terminated on September 30, 2001. The Company is obligated under lease agreements for three ATM locations and various equipment. The total minimum rental payments due in future periods under these agreements is as follows as of September 30, 2002:

      2003                                    $33,738
      2004                                     30,750
      2005                                     24,150
      2006                                      4,050
                                              -------
            Total minimum lease payments      $92,688
                                              =======

The total rental expense amounted to $45,832, $48,648 and $25,291 for the years ended September 30, 2002, 2001 and 2000, respectively.

Falmouth Capital Corporation paid dividends to the Bank. The Bank, and several other financial institutions operating in the Commonwealth of Massachusetts with similar real estate investment trust subsidiaries, have recently received Notices on Intent to Assess additional state excise taxes from the Massachusetts Department of Revenue (the "DOR"), challenging the dividends received deduction claimed by the Bank and other institutions. The Bank received a Notice of Intent to assess a tax in the amount of $470,972 and intends to vigorously appeal this Notice. The Company has not recorded a loss provision in regard to their notice.

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

The estimated fair values of the Company 's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:

                                                                 2002                                 2001
                                                      -------------------------           -------------------------
                                                      Carrying            Fair            Carrying            Fair
                                                       Amount             Value            Amount             Value
                                                      --------            -----           --------            -----

Financial assets:
  Cash and cash equivalents                         $  7,422,584      $  7,422,584      $ 10,835,279      $ 10,835,279
  Available-for-sale securities                       18,712,954        18,712,954         9,381,853         9,381,853
  Held-to-maturity securities                         28,060,267        28,034,474         9,948,877        10,036,408
  Federal Home Loan Bank stock                           878,000           878,000           878,000           878,000
  Loans, net                                          95,009,955        97,549,000       112,554,093       115,490,000
  Accrued interest receivable                          1,114,924         1,114,924           830,421           830,421
  Cooperative Central Bank Reserve Fund
   Deposit                                               395,395           395,395           395,395           395,395

Financial liabilities:
  Deposits                                           131,717,059       132,291,000       122,175,836       122,951,000
  Securities sold under agreements to repurchase         471,872           471,872           675,756           675,756
  Federal Home Loan Bank advances                      5,178,175         5,292,000         7,267,948         7,392,000

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:

                                                            2002             2001
                                                            ----             ----

Commitments to originate loans                          $ 6,596,000      $ 5,382,000
Unadvanced funds on construction loans                    4,755,834        3,107,656
Unadvanced funds on home equity lines of credit          14,622,114       10,236,947
Unadvanced funds on commercial lines of credit            2,883,701        5,798,097
Unadvanced funds on overdraft lines of credit               454,173          422,329
Standby letters of credit                                    12,000           12,000
                                                        -----------      -----------
                                                        $29,323,822      $24,959,029
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

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

                                                                  Income          Shares        Per-Share
                                                                (Numerator)    (Denominator)     Amount
                                                                -----------    -------------    ---------

Year ended September 30, 2002
  Basic EPS
    Net income and income available to common stockholders      $1,516,185          875,569      $1.73
    Effect of dilutive securities, options                                           46,162
                                                                ----------        ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                                $1,516,185          921,731      $1.64
                                                                ==========        =========

Year ended September 30, 2001
  Basic EPS
    Net income and income available to common stockholders      $1,429,761          967,882      $1.48
    Effect of dilutive securities, options                                           20,726
                                                                ----------        ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                                $1,429,761          988,608      $1.45
                                                                ==========        =========

Year ended September 30, 2000
  Basic EPS
    Net income and income available to common stockholders      $1,176,742        1,009,475      $1.17
    Effect of dilutive securities, options                                            3,929
                                                                ----------        ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                                $1,176,742        1,013,404      $1.16
                                                                ==========        =========

NOTE 17 - LIQUIDATION ACCOUNT
-----------------------------

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $894,926 as of September 30, 2002.

NOTE 18 - MINORITY INTEREST IN SUBSIDIARY
-----------------------------------------

In the fiscal year ended September 30, 2000, the Bank formed a subsidiary, Falmouth Capital Corporation (FCC) which issued to the Bank 1,000 shares of FCC common stock. No other shares of FCC common stock have been issued.
FCC also issued to the Bank 3,000 shares of FCC 8% Cumulative Non-Convertible Preferred Stock (the "preferred stock"). No other shares of FCC preferred stock have been issued. As of September 30, 2002 and 2001, the minority interest in subsidiary on the balance sheet consists of 107 shares and 108 shares, respectively of the preferred stock, at a stated value of $500 per share. During the year ended September 30, 2002, one share of the preferred stock was redeemed. These shares were part of the original 3,000 shares of the preferred stock issued to the Bank. In the fiscal year ended September 30, 2000, the Bank distributed the 108 shares to directors and employees of the Bank, leaving the Bank with an ownership of 2,892 shares of the preferred stock at September 30, 2002, 2001 and 2000.

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

                           FALMOUTH BANCORP, INC.
                           (Parent Company Only)

                               BALANCE SHEETS

                         September 30, 2002 and 2001

Assets                                                   2002             2001
------                                                   ----             ----

Cash and due from banks                              $    24,752      $    24,144
Federal funds sold                                     1,224,147        1,648,180
                                                     -----------      -----------
      Cash and cash equivalents                        1,248,899        1,672,324
Investment in Falmouth Co-Operative Bank              14,752,769       14,869,639
Loan to ESOP                                             301,299          389,483
Other assets                                             199,907           27,943
Prepaid expenses                                           5,000            2,333
                                                     -----------      -----------
      Total assets                                   $16,507,874      $16,961,722
                                                     ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accrued expenses                                     $    52,564      $    51,034
Due to subsidiary, Falmouth Co-Operative Bank            116,577
                                                     -----------      -----------
      Total liabilities                                  169,141           51,034
                                                     -----------      -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 500,000 shares; none issued
  Common stock, par value $.01 per share;
   authorized 2,500,000 shares; issued
   1,454,750 shares                                       14,547           14,547
  Paid-in capital                                     23,315,614       23,235,350
  Retained earnings                                    4,401,150        3,342,127
  Unallocated Employee Stock Ownership Plan shares      (301,299)        (389,483)
  Treasury stock (553,971 shares as of
   September 30, 2002 and 516,743 shares as
   of September 30, 2001)                             (9,807,890)      (8,749,737)
  Unearned compensation                                 (477,088)        (137,429)
  Accumulated other comprehensive loss                  (806,301)        (404,687)
                                                     -----------      -----------
      Total stockholders' equity                      16,338,733       16,910,688
                                                     -----------      -----------
      Total liabilities and stockholders' equity     $16,507,874      $16,961,722
                                                     ===========      ===========

                           FALMOUTH BANCORP, INC.
                           (Parent Company Only)

                            STATEMENTS OF INCOME

                Years Ended September 30, 2002, 2001 and 2000

                                                                 2002             2001             2000
                                                                 ----             ----             ----

Interest and dividend income:
  Interest on loan to ESOP                                   $    25,307      $    31,701      $    38,094
  Dividends on Cooperative Bank Investment Fund                      551           30,063           35,644
  Dividends from Falmouth Co-Operative Bank                    1,600,000        3,250,000
  Other interest                                                  15,771           16,133           41,116
                                                             -----------      -----------      -----------
      Total interest and dividend income                       1,641,629        3,327,897          114,854
                                                             -----------      -----------      -----------
Other income                                                                           66
                                                             -----------      -----------      -----------
Expenses:
  Legal and professional fees                                    130,950          109,185           90,165
  Securities losses, net                                                           25,059           40,614
  Other expense                                                   41,007           40,347           30,385
                                                             -----------      -----------      -----------
      Total expenses                                             171,957          174,591          161,164
                                                             -----------      -----------      -----------
Income (loss) before income tax benefit and equity in
 undistributed net income (loss) of subsidiary                 1,469,672        3,153,372          (46,310)
Income tax benefit                                               (44,010)         (17,729)         (14,390)
                                                             -----------      -----------      -----------
Income (loss) before equity in undistributed net income
 (loss) of subsidiary                                          1,513,682        3,171,101          (31,920)
Equity in undistributed net income (loss) of subsidiary,
 Falmouth Co-Operative Bank                                        2,503       (1,741,340)       1,208,662
                                                             -----------      -----------      -----------
      Net income                                             $ 1,516,185      $ 1,429,761      $ 1,176,742
                                                             ===========      ===========      ===========

                           FALMOUTH BANCORP, INC.
                           (Parent Company Only)

                          STATEMENTS OF CASH FLOWS

                Years Ended September 30, 2002, 2001 and 2000

                                                                 2002             2001             2000
                                                                 ----             ----             ----

Cash flows from operating activities:
  Net income                                                 $ 1,516,185      $ 1,429,761      $ 1,176,742
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Losses on sales of available-for-sale securities                               25,059           40,614
    Undistributed net (income) loss of subsidiary                 (2,503)       1,741,340       (1,208,662)
    (Increase) decrease in prepaid expenses                       (2,667)             258             (263)
    (Increase) decrease in other assets                          (89,344)          11,277            1,107
    Increase in accrued expenses                                   1,530           11,553           12,937
                                                             -----------      -----------      -----------

  Net cash provided by operating activities                    1,423,201        3,219,248           22,475
                                                             -----------      -----------      -----------

Cash flows from investing activities:
  Proceeds from sales of available-for-sale securities                            572,982          478,601
  Payments received on ESOP loan                                  88,184           88,185           88,185
                                                             -----------      -----------      -----------

  Net cash provided by investing activities                       88,184          661,167          566,786
                                                             -----------      -----------      -----------

Cash flows from financing activities:
  Increase in due to subsidiary, Falmouth Co-Operative Bank      116,577
  Proceeds from exercise of stock options                        211,765           66,460           11,554
  Dividends paid                                                (457,162)        (423,440)        (325,321)
  Purchase of shares for RRP                                    (477,088)
  Purchases of treasury stock                                 (1,328,902)      (1,980,119)      (2,263,130)
                                                             -----------      -----------      -----------

  Net cash used in financing activities                       (1,934,810)      (2,337,099)      (2,576,897)
                                                             -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents            (423,425)       1,543,316       (1,987,636)
Cash and cash equivalents at beginning of year                 1,672,324          129,008        2,116,644
                                                             -----------      -----------      -----------
Cash and cash equivalents at end of year                     $ 1,248,899      $ 1,672,324      $   129,008
                                                             ===========      ===========      ===========

Directors and Officers of Falmouth Bancorp, Inc.
 and Falmouth Bank

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

Robert H. Moore
Retired - Agent, Paul Peters Insurance Agency

William E. Newton
Principal, C. H. Newton Builders, Inc.

Executive Officers
Santo P. Pasqualucci
President and Chief Executive Officer

George E. Young, III
Senior Vice President, Chief Financial Officer and Treasurer

Jeanne E. Alves
Secretary

Ronald Garcia
Vice President/Senior Loan Officer

Sharon L. Shoner
Vice President/Audit/Compliance Officer

Jacqueline E. Nolan
Vice President

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

Investor Relations
Inquiries regarding Falmouth Bank and Falmouth Bancorp, Inc. should be directed to:

      Santo P. Pasqualucci
      Falmouth Bank
      20 Davis Straits
      Falmouth, MA 02540
      (508) 548-3500

Annual Meeting of Stockholders
The Company's Annual Meeting of Stockholders will be held at 4:30 p.m. Eastern Standard Time on Tuesday, January 21, 2003, at Falmouth Bank, 20 Davis Straits, Falmouth, Massachusetts. Holders of common stock as of December 9, 2002 will be eligible to vote.

                           Falmouth Bancorp, Inc.
               20 Davis Straits, Falmouth, Massachusetts 02540
                                508-548-3500
                         http://www.falmouthbank.com