Form 10KSB, Exhibit 13
period 2003-09-30
FALMOUTH BANCORP INC
filed 2003-12-29
CIK 1027280

Exhibit 13

                     FALMOUTH BANCORP ANNUAL REPORT 2003

Expanding to meet your needs.


                                   [Photo]


                                      172 Clay Pond Road, Bourne, MA
                                      opened for business November 5, 2003.


                 [LOGO] Building Relationships One at a Time

                             2003 ANNUAL REPORT
===========================================================================

                              Table of Contents
                              -----------------

President's Message                                                       2
Financial Highlights                                                      3
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                                5
Market for the Company's Common Stock and Related Shareholder Matters    19
Consolidated Financial Statements                                        20


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

                             2003 ANNUAL REPORT
===========================================================================

                               Company Profile
                               ---------------

      Falmouth Bancorp, Inc. (the "Company") is the holding company for Falmouth Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank.

      The Company had total assets of $166.1 million as of September 30, 2003. The Bank conducts its business through an office located in Falmouth, Massachusetts, where it was originally founded in 1925 as a Massachusetts chartered mutual co-operative Bank, and two branches located in East Falmouth and North Falmouth, Massachusetts. A fourth branch in Bourne, Massachusetts opened during the fourth quarter of 2003. The Bank also services The Woods Hole, Martha's Vineyard and Nantucket Steamship Authority with ATMs located in the Woods Hole and Vineyard Haven terminals. The Bank's deposits are currently insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts.

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

      Falmouth Bancorp, Inc. is headquartered in Falmouth, Massachusetts. The Company's stock trades on the American Stock Exchange under the symbol "FCB."

                             2003 ANNUAL REPORT
===========================================================================

                             President's Message
                             -------------------

To Our Shareholders:

      The impressive financial performance of Falmouth Bancorp, Inc. for the three consecutives years ended September 30, 2000, 2001 and 2002 was underscored by the 31% increase in average annual earnings per share. During the year ended September 30, 2003 however, the combination of three separate factors reduced the earnings per share down to $0.65 assuming dilution, as compared to $1.64 for the prior year.

      The first factor was attributed to a retroactive change in the Massachusetts State Tax Code that resulted in some sixty banks, including Falmouth Bank, paying taxes from the 1999-2002 tax years. The second financial set-back occurred from the loss on sales of equity securities. The third financial impact was the decrease in holdings of our "bread and butter" 1-4 family residential loans.

      During the latter half of fiscal 2002 and most of fiscal 2003 residential loan rates were at their 40 year lows which fueled residential refinancing into 30 year, historically low, fixed rate loans.

      The lesson learned in the banking industry from the 70's, late 80's and early 90's is minimize holdings of low fixed rate 30 year residential loans funded with short-term deposits which means avoid exposure to interest rate risk. Accordingly, Falmouth Bank was cautious and sold most of its low interest rate loan production during fiscal 2002 and 2003 in favor of holding short-term investments. In so doing, the Bank traded-off higher short-term earnings for a long-term stronger earnings scenario.
This cautious approach resulted in a short-term squeeze on earnings which contributed, in part, to the lower $0.65 earnings per share for the year ended September 30, 2003.

      During improving economic times, interest rates generally tend to increase. The Bank has initiated a moderate shift from short-term investments into higher rate long-term residential loans to help track the Bank's earnings back to its accustomed higher performance levels.

      Total deposits were $145.5 million at September 30, 2003 as compared to $131.7 million at September 30, 2002, an increase of $13.8 million, or 10.5%. Total net loans were $83.3 million or 57.3% of total deposits at September 30, 2003, as compared to $95.0 million or 72.1% of total deposits at September 30, 2002. This decrease was due, in part, to residential loan refinancing at lower rates and the sale of such loans to the secondary market. The Bank sold an unprecedented $63.7 million in new residential mortgage production during fiscal 2003, with servicing retained.
Investment securities were $70.6 million or 42.5% of total assets at September 30, 2003, as compared to $47.7 million or 30.8% of total assets for prior year.

      The Company's net income for the twelve months ended September 30, 2003 was $594,000, as compared to $1.5 million for the twelve months ended September 30, 2002. The lower net income was due to the combination of three factors. The unprecedented amount of refinancing at lower interest rates and sales of loan originations, the retro-active payment of State income taxes and the loss on sales of equity securities. The reoccurrence of such factors is not anticipated in the foreseeable future.

      We are pleased to report that the Bank was successful in securing an ideal location for its first branch office in Bourne. The office opened for business on November 4, 2003 and is a deliberate execution of our strategy to create a greater presence in the Upper Cape market.

      During the Annual Stockholders Meeting on January 21, 2003, a special tribute was given to our retiring director James A. Keefe after 29 years of dedicated service and endless contributions to the success and growth of Falmouth Bank. We extend our best wishes and sincere appreciation to Jim for his guidance and wisdom over the years.

      On behalf of the Board of Directors, management and staff we continue to appreciate the confidence and support of our shareholders and will continue to seek opportunities to add value to shareholder equity.

Sincerely,

/s/ Santo P. Pasqualucci

Santo P. Pasqualucci
President & CEO

                             2003 ANNUAL REPORT
===========================================================================

                            Financial Highlights
                            --------------------

      The selected consolidated financial and other data of the Company and the Bank set forth below is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.

                                                                 At September 30,
                                       -----------------------------------------------------------------
                                          2003          2002           2001         2000          1999
                                          ----          ----           ----         ----          ----
                                                              (Dollars in thousands)

Selected Financial Condition Data:
  Assets                               $ 166,118     $ 154,521     $ 147,439     $ 135,464     $ 118,652
  Loans, net                              83,319        95,010       112,554       105,732        80,487
  Investment securities                   70,607        47,651        20,209        19,304        27,507
  Deposits                               145,534       131,717       122,176       112,374        92,886
  Stockholders' equity                    17,743        16,339        16,911        17,992        19,259

                                                                 At September 30,
                                       -----------------------------------------------------------------
                                          2003          2002           2001         2000          1999
                                          ----          ----           ----         ----          ----
                                                  (Dollars in thousands, except per share data)

Selected Operating Data:
  Interest and dividend income         $   6,730     $   8,692     $   9,645     $   8,306     $   7,488
  Interest expense on deposits and
   borrowings                              2,419         3,390         4,518         3,742         3,358
                                       ---------     ---------     ---------     ---------     ---------
  Net interest income                      4,311         5,302         5,127         4,564         4,130
  Provision for loan losses                 (180)            -           190           189            42
                                       ---------     ---------     ---------     ---------     ---------
  Net interest income after provision
   for loan losses                         4,491         5,302         4,937         4,375         4,088
                                       ---------     ---------     ---------     ---------     ---------
  Other income:
    Gain(loss) on available-for-sale
     securities, net                        (451)         (581)          168           398           263
    Other                                  1,584         1,050           528           359           386
                                       ---------     ---------     ---------     ---------     ---------
      Total other income                   1,133           469           696           757           649
                                       ---------     ---------     ---------     ---------     ---------
  Operating expenses                       3,924         3,368         3,424         3,296         2,924
                                       ---------     ---------     ---------     ---------     ---------
  Income before income taxes and
    extraordinary item                     1,700         2,403         2,209         1,836         1,813
  Income taxes                               829           887           779           659           844
                                       ---------     ---------     ---------     ---------     ---------
  Net income, before extraordinary
    item                                     871         1,516         1,430         1,177           969
  Extraordinary item, net of tax
    benefit                                 (277)            -             -             -             -
                                       ---------     ---------     ---------     ---------     ---------
  Net income                           $     594     $   1,516     $   1,430     $   1,177     $     969
                                       =========     =========     =========     =========     =========

Per Share Data:
  Earnings per common share after
   extraordinary item                  $    0.68     $    1.73     $    1.48     $    1.17     $     .78
  Earnings per common share,
   assuming dilution after
   extraordinary item                  $    0.64     $    1.64     $    1.45     $    1.16     $     .77
  Cash dividends per share             $    0.52     $    0.50     $    0.42     $     .31     $     .28
  Dividend payout ratio                    76.47%        28.90%        28.38%        26.50%        35.90%
  Weighted average number of
   common shares outstanding             874,422       875,569       967,882     1,009,475     1,243,925

                             2003 ANNUAL REPORT
===========================================================================

                            Financial Highlights
                            --------------------

                                                            At or for the Year Ended September 30,
                                                      --------------------------------------------------
                                                       2003       2002       2001       2000       1999
                                                       ----       ----       ----       ----       ----

Interest rate spread information: (1)
  Average during period                                2.46%      3.15%      3.02%      3.07%      2.98%
  End of period                                        2.47       2.87       3.17       2.81       2.93
  Net interest margin (2)                              2.84       3.68       3.84       3.81       3.80
  Return on average assets                             0.37       1.00       1.02       0.93       0.85
  Return on average equity                             3.47       8.99       7.93       6.63       4.61

Asset Quality Ratios:
  Non-performing loans as a percent of
   total loans                                            -          -          -          -          -
  Non-performing assets as a percent of
   total assets                                           -          -          -          -          -
  Allowance for loan losses as a percent
   of non-performing loans                                -          -          -          -          -

Capital Ratios:
  Average equity to average assets                    10.68      11.15      12.91      14.05      18.35
  Regulatory Tier 1 leverage capital ratio (3)        10.00       9.40      10.12      12.82      13.46

__________________
<F1>  Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F2>  Net interest margin represents net interest income divided by average interest-earning assets.
<F3>  Represents capital ratios of the Bank.

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

General

      Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, is the holding company for Falmouth Bank (the "Bank"), a Massachusetts-chartered stock co-operative bank. At September 30, 2003 there were 913,727 shares outstanding. The Company's sole business activity is ownership of the Bank. The Company also makes investments in long and short-term marketable securities and other liquid investments.

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

      The Bank's level of non-interest income and expense also affects the Bank's profitability. Non-interest income, or other income, consists primarily of service fees, net gains on sale of loans and gains on investment securities. Non-interest expense, or operating expenses, consists of salaries and benefits, deposit insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"), occupancy related expenses and other operating expenses.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for the year ended September 30, 2003, included in our Annual Report, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, the valuation of mortgage servicing rights and asset impairment judgments, and other than temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

results to differ materially. The Audit Committee and our Board of Directors periodically review these critical policies and their application.

Comparison of Financial Condition at September 30, 2003 and 2002

      The Company's total assets were $166.1 million at September 30, 2003, as compared to $154.5 million at September 30, 2002, an increase of $11.6 million or 7.51%. Total deposits were $145.5 million at September 30, 2003, as compared to $131.7 million at September 30, 2002, an increase of $13.8 million, or 10.49%. This increase was due, in part, to consumers seeking safer havens with insured deposits as a result of the downturn in the stock markets. Total net loans were $83.3 million or 57.3% of total deposits at September 30, 2003, as compared to $95.0 million or 72.1% of total deposits at September 30, 2002, representing a decrease of $11.7 million for the period. This decrease is due, in part, to low mortgage rates and to the active local real estate market driving single-family re-financing at lower yields. This results in the Bank selling more of its lower rate loans in the secondary market. During the year, the Bank sold $63.6 million in residential mortgages and $1.1 million in commercial mortgages, all with servicing retained. Investment securities were $70.6 million or 42.5% of total assets at September 30, 2003, as compared to $47.7 million or 30.9% of total assets at September 30, 2002. As investment securities matured, funds were reinvested in short-term investment grade securities and utilized to repay $2.6 million in maturing FHLB advances. Stockholders' equity was $17.7 million at September 30, 2003 as compared to $16.3 million at September 30, 2002, an increase of $1.4 million. The net increase in stockholders' equity was primarily caused by a decrease in the accumulated other comprehensive loss of $716,000, combined with increased retained earnings of $123,000 after dividend payments and the routine reduction in stock based employee compensation liabilities of $565,000. Stockholders' equity reported at September 30, 2003 included an unrealized loss, net of tax effects, in available-for-sale securities of $91,000 and retained earnings of $594,000 after an extraordinary loss (net of tax benefits) of $277,000. The extraordinary loss was due to tax legislation enacted by the Commonwealth of Massachusetts in March of 2003, effective retroactively to 1999, eliminating the 95% income tax dividend exclusion on dividends the Bank received from its real estate investment trust subsidiary. The ratio of stockholders' equity to total assets was 10.7% at September 30, 2003, as compared to 10.6% at September 30, 2002. The book value of common stock was $19.43 at September 30, 2003, as compared to $18.14 at September 30, 2002.

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

                             2003 ANNUAL REPORT
===========================================================================

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

Comparison of Operating Results at September 30, 2003 and 2002

      Net Income. The Company's net income for the twelve months ended September 30, 2003, was $594,000 as compared to $1.5 million for the twelve months ended September 30, 2002. The decrease in net income of $922,000 was primarily due to tax legislation enacted by the Commonwealth of Massachusetts in March of 2003, effective retroactively to 1999, eliminating the 95% income tax dividend exclusion on dividends the Bank received from its real estate investment trust subsidiary. Additionally, the Company realized losses of $451,000 in its investment securities portfolio. Management chose to divest itself of certain investment securities for tax and other considerations. A decrease in interest expense of $971,000, an increase in other expenses of $555,000, offset by a decrease in interest and dividend income of $2.0 million, an increase in other income of $664,000 and a decrease in income taxes of $58,000 also contributed to the decrease. The annualized return on average assets (ROA) for the 12 months ended September 30, 2003 was 0.37%, a decrease of 63 basis points, as compared to 1.00% for the prior year. Interest and dividend income decreased, primarily, as the result of an increase in residential loans re-written at lower rates during the year, accompanied with lower yields on investment securities. The decrease in interest expense was primarily due to the general reduction in interest on deposits.

      Net Interest and Dividend Income. Net interest and dividend income for the twelve-months ended September 30, 2003 was $4.3 million, as compared to $5.3 million for the 12 months ended September 30, 2002. The decrease of $1.0 million was the result of a $2.0 million decrease in interest and dividend income, offset by a $1.0 million decrease in interest expense. The net interest margin for the twelve months ended September 30, 2003 was 2.84%, a decrease of 84 basis points, as compared to 3.68% for the twelve months ended September 30, 2002. The decrease in net interest margin was primarily the result of the decrease in interest income due to the lower general level of interest rates.

      Interest and Dividend Income. Total interest and dividend income for the twelve months ended September 30, 2003 was $6.7 million, a decrease of $2 million as compared to $8.7 million for the twelve months ended September 30, 2002. The decrease in interest and dividend income was due to a $2 million decrease in interest income on loans, and a $17,000 decrease in other interest, offset by a $221,000 increase in interest and dividends on securities and short-term investments. The decrease in interest income on loans was primarily the result of increased refinancing volume at lower rates. The increase in interest and dividends on securities was the result of utilizing cash flow from the refinancing of loans to increase the volume in short-term securities.

      Interest Expense. Interest expense for the twelve months ended September 30, 2003 was $2.4 million, a decrease of $1 million, as compared to $3.4 million for the twelve months ended September 30, 2002. The decrease in interest

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

expense was due to the general decrease in interest rates as well as a decrease in Federal Home Loan Bank borrowings during the period.

      Provision for Loan Losses. The allowance for loan loss account was reduced by $180,000 for the twelve months ended September 30, 2003; no provision was made to the allowance for loan loss account for the twelve months ended September 30, 2002. The reduction in the provision for loan losses was the result of the Bank's decline in total loans due to the selling of residential mortgages, combined with a change in the methodology used to calculate the provision, both of which are commensurate with loan loss risk. The allowance for loan losses at September 30, 2003 was $761,000, as compared to $939,000 at September 30, 2002, for a decrease of 19%. On September 30, 2003 the Bank had no loans 60 or more days delinquent and no small commercial loans overdue. The Bank's allowance for loan losses to total loans ratio was 0.91% at September 30, 2003 as compared to 0.98% at September 30, 2002.

      Non-interest Income. Non-interest income or other income for the twelve months ended September 30, 2003 was $1.1 million as compared to $469,000 for the twelve months ended September 30, 2002. The $664,000 increase was due to a decrease in net security losses of $131,000, an increase of $18,000 in service charge income, a $10,000 increase in loan servicing fees a $12,000 increase in other income, and an increase of $493,000 in gains on mortgages sold. Lower market values made it necessary to write down several of the Bank's equity securities holdings during the year. The Bank continued a moderate-term strategic objective of selling off packages of the lowest rate residential loans, service retained, for market gains.

      Non-Interest Expense. Non-interest expense, or other expense, for the twelve months ended September 30, 2003 was $3.9 million as compared to $3.4 million in 2002. A $555,000 increase was primarily due to the combination of an increase in salaries and employee benefits of $251,000, an increase in write-downs on mortgage servicing assets of $243,000, an increase in occupancy expense of $10,000, an increase in data processing fees of $32,000, an increase in Directors' fees of $16,000, an increase in deposit insurance expense of 1,000 and an increase in other operating expenses of $44,000, off-set in part by a decrease in equipment expense of $9,000, and a decrease in legal and professional fees of $33,000. The increase in the write-down of mortgage servicing assets was due to serviced loans being paid off sooner than had been anticipated because of the historically low interest rates that were available. The increase in data processing expense was partially due to the modernization of our teller operating equipment and software as well as the implementation of a bank wide area network interconnecting the main office and branches.

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

                             2003 ANNUAL REPORT
===========================================================================

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

      Non-Interest Expense. Non-interest expense, or other expense, was $3.4 million for the twelve months ended September 30, 2002 and 2001. A $24,000 decrease was primarily due to the combination of a decrease in salaries and employee benefits of $40,000, a decrease in occupancy expense of $33,000, a decrease in legal and professional fees of $29,000, and a decrease in other operating expenses of $23,000, off-set in part by an increase in data processing fees of $71,000, an increase in equipment expense of $14,000, and an increase in Directors' fees of $16,000. The increase in data processing expense was partially due to the introduction of a new Cash Management

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

Program for our business customers within the Bank's web site, www.FalmouthBank.com.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, other borrowed funds and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for fiscal year 2004.

      The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at September 30, 2003 was 53.1%.

      A major portion of the Bank's liquidity consists of short-term U.S. Government and high-grade corporate obligations. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At September 30, 2003, net cash and short-term assets totaled $7.4 million.

      The primary investing activities of the Bank include the origination of loans and the purchase of investment securities. During the year ended September 30, 2003, purchases of investment securities and mortgage-backed securities totaled $92.1 million, while loan originations totaled $111.2 million. These investments were funded primarily from loan repayments of $58.5 million, loans sold of $64.7 million, investment security maturities of $65.4 million, an increase in deposits of $13.8 million, and a reduction in the amount of advances from the Federal Home Loan Bank of Boston (FHLB) of $2.6 million.

      Liquidity management is both a daily and long-term function of management. If the Bank requires more funds than it can generate internally, the Bank will borrow additional funds from the FHLB of Boston. At September 30, 2003, the Bank had $2.5 million in outstanding advances from the FHLB of Boston.

      At September 30, 2003, the Bank had $8.0 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $40.5 million at September 30, 2003. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

      At September 30, 2003, the Company and the Bank exceeded all of their respective regulatory capital requirements.

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

                             2003 ANNUAL REPORT
===========================================================================

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

      Since the mid-1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. Historically, the Bank did not retain fixed-rate loans with terms in excess of 15 years in its portfolio. Beginning in March 1995, however, the Bank retained a portion of its fixed-rate loans with terms in excess of 15 years in the portfolio. At September 30, 2003, the Bank's loan portfolio included $14.0 million of adjustable-rate mortgages and $15.4 million of adjustable-rate home equity loans that together represent 34.8% of the Bank's total loans.

      In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of investment securities and other assets of maturities of three years or less. At September 30, 2003, the Bank had $59.6 million of investment securities maturing within one year or less and $8.0 million of investment securities maturing over one through five years.

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

                             2003 ANNUAL REPORT
===========================================================================

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

Impact of New Accounting Standards

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

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

      All of the provisions of SFAS No. 142 were effective for the Company beginning with its fiscal year ending September 30, 2003. The adoption of SFAS No. 142 did not have an impact on the Company's consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have any material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions", an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 was effective on October 1, 2002, with earlier application permitted. There was no impact on the Company's consolidated financial statements on adoption of this Statement.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," and provides three alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123. The transition guidance and annual disclosure provisions of this Statement are effective for fiscal years ending after December 15, 2002 and the interim period disclosure provisions are effective for interim periods beginning after December 31, 2002. This Statement did not have any effect on the Company's consolidated financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2003, which is expected to mature or reprice in each of the time periods shown. The investment securities and mortgage-backed securities in the following table are presented at carrying amount.

                                                                  At September 30, 2003
                                              --------------------------------------------------------------
                                                            Over One     Over Five
                                               One Year     Through       Through     Over Ten
                                               or Less     Five Years    Ten Years      Years        Total
                                               --------    ----------    ---------    --------       -----
                                                                  (Dollars in thousands)

Interest-earning assets:
  Investment securities (1)                   $  59,660     $  7,917     $      -     $      -     $  67,577
  Mortgage-backed securities                          -           32          352          118           502
  Other interest-earning assets                   7,014            -            -            -         7,014
  Adjustable rate 1-4 family loans               10,471        7,248        1,456       10,286        29,461
  Fixed rate 1-4 family loans                       706        3,529        9,197       20,095        33,527
  Commercial real estate loans                    2,104       12,241          929          453        15,727
  Consumer and commercial loans                   1,857        3,508            -            -         5,365
                                              ---------     --------     --------     --------     ---------
      Total (2)                               $  81,812     $ 34,475     $ 11,934     $ 30,952     $ 159,173
                                              =========     ========     ========     ========     =========
Interest-bearing liabilities:
  Certificates of deposit                     $  40,566     $ 12,887     $      -     $      -     $  53,453
  Money market accounts                          31,386            -            -            -        31,386
  NOW accounts                                   14,863            -            -            -        14,863
  Passbook accounts                              25,407            -            -            -        25,407
  Repurchase agreements                               -            -            -            -             -
  FHLB advances                                     101          482        2,000            -         2,583
                                              ---------     --------     --------     --------     ---------
      Total                                   $ 112,332     $ 13,369     $  2,000     $      -     $ 127,692
                                              =========     ========     ========     ========     =========
  Interest sensitivity gap                    $ (30,511)    $ 21,106     $  9,934     $ 30,952     $  31,481
                                              =========     ========     ========     ========     =========
Cumulative interest sensitivity
 gap                                          $ (30,511)    $ (9,405)    $    529     $ 31,481
                                              =========     ========     ========     ========
Ratio of cumulative gap to total
 assets                                          (18.37)%      (5.66)%       0.32%       18.95%

__________________
<F1>  Excludes marketable equity securities.
<F2>  Loans are presented net of unearned income and unadvanced principal.

                             2003 ANNUAL REPORT
===========================================================================

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
                ---------------------------------------------

      Management believes the current one-year gap of negative 18.4% presents a risk to net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investments spread by term to maturity with greater emphasis on maturities of one year or less. The preceding table utilized no assumptions or adjustments regarding the retention of core deposits, prepayment of loans and decay rates based upon Falmouth's actual experience. Accordingly, it is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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

                                                                         Year Ended September 30,
                                       --------------------------------------------------------------------------------------------
                                                    2003                           2002                           2001
                                       -----------------------------  -----------------------------  ------------------------------
                                                             Average                        Average                        Average
                                       Average               Yield/   Average               Yield/   Average               Yield/
                                       Balance    Interest    Cost    Balance    Interest    Cost    Balance    Interest    Cost
                                       -------    --------   -------  -------    --------   -------  -------    --------   --------
                                                                          (Dollars in thousands)

Assets:
Interest-earning assets:
  Loans, net:
  Mortgages                            $ 79,745    $4,928    6.18%    $100,663    $6,999    6.95%    $106,658    $8,034    7.53%
  Consumer and other                      5,588       371    6.64        6,122       466    7.61        4,915       421    8.57
                                       --------    ------             --------    ------             --------    ------
      Total loans, net                   85,333     5,299    6.21      106,785     7,465    6.99      111,573     8,455    7.58
  Investments                            57,993     1,316    2.27       31,426     1,095    3.48       18,465     1,000    5.42
  Other earning assets                    8,557       115    1.34        5,900       132    2.24        3,340       190    5.69
                                       --------    ------             --------    ------             --------    ------
      Total interest-earning assets     151,883     6,730    4.43      144,111     8,692    6.03      133,378     9,645    7.23
                                                   ------                         ------                         ------
  Cash and due from banks                 3,555                          3,480                          3,313
  Other assets                            4,143                          3,582                          2,995
                                       --------                       --------                       --------
      Total assets                     $159,581                       $151,173                       $139,686
                                       ========                       ========                       ========
Liabilities:
Interest-bearing liabilities:
  Deposits:
    Savings deposits                   $ 23,545    $  157    0.67%    $ 20,175    $  236    1.17%    $ 18,209    $  305    1.67%
    NOW                                  12,070        18    0.15       10,387        31    0.30        8,810        62    0.70
    Money market deposits                27,520       372    1.35       23,539       495    2.10       16,793       547    3.26
    Certificates of deposit              54,836     1,641    2.99       57,133     2,332    4.08       55,720     3,207    5.76
  Borrowed money                          4,953       230    4.64        6,336       296    4.67        7,880       397    5.04
                                       --------    ------             --------    ------             --------    ------
      Total interest-bearing
       liabilities                      122,924     2,418    1.97      117,570     3,390    2.88      107,412     4,518    4.21
                                                   ------                         ------                         ------
  Non-interest bearing liabilities       19,559                         16,688                         14,183
                                       --------                       --------                       --------
      Total liabilities                 142,483                        134,258                        121,595
  Stockholders' equity                   17,051                         16,861                         18,037
  Minority interest in consolidated
   subsidiary                                47                             54                             54
                                       --------                       --------                       --------
      Total liabilities and
       stockholders' equity            $159,581                       $151,173                       $139,686
                                       ========                       ========                       ========
Net interest and dividend income                   $4,312                         $5,302                         $5,127
                                                   ======                         ======                         ======
Interest rate spread                                         2.46%                          3.15%                          3.02%
Net interest margin                                          2.84%                          3.68%                          3.84%
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                             123.56%                        122.57%                        124.17%

                             2003 ANNUAL REPORT
===========================================================================

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

                                                                     Year Ended September 30,
                                            -------------------------------------------------------------------------
                                                       2003 vs. 2002                          2002 vs. 2001
                                                    Increase (Decrease)                    Increase (Decrease)
                                                          Due To                                 Due To
                                            ----------------------------------      ---------------------------------
                                             Volume        Rate        Total         Volume       Rate         Total
                                             ------        ----        -----         ------       ----         -----
                                                                      (Dollars in thousands)

Interest-earning assets:
  Loans                                     $(1,328)     $  (838)     $(2,166)     $  (325)     $  (665)     $  (990)
  Investments in other earning assets           639         (435)         204          509         (472)          37
                                            -------      -------      -------      -------      -------      -------
      Total interest-earning assets            (689)      (1,273)      (1,962)         184       (1,137)        (953)
                                            -------      -------      -------      -------      -------      -------
Interest-bearing liabilities:
  Savings deposits                               22         (101)         (79)          23          (92)         (69)
  NOW                                             3          (16)         (13)           5          (36)         (31)
  Money market deposits                          54         (177)        (123)         142         (194)         (52)
  Certificates of deposit                       (69)        (622)        (691)          58         (933)        (875)
  Borrowed money                                (64)          (2)         (66)         (72)         (29)        (101)
                                            -------      -------      -------      -------      -------      -------
      Total interest-bearing liabilities         54         (918)        (972)         156       (1,284)      (1,128)
                                            -------      -------      -------      -------      -------      -------
Net change in net interest income           $  (635)     $   355      $   990      $    28      $   147      $   175
                                            =======      =======      =======      =======      =======      =======

Off-Balance Sheet Arrangements

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

                             2003 ANNUAL REPORT
===========================================================================

                    Market for the Company's Common Stock
                       and Related Shareholder Matters
                       -------------------------------

      Falmouth Bancorp, Inc.'s common stock is traded on the American Stock Exchange and quoted under the symbol "FCB." The table below shows the high and low sales price during the periods indicated.

      At September 30, 2003, the last trading date in the Bank's fiscal year, the Company's common stock closed at $28.85. At September 30, 2003, there were 913,727 shares of the Company's common stock outstanding, which were held of record by approximately 941 stockholders, not including persons or entities that hold the stock in nominee or "street" name through various brokerage firms.

      On November 18, 2003, the Board of Directors of the Company declared a quarterly cash dividend of $0.13 per share of common stock, which will be paid on December 23, 2003 to stockholders of record on December 9, 2003.

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

                                                      Price Range
                                                ----------------------
Quarter Ended                                      High          Low       Dividends
-------------                                      ----          ---       ---------

Fiscal year ended September 30, 2002:
  First Quarter ended December 31, 2001         $20-19/64      $20          $.12
  Second Quarter ended March 31, 2002            22-1/2         20-1/2       .12
  Third Quarter ended June 30, 2002              30-1/128       22-5/8       .13
  Fourth Quarter ended September 30, 2002        27-3/4         22-1/4       .13

Fiscal year ended September 30, 2003:
  First Quarter ended December 31, 2002          26.75          23           .13
  Second Quarter ended March 31, 2003            26.15          24.5         .13
  Third Quarter ended June 30, 2003              26.25          24.5         .13
  Fourth Quarter ended September 30, 2003        31.85          25.5         .13

         [Form of Letterhead of Shatswell, MacLeod & Company, P.C.]


The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------

We have audited the accompanying consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Shatswell, MacLeod & Company, P.C.

                                       SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
October 28, 2003

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         September 30, 2003 and 2002
                         ---------------------------


ASSETS                                                              2003             2002
------                                                              ----             ----

Cash, due from banks and interest bearing deposits              $  3,335,059     $  2,916,804
Federal funds sold                                                 4,037,306        4,505,780
                                                                ------------     ------------
      Total cash and cash equivalents                              7,372,365        7,422,584
Investments in available-for-sale securities (at fair value)      37,179,799       18,712,954
Investments in held-to-maturity securities (fair values of
 $32,556,554 as of September 30, 2003 and $28,034,474 as of
 September 30, 2002)                                              32,549,241       28,060,267
Federal Home Loan Bank stock, at cost                                878,000          878,000
Loans, net of allowance for loan losses of $760,552 as of
 September 30, 2003 and $939,173 as of September 30, 2002         83,319,478       95,009,955
Premises and equipment                                             1,911,894        1,792,016
Accrued interest receivable                                        1,333,910        1,114,924
Co-operative Central Bank Reserve Fund Deposit                       395,395          395,395
Other assets                                                       1,178,108        1,134,907
                                                                ------------     ------------
      Total assets                                              $166,118,190     $154,521,002
                                                                ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
  Noninterest-bearing                                           $ 20,425,557     $ 17,552,180
  Interest-bearing                                               125,109,413      114,164,879
                                                                ------------     ------------
      Total deposits                                             145,534,970      131,717,059
Securities sold under agreements to repurchase                                        471,872
Federal Home Loan Bank advances                                    2,582,885        5,178,175
Other liabilities                                                    256,956          761,663
                                                                ------------     ------------
      Total liabilities                                          148,374,811      138,128,769
                                                                ------------     ------------
Minority preferred stockholders' equity in a subsidiary
 company of Falmouth Co-Operative Bank                                                 53,500
                                                                ------------     ------------

Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized
   500,000 shares; none issued
  Common stock, par value $.01 per share; authorized
   2,500,000 shares; issued 1,454,750 shares; outstanding
   913,727 shares at September 30, 2003 and 900,779 shares
   at September 30, 2002                                              14,547           14,547
  Paid-in capital                                                 14,093,713       13,981,543
  Retained earnings                                               13,858,343       13,735,221
  Unallocated Employee Stock Ownership Plan shares                  (213,114)        (301,299)
  Treasury stock (541,023 shares as of September 30, 2003
   and 553,971 shares as of September 30, 2002)                   (9,578,649)      (9,807,890)
  Unearned compensation                                             (340,994)        (477,088)
  Accumulated other comprehensive loss                               (90,467)        (806,301)
                                                                ------------     ------------
      Total stockholders' equity                                  17,743,379       16,338,733
                                                                ------------     ------------
      Total liabilities and stockholders' equity                $166,118,190     $154,521,002
                                                                ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------


                                                              2003           2002           2001
                                                              ----           ----           ----

Interest and dividend income:
  Interest and fees on loans                               $5,299,009     $7,465,526     $8,455,351
  Interest on debt securities:
    Taxable                                                 1,240,007      1,012,470        864,333
  Dividends on marketable equity securities                    75,980         81,525        105,146
  Dividends on Co-operative Bank Investment
   and Liquidity Funds                                                           551         30,063
  Other interest                                              114,942        131,995        190,265
                                                           ----------     ----------     ----------
      Total interest and dividend income                    6,729,938      8,692,067      9,645,158
                                                           ----------     ----------     ----------
Interest expense:
  Interest on deposits                                      2,188,626      3,093,465      4,120,397
  Interest on securities sold under agreements
   to repurchase                                               11,179          5,269         36,313
  Interest on Federal Home Loan Bank advances                 218,686        290,944        361,049
                                                           ----------     ----------     ----------
      Total interest expense                                2,418,491      3,389,678      4,517,759
                                                           ----------     ----------     ----------
      Net interest and dividend income                      4,311,447      5,302,389      5,127,399
(Benefit) provision for loan losses                          (179,868)                      190,000
                                                           ----------     ----------     ----------
      Net interest and dividend income after (benefit)
       provision for loan losses                            4,491,315      5,302,389      4,937,399
                                                           ----------     ----------     ----------
Other income:
  Service charges on deposit accounts                         198,772        181,205        151,963
  (Losses) gains on available-for-sale securities, net       (450,700)      (581,151)       167,957
  Net gains on sales of loans                               1,043,733        550,488         92,427
  Loan servicing fees, net                                     40,164         29,948         17,952
  Other income                                                300,911        288,610        266,031
                                                           ----------     ----------     ----------
      Total other income                                    1,132,880        469,100        696,330
                                                           ----------     ----------     ----------
Other expense:
  Salaries and employee benefits                            1,957,968      1,706,956      1,746,736
  Occupancy expense                                           170,115        159,970        192,589
  Equipment expense                                           186,663        195,214        181,129
  Data processing expense                                     427,442        395,818        325,127
  Directors' fees                                              87,165         71,350         54,850
  Legal and professional fees                                 163,971        197,018        226,479
  Deposit insurance expense                                    22,500         21,175         20,821
  Writedowns of mortgage servicing rights                     242,727
  Other expense                                               665,387        620,958        676,964
                                                           ----------     ----------     ----------
      Total other expense                                   3,923,938      3,368,459      3,424,695
                                                           ----------     ----------     ----------
      Income before income taxes and extraordinary item     1,700,257      2,403,030      2,209,034
Income taxes                                                  829,066        886,845        779,273
                                                           ----------     ----------     ----------
Income before extraordinary item                              871,191      1,516,185      1,429,761
Extraordinary item (net of tax benefit of $146,221)          (276,959)
                                                           ----------     ----------     ----------
      Net income                                           $  594,232     $1,516,185     $1,429,761
                                                           ==========     ==========     ==========



                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------
                                 (Continued)


                                                              2003           2002           2001
                                                              ----           ----           ----

Basic earnings per share:
  Income before extraordinary item                         $     1.00     $     1.73     $     1.48
  Extraordinary item, net of tax benefit                        (0.32)
                                                           ----------     ----------     ----------
      Net income                                           $     0.68     $     1.73     $     1.48
                                                           ==========     ==========     ==========
Diluted earnings per share:
  Income before extraordinary item                         $     0.94     $     1.64     $     1.45
  Extraordinary item, net of tax benefit                        (0.30)
                                                           ----------     ----------     ----------
      Net income                                           $     0.64     $     1.64     $     1.45
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

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------


                                                                    Unallocated                            Accumulated
                                                                     Employee                                 Other
                                                                       Stock                                 Compre-
                                                                     Ownership                               hensive
                                  Common    Paid-in       Retained      Plan       Treasury     Unearned      Income
                                  Stock     Capital       Earnings     Shares       Stock     Compensation    (Loss)      Total
                                  ------    -------       --------  -----------    --------   ------------  ----------    ------

Balance, September 30, 2000      $14,547  $13,901,452   $11,669,877  $(477,668)  $(6,850,722)  $(291,097)   $  25,674  $17,992,063
Employee Stock Ownership Plan                  52,332                                                                       52,332
ESOP shares released                                                    88,185                                              88,185
Recognition and retention plan                109,819                                                                      109,819
Distribution of RRP shares                   (153,668)                                           153,668
Tax benefit from RRP                            1,166                                                                        1,166
Purchases of treasury stock                                                       (1,980,119)                           (1,980,119)
Exercise of stock options and
 related tax benefit                           (9,822)                                81,104                                71,282
Dividends declared ($.42
 per share)                                                (423,440)                                                      (423,440)
Comprehensive income:
  Net income                                              1,429,761
  Change in net unrealized
   holding gain on available-
   for-sale securities, net of
   tax effect                                                                                                (430,361)
    Comprehensive income                                                                                                   999,400
                                 -------  -----------   -----------  ---------   -----------   ---------    ---------  -----------
Balance, September 30, 2001       14,547   13,901,279    12,676,198   (389,483)   (8,749,737)   (137,429)    (404,687)  16,910,688
Employee Stock Ownership Plan                 113,614                                                                      113,614
ESOP shares released                                                    88,184                                              88,184
Recognition and retention plan                 80,443                                                                       80,443
Distribution of RRP shares                   (137,429)                                           137,429
Purchase of shares for RRP                                                                      (477,088)                 (477,088)
Tax benefit from RRP                           28,718                                                                       28,718
Purchases of treasury stock                                                       (1,328,902)                           (1,328,902)
Exercise of stock options and
 related tax benefit                           (5,082)                               270,749                               265,667
Dividends declared ($.50
 per share)                                                (457,162)                                                      (457,162)
Comprehensive income:
  Net income                                              1,516,185
  Change in net unrealized
   holding loss on available-
   for-sale securities, net of
   tax effect                                                                                                (401,614)
    Comprehensive income                                                                                                 1,114,571
                                 -------  -----------   -----------  ---------   -----------   ---------    ---------  -----------
Balance, September 30, 2002       14,547   13,981,543    13,735,221   (301,299)   (9,807,890)   (477,088)    (806,301)  16,338,733
Employee Stock Ownership Plan                 135,148                                                                      135,148
ESOP shares released                                                    88,185                                              88,185
Recognition and retention plan                118,783                                                                      118,783
Distribution of RRP shares                   (136,094)                                           136,094
Tax benefit from RRP                            8,112                                                                        8,112
Exercise of stock options and
 related tax benefit                          (13,779)                               229,241                               215,462
Dividends declared ($.52
 per share)                                                (471,110)                                                      (471,110)
Comprehensive income:
  Net income                                                594,232
  Change in net unrealized
   holding loss on available-
   for-sale securities, net of
   tax effect                                                                                                 715,834
    Comprehensive income                                                                                                 1,310,066
                                 -------  -----------   -----------  ---------   -----------   ---------    ---------  -----------
Balance, September 30, 2003      $14,547  $14,093,713   $13,858,343  $(213,114)  $(9,578,649)  $(340,994)   $ (90,467) $17,743,379
                                 =======  ===========   ===========  =========   ===========   =========    =========  ===========

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------
                                 (continued)

Reclassification disclosure for the years ended September 30:


                                                                           2003         2002          2001
                                                                           ----         ----          ----

Net unrealized gains (losses) on available-for-sale securities           $238,293    $(695,284)    $(549,312)
Reclassification adjustment for realized losses (gains) in net income     450,700      581,151      (167,957)
                                                                         --------    ---------     ---------
  Other comprehensive income (loss) before income tax effect              688,993     (114,133)     (717,269)
Income tax benefit (expense)                                               26,841     (287,481)      286,908
                                                                         --------    ---------     ---------
      Other comprehensive income (loss), net of tax                      $715,834    $(401,614)    $(430,361)
                                                                         ========    =========     =========

Accumulated other comprehensive loss as of September 30, 2003, 2002 and 2001 consists of net unrealized holding losses on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------


                                                                      2003             2002             2001
                                                                      ----             ----             ----

Cash flows from operating activities:
  Net income                                                      $    594,232     $  1,516,185     $  1,429,761
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Losses (gains) on available-for-sale securities, net             450,700          581,151         (167,957)
      Amortization of investment securities, net                     1,752,610          518,396           55,910
      (Benefit) provision for loan losses                             (179,868)                          190,000
      Change in deferred loan costs, net of origination fees            40,437           64,419         (171,939)
      Net gains on sales of loans                                   (1,043,733)        (550,488)         (92,427)
      Depreciation and amortization                                    165,353          188,339          187,777
      Loss on disposal of equipment                                                       1,071
      Increase in accrued interest receivable                         (218,986)        (284,503)         (79,731)
      Decrease in prepaid expenses                                      24,100           21,880           12,732
      Increase in taxes receivable                                    (143,346)        (131,081)         (84,507)
      (Increase) decrease in other assets                               (2,932)          (1,030)           6,605
      Amortization and impairment of mortgage servicing rights         349,946           32,594
      Recognition and retention plan (RRP)                             118,783           80,443          109,819
      Deferred tax expense (benefit)                                   342,944         (107,420)          73,281
      Increase (decrease) in accrued expenses                            5,362          (77,473)           1,898
      (Decrease) increase in accrued interest payable                      (49)            (356)             419
      (Decrease) increase in other liabilities                        (510,020)         484,958           52,476
                                                                  ------------     ------------     ------------

  Net cash provided by operating activities                          1,745,533        2,337,085        1,524,117
                                                                  ------------     ------------     ------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                       (49,943,612)     (13,984,026)      (7,366,058)
  Proceeds from sales of available-for-sale securities               2,197,181           96,317        1,410,851
  Proceeds from maturities of available-for-sale securities         28,854,295        3,614,057        3,780,839
  Purchases of held-to-maturity securities                         (42,133,350)     (34,668,159)     (11,235,627)
  Proceeds from maturities of held-to-maturity securities           36,555,350       16,285,640       12,057,785
  Purchases of Federal Home Loan Bank stock                                                             (157,300)
  Loan originations and principal collections, net                 (53,250,017)     (19,346,570)     (15,753,375)
  Recoveries of previously charged off loans                             1,770
  Proceeds from sales of loans                                      65,579,567       36,939,213        9,005,157
  Capital expenditures                                                (285,231)         (83,729)         (94,397)
                                                                  ------------     ------------     ------------

  Net cash used in investing activities                            (12,424,047)     (11,147,257)      (8,352,125)
                                                                  ------------     ------------     ------------

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------
                                 (continued)


                                                                      2003             2002             2001
                                                                      ----             ----             ----

Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts         17,477,554       10,724,566        3,698,627
  Net (decrease) increase in time deposits                          (3,659,643)      (1,183,343)       6,102,969
  Net decrease in securities sold under agreements to repurchase      (471,872)        (203,884)        (188,187)
  Proceeds from Federal Home Loan Bank long-term advances                                              7,500,000
  Repayment of Federal Home Loan Bank long-term advances            (2,595,290)      (2,089,773)      (6,084,013)
  Net change in Federal Home Loan Bank short-term advances                                             2,000,000
  Redemption of preferred share relative to minority interest          (53,500)            (500)
  Proceeds from exercise of stock options                              178,823          211,765           66,460
  Dividends paid                                                      (471,110)        (457,162)        (423,440)
  Employee Stock Ownership Plan                                        135,148          113,614           52,332
  Unallocated ESOP shares released                                      88,185           88,184           88,185
  Purchase of shares for RRP                                                           (477,088)
  Purchases of treasury stock                                                        (1,328,902)      (1,980,119)
                                                                  ------------     ------------     ------------

  Net cash provided by financing activities                         10,628,295        5,397,477       10,832,814
                                                                  ------------     ------------     ------------

(Decrease) increase in cash and cash equivalents                       (50,219)      (3,412,695)       4,004,806
Cash and cash equivalents at beginning of period                     7,422,584       10,835,279        6,830,473
                                                                  ------------     ------------     ------------
Cash and cash equivalents at end of period                        $  7,372,365     $  7,422,584     $ 10,835,279
                                                                  ============     ============     ============

Supplemental disclosures:
  Interest paid                                                   $  2,418,540     $  3,390,034     $  4,517,340
  Income taxes paid                                                    872,663        1,125,346          790,499

The accompanying notes are an integral part of these consolidated financial statements.

                   FALMOUTH BANCORP, INC. AND SUBSIDIARIES
                   ---------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------

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

      USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

      Falmouth Securities Corporation was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. This corporation was dissolved on August 13, 2001 and is no longer in existence. The assets and liabilities were transferred to Falmouth Co-Operative Bank.

      Falmouth Capital Corporation, a real estate investment trust, was established as part of the Company's tax management planning. This corporation was dissolved effective October 21, 2003 and is no longer in existence. The assets and liabilities were transferred to Falmouth Co-Operative Bank.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing deposits and federal funds sold.

      Cash and due from banks as of September 30, 2003 and 2002 includes $770,160 and $574,000, respectively which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

      SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

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

            -- Held-to-maturity securities are measured at amortized cost on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of stockholders' equity. They are merely disclosed in the notes to the consolidated financial statements.

            -- Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of stockholders' equity until realized.

            -- Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

      If a decline in the fair value below the adjusted cost basis of an investment is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

      LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

      Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

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

      ALLOWANCE FOR LOAN LOSSES:

      The allowance for loan losses is established as losses are estimated \ to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

      OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

      Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

      In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

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

      Accrued interest receivable and Co-operative Central Bank Reserve Fund
      Deposit: The carrying amounts of accrued interest receivable and Co-operative Central Bank Reserve Fund Deposit approximate their fair values.

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

      Securities sold under agreements to repurchase: The carrying amount reported on the consolidated balance sheet for securities sold under agreements to repurchase approximates those liabilities' fair values.

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

      STOCK-BASED COMPENSATION:

      At September 30, 2003, the Company has a stock-based employee compensation plan which is described more fully in Note 10. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.


                                                             For the Years Ended September 30,
                                                           ------------------------------------
                                                             2003         2002          2001
                                                             ----         ----          ----

      Net income, as reported                              $594,232    $1,516,185    $1,429,761
      Deduct: Total stock-based employee compensation
       expense determined under fair value based method
       for all awards, net of related tax effects            31,333        33,053        60,273
                                                           --------    ----------    ----------
      Pro forma net income                                 $562,899    $1,483,132    $1,369,488
                                                           ========    ==========    ==========

      Earnings per share:
        Basic - as reported                                   $0.68         $1.73         $1.48
        Basic - pro forma                                     $0.64         $1.69         $1.42
        Diluted - as reported                                 $0.64         $1.64         $1.45
        Diluted - pro forma                                   $0.61         $1.61         $1.39

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

      RECENT ACCOUNTING PRONOUNCEMENTS:

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets." The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

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

      All of the provisions of SFAS No. 142 were applied for the Company beginning with its fiscal year ending September 30, 2003. SFAS No. 142 has been applied to all goodwill and intangible assets recognized in the Company's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized.

      The adoption of this Statement did not have a material impact on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this Statement did not have any material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions," an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer - relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. There was no substantial impact on the Company's consolidated financial statements on adoption of this Statement.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," and permits two additional transition methods for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123. The transition guidance and annual disclosure provisions of this Statement are effective for fiscal years ending after December 15, 2002 and the interim period disclosure provisions are effective for interim periods beginning after December 31, 2002. This Statement did not have any effect on the Company's consolidated financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

NOTE 3 - INVESTMENTS IN SECURITIES
----------------------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of September 30:


                                                                    Gains in         Losses in
                                                                   Accumulated      Accumulated
                                                   Amortized          Other           Other
                                                     Cost         Comprehensive    Comprehensive       Fair
                                                     Basis           Income           Income           Value
                                                   ---------      -------------    -------------       -----

Available-for-sale:
  September 30, 2003:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 5,535,863      $    164         $  2,317       $ 5,533,710
    Corporate debt securities                       29,687,903        29,225           73,185        29,643,943
    Mortgage-backed securities                         352,404        23,756                            376,160
    Marketable equity securities                     1,703,247       115,000          192,261         1,625,986
                                                   -----------      --------         --------       -----------
                                                   $37,279,417      $168,145         $267,763       $37,179,799
                                                   ===========      ========         ========       ===========

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
                                                   ===========      ========         ========       ===========


                                                                     Gross           Gross
                                                      Net         Unrecognized    Unrecognized
                                                    Carrying        Holding         Holding          Fair
                                                     Amount          Gains            Loss           Value
                                                    --------      ------------    ------------       -----

Held-to-maturity:
  September 30, 2003:
    Corporate debt securities                      $32,399,711      $ 55,121        $ 53,523      $32,401,309
    Mortgage-backed securities                         149,530         5,715                          155,245
                                                   -----------      --------        --------      -----------
                                                   $32,549,241      $ 60,836        $ 53,523      $32,556,554
                                                   ===========      ========        ========      ===========

  September 30, 2002:
    Debt securities issued by the U.S. Treasury
     and other U.S. government corporations
     and agencies                                  $ 8,014,458      $ 33,552        $             $ 8,048,010
    Corporate debt securities                       19,833,400        11,082          78,832       19,765,650
    Mortgage-backed securities                         212,409         8,405                          220,814
                                                   -----------      --------        --------      -----------
                                                   $28,060,267      $ 53,039        $ 78,832      $28,034,474
                                                   ===========      ========        ========      ===========

The scheduled maturities of debt securities were as follows as of September 30, 2003:


                                         Available-For-Sale          Held-To-Maturity
                                         ------------------    ---------------------------
                                                Fair           Net Carrying       Fair
                                                Value             Amount          Value
                                                -----          ------------       -----

Due within one year                          $31,505,028       $28,155,830     $28,128,719
Due after one year through five years          3,672,625         4,243,881       4,272,590
Mortgage-backed securities                       376,160           149,530         155,245
                                             -----------       -----------     -----------
                                             $35,553,813       $32,549,241     $32,556,554
                                             ===========       ===========     ===========

For the year ended September 30, 2003, proceeds from sales of securities available-for-sale amounted to $2,197,181. Gross realized gains and gross realized losses on those sales amounted to $75,403 and $477,087, respectively. For the year ended September 30, 2002, proceeds from sales of securities available-for-sale amounted to $96,317. Gross realized gains and gross realized losses on those sales amounted to $25,550 and $9,786, respectively. For the year ended September 30, 2001, proceeds from sales of securities available-for-sale amounted to $1,410,851. Gross realized gains and gross realized losses on those sales amounted to $204,597 and $36,640, respectively. The tax (benefit) provision applicable to these net realized gains or losses amounted to ($164,409), $6,449 and $68,745 for the years ended September 30, 2003, 2002 and 2001, respectively.

Total carrying amounts of $0 and $1,013,874 of debt securities were pledged to secure repurchase agreements and borrowings from the Federal Reserve Bank discount window as of September 30, 2003 and 2002, respectively.

The following are securities of issuers which exceeded 10% of stockholders' equity as of September 30, 2003:


                                        Amortized        Fair
                                        Cost Basis       Value
                                        ----------       -----

Comcast Cable Communications, Inc.      $2,077,851    $2,072,400
Time Warner Inc.                         2,985,699     2,963,595
International Lease Finance Corp.        3,092,612     3,105,330
Deere & Co.                              3,478,914     3,480,963
Sempra Energy                            2,083,688     2,077,500
Walt Disney Co.                          1,966,727     1,966,978
First Union Corp.                        2,114,996     2,123,640
Conoco Inc.                              3,078,156     3,073,740
Whitman Corp.                            3,241,290     3,232,877
CVS Corp.                                2,438,447     2,435,616
Rohm & Haas Co.                          2,088,390     2,077,600
McDonalds Corp.                          2,110,366     2,102,193
American Telephone & Telegraph Corp.     3,048,634     3,066,680
Textron Financial Corp.                  1,931,038     1,934,423
General Motors Acceptance Corp.          2,649,630     2,650,280

NOTE 4 - LOANS
--------------

Loans consisted of the following as of September 30:


                                                       2003            2002
                                                       ----            ----

Commercial, financial and agricultural             $ 4,943,352     $ 5,178,877
Real estate - construction and land development      5,075,051       8,488,005
Real estate - residential                           57,699,681      69,700,808
Real estate - commercial                            15,701,970      11,844,559
Consumer                                               402,948         439,414
                                                   -----------     -----------
                                                    83,823,002      95,651,663
Deferred loan costs, net of origination fees           257,028         297,465
Allowance for loan losses                             (760,552)       (939,173)
                                                   -----------     -----------
      Loans, net                                   $83,319,478     $95,009,955
                                                   ===========     ===========

Certain directors and executive officers of the Company were customers of the Bank during the year ended September 30, 2003. Total loans to such persons and their companies amounted to $2,036,837 as of September 30, 2003. During the year ended September 30, 2003, total principal payments amounted to $95,031 and principal advances were $1,731,868.

Changes in the allowance for loan losses were as follows for the years ended September 30:


                                          2003         2002         2001
                                          ----         ----         ----

Balance at beginning of period         $ 939,173     $945,247     $755,247
Loans charged off                           (523)      (6,074)
Recoveries                                 1,770
(Benefit) provision for loan losses     (179,868)                  190,000
                                       ---------     --------     --------
Balance at end of period               $ 760,552     $939,173     $945,247
                                       =========     ========     ========

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of September 30:


                                                    2003      2002
                                                    ----      ----

Nonaccrual loans                                     $0     $     0

Accruing loans which are 90 days or more overdue     $0     $42,000

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of September 30:


                                                                              2003                         2002
                                                                   -------------------------    -------------------------
                                                                    Recorded       Related       Recorded       Related
                                                                   Investment     Allowance     Investment     Allowance
                                                                   In Impaired    For Credit    In Impaired    For Credit
                                                                      Loans         Losses         Loans         Losses
                                                                   -----------    ----------    -----------    ----------

Loans for which there is a related allowance for credit losses       $     0          $0          $42,000        $42,000

Loans for which there is no related allowance for credit losses            0                            0
                                                                     -------          --          -------        -------

      Totals                                                         $     0          $0          $42,000        $42,000
                                                                     =======          ==          =======        =======

Average recorded investment in impaired loans during the
 year ended September 30                                             $16,800                      $16,800
                                                                     =======                      =======

Related amount of interest income recognized during the time, in the year ended September 30, that the loans were impaired

      Total recognized                                               $ 2,793                      $     0
                                                                     =======                      =======
      Amount recognized using a cash-basis method of
       accounting                                                    $ 2,793                      $     0
                                                                     =======                      =======

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $70,015,072 and $42,860,464 as of September 30, 2003 and 2002,
respectively.

In years prior to the year ended September 30, 2002, the Company considered the value of its mortgage servicing asset to be immaterial. The "loans serviced for others" portfolio has increased significantly and the Company now recognizes its mortgage servicing rights as an asset on the consolidated balance sheet. The Company adheres to the accounting and reporting standards as set forth in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" as amended by Statement
140. When the Company sells a mortgage loan and retains the servicing rights, the Company allocates the cost of the loan and servicing based on their relative fair values. The asset created thereby is amortized in proportion to, and over the period of, estimated net servicing income. The servicing asset is reviewed for impairment on a quarterly basis. The amount by which the book value exceeds the fair value is recorded in a valuation allowance and charged to current period income.

No valuation allowance for the carrying amount of mortgage servicing rights at September 30, 2003 and 2002 was recorded because management estimates that there is no impairment in the carrying amount of those rights. The Bank estimated the fair values of these rights to be $783,823 as of September 30, 2003. Changes in the mortgage servicing asset, which are included in other assets, were as follows for the years ended September 30:


                                            2003         2002
                                            ----         ----

Balance at beginning of period           $ 404,970     $      0
Capitalized mortgage servicing rights      542,321      437,564
Amortization                              (107,219)     (32,594)
Writedowns                                (242,727)
                                         ---------     --------
Balance at end of period                 $ 597,345     $404,970
                                         =========     ========

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of September 30:


                                                2003           2002
                                                ----           ----

Land                                         $   73,793     $   73,793
Bank building                                 2,171,399      2,085,845
Furniture and equipment                         991,881        914,972
Vehicle                                          56,688         56,688
                                             ----------     ----------
                                              3,293,761      3,131,298
Accumulated depreciation and amortization    (1,381,867)    (1,339,282)
                                             ----------     ----------
                                             $1,911,894     $1,792,016
                                             ==========     ==========

NOTE 6 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of September 30, 2003 and 2002 was $13,083,234 and $13,975,494,
respectively.

For time deposits as of September 30, 2003, the scheduled maturities for each of the following years ended September 30 are as follows:


                       (in thousands)

      2004                 $40,566
      2005                   8,699
      2006                   4,002
      2007                     186
                           -------
                           $53,453
                           =======

Deposits from related parties held by the Company as of September 30, 2003 and 2002 amounted to $1,807,851 and $1,546,374, respectively.

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-------------------------------------------------------

The securities sold under agreements to repurchase are securities sold on a short term basis by the Company that have been accounted for not as sales but as borrowings. The securities were held in the Company 's safekeeping account at Investors Bank & Trust Company under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements. As of September 30, 2003, the Company no longer enters into repurchase agreements with customers.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES
----------------------------------------

Advances consist of funds borrowed from the Federal Home Loan Bank (FHLB).

Maturities of advances from the FHLB for the five fiscal years ending after September 30, 2003 and thereafter are summarized as follows:


                                AMOUNT
                                ------

      2004                    $  101,061
      2005                       107,316
      2006                       113,951
      2007                       120,940
      2008                       139,617
      Thereafter               2,000,000
                              ----------
                              $2,582,885
                              ==========

As of September 30, 2003, a $2,000,000 advance from the FHLB maturing on December 27, 2010 was redeemable at par at the option of the FHLB on December 26, 2003 and quarterly thereafter.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.

At September 30, 2003, the interest rates on FHLB advances ranged from 4.80% to 5.94%. At September 30, 2003, the weighted average interest rate on FHLB advances was 5.06%.

NOTE 9 - INCOME TAXES
---------------------

The components of income tax expense are as follows for the years ended September 30:


                                         2003         2002         2001
                                         ----         ----         ----

Current:
  Federal                              $350,405    $ 952,731     $693,502
  State                                 135,717       41,534       12,490
                                       --------    ---------     --------
                                        486,122      994,265      705,992
                                       --------    ---------     --------

Deferred:
  Federal                               185,096     (115,465)      11,313
  State                                  83,073      (39,840)       3,903
                                       --------    ---------     --------
                                        268,169     (155,305)      15,216
      Change in valuation allowance      74,775       47,885       58,065
                                       --------    ---------     --------
                                        342,944     (107,420)      73,281
                                       --------    ---------     --------
      Total income tax expense         $829,066    $ 886,845     $779,273
                                       ========    =========     ========

The components of the deferred tax assets, included in other assets, are as follows as of September 30:


                                                                     2003          2002
                                                                     ----          ----

Deferred tax assets:
  Allowance for loan losses                                       $ 315,889     $  373,226
  Deferred income                                                    33,824         54,887
  Reserve for contingencies                                           6,619          5,723
  Employee benefit plan                                              19,095         18,128
  Impairment loss on equity securities                              111,790        244,317
  Impairment loss on leasehold improvements and equipment           120,271        124,387
  Capital loss carryforward                                          68,935
  Net unrealized holding loss on available-for-sale securities       40,774        268,128
                                                                  ---------     ----------
      Gross deferred tax assets                                     717,197      1,088,796
      Valuation allowance                                          (212,348)      (391,768)
                                                                  ---------     ----------
                                                                    504,849        697,028
                                                                  ---------     ----------
Deferred tax liabilities:
  Excess depreciation                                               (84,217)       (77,259)
  Mortgage servicing rights                                        (244,493)      (165,754)
  Deferred loan costs                                              (115,326)       (77,099)
                                                                  ---------     ----------
       Gross deferred tax liabilities                              (444,036)      (320,112)
                                                                  ---------     ----------
Net deferred tax assets                                           $  60,813     $  376,916
                                                                  =========     ==========

At September 30, 2003, the Company had realized capital loss carryforwards of approximately $203,000 which will expire in the fiscal year ended September 30, 2008 if not utilized against future realized capital gains.

The reasons for the difference between the tax at the statutory federal income tax rate and the effective tax rate are summarized as follows for the years ended September 30:


                                             2003     2002     2001
                                             ----     ----     ----

Tax at statutory rate of 34%                 34.0%    34.0%    34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit     8.5       .1       .5
  Dividend received deduction                 (.7)     (.5)     (.5)
  Other, net                                  2.9      1.3     (1.4)
  Change in valuation allowance               4.1      2.0      2.7
                                             ----     ----     ----
    Effective tax rates                      48.8%    36.9%    35.3%
                                             ====     ====     ====

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of September 30, 2003 includes $1,639,418 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41% based on the effective tax rates of the Company in prior years.

Extraordinary Item
------------------

Falmouth Capital Corporation ("FCC"), a subsidiary of the Bank, was established in December 1999 as a Massachusetts-chartered real estate investment trust ("REIT"). The Bank received dividends from FCC.

On March 5, 2003, the Commonwealth of Massachusetts enacted tax legislation which denied the dividends received deduction for dividends received from real estate investment trusts retroactively to 1999. The additional state tax liability created by the new law for the Bank would have been $778,833 plus previously assessed interest of $67,527 for the calendar years 1999 through 2002.

On June 20, 2003, the Bank and its subsidiary real estate investment trust, FCC, entered into an agreement with the Massachusetts Department of Revenue (the "DOR") settling the dispute concerning the dividends received deduction through calendar year 2002 claimed or to be claimed by the Bank. Under the agreement, the Bank agreed to pay and the DOR agreed to abate 50% of all tax and interest assessed or unassessed relating to the REIT dividend deduction. Therefore, the previously unrecorded tax liability of $389,416 plus interest of $33,764 is reported net of federal and state tax benefits of $146,221 as an extraordinary item of $276,959.

NOTE 10 - EMPLOYEE RETIREMENT, PENSION PLANS AND BENEFITS
---------------------------------------------------------

Retirement Plan
---------------

The Company is a participant in the Co-operative Banks Employee Retirement Association Defined Contribution Plan. This plan provides benefits to substantially all of the Company's employees. Benefits under the defined contribution plan are based on a percentage of employee contributions. Prior to September 30, 2001 the Company was also a participant in the Co-operative Banks Employee Retirement Association Defined Benefit Plan (a multi-employer plan) which provided benefits to substantially all of the Company's employees. Benefits under the defined benefit plan were based primarily on years of service and employees' compensation. The Company's funding policy for the defined benefit plan was to fund amounts required by applicable regulations and which were tax deductible. Effective September 30, 2001 the Company discontinued making annual contributions to and withdrew from the defined benefit plan.

Contributions by the Company in the year ended September 30, 2003 were $33,273 for the defined contribution plan. The defined benefit plan was terminated by the Company effective September 30, 2001 and the last contribution was made as of September 30, 2002. Contributions by the Company in the year ended September 30, 2002 were $29,507 for the defined contribution plan and $83,816 for the defined benefit plan. Contributions by the Company to the plans in the year ended September 30, 2001 were $113,570.

Employee Stock Ownership Plan
-----------------------------

Effective March 1996 the Bank adopted the Falmouth Co-Operative Bank Employee Stock Ownership Plan (ESOP).

Falmouth Bancorp, Inc. made a loan to the ESOP. As of September 30, 2003 the balance of the loan was $213,114. In the consolidated financial statements of the Company the loan is classified as a component of stockholders' equity with the caption "Unallocated Employee Stock Ownership Plan shares." The loan is secured by a pledge of the Company's common stock. The Company makes annual contributions to the ESOP in amounts determined by the Board of Directors. Dividends received by the ESOP may be credited to participants' accounts or may be used to repay the ESOP's debt.

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

The shares purchased by the ESOP are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The ESOP shares were as follows as of September 30:


                                           2003        2002
                                           ----        ----

Allocated shares                           51,569      42,912
Committed to be released shares             8,728       8,728
Unreleased shares                          21,823      30,551
                                         --------    --------
                                           82,120      82,191
                                         ========    ========

Fair value of unreleased shares          $629,594    $710,311

Annual contributions to the plan are discretionary. Contributions to the ESOP by the Bank or Company were $88,185, $88,184 and $88,185 for the years ended September 30, 2003, 2002 and 2001, respectively and ESOP compensation expense was $223,333, $201,798 and $140,517, respectively.

Stock Option Plan
-----------------

On November 19, 1996, the Bank adopted the 1997 Stock Option Plan for Outside Directors, Officers, and Employees of the Company. The plan was approved by shareholders effective as of January 21, 1997. The Board of Directors formed an Option Committee to administer the plan. A total of 145,475 shares were made available for issuance under the plan.

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended September 30, 2002: dividend yield of 1.8 percent; expected volatility of 17 percent; risk-free interest rate of 4.74 percent; and expected lives of 8 years.

A summary of the status of the Company's stock option plan as of September 30, 2003, 2002 and 2001 and changes during the years ending on those dates is presented below:


                                              2003                         2002                         2001
                                    -------------------------    -------------------------    -----------------------
                                                 Weighted-                    Weighted-                    Weighted-
                                                  Average                      Average                      Average
             Options                Shares     Exercise Price    Shares     Exercise Price    Shares     Exercise Price
--------------------------------    ------     --------------    ------     --------------    ------     --------------

Outstanding at beginning of year    122,986        $14.708       124,649        $13.727       131,468        $13.732
Granted                                                           14,069         22.00
Exercised                           (12,948)        13.81        (15,732)        13.46         (4,969)        13.375
Forfeited                                                                                      (1,850)        15.02
                                    -------                      -------                      -------
Outstanding at end of year          110,038         14.813       122,986         14.708       124,649         13.727
                                    =======                      =======                      =======

Options exercisable at year-end     102,517                      108,917                      105,112
Weighted-average fair value of
 options granted during the year      N/A                          $5.56                        N/A

The following table summarizes information about stock options outstanding as of September 30, 2003:


                      Options Outstanding                                Options Exercisable
---------------------------------------------------------------    -------------------------------
Range of                   Weighted-Average
Exercise      Number           Remaining       Weighted-Average      Number       Weighted-Average
 Prices     Outstanding    Contractual Life     Exercise Price     Exercisable     Exercise Price
--------    -----------    ----------------    ----------------    -----------    ----------------

 $12.25           200          6.6 years            $12.25               200           $12.25
  13.375       72,338          3.6                   13.375           72,338            13.375
  15.00        22,381          6.1                   15.00            22,381            15.00
  15.625        1,300          5.2                   15.625            1,300            15.625
  22.00        13,819          8.5                   22.00             6,298            22.00
              -------                                                -------
              110,038          4.8                   14.813          102,517            14.286
              =======                                                =======

Recognition and Retention Plan
------------------------------

On November 19, 1996, the Bank adopted the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Co-Operative Bank (the RRP). The Company subsequently adopted and assumed sponsorship of the RRP and appointed a compensation committee to administer it. The Company established the RRP Trust and contributes, or causes to be contributed, to the RRP Trust, from time to time, such amounts of money or property as determined by the Compensation Committee. In no event shall the assets of the RRP Trust be used to purchase more than 58,190 shares of Company common stock. In its discretion, the Compensation Committee may grant awards of restricted stock to officers and employees. Each award will become vested and distributable at a rate of 20% on each anniversary date of the grant or at a rate established by the Compensation Committee and become fully vested on the date of the award holder's death or disability. Stock subject to awards is held in the RRP Trust until the award is vested. An individual to whom an award is granted is entitled to exercise voting rights and receive cash dividends with respect to stock subject to awards granted to him/her whether or not vested. The Compensation Committee exercises voting rights with respect to the shares in the RRP Trust that have not been allocated as directed by the individuals eligible to participate. Compensation expense amounted to $118,783, $80,443 and $109,819 for the years ending September 30, 2003, 2002 and 2001, respectively. Compensation expense is based on the fair value of the common stock on the grant date. As of September 30, 2003, the RRP Trust had purchased and awarded a total of 58,190 shares, and 44,930 vested shares had been distributed to eligible participants.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2003 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                        For Capital          Prompt Corrective
                                                    Actual           Adequacy Purposes       Action Provisions
                                               ----------------    --------------------    ---------------------
                                               Amount     Ratio    Amount       Ratio      Amount        Ratio
                                               ------     -----    ------       -----      ------        -----
                                                                 (Dollar amounts in thousands)

As of September 30, 2003:
  Total Capital (to Risk Weighted Assets):
    Consolidated                               $18,457    13.94%   $10,594    > or =8.0%       N/A
    Falmouth Co-Operative Bank                  17,204    13.06     10,538    > or =8.0    $13,173    > or =10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                17,696    13.36      5,297    > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,443    12.48      5,269    > or =4.0      7,904    > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                17,696    10.74      6,590    > or =4.0        N/A
    Falmouth Co-Operative Bank                  16,443     9.96      6,602    > or =4.0      8,252    > or =5.0

As of September 30, 2002:
  Total Capital (to Risk Weighted Assets):
    Consolidated                                17,203    16.03      8,584    > or =8.0        N/A
    Falmouth Co-Operative Bank                  15,617    14.59      8,561    > or =8.0     10,702    > or =10.0

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                                16,264    15.16      4,292    > or =4.0        N/A
    Falmouth Co-Operative Bank                  14,678    13.72      4,281    > or =4.0      6,421    > or =6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                                16,264    10.25      6,344    > or =4.0        N/A
    Falmouth Co-Operative Bank                  14,678     9.40      6,245    > or =4.0      7,806    > or =5.0

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

The Company is obligated under a lease agreement signed May 8, 2003 for a branch in Bourne, Massachusetts. Lease payments begin in November of 2003. The original term of the lease is ten years with two additional periods of five years each excercisable at the option of the Bank. The Company is also obligated under lease agreements for several ATM locations and various equipment. The total minimum rental payments due in future periods under these agreements is as follows as of September 30, 2003:


      2004                                  $103,670
      2005                                    90,820
      2006                                    83,220
      2007                                    76,043
      2008                                    75,000
      Thereafter                             143,750
                                            --------
            Total minimum lease payments    $572,503
                                            ========

The total rental expense amounted to $35,170, $45,832 and $48,648 for the years ended September 30, 2003, 2002 and 2001, respectively.

NOTE 13 - FINANCIAL INSTRUMENTS
-------------------------------

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The estimated fair values of the Company 's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of September 30:


                                                                 2003                            2002
                                                    ----------------------------    ----------------------------
                                                      Carrying          Fair          Carrying          Fair
                                                       Amount           Value          Amount           Value
                                                      --------          -----         --------          -----

Financial assets:
  Cash and cash equivalents                         $  7,372,365    $  7,372,365    $  7,422,584    $  7,422,584
  Available-for-sale securities                       37,179,799      37,179,799      18,712,954      18,712,954
  Held-to-maturity securities                         32,549,241      32,556,554      28,060,267      28,034,474
  Federal Home Loan Bank stock                           878,000         878,000         878,000         878,000
  Loans, net                                          83,319,478      84,691,000      95,009,955      97,549,000
  Accrued interest receivable                          1,333,910       1,333,910       1,114,924       1,114,924
  Co-operative Central Bank Reserve Fund
   Deposit                                               395,395         395,395         395,395         395,395

Financial liabilities:
  Deposits                                           145,534,970     145,972,000     131,717,059     132,291,000
  Securities sold under agreements to repurchase                                         471,872         471,872
  Federal Home Loan Bank advances                      2,582,885       2,716,001       5,178,175       5,292,000

The carrying amounts of financial instruments shown in the above table are included in the balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of September 30:


                                                                2003           2002
                                                                ----           ----

Commitments to originate loans                              $ 4,166,192    $ 6,596,000
Unadvanced funds on construction loans                        1,819,762      2,870,360
Unadvanced funds on home equity lines of credit              18,242,420     14,622,114
Unadvanced funds on commercial loans and lines of credit      4,045,115      4,769,175
Unadvanced funds on overdraft lines of credit                   484,425        454,173
Standby letters of credit                                        12,000         12,000
                                                            -----------    -----------
                                                            $28,769,914    $29,323,822
                                                            ===========    ===========

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

NOTE 14 - EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
-----------------------------------------------------

The Company has an employment agreement with its President and Chief Executive Officer and a change in control agreement with its Vice President and CFO. The employment agreement generally provides for the continued payment of specified compensation and benefits for specified periods after termination, unless the termination is for "cause" as defined in the employment agreement. The employment agreement also provides for lump-sum payments in the event of the officer's voluntary termination of employment on the occurrence of certain specified events. The agreements provide for the payment, under certain circumstances, of lump-sum amounts upon termination following a "change in control" as defined in the agreements.

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

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                 Income          Shares       Per-Share
                                                              (Numerator)    (Denominator)      Amount
                                                              -----------    -------------    ---------

Year ended September 30, 2003
  Basic EPS
    Net income and income available to common stockholders    $  594,232        874,422         $0.68
    Effect of dilutive securities, options                                       49,429
                                                              ----------        -------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $  594,232        923,851         $0.64
                                                              ==========        =======

Year ended September 30, 2002
  Basic EPS
    Net income and income available to common stockholders    $1,516,185        875,569         $1.73
    Effect of dilutive securities, options                                       46,162
                                                              ----------        -------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,516,185        921,731         $1.64
                                                              ==========        =======

Year ended September 30, 2001
  Basic EPS
    Net income and income available to common stockholders    $1,429,761        967,882         $1.48
    Effect of dilutive securities, options                                       20,726
                                                              ----------        -------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,429,761        988,608         $1.45
                                                              ==========        =======

NOTE 17 - LIQUIDATION ACCOUNT
-----------------------------

At the time of conversion to stock form, the Bank established a liquidation account in an amount equal to the Bank's net worth as of the date of the latest financial statements included in the final Offering Circular used in connection with the Conversion. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $807,710 as of September 30, 2003.

NOTE 18 - MINORITY INTEREST IN SUBSIDIARY
-----------------------------------------

In the fiscal year ended September 30, 2000, the Bank formed a subsidiary, Falmouth Capital Corporation (FCC) which issued to the Bank 1,000 shares of FCC common stock. No other shares of FCC common stock have been issued. FCC also issued to the Bank 3,000 shares of FCC 8% Cumulative Non-Convertible Preferred Stock (the "preferred stock"). No other shares of FCC preferred stock have been issued. In the fiscal year ended September 30, 2000, the Bank distributed the 108 shares to directors and employees of the Bank, leaving the Bank with an ownership of 2,892 shares of the preferred stock at September 30, 2002 and 2001. As of September 30, 2002, the minority interest in subsidiary on the balance sheet consisted of 107 shares of the preferred stock, at a stated value of $500 per share. During the year ended September 30, 2002, one share of the preferred stock was redeemed. These shares were part of the original 3,000 shares of the preferred stock issued to the Bank.

Effective September 30, 2003 Falmouth Capital Corporation was dissolved, all assets and liabilities were transferred to the Bank and all remaining minority interest preferred stockholders were paid $500 for each share held.

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

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                               BALANCE SHEETS
                               --------------

                         September 30, 2003 and 2002
                         ---------------------------


ASSETS                                                    2003           2002
------                                                    ----           ----

Cash and due from banks                               $    25,000     $    24,752
Federal funds sold                                        737,645       1,224,147
                                                      -----------     -----------
      Cash and cash equivalents                           762,645       1,248,899
Investment in Falmouth Co-Operative Bank               16,489,729      14,752,769
Loan to ESOP                                              213,114         301,299
Due from subsidiary, Falmouth Co-operative Bank            39,338
Prepaid expenses                                            3,750           5,000
Other assets                                              274,537         199,907
                                                      -----------     -----------
      Total assets                                    $17,783,113     $16,507,874
                                                      ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accrued expenses                                      $    39,734     $    52,564
Due to subsidiary, Falmouth Co-Operative Bank                             116,577
                                                      -----------     -----------
      Total liabilities                                    39,734         169,141
                                                      -----------     -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 500,000 shares; none issued
  Common stock, par value $.01 per share;
   authorized 2,500,000 shares; issued
   1,454,750 shares; outstanding 913,727 shares
   at September 30, 2003 and 900,779 shares at
   September 30, 2002                                      14,547          14,547
  Paid-in capital                                      23,427,784      23,315,614
  Retained earnings                                     4,524,272       4,401,150
  Unallocated Employee Stock Ownership Plan shares       (213,114)       (301,299)
  Treasury stock (541,023 shares as of
   September 30, 2003 and 553,971 shares
   as of September 30, 2002)                           (9,578,649)     (9,807,890)
  Unearned compensation                                  (340,994)       (477,088)
  Accumulated other comprehensive loss                    (90,467)       (806,301)
                                                      -----------     -----------
      Total stockholders' equity                       17,743,379      16,338,733
                                                      -----------     -----------
      Total liabilities and stockholders' equity      $17,783,113     $16,507,874
                                                      ===========     ===========

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                            STATEMENTS OF INCOME
                            --------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------


                                                               2003          2002            2001
                                                               ----          ----            ----

Interest and dividend income:
  Interest on loan to ESOP                                  $  18,914     $   25,307     $    31,701
  Dividends on Co-operative Bank Investment Fund                                 551          30,063
  Dividends from Falmouth Co-Operative Bank                                1,600,000       3,250,000
  Other interest                                                6,645         15,771          16,133
                                                            ---------     ----------     -----------
      Total interest and dividend income                       25,559      1,641,629       3,327,897
                                                            ---------     ----------     -----------
Other income                                                                                      66
                                                            ---------     ----------     -----------
Expenses:
  Legal and professional fees                                 116,730        130,950         109,185
  Securities losses, net                                                                      25,059
  Other expense                                                36,825         41,007          40,347
                                                            ---------     ----------     -----------
      Total expenses                                          153,555        171,957         174,591
                                                            ---------     ----------     -----------
(Loss) income before income tax benefit and equity in
 undistributed net income (loss) of subsidiary               (127,996)     1,469,672       3,153,372
Income tax benefit                                            (43,218)       (44,010)        (17,729)
                                                            ---------     ----------     -----------
(Loss) income before equity in undistributed net income
 (loss) of subsidiary                                         (84,778)     1,513,682       3,171,101
Equity in undistributed net income (loss) of subsidiary,
 Falmouth Co-Operative Bank                                   679,010          2,503      (1,741,340)
                                                            ---------     ----------     -----------
      Net income                                            $ 594,232     $1,516,185     $ 1,429,761
                                                            =========     ==========     ===========

                           FALMOUTH BANCORP, INC.
                           ----------------------
                            (Parent Company Only)

                          STATEMENTS OF CASH FLOWS
                          ------------------------

                Years Ended September 30, 2003, 2002 and 2001
                ---------------------------------------------


                                                                    2003            2002            2001
                                                                    ----            ----            ----

Cash flows from operating activities:
  Net income                                                     $  594,232     $ 1,516,185     $ 1,429,761
  Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
    Losses on sales of available-for-sale securities                                                 25,059
    Undistributed net (income) loss of subsidiary                  (679,010)         (2,503)      1,741,340
    Decrease (increase) in prepaid expenses                           1,250          (2,667)            258
    (Increase) decrease in other assets                             (29,879)        (89,344)         11,277
    (Decrease) increase in accrued expenses                         (12,830)          1,530          11,553
                                                                 ----------     -----------     -----------

  Net cash (used in) provided by operating activities              (126,237)      1,423,201       3,219,248
                                                                 ----------     -----------     -----------

Cash flows from investing activities:
  Proceeds from sales of available-for-sale securities                                              572,982
  Increase in due from subsidiary, Falmouth Co-Operative Bank       (39,338)
  Payments received on ESOP loan                                     88,185          88,184          88,185
                                                                 ----------     -----------     -----------

  Net cash provided by investing activities                          48,847          88,184         661,167
                                                                 ----------     -----------     -----------

Cash flows from financing activities:
  (Decrease) increase in due to subsidiary,
   Falmouth Co-Operative Bank                                      (116,577)        116,577
  Proceeds from exercise of stock options                           178,823         211,765          66,460
  Dividends paid                                                   (471,110)       (457,162)       (423,440)
  Purchase of shares for RRP                                                       (477,088)
  Purchases of treasury stock                                                    (1,328,902)     (1,980,119)
                                                                 ----------     -----------     -----------

  Net cash used in financing activities                            (408,864)     (1,934,810)     (2,337,099)
                                                                 ----------     -----------     -----------

Net (decrease) increase in cash and cash equivalents               (486,254)       (423,425)      1,543,316
Cash and cash equivalents at beginning of year                    1,248,899       1,672,324         129,008
                                                                 ----------     -----------     -----------
Cash and cash equivalents at end of year                         $  762,645     $ 1,248,899     $ 1,672,324
                                                                 ==========     ===========     ===========

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

Henry D. Newman, III
Owner, Newman Associates and Westwood
Systems

Robert H. Moore
Retired - Agent, Paul Peters Insurance Agency

William E. Newton
Principal, C. H. Newton Builders, Inc.

Peter A. Frizzell, DMD
Owner & Operator of Dental Practice

Executive Officers
Santo P. Pasqualucci
President and Chief Executive Officer

George E. Young, III
Senior Vice President and Chief Financial Officer of Falmouth Bancorp, Inc.
Senior Vice President of Falmouth Bank

Jeanne E. Alves
Secretary of Falmouth Bancorp, Inc.
Clerk/Assistant Treasurer of Falmouth Bank

Ronald Garcia
Vice President/Senior Loan Officer of Falmouth
Bank

Sharon L. Shoner
Vice President/Auditor/Compliance Officer of
Falmouth Bank

Jacqueline E. Nolan
Vice President/Retail Operations of Falmouth
Bank

William H. Cassidy
Treasurer of Falmouth Bank

Corporate Information

Transfer Agent and Registrar
Inquiries regarding stockholder administration and services should be directed to:

  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, New Jersey 07016-3572
  (800) 368-5948

Independent Auditors
Shatswell, MacLeod & Company, P.C.
83 Pine Street
West Peabody, MA 01960-3635
(978) 535-0206

Special Legal Counsel
Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, N.W., Suite 800
Washington, D.C. 20006
(202) 347-8400

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

Investor Relations
Inquiries regarding Falmouth Bank and Falmouth
Bancorp, Inc. should be directed to:

  Santo P. Pasqualucci
  Falmouth Bank
  20 Davis Straits
  Falmouth, MA 02540
  (508) 548-3500

Annual Meeting of Stockholders
The Company's Annual Meeting of Stockholders will be held at 4:30 p.m. Eastern Standard Time on Tuesday, January 20, 2004, at Falmouth Bank, 20 Davis Straits, Falmouth, Massachusetts. Holders of common stock as of December 8, 2003 will be eligible to vote.